As filed with the Securities and Exchange Commission on April 26, 2012

Registration No. 333-180760

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROSPERITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6022	74-2331986
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Zalman

Chairman and Chief Executive Officer

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William T. Luedke IV	Charlotte M. Rasche	Charles E. Greef
Bracewell & Giuliani LLP	Executive Vice President	Brian R. Marek
South Tower Pennzoil Place	and General Counsel	Hunton & Williams LLP
711 Louisiana Street, Suite 2300	80 Sugar Creek Center Blvd.	1445 Ross Avenue
Houston, Texas 77002	Sugar Land, Texas 77478	Dallas, Texas 75202
(713) 221-1336	(281) 269-7205	(214) 469-3351
(713) 222-3256 (Fax)	(281) 269-7222 (Fax)	(214) 740-7144 (Fax)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated April 26, 2012

American State Financial Corporation

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend the annual meeting of shareholders of American State Financial Corporation to be held on June 5, 2012 at 4:00 p.m. at the ASB Conference Center at 1501 Avenue Q, Lubbock, Texas 79401. At this important annual meeting, you will be asked to consider and vote on the approval of a reorganization agreement which provides for the merger of American State with and into Prosperity Bancshares, Inc. and to elect five directors of American State. You may also be asked to adjourn or postpone the meeting to a later date or dates, if the board of directors of American State determines it is necessary.

If you are a party to the shareholders’ agreement by and between American State and certain of its shareholders, as amended and restated as of March 8, 2005, then you are also cordially invited to attend a voting meeting immediately prior to the annual meeting to direct the voting representatives as to how to vote your shares of American State common stock subject to the shareholders’ agreement at the annual meeting and to consider and vote on the termination of the shareholders’ agreement to take effect immediately prior to the merger. You may also be asked to adjourn or postpone the voting meeting to a later date or dates, if the voting representatives determine it is necessary.

If the merger is completed, all outstanding shares of American State common stock will be converted into an aggregate of 8,525,000 shares of Prosperity common stock and $178.5 million in cash, with the cash portion subject to decrease under certain circumstances, as set forth in the reorganization agreement. Based on 2,470,083 shares of American State common stock outstanding as of April 25, 2012 and assuming the exercise of outstanding options to purchase 29,200 shares of American State common stock, holders of American State common stock will receive 3.4110 shares of Prosperity common stock (plus cash in lieu of a fractional share) and $71.42 in cash, subject to possible decrease, for each share they own. After completion of the merger, we expect that current Prosperity shareholders will own approximately 84.77% of the combined company and shareholders of American State will own approximately 15.23% of the combined company. Prosperity’s common stock is listed on the New York Stock Exchange under the symbol “PB.” Based on the closing price of Prosperity common stock on April 24, 2012 of $44.52, shareholders of American State would receive merger consideration with a value of approximately $223.28 for each share of American State common stock they own.

If You Are a Party to the American State Shareholders’ Agreement

You are being asked to consider and vote to approve the reorganization agreement, to elect five directors to serve on the board of directors of American State and to adjourn or postpone the voting meeting or annual meeting if necessary. Since you are a party to the shareholders’ agreement, you do this by providing direction to the voting representatives on the enclosed blue proxy card by completing it and returning it in the self-addressed envelope so that your shares may be considered in determining how the voting representatives will vote the shares subject to the shareholders’ agreement at the annual meeting. You are also being asked to vote your shares for the termination of the shareholders’ agreement to take effect immediately prior to the merger by means of voting FOR Item 4 on the blue proxy card.

All of the shares subject to the shareholders’ agreement will be voted by the voting representatives at the annual meeting FOR or AGAINST the proposals in accordance with whether the proposals considered at the voting meeting are approved or not. As of the record date, there were 1,969,847 shares of American State common stock subject to the shareholders’ agreement, representing approximately 79.7% of the outstanding shares of American State common stock. In order for the voting representatives to vote the shares of American State common stock subject to the shareholders’ agreement FOR approval of the reorganization agreement at the annual meeting of shareholders, two-thirds (or 1,313,232 shares) of the shares subject to the shareholders’ agreement must be voted FOR approval of the reorganization agreement. Termination of the shareholders’ agreement requires the consent of holders of at least a majority (or 984,924 shares) of the shares of American State common stock subject to the shareholders’ agreement. Whether or not you plan to attend the voting meeting, please take the time to vote by completing and mailing the enclosed blue proxy card to the voting representatives.

If You Are Not a Party to the American State Shareholders’ Agreement

You are being asked to consider and vote to approve the reorganization agreement, to elect five directors to serve on the board of directors of American State and to adjourn or postpone the annual meeting if necessary. Whether or not you plan to attend the annual meeting, please take the time to vote by completing and mailing the enclosed proxy card to American State. If you sign, date and mail your proxy card, as applicable, without indicating how you want to vote, your proxy will be counted as a vote FOR the proposals to be considered at the annual meeting. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against each proposal other than the election of the director nominees.

We cannot complete the merger unless we obtain the necessary government approvals and unless the holders of at least two-thirds of the outstanding shares of American State common stock approve the reorganization agreement. We enthusiastically support the merger and recommend that you vote in favor of the reorganization agreement.

This document contains a more complete description of the annual meeting and voting meeting and the terms of the reorganization agreement and the merger. We urge you to review this entire document carefully. You may also obtain information about Prosperity from documents that Prosperity has filed with the Securities and Exchange Commission, or SEC.

W.R. Collier
Chairman of the Board and Chief Executive Officer
American State Financial Corporation

An investment in Prosperity common stock in connection with the merger involves risks. See “Risk Factors” beginning on page 31.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities that Prosperity is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy statement/prospectus dated April 26, 2012

and first mailed to shareholders of American State on or about April 30, 2012

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Prosperity from documents filed with the SEC that have not been included in or delivered with this document. This information is described on page 120 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: James D. Rollins III, President and Chief Operating Officer

Telephone (713) 693-9300

To obtain timely delivery of the documents before the annual meeting of American State, you must request the information by May 29, 2012.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This proxy statement/prospectus has been prepared as of April 26, 2012. There may be changes in the affairs of American State or Prosperity since that date, which are not reflected in this document.

American State Financial Corporation

1401 Avenue Q

Lubbock, Texas 79408

(806) 767-7000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of American State Financial Corporation will be held on June 5, 2012 at 4:00 p.m., local time, at the ASB Conference Center at 1501 Avenue Q, Lubbock, Texas 79401, for the following purposes:

1.	To approve the Agreement and Plan of Reorganization, dated as of February 26, 2012, by and between Prosperity Bancshares, Inc. and American State Financial Corporation pursuant to which American State will merge with and into Prosperity, all on and subject to the terms and conditions contained therein;

2.	To elect five directors to serve on the board of directors of American State until the earlier of the completion of the merger or American State’s 2013 annual meeting of shareholders, and each until their successors are duly elected and qualified or until their earlier resignation or removal;

3.	To adjourn or postpone the meeting to a later date or dates, if the board of directors of American State determines it is necessary; and

4.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on April 25, 2012 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. The meeting may be adjourned or postponed from time to time upon approval of American State’s shareholders without any notice other than by announcement at the meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed meeting.

Shareholders of American State who are not parties to the shareholders’ agreement have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of American State common stock under applicable provisions of the Texas Business Organizations Code. In order for such a shareholder of American State to perfect his right to dissent, the shareholder must file a written objection to the merger with American State prior to the annual meeting, must vote against the reorganization agreement at the annual meeting and must file a written demand with Prosperity within 20 days after the completion of the merger for payment of the fair value of the shareholder’s shares of American State common stock. A copy of the applicable statutory provisions of the Texas Business Organizations Code is included as Appendix C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of American State Shareholders.”

By Order of the Board of Directors,

W.R. Collier
Chairman of the Board and Chief Executive Officer

Lubbock, Texas

April 26, 2012

The board of directors of American State unanimously recommends that you vote FOR the approval of the reorganization agreement, the election of the director nominees and the adjournment or postponement of the meeting, if necessary.

Your Vote is Very Important

A proxy card is enclosed. Whether or not you plan to attend the annual meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. If you are not a party to the shareholders’ agreement, you may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy card, as long as you are not a party to the shareholders’ agreement.

American State Financial Corporation

1401 Avenue Q

Lubbock, Texas 79408

(806) 767-7000

NOTICE OF VOTING MEETING OF SHAREHOLDERS

SUBJECT TO THE SHAREHOLDERS’ AGREEMENT BY AND BETWEEN AMERICAN STATE FINANCIAL CORPORATION AND CERTAIN OF ITS SHAREHOLDERS,

AS AMENDED AND RESTATED AS OF MARCH 8, 2005

A voting meeting of shareholders of American State Financial Corporation who are parties to the shareholders’ agreement will be held on June 5, 2012 at 3:00 p.m., local time, at the ASB Conference Center at 1501 Avenue Q, Lubbock, Texas 79401, for the following purpose of directing the voting representatives under the shareholders’ agreement as to how to vote at the annual meeting of shareholders of American State upon Items 1, 2, 3 (as it relates to the annual meeting) and 5 below and for the purpose of Items 3 (as it relates to the voting meeting) and 4 below:

1.	To approve the Agreement and Plan of Reorganization, dated as of February 26, 2012, by and between Prosperity Bancshares, Inc. and American State Financial Corporation pursuant to which American State will merge with and into Prosperity, all on and subject to the terms and conditions contained therein;

2.	To elect five directors to serve on the board of directors of American State until the earlier of the completion of the merger or American State’s 2013 annual meeting of shareholders, and each until their successors are duly elected and qualified or until their earlier resignation or removal;

3.	To adjourn or postpone the voting meeting or the annual meeting to a later date or dates, if the voting representatives or board of directors of American State determine it is necessary;

4.	To terminate the shareholders’ agreement immediately before the merger is effective; and

5.	To transact such other business as may properly come before the meeting.

Only shareholders of record whose shares are subject to the shareholders’ agreement at the close of business on April 25, 2012 will be entitled to notice of and to vote at the voting meeting and any adjournments or postponements thereof. The voting meeting may be adjourned or postponed from time to time upon approval of the shareholders whose shares are subject to the shareholders’ agreement without any notice other than by announcement at the voting meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed voting meeting.

W.R. Collier

Donald Ray Hufstedler

Harold E. Humphries
Voting Representatives

Lubbock, Texas

April 26, 2012

The board of directors of American State and the voting representatives unanimously recommend that you vote FOR the approval of the reorganization agreement, the election of the director nominees and the adjournment or postponement of the meeting, if necessary, and termination of the shareholders’ agreement.

Your Vote is Very Important

A blue proxy card is enclosed. Whether or not you plan to attend the voting meeting, please complete, sign and date the blue proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised at the voting meeting. If you attend the voting meeting, you may vote in person if you wish, even if you have previously returned your blue proxy card.

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER, THE ANNUAL MEETING AND THE VOTING MEETING	1

SUMMARY	6
The Companies	6
Proposed Merger of American State into Prosperity	6
Terms of the Merger of American State into Prosperity (page 48)	7
Material Federal Income Tax Consequences (page 74)	7
Opinion of Financial Advisor of American State (page 52)	7
Prosperity Plans to Continue to Pay Quarterly Dividends (page 114)	7
Ownership of Prosperity After the Merger	7
Market Prices of Prosperity Common Stock (page 114)	8
Voting Meeting of Shareholders Subject to the Shareholders’ Agreement (page 45)	8
The American State Annual Meeting (page 45)	8
Voting of Shares Subject to the Shareholders’ Agreement (page 46)	8
Record Date Set at April 25, 2012; At Least Two-Thirds Shareholder Vote Required to Approve the Reorganization Agreement (page 45)	9
American State’s Reasons for the Merger and Recommendations of American State’s Board (page 50)	10
Members of American State’s Management are Expected to Vote Their Shares For Approval of the Reorganization Agreement (page 46; Exhibit A to Appendix A)	10
Effective Time of the Merger	10
Treatment of American State Options	10
Exchange of American State Stock Certificates (page 60)	10
Conditions to Completion of the Merger (page 64)	11
Regulatory Approvals Required (page 78)	12
Amendments or Waiver (page 71)	12
Termination of the Reorganization Agreement (page 72)	12
Termination Fee (page 72)	13
Some of the Directors and Officers of American State Have Financial Interests in the Merger that Differ from Your Interests (page 70)	14
Comparison of Rights of Shareholders of Prosperity and American State (page 85)	15
Dissenters’ Rights of Appraisal in the Merger (page 79)	15
Selected Historical Consolidated Financial Data of Prosperity	16
Selected Historical Consolidated Financial Data of American State	19

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION OF PROSPERITY	21

COMPARATIVE SUMMARY OF HISTORICAL AND PRO FORMA PER SHARE SELECTED FINANCIAL DATA	28

COMPARATIVE STOCK PRICES	30

RISK FACTORS	31
Risks Associated With the Merger	31
Risks Associated With Prosperity’s Business	33
Risks Associated with Prosperity’s Common Stock	40

A WARNING ABOUT FORWARD-LOOKING STATEMENTS	43

GENERAL INFORMATION	44

-i-

(continued)

-ii-

(continued)

-iii-

QUESTIONS AND ANSWERS ABOUT THE MERGER, THE ANNUAL MEETING AND THE VOTING MEETING

Q:	What are American State shareholders being asked to vote upon?

A:	The shareholders of American State are being asked to consider and vote on the following three matters:

•	to approve the reorganization agreement and the transactions contemplated thereby including, among other things, the merger of American State with and into Prosperity;

•	to elect five directors of American State; and

•	to adjourn or postpone the annual meeting to a later date or dates, if the board of directors of American State determines it is necessary.

American State’s shareholders will also transact such other business that may properly come before the annual meeting. As of the date of this proxy statement/prospectus, American State’s board of directors is not aware of any matters, other than those stated above, that may be brought before the annual meeting.

Q:	What are American State shareholders whose shares are subject to the shareholder’s agreement being asked to vote upon?

A:	The shareholders of American State whose shares are subject to the shareholders’ agreement by and between American State and certain of its shareholders, amended and restated as of March 8, 2005, which is sometimes referred to herein as the shareholders’ agreement and attached to the proxy statement/prospectus as Appendix D, are being asked to consider and vote on the following four matters:

•	to approve the reorganization agreement and the transactions contemplated thereby, including, among other things, the merger of American State with and into Prosperity;

•	to elect five directors of American State;

•	to adjourn or postpone the annual meeting or the voting meeting to a later date or dates, if the voting representatives or board of directors of American State determine it is necessary; and

•	to terminate the shareholders’ agreement immediately before the merger is effective.

The voting representatives will vote all of the shares subject to the shareholders’ agreement at the annual meeting of shareholders that will follow the voting meeting for each item according to the outcome of the votes concerning that item at the voting meeting. American State’s shareholders whose shares are subject to the shareholders’ agreement will also transact such other business that may properly come before the voting meeting. As of the date of this proxy statement/prospectus, the voting representatives are not aware of any matters, other than those stated above, that may be brought before the voting meeting.

Q:	What will happen in the merger?

A:	In the merger, American State will be merged with and into Prosperity, with Prosperity being the surviving entity. Immediately following the merger, American State’s subsidiary, American State Bank, will be merged with and into Prosperity Bank, with Prosperity Bank being the surviving entity.

Q:	What form of consideration will American State shareholders receive as a result of the merger?

A:

If the reorganization agreement is approved by the shareholders of American State and the merger is subsequently completed, all outstanding shares of American State common stock will be converted into an aggregate of 8,525,000 shares of Prosperity common stock and $178.5 million in cash, with the cash portion subject to decrease under certain circumstances as set forth in the reorganization agreement. Based on

2,470,083 shares of American State common stock outstanding as of April 25, 2012 and assuming the exercise of outstanding options to purchase 29,200 shares of American State common stock, holders of American State common stock will receive 3.4110 shares of Prosperity common stock (plus cash in lieu of a fractional share) and $71.42 in cash (with the cash portion of the merger consideration subject to decrease if American State’s equity capital on the closing date of the merger is less than $275.0 million in the manner and under the circumstances set forth in the reorganization agreement), for each share of American State common stock they own.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger during the third quarter of 2012, although delays could occur.

Q:	When and where will American State annual shareholders’ meeting be held?

A:	The American State annual meeting is scheduled to take place at 4:00 p.m., local time, on Tuesday, June 5, 2012 at the ASB Conference Center at 1501 Avenue Q, Lubbock, Texas 79401.

Q:	When and where will the voting meeting be held for American State shareholders who hold shares subject to the shareholders’ agreement?

A:	The voting meeting is scheduled to take place one hour before the annual meeting at 3:00 p.m., local time, on Tuesday, June 5, 2012 at the same location, the ASB Conference Center at 1501 Avenue Q, Lubbock, Texas 79401.

Q:	What are my choices when voting?

A:	In the election of the director nominees, you may vote for all director nominees or you may withhold your vote as to one or more director nominees. With respect to each of the other proposals, you may vote for the proposal, against the proposal or abstain from voting on the proposal.

Q:	What votes are required for approval of the reorganization agreement?

A:	Approval of the reorganization agreement by American State shareholders requires the affirmative vote of the holders of at least two-thirds of the shares of American State common stock outstanding on April 25, 2012.

Q:	What votes are required for the shares subject to the shareholders’ agreement to be voted for approval of the reorganization agreement at the annual meeting?

A:	Two-thirds of the shares subject to the shareholders’ agreement must be voted for approval of the reorganization agreement at the voting meeting for the shares subject to the shareholders’ agreement to be voted for approval of the reorganization agreement at the annual meeting. Based on 1,969,847 shares of American State common stock subject to the shareholders’ agreement as of the record date, which is approximately 79.7% of the outstanding shares of the common stock entitled to vote at the annual meeting, the voting results at the voting meeting will determine the voting results at the annual meeting.

Q:	What votes are required to elect directors?

A:	Assuming the presence of a quorum, the five director nominees who receive the most votes from the holders of American State common stock will be elected as directors. In other words, the affirmative vote of the holders of a plurality of the American State common stock at the annual meeting is required for the election of the director nominees.

Q:	What votes are required to adjourn or postpone the annual meeting?

A:	To adjourn or postpone the annual meeting, the affirmative vote of a majority of the shares of American State common stock present, in person or by proxy, at the meeting is required.

Q:	What votes are required to adjourn or postpone the voting meeting?

A:	To adjourn or postpone the voting meeting, the affirmative vote of a majority of the shares of American State common stock subject to the shareholders’ agreement is required.

Q:	How does the board of directors of American State recommend that I vote?

A:	The board of directors of American State unanimously recommends that the shareholders vote their shares as follows:

Item 1—FOR the approval of the reorganization agreement;

Item 2—FOR the election of each nominee for director; and

Item 3—FOR the authority to adjourn or postpone the annual meeting.

Q:	How do the voting representatives recommend that I vote?

A:	The voting representatives under the shareholders’ agreement unanimously recommend that the shareholders subject to the shareholders’ agreement vote as follows:

Item 1—FOR the approval of the reorganization agreement;

Item 2—FOR the election of each nominee for director;

Item 3—FOR the authority to adjourn or postpone the voting meeting or the annual meeting; and

Item 4—FOR termination of the shareholders’ agreement immediately before the merger is effective.

Q:	What happens if I transfer my shares after the record date for the annual meeting?

A:	The record date for the annual meeting is earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of American State common stock after the applicable record date, but prior to the merger, you will retain the right to vote at the annual meeting, but the right to receive the merger consideration will transfer with the shares of stock.

Q:	What do I need to do now?

A:	After you have thoroughly read and considered the information contained in this proxy statement/ prospectus, simply indicate on the proxy card applicable to your American State common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible so that your shares of American State common stock may be represented at the annual meeting or the voting meeting.

Q:	What happens if I don’t return a proxy card for the annual meeting?

A:

Because approval of the reorganization agreement requires the affirmative approval of at least two-thirds of the outstanding shares of American State common stock, the failure to return your proxy card will have the same effect as a vote against the reorganization agreement, unless you attend the annual meeting in person and vote for approval of the reorganization agreement. Because approval of the authority to adjourn or postpone the annual meeting requires the affirmative approval of at least a majority of the outstanding shares of American State common stock, the failure to return your proxy card will have the same effect as a vote against this proposal at the annual meeting, unless you attend the annual meeting in person and vote for approval of the proposal.

Q:	What happens if I don’t return a voting meeting proxy card for the voting meeting?

A:	In order for the shares of American State common stock subject to the shareholders’ agreement to be voted in favor of the reorganization agreement at the annual meeting, at least two-thirds of the outstanding shares of American State common stock subject to the shareholders’ agreement must vote in favor of the reorganization agreement at the voting meeting. The failure to return your voting meeting proxy card will have the same effect as a vote against the reorganization agreement at the voting meeting, unless you attend the voting meeting in person and vote for approval of the reorganization agreement.

Because approval of the authority to adjourn or postpone the voting meeting or the annual meeting and to terminate the shareholders’ agreement each requires the affirmative approval of at least a majority of the outstanding shares of American State common stock subject to the shareholders’ agreement, the failure to return your voting meeting proxy card will have the same effect as a vote against those proposals at the voting meeting, unless you attend the voting meeting in person and vote for approval of that proposal.

Q:	May I vote in person?

A:	Yes. Even if you have previously completed and returned your voting meeting proxy card or proxy card, you may vote your shares in person by (1) attending the voting meeting and voting your shares in person if your shares are subject to the shareholders’ agreement, or (2) attending the annual meeting and voting your shares in person if your shares are not subject to the shareholders’ agreement.

Q:	May I change my vote after I have submitted my proxy card?

A:	Yes, if your shares are not subject to the shareholders’ agreement, you may change your vote at any time before your proxy is voted at the annual meeting by attending the annual meeting and voting your shares in person or by submitting a new proxy card. Similarly, if your shares are subject to the shareholders’ agreement, you may change your vote at any time before your proxy is voted at the voting meeting by attending the voting meeting and voting your shares in person or by submitting a new voting meeting proxy card. However, if your shares are subject to the shareholders’ agreement, they may be voted by you only at the voting meeting, and you may not change how your shares are voted by attending and voting your shares at the annual meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against the reorganization agreement and proposal to adjourn or postpone the meeting, as well as the proposal to terminate the shareholders’ agreement if your shares are subject to the shareholders’ agreement.

Q:	Do I have any rights to avoid participating in the merger?

A:

If your shares are not subject to the shareholders’ agreement, you have the right to vote against approval of the reorganization agreement at the annual meeting, dissent from the merger and seek payment of the appraised fair value of your shares in cash as described in “Proposal to Approve the Reorganization

Agreement—Dissenters’ Rights of American State Shareholders” beginning on page 79. The appraised fair value of your shares of American State common stock may be more or less than the value of the Prosperity common stock and cash being paid in the merger. If your shares are subject to the shareholders’ agreement and holders of two-thirds of the shares subject to the shareholders’ agreement vote their shares in favor of the reorganization agreement at the voting meeting, you will not have the right to vote against approval of the reorganization agreement and dissent from the merger.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, Computershare Investor Services, Prosperity’s exchange agent, will send you written instructions for exchanging your stock certificates. You should not send your American State stock certificates with your proxy card.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger, you should contact Mr. Michael Epps, American State Financial Corporation, 1401 Avenue Q, Lubbock, Texas 79408, telephone (806) 741-2120. If you have additional questions about the voting meeting or the shareholders’ agreement, you should contact W.R. Collier, one of the voting representatives under the shareholders’ agreement at 1401 Avenue Q, Lubbock, Texas 79408, telephone (806) 741-2100.

SUMMARY

This brief summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the items for consideration at the annual meeting and the voting meeting. For more information about Prosperity, see “Where You Can Find More Information” on page 120. We have included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

The Companies

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

Prosperity, a Texas corporation, is a financial holding company pursuant to the Gramm-Leach-Bliley Act and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the BHC Act). Through Prosperity Bank, its wholly owned subsidiary bank, Prosperity conducts a complete range of commercial and personal banking activities. Prosperity currently operates a total of one hundred seventy-seven (177) full-service banking centers, with sixty (60) in the Houston area; twenty (20) in the South Texas area including Corpus Christi and Victoria; thirty-two (32) in the Dallas/Fort Worth area; twenty-one (21) in the East Texas area; thirty-four (34) in the Central Texas area including Austin and San Antonio; and ten (10) in the Bryan/College Station area. As of December 31, 2011, on a consolidated basis, Prosperity had total assets of $9.8 billion, total loans of $3.8 billion, total deposits of $8.1 billion and shareholders’ equity of $1.6 billion.

American State Financial Corporation

1401 Avenue Q

Lubbock, Texas 79408

(806) 767-7000

American State Financial Corporation, a Texas corporation, is a bank holding company registered under the BHC Act and the holding company for American State Bank. American State Bank, or ASB, currently has thirty-seven (37) banking locations in eighteen (18) counties in Texas. As of December 31, 2011, on a consolidated basis, American State had total assets of $3.1 billion, total deposits of $2.5 billion, total loans (net of unearned discount and allowance for loan losses) of $1.2 billion and shareholders’ equity of $279.7 million.

Proposed Merger of American State into Prosperity

We have attached the reorganization agreement to this document as Appendix A. Please read the entire reorganization agreement. It is the legal document that governs the merger.

We propose a merger whereby American State will merge with and into Prosperity. Prosperity will be the surviving entity in the merger. Immediately following completion of the merger, ASB will merge into Prosperity Bank and all existing offices of ASB will become full-service banking centers of Prosperity Bank. We expect to complete the merger during the third quarter of 2012, although delays could occur.

Terms of the Merger of American State into Prosperity (page 48)

Pursuant to the terms of the reorganization agreement, all outstanding shares of American State common stock will be converted into an aggregate of 8,525,000 shares of Prosperity common stock and $178.5 million in cash, with the cash portion of the merger consideration subject to decrease if American State’s equity capital on the closing date is less than $275.0 million, in the manner set forth in the reorganization agreement.

Because the number of shares of Prosperity common stock to be issued in the merger is fixed, the value of the total merger consideration you will receive will fluctuate based on the market price of the Prosperity common stock. Further, the cash portion of the merger consideration is subject to decrease as described above. Accordingly, you will not know the exact amount of cash or the value of the stock portion of the merger consideration you will receive in connection with the merger when you vote on the reorganization agreement.

Material Federal Income Tax Consequences (page 74)

The merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended, or the Code. As a result of receiving Prosperity common stock and cash in exchange for American State common stock, in general, shareholders of American State will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the merger. The amount of gain realized will equal the amount by which the cash plus the fair market value, at the effective time of the merger, of the Prosperity common stock exceeds the basis in the American State common stock to be surrendered in exchange therefor.

This tax treatment may not apply to every shareholder of American State. Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.

Opinion of Financial Advisor of American State (page 52)

Sandler O’Neill + Partners, L.P. has delivered a written opinion to the board of directors of American State that, as of the date of the reorganization agreement, based upon and subject to certain matters stated in the opinion, the merger consideration is fair to the holders of American State common stock from a financial point of view. We have attached this opinion to this proxy statement/prospectus as Appendix B. The opinion of Sandler O’Neill is not a recommendation to any American State shareholder as to how to vote on the proposal to approve the reorganization agreement. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Sandler O’Neill in providing its opinion.

Prosperity Plans to Continue to Pay Quarterly Dividends (page 114)

Following the merger, subject to applicable statutory and regulatory restrictions, Prosperity intends to continue its practice of paying quarterly cash dividends. For the first quarter of 2012, Prosperity paid a cash dividend of $0.195 per share.

Ownership of Prosperity After the Merger

Pursuant to the reorganization agreement, Prosperity will issue 8,525,000 shares of its common stock to American State shareholders in connection with the merger. Based on 47,456,041 shares of Prosperity common stock outstanding as of April 24, 2012, after the merger, the former American State shareholders would own approximately 15.23% of the outstanding shares of Prosperity common stock.

Market Prices of Prosperity Common Stock (page 114)

Shares of Prosperity common stock are quoted on the New York Stock Exchange under the symbol “PB.” On February 24, 2012, the last trading day before the merger was announced, Prosperity common stock closed at $41.14 per share. On April 24, 2012, Prosperity common stock closed at $44.52 per share. The market price of Prosperity common stock will fluctuate prior to the merger. You should obtain the current stock quotation for Prosperity common stock. Shares of American State are not traded on any established public trading market.

Voting Meeting of Shareholders Subject to the Shareholders’ Agreement (page 45)

The voting meeting of the shareholders subject to the shareholders’ agreement will be held on June 5, 2012, at 3:00 p.m., local time (one hour before the annual meeting), at the ASB Conference Center at 1501 Avenue Q, Lubbock, Texas 79401 (the same location as the annual meeting) for the purpose of directing the voting representatives’ vote of the American State common stock subject to the shareholders’ agreement. At the voting meeting, these shareholders will be asked to consider and vote on the following:

•	to approve the reorganization agreement that provides for the merger of American State with and into Prosperity;

•

to elect five directors to serve on the board of directors of American State until the earlier of the completion of the merger or American State’s 2013 annual meeting of shareholders, and each until their successors are duly elected and qualified or until their earlier resignation or removal;

•

to adjourn or postpone the voting meeting or the annual meeting to a later date or dates, if the voting representatives or board of directors of American State, as applicable, determine it is necessary;

•	to terminate the shareholders’ agreement immediately before the merger is effective; and

•	to act on any other matters that may be properly submitted to a vote at the voting meeting.

The American State Annual Meeting (page 45)

The annual meeting of shareholders of American State will be held on June 5, 2012, at 4:00 p.m., local time, at the ASB Conference Center at 1501 Avenue Q, Lubbock, Texas 79401. At the annual meeting, you will be asked to consider and vote on the following:

•	to approve the reorganization agreement that provides for the merger of American State with and into Prosperity;

•

to elect five directors to serve on the board of directors of American Sate until the earlier of the completion of the merger or American State’s 2013 annual meeting of shareholders, and each until their successors are duly elected and qualified or until their earlier resignation or removal;

•	to adjourn or postpone the annual meeting to a later date or dates, if the board of directors of American State determines it is necessary; and

•	to act on any other matters that may be properly submitted to a vote at the annual meeting.

Voting of Shares Subject to the Shareholders’ Agreement (page 46)

You may vote at the voting meeting of American State shareholders subject to the shareholders’ agreement if you owned American State common stock subject to the shareholders’ agreement at the close of business on April 25, 2012. You can cast one vote for each share of American State common stock you owned at that time that was subject to the shareholders’ agreement. As of April 25, 2012, there were 1,969,847 shares of American State common stock subject to that agreement, which represents 79.7 of the total outstanding shares of American State common stock.

All of the shares subject to the shareholders’ agreement will be voted by the voting representatives at the annual meeting FOR or AGAINST each proposal according to the result of the vote at the voting meeting pursuant to the terms of the shareholders’ agreement attached to this proxy statement/prospectus as Appendix D. Pursuant to the terms of the shareholders’ agreement, two-thirds of the shares subject to the shareholders’ agreement must be voted for approval of the reorganization agreement at the voting meeting in order for any of the shares of American State common stock subject to the shareholders’ agreement to be voted in favor of approval of the reorganization agreement at the annual meeting. The proposals to elect directors, adjourn or postpone the voting meeting or the annual meeting and to terminate the shareholders’ agreement each requires the affirmative approval of at least a majority (or 984,924 shares) of the outstanding shares of American State common stock subject to the shareholders’ agreement.

If at least two-thirds of the shares subject to the shareholders’ agreement are voted in favor of approval of the reorganization agreement at the voting meeting, the voting representatives will vote all of the shares subject to the shareholders’ agreement in favor of approval of the reorganization agreement at the annual meeting. If you fail to vote at the voting meeting, it will have the effect at the voting meeting of a vote against the reorganization agreement. Because of the number of shares of American State common stock subject to the shareholders’ agreement, the voting results at the voting meeting will determine the voting results at the annual meeting.

If at least a majority of the shares subject to the shareholders’ agreement are voted in favor of the election of the director nominees, then the voting representative will have the authority to vote all of the shares subject to the shareholders’ agreement in favor of the election of the director nominees. If you fail to vote at the voting meeting, it will have the effect at the voting meeting of a vote against the election of the director nominees.

If at least a majority of the shares subject to the shareholders’ agreement are voted in favor of adjourning or postponing the voting meeting or the annual meeting, then the voting representative will have the authority to postpone or adjourn the voting meeting and will have the authority to vote all of the shares subject to the shareholders’ agreement in favor of postponing or adjourning the annual meeting. If you fail to vote at the voting meeting, it will have the effect at the voting meeting of a vote against postponing or adjourning these meetings.

If at least a majority of the shares subject to the shareholders’ agreement are voted in favor of termination of the shareholders’ agreement, then the shareholders’ agreement will terminate immediately before the merger is effective. If you fail to vote at the voting meeting, it will have the effect of a vote against termination of the shareholders’ agreement.

You may vote your shares of American State common stock subject to the shareholders’ agreement by attending the voting meeting and voting in person or by completing and mailing the enclosed voting meeting proxy card. If you are the record holder of your shares, you can revoke your voting meeting proxy at any time before the vote is taken at the voting meeting by sending a written notice revoking the proxy or a later-dated proxy to the voting representatives, or by voting in person at the voting meeting.

Record Date Set at April 25, 2012; At Least Two-Thirds Shareholder Vote Required to Approve the Reorganization Agreement (page 45)

You may vote at the annual meeting of American State shareholders or the voting meeting, as applicable, if you owned American State common stock at the close of business on April 25, 2012. You can cast one vote for each share of American State common stock you owned at that time. As of April 25, 2012, there were 2,470,083 shares of American State common stock outstanding.

Approval of the reorganization agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of American State common stock entitled to vote. If you fail to vote, it will have the effect of a vote against the reorganization agreement.

If your shares are not subject to the shareholders’ agreement , you may vote your shares of American State common stock by attending the annual meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the annual meeting by sending a written notice revoking the proxy or a later-dated proxy to the Secretary of American State, or by voting in person at the annual meeting.

American State’s Reasons for the Merger and Recommendations of American State’s Board (page 50)

Based on the reasons discussed elsewhere in this proxy statement/prospectus, the board of directors of American State believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the reorganization agreement. For a discussion of the circumstances surrounding the merger and the factors considered by the American State’s board of directors in approving the reorganization agreement, see page 50.

Members of American State’s Management are Expected to Vote Their Shares For Approval of the Reorganization Agreement (page 46; Exhibit A to Appendix A)

The directors and executive officers of American State and certain directors of ASB have entered into an agreement to vote the shares of American State common stock they control in favor of approval of the reorganization agreement. As of the record date, 516,908 shares of American State common stock, or approximately 20.93% of the outstanding shares of the common stock entitled to vote at the annual meeting, were bound by the voting agreement. Of these shares, 509,252 are subject to the shareholders’ agreement and are eligible to vote at the voting meeting.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be issued by the Texas Secretary of State. If American State shareholders approve the reorganization agreement at the annual meeting, and if all necessary government approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the third quarter of 2012, although delays could occur.

We cannot assure you that the necessary shareholder and governmental approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied.

Treatment of American State Options

Not later than ten (10) days after the American State annual meeting, the board of directors of American State intends to accelerate the exercise date for all outstanding options to acquire American State common stock for a limited period of time to expire on a date chosen by the American State board of directors. On or before such specified date, each American State option may be exercised for cash by the holder of such option. After such date, all unexercised options will terminate. In certain circumstances, American State will provide financing for the exercise price. If all outstanding options are exercised by the holders thereof, American State would be obligated to issue 29,200 shares of American State common stock prior to the merger. The exchange ratio set forth in this proxy statement/prospectus assumes the issuance of such shares.

Exchange of American State Stock Certificates (page 60)

As soon as practicable after the effective time of the merger, you will receive a letter and instructions from Computershare Investor Services, acting in its role as Prosperity’s exchange agent, with respect to the procedures for surrendering your stock certificates representing shares of American State common stock in exchange for stock certificates representing shares of Prosperity common stock and cash. You must carefully review and complete these materials and return them as instructed along with your stock certificates for American State common stock. Please do not send American State or Prosperity any stock certificates until you receive these instructions.

Conditions to Completion of the Merger (page 64)

The completion of the merger depends on a number of conditions being met. These include, among others:

•	approval of the reorganization agreement by the shareholders of American State;

•	accuracy of each party’s representations and warranties contained in the reorganization agreement as of the closing date of the merger;

•	receipt of all required governmental approvals of the merger in a manner that does not impose any restrictions on Prosperity’s operations which are reasonably unacceptable to Prosperity;

•	absence of any material adverse change in the assets, properties, business or financial condition of either party;

•	performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement;

•	registration of the shares of Prosperity common stock to be issued to shareholders of American State with the SEC;

•	authorization for listing of the shares of Prosperity common stock to be issued to shareholders of American State on the New York Stock Exchange;

•	confirmation by Prosperity that American State’s allowance for loan losses, as of the closing date, is equal to at least 1.57% of its total loans;

•

termination of each change in control agreement between certain officers and ASB, payment by American State of any amount due under those agreements and execution by each such officer of a termination and release agreement;

•

execution of employment and non-competition agreements by certain officers of American State with Prosperity Bank, which have been executed but will not become effective until the effective time of the merger;

•	execution of non-competition agreements between each of the non-employee directors of American State and ASB, which will not become effective until the effective time of the merger;

•

execution of release agreements by each of the directors and officers (with a title of Executive Vice President or above) of American State and ASB releasing American State and ASB and their respective successors from any and all claims of such directors and officers, subject to certain limited exceptions, which will not become effective until the effective time of the merger;

•

execution of a voting agreement and irrevocable proxy by each of the directors of American State and ASB, which has been executed by all of the directors of American State and certain of the directors of ASB;

•	receipt of all required consents, approvals, waivers and other assurances from non-governmental third parties;

•	completion of the merger of certain American State subsidiaries with and into American State, with American State surviving, and the liquidation and dissolution of a subsidiary of ASB;

•

confirmation that Prosperity and/or Prosperity Bank will become a member in good standing under each membership, network or similar agreement related to American State or ASB’s sponsorship of an independent sales organization or provision of electronic transfer services upon completion of the merger and/or the merger of ASB with and into Prosperity Bank; and

•	receipt of opinions of counsel to each of American State and Prosperity to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

Any condition to the completion of the merger may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition. A party to the reorganization agreement could choose to complete the merger even though a condition has not been satisfied, as long as permitted by law. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals Required (page 78)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System (Federal Reserve) or such approval is waived by the Federal Reserve. Prosperity intends to file any required documentation with the Federal Reserve Bank of Dallas to request a waiver of its approval after the regulatory applications required for the bank merger (as described below) are accepted for filing.

In addition, the merger of ASB with and into Prosperity Bank requires the approval of the Federal Deposit Insurance Corporation (FDIC) and Texas Department of Banking (TDB). We expect to obtain all necessary regulatory approvals, although we cannot be certain if or when we will obtain them. On March 16, 2012, Prosperity Bank and ASB filed applications with the FDIC and TDB to obtain approval of the bank merger. The U.S. Department of Justice will have between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. While American State and Prosperity do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Amendments or Waiver (page 71)

Prosperity and American State may amend the reorganization agreement and each party may waive its right to require the other party to adhere to any term or condition of the reorganization agreement. However, the amount of cash and number of shares of Prosperity common stock to be received by the shareholders of American State pursuant to the terms of the reorganization agreement may not be decreased after the approval of the reorganization agreement without the further approval of the American State shareholders.

Termination of the Reorganization Agreement (page 72)

Prosperity and American State can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Prosperity or American State may decide, without the consent of the other, to terminate the reorganization agreement if:

•	any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued, and such order, decree, ruling or other action is final and non-appealable;

•

the merger has not been completed by August 24, 2012 (unless one or more of the regulatory approvals has not been received on or before August 9, 2012, in which case this deadline will be extended to September 23, 2012) or such later date approved in writing by the boards of directors of Prosperity and American State, unless the failure to complete the merger by that time is due to a violation of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•	any of the transactions contemplated by the reorganization agreement are not approved by the appropriate regulatory authorities;

•

the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party; or

•	American State shareholders fail to approve the reorganization agreement.

American State may terminate the reorganization agreement, without the consent of Prosperity, if the board of directors of American State receives an unsolicited, bona fide alternative acquisition proposal (as defined in the reorganization agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; but Prosperity has the right to adjust the terms and conditions of the reorganization agreement so that the superior proposal no longer constitutes a superior proposal.

In addition, Prosperity may terminate the reorganization agreement, without the consent of American State, if:

•

any required regulatory approval is obtained subject to restrictions or conditions on the operations of American State, ASB, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity;

•	American State breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity;

•	American State’s board of directors agrees to accept another acquisition proposal (as defined in the reorganization agreement); or

•

American State’s board of directors withdraws or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger or recommends to American State shareholders acceptance or approval of any alternative acquisition proposal.

Prosperity also has the right to terminate the reorganization agreement on or prior to May 26, 2012, if the results of any environmental inspections or surveys of American State properties identify certain potential or current violations of environmental laws or environmental law requires certain remedial or clean up action that could have a material adverse effect on American State.

Termination Fee (page 72)

If the reorganization agreement is terminated by:

•	Prosperity because American State’s board of directors agrees to accept another acquisition proposal;

•

Prosperity because American State’s board of directors withdraws or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger or recommends to American State’s shareholders acceptance or approval of any alternative acquisition proposal;

•	Prosperity because American State breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity;

•

American State because American State’s board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement taking into account any adjustments by Prosperity to the merger consideration; or

•

Prosperity or American State because American State’s shareholders fail to approve the reorganization agreement by August 24, 2012 (or September 23, 2012, if regulatory approval has not been obtained by August 9, 2012) and, within twelve (12) months of termination of the reorganization agreement, American State enters into an acquisition agreement with a third party;

then American State will be required to pay Prosperity a termination fee of $20.0 million, plus up to $750,000 for its expenses related to the proposed transaction.

If either Prosperity or American State terminates the reorganization agreement (1) after August 24, 2012 (or September 23, 2012, if regulatory approval has not been obtained by August 9, 2012) and, at the time of termination, the registration statement has been declared effective at least 25 business days prior to such date and American State has failed to call, give notice of, convene and hold the shareholder meeting in accordance with reorganization agreement, or (2) because American State’s shareholders do not approve the reorganization agreement and an acquisition proposal exists at the time of termination, American State will be required to pay Prosperity up to $750,000 for its expenses related to the proposed transaction.

Some of the Directors and Officers of American State Have Financial Interests in the Merger that Differ from Your Interests (page 70)

Some of the directors and officers of American State have interests in the merger that differ from, or are in addition to, their interests as shareholders of American State. These interests include:

•

each of W.R. Collier, Michael Epps and Tony Whitehead will receive a payment from American State in the amount two times their average annual compensation over the past three years (which amounts are approximately $2.5 million, $932,000 and $942,000, respectively) in connection with the termination of his current change in control agreement with ASB entered into in 2007 immediately prior to the completion of the merger;

•	each of Messrs. Collier, Epps and Whitehead will receive completion payments in the amount of $900,000, $345,000 and $450,000, respectively, from American State upon closing of the merger;

•	Mr. Collier will become a director of Prosperity and Mark Kirkpatrick, Van May, Don Pickering and Scott Collier will become directors of Prosperity Bank as of the effective time of the merger;

•

each director of American State who is not also an employee of American State or ASB will receive an amount equal to one year’s directors fees, or $26,400, from American State upon closing of the merger, and each director of ASB who is not also an employee of ASB will receive an amount equal to one year’s directors fees, or $19,200 (and an additional $6,000 if they serve on ASB’s directors’ loan committee) from ASB upon closing of the merger;

•

as a condition to the merger, Prosperity has required each of Messrs. Collier, Epps and Whitehead to enter into a three-year employment agreement with Prosperity Bank to be effective upon completion of the merger whereby each individual is entitled to receive a salary, annual bonus, additional incentives and certain non-compete payments. The agreements provide for payment of base salary and annual bonus for the remainder of the initial term plus non-compete payments upon the termination of his employment by Prosperity Bank for any reason other than for cause (as defined in the employment agreement) or as a result of his death or disability and, with respect to Messrs. Collier and Epps, provide for a one-time performance bonus upon the completion of the operational integration;

•

each participant in the deferred compensation arrangements of ASB, including the officers of American State, will continue to be eligible to receive such deferred compensation payments due to Prosperity’s assumption of the underlying agreements;

•

all outstanding and unvested options to acquire shares of American State common stock, including those held by directors and officers, will become fully vested and immediately exercisable prior to completion of the merger; and

•

the directors and officers of American State and ASB will receive continued indemnification and director and officer liability insurance coverage for a period of four (4) years after completion of the merger.

Comparison of Rights of Shareholders of Prosperity and American State (page 85)

American State is a Texas corporation and the rights of shareholders of American State are governed by Texas law and American State’s articles of incorporation and bylaws. Prosperity is a Texas corporation and the rights of Prosperity shareholders are governed by Texas law and Prosperity’s articles of incorporation and bylaws. Upon completion of the merger, shareholders of American State will become shareholders of Prosperity and their rights will be governed by Prosperity’s articles of incorporation and bylaws, in addition to Texas law. Prosperity’s articles of incorporation and bylaws will remain the same unless later altered, amended or repealed.

Dissenters’ Rights of Appraisal in the Merger (page 79)

A shareholder of American State whose shares are not subject to the shareholders’ agreement has the right under Texas law to dissent from the merger and have the appraised fair value of his shares of American State common stock paid to him in cash. The appraised fair value may be more or less than the value of the shares of Prosperity common stock and cash being paid in the merger.

If your shares are subject to the shareholders’ agreement and two-thirds of the shares subject to the shareholders’ agreement vote their shares in favor of the reorganization agreement at the voting meeting, you will not have the right to vote against approval of the reorganization agreement and dissent from the merger.

Persons having beneficial interests in American State common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Texas law to exercise your dissenter’s rights.

In order to dissent, you must carefully follow the requirements of the Texas Business Organizations Code, including giving the required written notice prior to the annual meeting at which the vote on the reorganization agreement is taken. These steps are summarized under the caption “—Dissenters’ Rights of American State Shareholders” on page 79.

If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of American State common stock are to be voted, you will be considered to have voted in favor of the reorganization agreement and you will not be able to assert dissenters’ rights. Furthermore, if your shares are subject to the shareholders’ agreement and you vote your shares at the voting meeting against approval of the reorganization agreement, but the requisite number of shares subject to the shareholders’ agreement are voted in favor of approval of the reorganization agreement such that the voting representatives vote such shares at the annual meeting to approve the reorganization agreement, you will be considered to have voted in favor of the reorganization agreement and you will not be able to assert dissenters’ rights.

Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “—Material U.S. Federal Income Tax Consequences of the Merger.” If the reorganization agreement is approved by the shareholders of American State, holders of American State common stock who make a written objection to the merger prior to the American State annual meeting, vote against the approval of the reorganization agreement and properly make a written demand for payment following notice of the merger will be entitled to receive the appraised fair value of their shares in cash under the Texas Business Organizations Code.

The text of the provisions of the Texas Business Organizations Code pertaining to dissenters’ rights is attached to this proxy statement/prospectus as Appendix C.

Selected Historical Consolidated Financial Data of Prosperity

The following table summarizes financial results actually achieved by Prosperity for the years and as of the dates indicated and should be read in conjunction with Prosperity’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Prosperity has previously filed with the SEC. Historical financial information for Prosperity can be found in its Annual Report on Form 10-K for the year ended December 31, 2011. See “Where You Can Find More Information” on page 120 for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods indicate results for any future period.

	As of and for the Years Ended December 31,
	2011(1)		2010(1)	2009	2008		2007
	(In thousands, except per share data)
Income Statement Data:
Interest income	$371,908		$384,537	$409,614	$347,878		$340,608
Interest expense	45,240		66,389	102,513	120,149		140,173

Net interest income	326,668		318,148	307,101	227,729		200,435
Provision for credit losses	5,200		13,585	28,775	9,867		760

Net interest income after provision for credit losses	321,468		304,563	278,326	217,862		199,675
Noninterest income	56,043		53,833	60,097	52,370		52,923
Noninterest expense	163,745		166,594	169,700	143,796		126,843

Income before taxes	213,766		191,802	168,723	126,436		125,755
Provision for income taxes	72,017		64,094	56,844	41,929		41,604

Net income	$141,749		$127,708	$111,879	$84,507	(2)	$84,151	(2)

Per Share Data:
Basic earnings per share	$3.03		$2.74	$2.42	$1.87	(2)	$1.96	(2)
Diluted earnings per share	3.01		2.73	2.41	1.86	(2)	1.94	(2)
Book value per share	33.41		31.11	29.03	27.24		25.51
Cash dividends declared	0.72		0.64	0.57	0.51		0.46
Dividend payout ratio	23.80%		23.37%	23.45%	27.66%		24.15%
Weighted average shares outstanding (basic) (in thousands)	46,846		46,621	46,177	45,300		42,928
Weighted average shares outstanding (diluted) (in thousands)	47,017		46,832	46,354	45,479		43,310
Shares outstanding at end of period (in thousands)	46,910		46,684	46,541	46,080		44,188
Balance Sheet Data (at period end):
Total assets	$9,822,671		$9,476,572	$8,850,400	$9,072,364		$6,372,343
Securities	4,658,936		4,617,116	4,118,290	4,160,401		1,857,606
Loans	3,765,906		3,485,023	3,376,703	3,567,057		3,142,971
Allowance for credit losses	51,594		51,584	51,863	36,970		32,543
Total goodwill and intangibles	945,533		953,034	912,372	912,850		799,978
Other real estate owned	8,328		11,053	7,829	4,450		10,207
Total deposits	8,060,254		7,454,920	7,258,550	7,303,297		4,966,407
Borrowings and notes payable	12,790		374,433	98,736	325,412		116,047
Junior subordinated debentures	85,055	(3)	92,265	92,265	92,265		112,885
Total shareholders’ equity	1,567,265		1,452,339	1,351,245	1,255,106		1,127,431

	As of and for the Years Ended December 31,
	2011(1)	2010(1)	2009	2008		2007
	(In thousands, except per share data)
Average Balance Sheet Data:
Total assets	$9,628,884	$9,278,380	$8,851,694	$7,025,418		$6,094,064
Securities	4,625,833	4,508,918	4,052,989	2,409,758		1,849,613
Loans	3,648,701	3,394,502	3,455,761	3,250,447		3,092,797
Allowance for credit losses	51,871	52,151	42,279	33,004		34,705
Total goodwill and intangibles	949,273	940,080	914,384	842,580		759,733
Deposits	7,751,196	7,532,739	7,212,015	5,471,441		4,727,519
Junior subordinated debentures	86,557	92,265	92,265	99,998		124,613
Shareholders’ equity	1,513,749	1,406,159	1,304,749	1,192,293		1,039,955
Performance Ratios:
Return on average assets	1.47%	1.38%	1.26%	1.20	%(4)	1.38	%(5)
Return on average equity	9.36	9.08	8.57	7.09	(4)	8.09	(5)
Net interest margin (tax equivalent)	3.98	4.04	4.08	3.96		4.06
Efficiency ratio(6)	42.76	44.83	46.27	46.51		46.19
Asset Quality Ratios(7):
Nonperforming assets to total loans and other real estate	0.32%	0.45%	0.48%	0.40%		0.49%
Net charge-offs to average loans	0.14	0.41	0.40	0.23		0.18
Allowance for credit losses to total loans	1.37	1.48	1.54	1.04		1.04
Allowance for credit losses to nonperforming loans(8)	1,442.0	1,114.6	616.6	379.7		634.7
Capital Ratios(7):
Leverage ratio	7.89%	6.87%	6.47%	5.68%		8.09%
Average shareholders’ equity to average total assets	15.72	15.16	14.74	16.97		17.07
Tier 1 risk-based capital ratio	15.90	13.64	12.61	10.27		13.13
Total risk-based capital ratio	17.09	14.87	13.86	11.17		14.11

(1)	Prosperity completed no acquisitions during the twelve months ended December 31, 2011 and completed the acquisition of three branches of U.S Bank on March 29, 2010 and the acquisition of nineteen branches of First Bank on April 30, 2010.
(2)	Net income for the year ended December 31, 2008 includes a $14.0 million pre-tax, or $9.1 million after-tax, impairment charge on write-down of securities which resulted in a decrease of basic and diluted earnings per share of $0.20 for the year ended December 31, 2008. Net income for the year ended December 31, 2007 includes a $10.0 million pre-tax, or $6.5 million after-tax, impairment charge on write-down of securities, which resulted in a decrease of basic and diluted earnings per share of $0.15 for the year ended December 31, 2007.
(3)	Consists of $15.5 million of junior subordinated debentures of Prosperity Statutory Trust II due July 31, 2031, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust III due September 17, 2033, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust IV due December 30, 2033, $10.3 million of junior subordinated debentures of SNB Capital Trust IV due September 25, 2033 (assumed by Prosperity on April 1, 2006), $5.2 million of junior subordinated debentures of TXUI Statutory Trust II due December 19, 2033 (assumed by Prosperity on January 31, 2007), $16.0 million of junior subordinated debentures of TXUI Statutory Trust III due December 15, 2035 (assumed by Prosperity on January 31, 2007) and $12.4 million of junior subordinated debentures of TXUI Statutory Trust IV due June 30, 2036 (assumed by Prosperity on January 31, 2007).

(4)	Includes a $14.0 million pre-tax, or $9.1 million after-tax, impairment charge on write-down of securities, which resulted in a decrease of return on average assets of 13 basis points and a decrease of return on average equity of 76 basis points for the year ended December 31, 2008.
(5)	Includes a $10.0 million pre-tax, or $6.5 million after-tax, impairment charge on write-down of securities, which resulted in a decrease of return on average assets of 11 basis points and a decrease of return on average equity of 63 basis points for the year ended December 31, 2007.
(6)	Calculated by dividing total noninterest expense, excluding credit loss provisions and impairment write-down on securities, by net interest income plus noninterest income, excluding net gains and losses on the sale of securities and assets. Additionally, taxes are not part of this calculation.
(7)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended at such dates.
(8)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

Selected Historical Consolidated Financial Data of American State

The following table summarizes financial results actually achieved by American State for the years and as of the dates indicated and should be read in conjunction with American State’s consolidated financial statements as of December 31, 2011 and 2010 and for the three years ended December 31, 2011 and the notes to the consolidated financial statements, which appear elsewhere in this proxy statement/prospectus. You should not assume that the results of operations for past periods indicate results for any future period.

	As of and for the Years Ended December 31,
	2011	2010	2009	2008	2007
	(In thousands, except per share data)
Statements of Earnings Data:
Interest income	$107,885	$106,094	$103,006	$106,582	$118,560
Interest expense	14,102	18,759	22,206	36,265	56,024

Net interest income	93,783	87,335	80,800	70,317	62,536
Provision for loan losses	4,092	4,598	10,789	5,351	1,318

Net interest income after provision for loan losses	89,691	82,737	70,011	64,966	61,218
Noninterest income	41,611	37,933	36,074	31,817	28,379
Noninterest expense	72,413	69,372	64,941	59,902	55,804

Income before provision for income taxes	58,889	51,298	41,144	36,881	33,793
Provision for income taxes	16,770	15,272	12,014	9,697	8,585

Net income	$42,119	$36,026	$29,130	$27,184	$25,208

Per Share Data:
Basic earnings per share	$17.04	$14.58	$11.75	$10.66	$9.96
Diluted earnings per share	16.99	14.57	11.75	10.66	9.96
Book value per share	113.24	101.32	94.10	89.93	90.22
Cash dividends declared	9.00	8.02	5.47	11.11	4.01
Dividend payout ratio	53%	55%	47%	104%	40%
Weighted average shares outstanding (basic) (in thousands)	2,471	2,472	2,480	2,550	2,532
Weighted average shares outstanding (diluted) (in thousands)	2,479	2,472	2,480	2,550	2,532
Shares outstanding at end of period (in thousands)	2,470	2,476	2,464	2,552	2,541
Balance Sheet Data (at period end):
Total assets	$3,081,689	$2,690,808	$2,406,683	$2,203,424	$2,076,375
Total deposits	2,459,529	2,157,096	1,931,829	1,766,083	1,672,260
Investments	1,587,810	1,225,095	1,149,541	1,000,924	935,640
Loans, net of deferred fees	1,211,890	1,100,027	1,060,580	997,651	873,056
Allowance for loan losses	(24,500)	(18,450)	(15,500)	(14,000)	(11,500)
Total shareholders’ equity	279,713	250,850	231,849	229,538	229,200
Performance Ratios:
Return on average assets	1.48%	1.43%	1.27%	1.28%	1.21%
Return on average equity	15.52	14.40	12.66	11.54	11.35
Net interest margin	3.55	3.77	3.79	3.62	3.29
Efficiency ratio(1)	54.17	55.83	56.10	58.85	61.39

	As of and for the Years Ended December 31,
	2011	2010	2009	2008	2007
	(In thousands, except per share data)
Asset Quality Ratios(2):
Nonperforming assets to total loans and other real estate	0.76	1.05	2.81	1.67	0.17
Net charge-offs (recoveries) to average loans	(0.17)	0.15	0.91	0.30	0.16
Allowance for loan losses to total loans	2.02	1.68	1.46	1.40	1.32
Allowance for loan losses to nonperforming loans(3)	275.40	177.36	148.97	93.56	1221.77
Capital Ratios(2):
Leverage ratio	8.20	8.80	8.80	9.50	10.30
Average shareholders’ equity to average total assets	9.54	9.99	10.05	11.11	10.69
Tier 1 risk-based capital ratio	15.00	16.40	15.30	15.70	17.40
Total risk-based capital ratio	16.30	17.60	16.40	16.80	18.30

(1)	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains and losses. Additionally, taxes are not part of this calculation.
(2)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended on such dates.
(3)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION OF PROSPERITY

The following unaudited pro forma consolidated combined financial information of Prosperity as of and for the year ended December 31, 2011, is presented to show the impact on Prosperity’s historical financial position and results of operations of:

•	the completion by Prosperity of the Texas Bankers, Inc. acquisition, which was completed on January 1, 2012;

•	the completion by Prosperity of The Bank Arlington acquisition, which was completed on April 1, 2012;

•	the proposed acquisition by Prosperity of East Texas Financial Services, Inc.;

•	the proposed issuance of a number of shares of Prosperity common stock to the shareholders of East Texas Financial in connection with that acquisition;

•	the proposed acquisition by Prosperity of American State; and

•	the proposed issuance of shares of Prosperity common stock and cash to the shareholders of American State in connection with the merger.

As a result of the merger and assuming the exercise of all outstanding stock options, shareholders of American State will receive approximately 3.4110 shares of Prosperity common stock, with cash paid for fractional share interests, and $71.42 in cash, subject to decrease, for each share of American State common stock they own. The cash portion of the merger consideration is subject to decrease if American State’s equity capital on the closing date is less than $275.0 million, as described under “Proposal to Approve the Reorganization Agreement—Terms of the Merger.”

The unaudited Pro Forma Consolidated Combined Balance Sheet reflects the historical position of Prosperity and American State as of December 31, 2011, with pro forma adjustments based on the assumption that the merger was completed on December 31, 2011. The pro forma adjustments are based on the purchase method of accounting. The unaudited Pro Forma Consolidated Combined Statement of Income assumes that the merger was completed on January 1, 2011. The adjustments are based on information available and certain assumptions that Prosperity believes are reasonable. Management has not identified, quantified or evaluated any material restructuring costs at this time and no such costs or any cost savings are reflected in the pro forma financial statements. The final allocation of the purchase price for American State between shareholders’ equity and goodwill will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of American State’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of American State will change the amount of the purchase price allocable to goodwill. Further, changes that would affect shareholders’ equity at the target institution, such as net income from December 31, 2011 through the date the merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be different from the unaudited pro forma adjustments presented in this proxy statement/prospectus.

The unaudited Pro Forma Consolidated Combined Statement of Income for the year ended December 31, 2011 assumes that each of the Texas Bankers acquisition, The Bank Arlington acquisition and the East Texas Financial acquisition was completed on January 1, 2011.

The following information should be read in conjunction with and is qualified in its entirety by Prosperity’s consolidated financial statements and accompanying notes, which are incorporated by reference into this proxy statement/prospectus, and the consolidated financial statements and accompanying notes of American State, which are included in this proxy statement/prospectus.

The unaudited pro forma consolidated combined financial information is intended for informational purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger or the other acquisitions been in effect as of the date or for the periods presented.

Unaudited Pro Forma Consolidated Combined Balance Sheet

As of December 31, 2011

	Prosperity Historical	Texas Bankers (a) Historical	Bank Arlington Historical	East Texas Financial (b) Historical	Pro Forma Adjustments		Adjusted Pro Forma Subtotal	American State Historical	Pro Forma Adjustments		Pro Forma Combined
	(In thousands)
Assets
Cash and due from banks	$212,800	$3,423	$757	$2,623	$—		$219,603	$108,821	$(184,618	)(j)	$143,806
Federal funds sold & other interest earning assets	642	41,127	4,280	4,760			50,809	61,250			112,059

Total cash and cash equivalents	213,442	44,550	5,037	7,383	—		270,412	170,071	(184,618)		255,865
Available for sale securities, at fair value	322,316	7	8,441	12,625			343,389	328,220			671,609
Held to maturity securities, at cost	4,336,620	25	—	10,308	431	(c)	4,347,384	1,259,589	56,245	(k)	5,663,218
Total loans	3,765,906	27,583	21,239	163,145	(3,660	)(d)	3,974,213	1,211,890	(24,500	)(d)	5,161,603
Less allowance for credit losses	(51,594)	(716)	(214)	(2,730)	3,660	(e)	(51,594)	(24,500)	24,500	(l)	(51,594)

Loans, net	3,714,312	26,867	21,025	160,415	—		3,922,619	1,187,390	—		5,110,009
Bank premises and equipment, net	159,656	3,052	1,945	4,343			168,996	27,546			196,542
Accrued interest receivable	29,405	2,252	140	786			32,583	17,350			49,933
Goodwill	924,537	—	—	2,170	9,345	(f)	936,052	23,253	223,270	(m)	1,182,575
Core deposit intangibles	20,996	—	—	—	1,407	(g)	22,403	41	17,779	(n)	40,223
Other intangibles	—	—	—	—			—	—			—
Other real estate owned	8,328	—	494	3,288			12,110	292			12,402
Bank Owned Life Insurance (BOLI), net	50,029	—	—	5,343			55,372	53,315			108,687
Other assets	43,030	280	208	3,853			47,371	14,622			61,993

Total assets	$9,822,671	$77,033	$37,290	$210,514	$11,183		$10,158,691	$3,081,689	$112,676		$13,353,056

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$1,972,226	$21,025	$7,668	$12,009			$2,012,928	$561,065			$2,573,993
Interest-bearing	6,088,028	49,388	25,131	114,159			6,276,706	1,898,464			8,175,170

Total deposits	8,060,254	70,413	32,799	126,168	—	(d)	8,289,634	2,459,529	—	(d)	10,749,163
Other liabilities	42,424	(931)	64	118			41,675	19,371			61,046
Other borrowings & securities sold under repurchase agreements	67,673	—	—	64,055	—		131,728	323,076			454,804
Junior subordinated debentures	85,055	—	—	—			85,055	—			85,055

Total liabilities	8,255,406	69,482	32,863	190,341	—		8,548,092	2,801,976	—		11,350,068
Shareholders’ equity:
Common stock	46,947	165	646	13	(824	)(h)	47,928	40,246	(40,246	)(o)	56,453
					981	(i)			8,525	(p)
Capital surplus	883,575	3,604	6,016	8,131	(17,751	)(h)	925,928	41,696	(41,696	)(o)	1,309,792
					42,353	(i)			383,864	(p)
Retained earnings	623,878	3,782	(2,298)	11,916	(13,400	)(h)	623,878	249,255	(249,255	)(o)	623,878
Accumulated other comprehensive income, net of unrealized losses on available for sale securities	13,472	—	63	113	(176	)(h)	13,472	11,719	(11,719	)(o)	13,472
Less treasury stock, at cost	(607)	—	—	—			(607)	(63,203)	63,203	(o)	(607)

Total shareholders’ equity	1,567,265	7,551	4,427	20,173	11,183		1,610,599	279,713	112,676		2,002,988

Total liabilities and shareholders’ equity	$9,822,671	$77,033	$37,290	$210,514	$11,183		$10,158,691	$3,081,689	$112,676		$13,353,056

See accompanying notes to unaudited pro forma consolidated combined financial data.

Unaudited Pro Forma Consolidated

Combined Statement of Income

For the Year Ended December 31, 2011(q)

	Prosperity Historical	Texas Bankers Historical	Bank Arlington Historical	East Texas Financial Historical(q)	Pro Forma Adjustments		Adjusted Pro Forma Subtotal	American State Historical	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share data)
Interest income:
Loans, including fees	$214,273	$2,002	$1,382	$9,605	$—		$227,262	$63,243	$—		$290,505
Securities	157,580	140	122	756			158,598	44,369			202,967
Federal funds sold and other temporary investments	55	88	24	38			205	272	(446	)(t)	31

Total interest income	371,908	2,230	1,528	10,399	—		386,065	107,884	(446)		493,503
Interest expense:
Deposits	40,975	184	207	1,821	—		43,187	12,105	—		55,292
Federal funds purchased, other borrowings and securities sold under repurchase agreements	1,281	—	—	2,413			3,694	1,997	—		5,691
Junior subordinated debentures	2,984	—	—	—			2,984	—	—		2,984

Total interest expense	45,240	184	207	4,234	—		49,865	14,102	—		63,967

Net interest income	326,668	2,046	1,321	6,165	—		336,200	93,782	(446)		429,536
Provision for credit losses	5,200	138	(142)	447			5,643	4,092			9,735

Net interest income after provision for credit losses	321,468	1,908	1,463	5,718	—		330,557	89,690	(446)		419,801
Noninterest income:
Customer service fees	49,814	215	128	225	—		50,382	20,206	—		70,588
Other	6,229	277	45	531	—		7,082	16,329	—		23,411
Gain on sale of loans	—	—	—	68	—		68	3,368	—		3,436
Gain on sale of securities	—	—	—	103	—		103	1,709	—		1,812

Total noninterest income	56,043	492	173	927	—		57,635	41,612	—		99,247
Noninterest expense:
Salaries and employee benefits	92,057	2,017	725	3,249	—		98,048	39,534	—		137,582
Net occupancy expense and depreciation	22,784	554	208	614	—		24,160	14,408	—		38,568
Data processing	6,823	200	127	489	—		7,639	2,039	—		9,678
Core deposit intangible amortization	7,780	—	—	—	141	(r)	7,921	690	1,778	(u)	10,389
Other	34,301	942	379	1,811	—		37,433	15,742	—		53,175

Total noninterest expense	163,745	3,713	1,439	6,163	141		175,201	72,413	1,778		249,392

Income before federal income taxes	213,766	(1,313)	197	482	(141)		212,991	58,889	(2,224)		269,656
Provision for federal income taxes	72,017	(439)	—	97	(49	)(s)	71,626	16,770	(778	)(v)	87,617

Net income	$141,749	$(874)	$197	$385	$(91)		$141,366	$42,119	$(1,446)		$182,039

Basic earnings per share:
Earnings (loss) per share	$3.03	(5.30)	0.31	0.29			$2.96	$17.04			$3.23
Weighted average shares outstanding	46,846	165	646	1,308			47,827	2,471			56,352
Diluted earnings per share:
Earnings (loss) per share	$3.01	(5.30)	0.31	0.29			$2.94	$16.99			$3.22
Weighted average shares outstanding	47,017	165	646	1,308			48,002	2,479			56,527

See accompanying notes to unaudited pro forma consolidated combined financial data.

Notes to Unaudited Pro Forma Consolidated Combined Financial Data

(dollars in thousands)

Note 1. Estimated Operational Cost Savings

Prosperity anticipates operational cost savings in connection with the acquisition of Texas Bankers, Bank Arlington, East Texas Financial and American State. Prosperity anticipates that these savings will occur through the combination of back office operations and elimination of duplicate general operations, administrative and salary and benefits expense. Estimated cost savings are not presented as part of the pro forma adjustments and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note 2. Anticipated Reduction in Fee Income

Prosperity anticipates loss of income related to reduced NSF fee income and debit and ATM card income. The combined company will be subject to the Durbin Act which imposes limits on debit and ATM card income. Such amounts are not presented as part of the pro forma adjustments.

Note 3. American State Special Dividend

Pursuant to the terms of the reorganization agreement, American State has the ability to pay a one-time special dividend to its shareholders of up to $5.0 million prior to the completion of the merger. The pro forma adjustments do not include the effect of such dividend. If American State elects to pay this special dividend, its equity would decrease by the amount of the dividend and goodwill recorded in the transaction would increase by the same amount.

Note 4. Pro Forma Adjustments and Assumptions:

The following pro forma adjustments have been reflected in the unaudited pro forma consolidated combined financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

(a)	The acquisition of Texas Bankers was effective on January 1, 2012. Therefore, the balance sheet information was derived from unaudited financial statements for the periods presented.

(b)	The fiscal year end of East Texas Financial is September 30 and its audited financial statements are as of and for the year ended September 30, 2011. Therefore, the balance sheet information was derived from unaudited financial statements for the periods presented.

(c)	This adjustment represents the write-up of East Texas Financial’s held to maturity securities to market value as part of the purchase accounting transactions.

(d)	Loans and deposits are currently being evaluated for fair value adjustments in accordance with the purchase method of accounting under accounting principles generally accepted in the United States of America. No pro forma adjustments to deposits have been made at this time. For pro forma purposes with respect to each target institution, the allowance for credit losses as of December 31, 2011 results in a reasonable approximation of fair value for loans. However, at the time of preparation of the pro forma financial statements, Prosperity had not completed its fair value of the loans and deposits acquired or to be acquired in each of the mergers. As a result, there could be adjustments to the carrying value of such assets acquired and liabilities assumed after the mergers are completed.

(e)	This adjustment represents the elimination of Texas Bankers, Bank Arlington and East Texas Financial allowance for credit losses as part of the purchase accounting transactions.

(f)	This adjustment represents the estimated purchase price allocation for the acquisition of Texas Bankers, Bank Arlington and East Texas Financial, calculated as follows:

Total purchase price-Texas Bankers	$12,710	315,000 shares of Prosperity common stock based on a
		December 30, 2011 closing price of $40.35.
Total purchase price-Bank Arlington	6,183	135,000 shares of Prosperity common stock based on a March 30, 2012 closing price of $45.80.
Total purchase price-East Texas Financial	24,441	531,000 shares of Prosperity common stock based on an
		average stock price of $46.03 calculated using the closing stock price for the 10 trading days ending on April 5, 2012.
Less: Texas Bankers equity at book value	(7,551)
Less: Bank Arlington equity at book value	(4,427)
Less: East Texas Financial equity at book value	(20,173)
Elimination of allowance for credit losses as part of purchase accounting transactions	(3,660)
Allocated to loan fair value	3,660
Allocated to core deposit intangibles	(1,407)
Allocated to write-up of held to maturity securities	(431)

Total goodwill adjustment-excess of purchase price over allocation to identifiable assets and liabilities	$9,345

(g)	This adjustment represents the recognition of estimated core deposit intangibles of approximately 1% of acquired deposits, excluding time deposits, acquired in the Texas Bankers, Bank Arlington and East Texas Financial acquisitions. The estimated average of 1% was calculated by dividing the recorded CDI of all transactions consummated in 2008 through 2010 by total acquired deposits, net of CD’s.

(h)	This adjustment represents the elimination of the historical equity of Texas Bankers, Bank Arlington and East Texas Financial as a part of the purchase accounting transactions.

(i)	This adjustment represents (i) the issuance of 315,000 shares of Prosperity common stock to shareholders of Texas Bankers, based on the closing stock price of Prosperity common stock on December 31, 2011 of $40.35 per share (ii) the issuance of 135,000 shares of Prosperity common stock to shareholders of Bank Arlington, based on the closing stock price of Prosperity common stock on March 31, 2012 of $45.80 per share and (iii) the issuance of 531,000 shares of Prosperity common stock to shareholders of East Texas Financial, based on the 10 day average trading price of Prosperity common stock ending on April 5, 2012 of $46.03 per share.

(j)	This adjustment represents the cash payments expected to be made for the following items required by the merger agreement:

(i) Cash portion of merger consideration for American State	$(178,500)
(ii) Cash paid by American State to certain officers upon completion of merger	(6,118)

Total cash payment	$(184,618)

(k)	This adjustment represents the write-up of American State’s held to maturity securities to market value as part of the purchase accounting transactions.

(l)	This adjustment represents the elimination of American State’s allowance for credit losses as part of the purchase accounting transactions.

(m)	This adjustment represents the estimated purchase price allocation for the acquisition of American State, calculated as follows:

Total purchase price-American State- common stock	$392,389	8.525 million shares of Prosperity common stock based on
		an average trading price of $46.03 which represents the closing price of the Prosperity common stock for the 10 trading days ending on April 5, 2012.
Total purchase price-American State –cash	178,500	Cash portion of merger consideration
Less: American State equity at book value	(279,713)
Adjust equity for cash payments made by American State to certain officers upon completion of the merger	6,118
Elimination of allowance for credit losses as part of purchase accounting transactions	(24,500)
Allocated to loan fair value	24,500
Allocated to core deposit intangibles	(17,779)
Allocated to write-up of held to maturity securities	(56,245)

Total goodwill adjustment-excess of purchase price over allocation to identifiable assets and liabilities	$223,270

(n)	This adjustment represents the recognition of estimated core deposit intangibles of approximately 1% of acquired deposits, excluding time deposits, acquired in the American State acquisition. The estimated average of 1% was calculated by dividing the recorded CDI of all transactions consummated in 2008 through 2010 by total acquired deposits, net of CD’s.

(o)	This adjustment represents the elimination of the historical equity of American State as a part of the purchase accounting transactions.

(p)	This adjustment represents the issuance of 8.525 million shares of Prosperity common stock to shareholders of American State, based on the 10 day average trading price of Prosperity common stock ending on April 5, 2012 of $46.03 per share.

(q)	The fiscal year end of East Texas Financial is September 30. In accordance with SEC regulations, the historical statement of income information for East Texas Financial presented below is for the year ended September 30, 2011. There were no material differences in such information during the three months ended December 31, 2011.

(r)	This adjustment represents twelve months of amortization on core deposit intangibles of $1.4 million expected to be acquired in the acquisition of Texas Bankers, Bank Arlington and East Texas Financial, which will be amortized on an accelerated basis over ten years.

(s)	This adjustment represents the net federal income tax effect of the pro forma adjustments using Prosperity’s statutory tax rate of 35.0%.

(t)	This adjustment represents the anticipated loss of investment income related to the cash portion of the merger consideration using an assumed reinvestment rate of 0.25%.

Cash portion of merger consideration	$178,500
Assumed federal funds reinvestment rate	0.25%

Total adjustment to interest income	$446

(u)	This adjustment represents twelve months of amortization on core deposit intangibles of $17.8 million expected to be acquired in the acquisition of American State, which will be amortized on an accelerated basis over ten years.

(v)	This adjustment represents the net federal income tax effect of the pro forma adjustments using Prosperity’s statutory tax rate of 35.0%.

COMPARATIVE SUMMARY OF HISTORICAL AND PRO FORMA PER SHARE SELECTED FINANCIAL DATA

Set forth below is certain per share financial information for Prosperity and American State on a historical basis, on a pro forma combined basis and on a pro forma combined basis per American State equivalent share.

The comparative pro forma data was derived by combining the historical consolidated financial information of Prosperity and American State using the purchase method of accounting for business combinations.

The pro forma data gives effect to:

•	the completion by Prosperity of the Texas Bankers acquisition, which was completed on January 1, 2012;

•	the completion by Prosperity of The Bank Arlington acquisition, which was completed on April 1, 2012;

•	the proposed acquisition by Prosperity of East Texas Financial Services, Inc.;

•	the proposed issuance of a number of shares of Prosperity common stock to the shareholders of East Texas Financial in connection with that acquisition;

•	the proposed acquisition of American State; and

•	the proposed issuance of a number of shares of Prosperity common stock and cash to the shareholders of American State in connection with the merger.

For purposes of presenting pro forma basic and diluted earnings per share and cash dividends per share, the comparative pro forma data for the year ended December 31, 2011 assumes that each of the Texas Bankers acquisition, The Bank Arlington acquisition, the East Texas Financial acquisition and the merger were effected on January 1, 2011. For purposes of presenting pro forma book value per share, the comparative pro forma data assumes that each of the Texas Bankers acquisition, The Bank Arlington acquisition, the East Texas Financial acquisition and the merger was effective on December 31, 2011. The American State pro forma equivalent share information shows the effect of the merger from the perspective of an owner of American State common stock. The information was computed by multiplying the pro forma information based on the assumed exchange ratio of 3.4110. The exchange ratio used assumes the exercise of all outstanding options to purchase an aggregate of 29,200 shares of American State common stock. The actual exchange ratio will differ if less than all of those stock options are exercised.

You should read the information below together with the historical consolidated financial statements and related notes of American State included with this proxy statement/prospectus.

We expect that Prosperity and American State will incur merger and integration charges as a result of combining their companies. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

As of and for the Year Ended December 31, 2011
Basic earnings per share
Prosperity	$3.03
Adjusted Prosperity(1)	2.96
American State	17.04
Pro Forma	3.23
Equivalent pro forma per share of American State common stock	11.02
Diluted earnings per share
Prosperity	$3.01
Adjusted Prosperity(1)	2.94
American State	16.99
Pro Forma	3.22
Equivalent pro forma per share of American State common stock	10.98
Cash dividends per share
Prosperity	$0.72
American State	9.00
Pro Forma(2)	0.72
Equivalent pro forma per share of American State common stock	2.46
Book value per share
Prosperity	$33.41
American State	113.24
Pro Forma	35.54
Equivalent pro forma per share of American State common stock	121.23

(1)	Financial data as of and for the year ended December 31, 2011 gives effect to the Texas Bankers and The Bank Arlington acquisitions and to the proposed acquisition of East Texas Financial.
(2)	Because Prosperity intends to continue paying its regular dividend, the pro forma dividend reflects the historical dividend paid by Prosperity.

COMPARATIVE STOCK PRICES

The following table shows (1) the market values of Prosperity common stock on February 24, 2012, the business day prior to the announcement of the proposed merger and as of the most recent date practicable preceding the date of this proxy statement/prospectus and (2) the equivalent pro forma value of a share of American State common stock at such dates based on the value of the consideration to be received in the merger with respect to each share. Historical market value information regarding American State common stock is not provided because there is no active market for American State common stock. Based on 2,470,083 shares of American State common stock outstanding as of April 25, 2012 and assuming the exercise of outstanding options to purchase 29,200 shares of American State common stock, holders of American State common stock will receive 3.4110 shares of Prosperity common stock (plus cash in lieu of a fractional share) and $71.42 in cash, with the cash portion subject to decrease as provided in the reorganization agreement, for each share they own. Because the number of shares of Prosperity common stock to be issued in the merger is fixed, the value of the total merger consideration to be received by shareholders of American State will fluctuate based on the market price of the Prosperity common stock. We urge you to obtain the current market price of the Prosperity common stock before you vote.

	Prosperity Common Stock(1)	Equivalent Pro Forma Per Share of American State Common Stock(2)
February 24, 2012	$41.14	$211.75
April 24, 2012	44.52	223.28

(1)	Represents the closing price of Prosperity common stock on the New York Stock Exchange.
(2)	Equivalent pro forma market value per share of American State common stock represents the historical market value per share of Prosperity common stock multiplied by the assumed exchange ratio of 3.4110 and adding the per share cash consideration of $71.42, assuming no decrease.

RISK FACTORS

An investment in the Prosperity common stock in connection with the merger involves risks. Prosperity describes below the material risks and uncertainties that it believes affect its business and an investment in the Prosperity common stock. You should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus in deciding whether to vote for approval of the reorganization agreement. If any of the risks described in this proxy statement/prospectus occur, Prosperity’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of Prosperity common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated With the Merger

Because the number of shares of Prosperity common stock to be received by American State shareholders in the merger is fixed and will not be adjusted if there is any change in the price of Prosperity common stock and the cash consideration may be decreased, you will not know the number of shares of Prosperity common stock or amount of cash you will receive for your American State common stock when you vote on the reorganization agreement.

Upon completion of the merger, all shares of American State common stock will be exchanged for 8,525,000 shares of Prosperity common stock and $178.5 million in cash, with the cash portion subject to decrease if American State’s equity capital on the closing date is less than $275.0 million, in the manner set forth in the reorganization agreement. Based on 2,470,083 shares of American State common stock outstanding and assuming the exercise of outstanding options to purchase 29,200 shares of American State common stock, each share of American State common stock will be exchanged for 3.4110 shares of Prosperity common stock (plus cash in lieu of a fractional share) and up to $71.42 in cash. The number of Prosperity shares is fixed and will not be adjusted as a result of any change in the market price of Prosperity common stock. In addition, neither Prosperity nor American State may terminate the reorganization agreement solely because of changes in the market price of Prosperity’s common stock. Therefore, if the price of the Prosperity common stock declines prior to the completion of the merger, the value of the merger consideration to be received by shareholders of American State will decline. The price of the Prosperity common stock is by nature subject to the general price fluctuations in the market for publicly-traded equity securities, has experienced significant volatility and may decline for a number of reasons, many of which are out of Prosperity’s control. Prosperity is unable to predict or give any assurances as to the market prices of its common stock on the date of the American State annual meeting, the date of the completion of the merger or at any time after the completion of the merger. Shareholders of American State are encouraged to obtain current market price quotations for the Prosperity common stock before voting their shares at the annual meeting.

The market price of Prosperity common stock after the merger may be affected by factors different from those affecting American State common stock or Prosperity common stock currently.

The businesses of Prosperity and American State differ in some respects and, accordingly, the results of operations of the combined company and the market price of Prosperity’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Prosperity and American State. For a discussion of the business of Prosperity and of certain factors to consider in connection with that business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The Federal Reserve must approve, or waive approval of, the merger and the FDIC and TDB must approve the merger of ASB with and into Prosperity Bank. The Federal Reserve, FDIC and TDB will consider, among other factors, the competitive impact of the merger and the bank merger, the financial and managerial resources of our companies and our subsidiary banks and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve, FDIC and TDB will review issues related to capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws. There can be no assurance as to whether this and other regulatory approvals will be received, the timing of those approvals or whether any conditions will be imposed.

American State will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on American State and consequently on Prosperity. These uncertainties may impair American State’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with American State to seek to change existing business relationships with American State. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Prosperity. If key employees depart, Prosperity’s business following the merger could be harmed. In addition, the reorganization agreement restricts American State from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Prosperity. These restrictions may prevent American State from pursuing attractive business opportunities that may arise prior to the completion of the merger. See the section entitled “Proposal to Approve the Reorganization Agreement—Conduct of Business Pending Effective Time” beginning on page 62 of this proxy statement/prospectus for a description of the restrictive covenants to which American State is subject.

Combining our two companies may be more difficult, costly or time-consuming than we expect.

Prosperity and American State have operated and, until the merger is completed, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and timely, the expected benefits of the merger may not be realized.

Some of the directors and officers of American State may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and officers of American State may be different from those of American State shareholders, and directors and officers of American State may be participants in arrangements that are different from, or in addition to, those of American State shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “Financial Interests of Directors and Officers of American State in the Merger” beginning on page 70.

Prosperity may fail to realize the cost savings estimated for the merger.

Although Prosperity estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Prosperity’s business may require Prosperity to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on our ability to combine the businesses of Prosperity and American State in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Prosperity is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

American State shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

American State shareholders currently have the right to vote in the election of the board of directors of American State and on other matters affecting American State. The merger will transfer control of American State to Prosperity and to the shareholders of Prosperity. When the merger occurs, each American State shareholder will become a shareholder of Prosperity with a percentage ownership of Prosperity much smaller than such shareholder’s percentage ownership of American State. Because of this, American State shareholders will have less influence on the management and policies of Prosperity than they now have on the management and policies of American State. In addition, if the proposal to approve the termination of the shareholders’ agreement is approved and the merger is completed, the shareholders’ agreement will terminate, so the shareholders of American State who are parties to that agreement will not pool their shares of Prosperity common stock with other shareholders in determining how those shares will be voted.

Risks Associated With Prosperity’s Business

If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

To achieve its past levels of growth, Prosperity has focused on both internal growth and acquisitions. Prosperity may not be able to sustain its historical rate of growth or may not be able to grow at all. In addition, Prosperity may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new banking centers. Further, Prosperity may be unable to attract and retain experienced bankers, which could adversely affect its internal growth. If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

If Prosperity is unable to manage its growth effectively, its operations could be negatively affected.

Companies that experience rapid growth face various risks and difficulties, including:

•	finding suitable markets for expansion;

•	finding suitable candidates for acquisition;

•	attracting funding to support additional growth;

•	maintaining asset quality;

•	attracting and retaining qualified management; and

•	maintaining adequate regulatory capital.

In addition, in order to manage its growth and maintain adequate information and reporting systems within its organization, Prosperity must identify, hire and retain additional qualified associates, particularly in the accounting and operational areas of its business.

If Prosperity does not manage its growth effectively, its business, financial condition, results of operations and future prospects could be negatively affected, and Prosperity may not be able to continue to implement its business strategy and successfully conduct its operations.

Difficult market conditions and economic trends have adversely affected the banking industry and could adversely affect Prosperity’s business, financial condition, results of operations and cash flows.

Prosperity is operating in a challenging and uncertain economic environment, including generally uncertain conditions nationally and locally in its markets. Financial institutions continue to be affected by declines in the real estate market that have negatively impacted the credit performance of 1-4 family residential, construction and land development and commercial real estate loans and resulted in significant write-downs of assets by many financial institutions. Prosperity retains direct exposure to the residential and commercial real estate markets, and it is affected by these events.

Prosperity’s ability to assess the creditworthiness of customers and to estimate the losses inherent in its loan portfolio is made more complex by these difficult market and economic conditions. A prolonged national economic recession or further deterioration of these conditions in Prosperity’s markets could drive losses beyond that which is provided for in its allowance for credit losses and result in the following consequences:

•	increases in loan delinquencies;

•	increases in nonperforming assets and foreclosures;

•	decreases in demand for Prosperity’s products and services, which could adversely affect its liquidity position; and

•	decreases in the value of the collateral securing Prosperity’s loans, especially real estate, which could reduce customers’ borrowing power.

While economic conditions in the State of Texas and the U.S. are showing signs of recovery, there can be no assurance that these difficult conditions will continue to improve. Continued declines in real estate values, home sales volumes and financial stress on borrowers as a result of the uncertain economic environment, including job losses, could have an adverse effect on Prosperity’s borrowers or their customers, which could adversely affect Prosperity’s business, financial condition, results of operations and cash flows.

Liquidity risk could impair Prosperity’s ability to fund operations and jeopardize its financial condition.

Liquidity is essential to Prosperity’s business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on its liquidity. Prosperity’s access to funding sources in amounts adequate to finance its activities or on terms which are acceptable to it could be impaired by factors that affect Prosperity specifically or the financial services industry or economy in general. Factors that could detrimentally impact Prosperity’s access to liquidity sources include a decrease in the level of its business activity as a result of a downturn in its major markets or adverse regulatory action against Prosperity. Prosperity’s ability to borrow could also be impaired by factors that are not specific to it, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

If Prosperity is unable to identify and acquire other financial institutions and successfully integrate its acquired businesses, its business and earnings may be negatively affected.

The market for acquisitions remains highly competitive, and Prosperity may be unable to find acquisition candidates in the future that fit its acquisition and growth strategy. To the extent that Prosperity is unable to find suitable acquisition candidates, an important component of its growth strategy may be lost.

Acquisitions of financial institutions involve operational risks and uncertainties and acquired companies may have unforeseen liabilities, exposure to asset quality problems, key employee and customer retention problems and other problems that could negatively affect Prosperity’s organization. Prosperity may not be able to complete future acquisitions and, if completed, Prosperity may not be able to successfully integrate the operations, management, products and services of the entities that it acquires and eliminate redundancies. The integration process could result in the loss of key employees or disruption of the combined entity’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Prosperity’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the transaction. The integration process may also require significant time and attention from Prosperity’s management that they would otherwise direct at servicing existing business and developing new business. Prosperity’s failure to successfully integrate the entities it acquires into its existing operations may increase its operating costs significantly and adversely affect its business and earnings.

Prosperity’s dependence on loans secured by real estate subjects it to risks relating to fluctuations in the real estate market and related interest rates and regulatory guidance that could require additional capital and could adversely affect its financial condition, results of operations and cash flows.

Approximately 85.3% of Prosperity’s total loans as of December 31, 2011 consisted of loans included in the real estate loan portfolio, with 12.8% in construction and land development, 30.6% in residential real estate and 41.9% in commercial real estate. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A weakening of the real estate market in Prosperity’s primary market areas could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, the value of real estate and other collateral securing the loans and the value of real estate owned by Prosperity. If real estate values decline, it is also more likely that Prosperity would be required to increase its allowance for credit losses, which could adversely affect its financial condition, results of operations and cash flows.

As of December 31, 2011, Prosperity had $482.1 million or 12.8% of its total loans in construction and land development loans. Construction loans are subject to risks during the construction phase that are not present in standard residential real estate and commercial real estate loans. These risks include:

•	the viability of the contractor;

•	the contractor’s ability to complete the project, to meet deadlines and time schedules and to stay within cost estimates; and

•	concentrations of such loans with a single contractor and its affiliates.

Real estate construction loans also present risks of default in the event of declines in property values or volatility in the real estate market during the construction phase. If Prosperity is forced to foreclose on a project prior to completion, it may not be able to recover the entire unpaid portion of the loan, may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate amount of time. If any of these risks were to occur, it could adversely affect Prosperity’s financial condition, results of operations and cash flows.

The federal banking agencies have issued guidance regarding high concentrations of commercial real estate loans within bank loan portfolios. The guidance requires financial institutions that exceed certain levels of commercial real estate lending compared with their total capital to maintain heightened risk management practices that address the following key elements: board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and maintenance of increased capital levels as needed to support the level of commercial real estate lending. If there is any deterioration in Prosperity’s commercial mortgage or construction and land development portfolios or if its regulators conclude that Prosperity has not implemented appropriate risk management practices, it could adversely affect Prosperity’s business and result in a requirement of increased capital levels, and such capital may not be available at that time.

Prosperity’s commercial mortgage and commercial loans expose it to increased credit risks, and these risks will increase if Prosperity succeeds in increasing these types of loans.

Prosperity, while maintaining its conservative approach to lending, has emphasized both new and existing loan products, focusing on managing its commercial mortgage and commercial loan portfolios, and intends to continue to increase its lending activities and acquire loans in possible future acquisitions. As a result, commercial real estate and commercial loans as a proportion of its portfolio could increase. As of December 31, 2011, commercial real estate and commercial loans totaled $1.76 billion. In general, commercial real estate loans and commercial loans yield higher returns and often generate a deposit relationship, but also pose greater credit risks than do owner-occupied residential real estate loans. As Prosperity’s various commercial loan portfolios increase, the corresponding risks and potential for losses from these loans will also increase.

Prosperity makes both secured and some unsecured commercial loans. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers’ businesses. Secured commercial loans are generally collateralized by accounts receivable, inventory, equipment or other assets owned by the borrower and include a personal guaranty of the business owner. Compared to real estate, that type of collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed. Further, commercial loans generally will be serviced primarily from the operation of the business, which may not be successful, and commercial mortgage loans generally will be serviced from income on the properties securing the loans.

Prosperity’s business is subject to interest rate risk and fluctuations in interest rates may adversely affect its earnings and capital levels.

The majority of Prosperity’s assets are monetary in nature and, as a result, Prosperity is subject to significant risk from changes in interest rates. Changes in interest rates can impact Prosperity’s net interest income as well as the valuation of its assets and liabilities. Prosperity’s earnings are significantly dependent on its net interest income. Net interest income is the difference between the interest income earned on loans, investments and other interest-earning assets and the interest expense paid on deposits, borrowings and other interest-bearing liabilities. Therefore, any change in general market interest rates, such as a change in the monetary policy of the Federal Reserve or otherwise, can have a significant effect on Prosperity’s net interest income. Prosperity’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities.

Prosperity’s profitability depends significantly on local economic conditions.

Prosperity’s success depends primarily on the general economic conditions of the primary markets in Texas in which it operates and where its loans are concentrated. Unlike nationwide banks that are more geographically diversified, Prosperity provides banking and financial services to customers primarily in the greater Houston and Dallas/Fort Worth metropolitan areas and in the east, central, north central, south central and southeast areas of Texas. The local economic conditions in these areas have a significant impact on Prosperity’s commercial, real estate and construction and land development loans, the ability of its borrowers to repay their loans and the value of the collateral securing these loans. In addition, if the population or income growth in Prosperity’s market areas is slower than projected, income levels, deposits and housing starts could be adversely affected and could result in a reduction of Prosperity’s expansion, growth and profitability. Although economic conditions in Texas have not deteriorated to the same extent as in other areas of the country, such conditions could decline further. If Prosperity’s market areas experience a downturn or a recession for a prolonged period of time, Prosperity could experience significant increases in nonperforming loans, which could lead to operating losses, impaired liquidity and eroding capital. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic calamities, unemployment or other factors could impact these local economic conditions and could negatively affect Prosperity’s financial condition, results of operations and cash flows.

Prosperity’s allowance for credit losses may not be sufficient to cover actual credit losses, which could adversely affect its earnings.

As a lender, Prosperity is exposed to the risk that its loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to fully compensate Prosperity for the outstanding balance of the loan plus the costs to dispose of the collateral. Management makes various assumptions and judgments about the collectability of Prosperity’s loan portfolio, including the diversification by industry of its commercial loan portfolio, the amount of nonperforming assets and related collateral, the volume, growth and composition of its loan portfolio, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers and the evaluation of its loan portfolio through its internal loan review process and other relevant factors.

Prosperity maintains an allowance for credit losses in an attempt to cover estimated losses inherent in its loan portfolio. Additional credit losses will likely occur in the future and may occur at a rate greater than Prosperity has experienced to date. In determining the size of the allowance, Prosperity relies on an analysis of its loan portfolio, its historical loss experience and its evaluation of general economic conditions. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of Prosperity’s control, may require an increase in the allowance for credit losses. If Prosperity’s assumptions prove to be incorrect or if it experiences significant loan losses in future periods, its current allowance may not be sufficient to cover actual loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. A material addition to the allowance could cause net income, and possibly capital, to decrease.

In addition, federal and state regulators periodically review Prosperity’s allowance for credit losses and may require Prosperity to increase its provision for credit losses or recognize further charge-offs, based on judgments different than those of Prosperity’s management. An increase in Prosperity’s allowance for credit losses or charge-offs as required by these regulatory agencies could have a material adverse effect on Prosperity’s operating results and financial condition.

The small to medium-sized businesses that Prosperity lends to may have fewer resources to weather a downturn in the economy, which may impair a borrower’s ability to repay a loan to Prosperity that could materially harm Prosperity’s operating results.

Prosperity targets its business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These small to medium-sized businesses frequently have smaller market share than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience significant volatility in operating results. Any one or more of these factors may impair the borrower’s ability to repay a loan. In addition, the success of a small to medium-sized business often depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business and its ability to repay a loan. Economic downturns and other events that negatively impact Prosperity’s market areas could cause Prosperity to incur substantial credit losses that could negatively affect Prosperity’s results of operations and financial condition.

If the goodwill that Prosperity recorded in connection with a business acquisition becomes impaired, it could require charges to earnings, which would have a negative impact on Prosperity’s financial condition and results of operations.

Goodwill represents the amount by which the acquisition cost exceeds the fair value of net assets Prosperity acquired in the purchase of another financial institution. Prosperity reviews goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate the carrying value of the asset might be impaired.

Prosperity determines impairment by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Any such adjustments are reflected in Prosperity’s results of operations in the periods in which they become known. At December 31, 2011, Prosperity’s goodwill totaled $924.5 million. While Prosperity has not recorded any such impairment charges since it initially recorded the goodwill, there can be no assurance that Prosperity’s future evaluations of goodwill will not result in findings of impairment and related write-downs, which may have a material adverse effect on its financial condition and results of operations.

Prosperity may be required to pay higher FDIC deposit insurance assessments in the future.

Recent insured depository institution failures, as well as deterioration in banking and economic conditions generally, have significantly increased the loss provisions of the FDIC, resulting in a decline in the designated reserve ratio of the FDIC to historical lows. The FDIC anticipates that additional insured depository institutions are likely to fail in the foreseeable future, so the reserve ratio may continue to decline. In addition, the deposit insurance limit on FDIC deposit insurance coverage generally has increased to $250,000. These developments have resulted in increased FDIC assessments in 2009 and 2010 and may result in increased assessments in the future.

On February 7, 2011, the FDIC approved a final rule that amends its existing deposit insurance fund restoration plan and implemented certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act). Effective April 1, 2011, the assessment base is determined using average consolidated total assets minus average tangible equity rather than the previous assessment base of adjusted domestic deposits. The new assessment rates, calculated on the revised assessment base, generally range from 2.5 to 9 basis points for Risk Category I institutions, 9 to 24 basis points for Risk Category II institutions, 18 to 33 basis points for Risk Category III institutions, and 30 to 45 basis points for Risk Category IV institutions. The new assessment rates were calculated for the quarter beginning April 1, 2011 and reflected in invoices for assessments due September 30, 2011.

The final rule provides the FDIC’s board with the flexibility to adopt actual rates that are higher or lower than the total base assessment rates adopted on February 7, 2011 without notice and comment, if certain conditions are met. An increase in the assessment rates could have an adverse impact on Prosperity’s results of operations. For the year ended December 31, 2011, Prosperity’s FDIC insurance related costs were $8.3 million compared with $10.4 million for the year ended December 31, 2010.

Prosperity may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. Prosperity has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional customers. Many of these transactions expose Prosperity to credit risk in the event of a default by a counterparty or client. In addition, Prosperity’s credit risk may be exacerbated when the collateral held by Prosperity cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to Prosperity. Any such losses could have a material adverse effect on Prosperity’s financial condition, results of operations and cash flows.

Prosperity may need to raise additional capital in the future and such capital may not be available on acceptable terms when needed or available at all.

Prosperity may need to raise additional capital in the future to provide it with sufficient capital resources and liquidity to meet its commitments and business needs. In addition, Prosperity may elect to raise additional capital to support its business or to finance acquisitions, if any. Prosperity’s ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of its control, and its financial performance. Accordingly, Prosperity cannot assure you that such capital will be available to it on acceptable terms or at all. Any occurrence that may limit its access to the capital markets, such as a decline in the confidence of investors, depositors of Prosperity Bank or counterparties participating in the capital markets, may adversely affect Prosperity’s capital costs and its ability to raise capital and, in turn, its liquidity. An inability to raise additional capital on acceptable terms when needed could subject Prosperity to increased regulatory supervision and the imposition of restrictions on its growth or business, which could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

An interruption in or breach in security of Prosperity’s information systems may result in a loss of customer business and have an adverse effect on Prosperity’s results of operations, financial condition and cash flows.

Prosperity relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in Prosperity’s customer relationship management, general ledger, deposits, servicing or loan origination systems. Although Prosperity has policies and procedures designed to prevent or minimize the effect of a failure, interruption or breach in security of its communications or information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur, or if they do occur, that they will be adequately addressed by Prosperity. The occurrence of any such failures, interruptions or security breaches could result in a loss of customer business and have a negative effect on Prosperity’s results of operations, financial condition and cash flows.

The business of Prosperity is dependent on technology, and Prosperity’s inability to invest in technological improvements may adversely affect its results of operations, financial condition and cash flows.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Prosperity’s future success depends in part upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in its operations. Many of Prosperity’s competitors have substantially greater resources to invest in technological improvements. Prosperity may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers, which may negatively affect Prosperity’s results of operations, financial condition and cash flows.

Prosperity operates in a highly regulated environment and, as a result and changes in federal, state and local laws and regulations could adversely affect its financial performance.

Prosperity and Prosperity Bank are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not Prosperity’s shareholders. These regulations affect Prosperity’s lending practices, capital structure, investment practices, non-interest income, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Any change in applicable regulations or federal or state legislation could have a substantial impact on Prosperity, Prosperity Bank and their respective operations.

The Dodd-Frank Act, enacted in July 2010, instituted major changes to the banking and financial institutions regulatory regimes in light of the recent performance of and government intervention in the financial services sector. Additional legislation and regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could significantly affect Prosperity’s powers, authority and operations, or the powers, authority and operations of Prosperity Bank in substantial and unpredictable ways. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power could have a negative impact on Prosperity. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity is subject to losses resulting from fraudulent and negligent acts on the part of loan applicants, correspondents or other third parties.

Prosperity relies heavily upon information supplied by third parties, including the information contained in credit applications, property appraisals, title information, equipment pricing and valuation and employment and income documentation, in deciding which loans Prosperity will originate, as well as the terms of those loans. If any of the information upon which Prosperity relies is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to asset funding, the value of the asset may be significantly lower than expected, or Prosperity may fund a loan that it would not have funded or on terms it would not have extended. Whether a misrepresentation is made by the applicant or another third party, Prosperity generally bears the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsellable or subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate, and it is often difficult to recover any of the monetary losses Prosperity may suffer.

The recent repeal of the federal prohibition on payment of interest on commercial demand deposits could increase Prosperity’s interest expense.

All federal prohibitions on the ability of financial institutions to pay interest on commercial demand deposit accounts were repealed as part of the Dodd-Frank Act. As a result, beginning on July 21, 2011, financial institutions can now offer interest on commercial demand deposits to compete for clients. Prosperity’s interest expense will increase and its net interest margin will decrease if it begins offering interest on commercial demand deposits to attract additional customers or maintain current customers, which could have an adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity is subject to environmental liability risk associated with lending activities.

A significant portion of Prosperity’s loan portfolio is secured by real property. During the ordinary course of business, Prosperity may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Prosperity may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Prosperity to incur substantial expenses and may materially reduce the affected property’s value or limit Prosperity’s ability to use or sell the affected property.

In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Prosperity’s exposure to environmental liability. Although Prosperity has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on Prosperity’s financial condition and results of operations.

Risks Associated with Prosperity’s Common Stock

Prosperity’s corporate organizational documents and the provisions of Texas law to which it is subject may delay or prevent a change in control of Prosperity that a shareholder may favor.

Prosperity’s amended and restated articles of incorporation and amended and restated bylaws contain various provisions which may delay, discourage or prevent an attempted acquisition or change of control of Prosperity. These provisions include:

•	a board of directors classified into three classes of directors with the directors of each class having staggered three-year terms;

•

a provision that any special meeting of Prosperity’s shareholders may be called only by the chairman of the board and chief executive officer, the president, a majority of the board of directors or the holders of at least 50% of Prosperity’s shares entitled to vote at the meeting;

•

a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders; and

•	a provision that denies shareholders the right to amend Prosperity’s bylaws.

Prosperity’s articles of incorporation provide for noncumulative voting for directors and authorize the board of directors to issue shares of its preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of Prosperity’s preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in Prosperity. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of Prosperity.

There are restrictions on Prosperity’s ability to pay dividends.

Holders of Prosperity’s common stock are only entitled to receive such dividends as Prosperity’s board of directors may declare out of funds legally available for such payments. Although Prosperity has historically declared cash dividends on its common stock, it is not required to do so and there can be no assurance that Prosperity will pay dividends in the future. Any declaration and payment of dividends on common stock will depend upon Prosperity’s earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, Prosperity’s ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors.

Prosperity’s principal source of funds to pay dividends on its shares of common stock is cash dividends that Prosperity receives from Prosperity Bank. Various banking laws applicable to Prosperity Bank limit the payment of dividends and other distributions by Prosperity Bank to Prosperity, and may therefore limit Prosperity’s ability to pay dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Prosperity Bank to pay dividends to Prosperity if such limits were deemed appropriate to preserve certain capital adequacy requirements. In addition, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy in relation to the organization’s overall asset quality, level of current and prospective earnings and level, composition and quality of capital. The guidance provides that Prosperity inform and consult with the Federal Reserve prior to declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in an adverse change to Prosperity’s capital structure, including interest on the subordinated debentures underlying Prosperity’s trust preferred securities. If required payments on Prosperity’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or are suspended, Prosperity will be prohibited from paying dividends on its common stock.

The holders of Prosperity’s junior subordinated debentures have rights that are senior to those of Prosperity’s shareholders.

As of December 31, 2011, Prosperity had $85.1 million in junior subordinated debentures outstanding that were issued to Prosperity’s unconsolidated subsidiary trusts. The subsidiary trusts purchased the junior subordinated debentures from Prosperity using the proceeds from the sale of trust preferred securities to third party investors. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by Prosperity to the extent not paid or made by each trust, if the trust has funds available for such obligations.

The junior subordinated debentures are senior to Prosperity’s shares of common stock. As a result, Prosperity must make interest payments on the junior subordinated debentures (and the related trust preferred securities) before any dividends can be paid on its common stock; and, in the event of Prosperity’s bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of its common stock. Additionally, Prosperity has the right to defer periodic distributions on the junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time Prosperity would be prohibited from paying dividends on its common stock. Prosperity’s ability to pay the future distributions depends upon the earnings of Prosperity Bank and dividends from Prosperity Bank to Prosperity, which may be inadequate to service the obligations.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations of Prosperity after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of our companies before the merger or Prosperity after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•

Prosperity’s actual cost savings resulting from the merger are less than expected, Prosperity is unable to realize those cost savings as soon as expected or Prosperity incurs additional or unexpected costs;

•	Prosperity’s revenues after the merger are less than expected;

•

deposit attrition, operating costs, customer loss and business disruption before and after the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than Prosperity expected;

•	competition among financial services companies may increase;

•	the risk that the businesses of Prosperity and American State will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•	the failure of American State’s shareholders to approve the reorganization agreement;

•	the ability to obtain the governmental approvals of the merger on the proposed terms and schedule;

•	changes in the level of nonperforming assets and charge-offs;

•	changes in the interest rate environment reduce Prosperity’s or American State’s interest margins;

•	general business and economic conditions in the markets Prosperity or American State serve change or are less favorable than expected;

•	legislative or regulatory changes adversely affect Prosperity’s or American State’s businesses;

•	changes occur in business conditions and inflation;

•	personal or commercial customers’ bankruptcies increase;

•	changes occur in the securities markets; and

•	technology-related changes are harder to make or more expensive than expected.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates contained in forward-looking statements, please read the “Risk Factors” section of this proxy statement/prospectus.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. Therefore, we caution you not to place undue reliance on our forward-looking statements. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

This document constitutes a proxy statement of American State and is being furnished to all record holders of American State common stock in connection with the solicitation of proxies by (1) the board of directors of American State to be used at the annual meeting of shareholders of American State and (2) the voting representatives under the shareholders’ agreement to be used at the voting meeting, each to be held on June 5, 2012. One of the purposes of the American State annual meeting is to consider and vote to approve the reorganization agreement, dated as of February 26, 2012, by and between Prosperity and American State, which provides, among other things, for the merger of American State with and into Prosperity. This document also constitutes a prospectus relating to the Prosperity common stock to be issued to holders of American State common stock upon completion of the merger.

If your shares of American State common stock are subject to the shareholders’ agreement, the voting representatives under that agreement are calling a voting meeting of the parties to that agreement, which meeting is also to be held on June 5, 2012. One of the purposes of the voting meeting is to consider and vote to approve the reorganization agreement. The voting representatives are sending you blue proxy cards that the voting representatives are soliciting for use at the voting meeting.

AMERICAN STATE ANNUAL MEETING

AND

THE VOTING MEETING OF SHARES SUBJECT TO

THE SHAREHOLDERS’ AGREEMENT

Date, Place and Time of the Annual Meeting and Voting Meeting

The annual meeting of American State shareholders will be held at 4:00 p.m., local time, on June 5, 2012 at the ASB Conference Center at 1501 Avenue Q, Lubbock, Texas 79401.

The voting meeting of shareholders’ who are parties to the shareholders’ agreement will be held at 3:00 p.m., local time, on June 5, 2012 (one hour before the annual meeting) at the ASB Conference Center at 1501 Avenue Q, Lubbock, Texas 79401 (the same location as the annual meeting).

Matters to be Considered

The purpose of the annual meeting and the voting meeting are to consider and vote on the following:

•

to approve the Agreement and Plan of Reorganization, dated as of February 26, 2012, by and between Prosperity Bancshares, Inc. and American State Financial Corporation pursuant to which American State will merge with and into Prosperity, all on and subject to the terms and conditions contained therein;

•

to elect five directors to serve on the board of directors of American State until the earlier of the completion of the merger or American State’s 2013 annual meeting of shareholders, and each until their successors are duly elected and qualified or until their earlier resignation or removal;

•	to adjourn or postpone the meeting to a later date or dates, if the voting representatives or board of directors of American State, as applicable, determine it is necessary; and

•	to transact such other business as may properly come before the meeting.

The shareholders who are parties to the shareholders’ agreement will also meet at the voting meeting to consider and vote upon a proposal to terminate the shareholders’ agreement immediately before the merger is effective.

At this time, the board of directors of American State and the voting representatives are unaware of any matter, other than the matters set forth above, that may be presented for action at the annual meeting or the voting meeting.

Shares Entitled to Vote, Quorum and Vote Required

The holders of record of the outstanding shares of American State common stock at the close of business on April 25, 2012 will be entitled to notice of and to vote at the annual meeting and, if such holders’ shares are subject to the shareholders’ agreement, the voting meeting. At the close of business on that date, there were 2,470,083 shares of American State common stock outstanding and entitled to vote at the annual meeting and 1,969,847 shares of American State common stock entitled to vote at the voting meeting.

At the annual meeting and voting meeting, as applicable, the shareholders of American State will be entitled to one vote for each share of common stock owned of record on April 25, 2012. The holders of a majority of the shares of American State common stock entitled to vote at the annual meeting must be present, either in person or by proxy, to constitute a quorum at the annual meeting. The affirmative vote of at least two-thirds of the outstanding American State common stock is required to approve the reorganization agreement. Directors of American State will be elected by a plurality of the votes cast in person or by proxy at the annual meeting, and the affirmative vote of a majority of the outstanding shares of American State common stock entitled to vote at the annual meeting is required to approve the proposal to adjourn or postpone the annual meeting to a later date or dates.

Because a proposal to approve the reorganization agreement is to be considered at the voting meeting, the presence of the holders of at least two-thirds of the shares of American State common stock outstanding then entitled to vote at the voting meeting is required for any action to be taken at the voting meeting. The affirmative vote of at least two-thirds of the shares of American State common stock outstanding and then entitled to vote at the voting meeting is required to approve the reorganization agreement at the voting meeting and cause the voting representatives to vote all of the shares subject to the shareholders’ agreement to approve the reorganization agreement at the annual meeting. The affirmative vote of at least a majority of the outstanding shares of American State common stock subject to the shareholders’ agreement is required to approve the proposals to elect the director nominees, adjourn or postpone the voting meeting or the annual meeting, if necessary, and to terminate the shareholders’ agreement.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists at the annual meeting and voting meeting. Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. The proposal to approve the reorganization agreement is a non-routine matter. Accordingly, if a shareholder holds shares in street name and does not provide voting instructions to his broker, those shares will not be voted on the proposal to approve the reorganization agreement at the annual meeting or the voting meeting. Accordingly, the board of directors of American State and the voting representatives encourage you to complete, date and sign the accompanying proxy card or voting meeting proxy card, as applicable, and return it promptly in the enclosed postage-paid envelope.

Shares Held by Officers and Directors

The directors and executive officers of American State and certain directors of ASB have entered into an agreement to vote the shares of American State common stock they control in favor of approval of the reorganization agreement. As of the record date, 516,908 shares of American State common stock, or approximately 20.93% of the outstanding shares of the common stock entitled to vote at the annual meeting, were bound by the voting agreement. Of these shares, 509,252 are subject to the shareholders’ agreement and are eligible to vote at the voting meeting.

The voting representatives under the shareholders’ agreement unanimously recommend that the shareholders subject to the shareholders’ agreement vote FOR approval of the reorganization agreement, FOR the election of the director nominees, FOR adjournment or postponement of the voting meeting or annual meeting, if necessary, and FOR termination of the shareholders’ agreement.

The board of directors of American State unanimously recommends that you vote FOR the proposal to approve the reorganization agreement, FOR the election of the director nominees and FOR adjournment or postponement of the annual meeting, if necessary.

Voting and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed and returned to American State or the voting representatives, as applicable, and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the reorganization agreement, FOR the election of the director nominees, FOR the proposal to adjourn or postpone the meeting, if necessary, and, if the proxy is for shares subject to the shareholders’ agreement, FOR the proposal to terminate the shareholders’ agreement. The proxy and voting meeting proxy also grant authority to the persons designated in such proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the annual meeting or voting meeting, as applicable.

If you are the record holder of your shares, and your shares are not subject to the shareholders’ agreement, you may revoke any proxy given pursuant to this solicitation by the board of directors of American State at any time before it is voted at the annual meeting by:

•	giving written notice to the Secretary of American State;

•	executing a proxy bearing a later date and filing that proxy with the Secretary of American State at or before the annual meeting; or

•	attending and voting in person at the annual meeting.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: American State Financial Corporation, 1401 Avenue Q, Lubbock, Texas 78701, Attention: Secretary. If you hold your shares in street name with a bank or broker, you must contact such bank or broker if you wish to revoke your proxy.

If you are the record holder of your shares and such shares are subject to the shareholders’ agreement, you may revoke any voting meeting proxy given pursuant to this solicitation by the voting representatives under the shareholders’ agreement at any time before it is voted at the voting meeting by:

•	giving written notice to the voting representatives;

•	executing a voting meeting proxy bearing a later date and filing that proxy with the voting representatives at or before the voting meeting; or

•	attending and voting in person at the voting meeting.

All written notices of revocation and other communications with respect to revocation or voting meeting proxies should be sent to: American State Financial Corporation, 1401 Avenue Q, Lubbock, Texas 78701, Attention: Voting Representatives. If you hold your shares in street name with a bank or broker, you must contact such bank or broker if you wish to revoke your proxy.

Solicitation of Proxies; Expenses—Shareholders Whose Shares Are Subject to the Shareholders’ Agreement

This proxy solicitation is made by the voting representatives under the shareholders’ agreement. American State is responsible for its expenses incurred in preparing, assembling, printing and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, on behalf of the voting representatives, directors of American State intend to solicit proxies personally or by telephone or other means of communication. The directors will not be additionally compensated. American State will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

Solicitation of Proxies; Expenses—Shareholders Whose Shares Are Not Subject to the Shareholders’ Agreement

This proxy solicitation is made by the board of directors of American State. American State is responsible for its expenses incurred in preparing, assembling, printing and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors of American State intend to solicit proxies personally or by telephone or other means of communication. The directors will not be additionally compensated. American State will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

PROPOSAL TO APPROVE THE REORGANIZATION AGREEMENT

The following information describes material aspects of the merger. It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this document, including the reorganization agreement. A copy of the reorganization agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the Appendices in their entirety.

Terms of the Merger

The reorganization agreement provides for, among other things, the merger of American State with and into Prosperity. If the shareholders of American State approve the reorganization agreement at the annual meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the third quarter of 2012, although delays could occur. As a result of the merger, holders of American State common stock will be entitled to receive whole shares of Prosperity common stock and cash, with cash paid in lieu of a fractional share, and will no longer be owners of American State stock. As a result of the merger, certificates for American State common stock will only represent the right to receive the merger consideration pursuant to the reorganization agreement, and otherwise will be null and void after completion of the merger.

In connection with the merger, all outstanding shares of American State common stock will be converted into an aggregate of 8,525,000 shares of Prosperity common stock and $178.5 million in cash, with the cash portion of the merger consideration subject to decrease, in the manner set forth in the reorganization agreement and discussed below, if American State’s equity capital on the closing date is less than $275.0 million. Based on 2,470,083 shares of American State common stock outstanding as of February 26, 2012 and assuming the exercise of outstanding options to purchase 29,200 shares of American State common stock, holders of American State common stock will receive 3.4110 shares of Prosperity common stock (plus cash in lieu of a fractional share) and $71.42 in cash, subject to decrease, for each share they own.

If American State’s equity capital as of the closing date is less than $275.0 million, the cash portion of the merger consideration will be reduced by an amount equal to the difference between $275.0 million and American State’s equity capital on the closing date. Pursuant to the terms of the reorganization agreement, equity capital is defined as the sum of the capital stock, capital surplus and retained earnings of American State, excluding unrealized securities gains or losses, on a consolidated basis, as determined pursuant to generally accepted accounting principles (GAAP). For purposes of calculating equity capital, American State must include adjustments made for certain items related to the merger as more fully described in the reorganization agreement.

Because the number of shares of Prosperity common stock to be issued in the merger is fixed, the value of the total merger consideration you will receive will fluctuate based on the market price of the Prosperity common stock. Further, the cash portion of the merger consideration is subject to decrease as described above. Accordingly, you will not know the exact amount of cash or the value of the stock portion of the merger consideration you will receive in connection with the merger when you vote on the reorganization agreement.

As noted above, Prosperity will not issue any certificates for fractional shares of Prosperity common stock in connection with the merger but will instead pay cash for any fractional share interests. The amount of cash will be determined by multiplying the fractional share interest by the average closing price of Prosperity common stock as determined pursuant to the reorganization agreement.

Background of the Merger

From time to time, the board of directors of American State has considered various strategic alternatives to enhance and to maximize shareholder value. These strategic alternatives include continuing as an independent institution, as well as establishing or acquiring additional branch offices or other small banks. As a result, at various times, American State and ASB have completed various acquisitions as described in more detail under “Business of American State.” The American State board of directors has also considered other methods to enhance shareholder value, including possibly electing S corporation status for federal income tax purposes.

The American State board has also observed the increase in consolidation activity in the financial institutions industry occurring in recent years. Therefore, the board has monitored and explored expansion and acquisition opportunities for several years. Over the last several years, American State has periodically received inquiries from potential acquirers and merger partners. However, until July 2011, American State had not received a written expression of interest from any potential acquirer or merger partner.

In December 2010, Sandler O’Neill + Partners, L.P. arranged a lunch between American State and Prosperity, which was held in January 2011, in Lubbock. Attending that meeting were W.R. Collier, Chairman and CEO of American State, Michael Epps, President of American State, David Zalman, Chairman and CEO of Prosperity, and Dan Rollins, President and COO of Prosperity. The lunch discussion was very general in nature but the parties agreed to stay in contact. Several phone calls between Mr. Collier and Mr. Zalman occurred between January 2011 and July 2011, in which Prosperity expressed an interest in a possible transaction with American State.

During a phone call in July 2011, Mr. Collier asked that Prosperity reduce its thoughts to writing. In response, on July 27, 2011, American State received a non-binding letter of intent from Prosperity. On August 3, 2011, American State’s board of directors held a meeting to discuss the letter of intent. At that meeting, the board reviewed in detail the letter of intent and directed management to engage legal counsel to assist American State in the proposed transaction and Sandler O’Neill to serve as a financial advisor to American State. Due to the uncertainty of the international economy and its impact on the U.S. stock markets at that time, no formal action was taken by American State’s board of directors regarding the July 27, 2011 non-binding letter of intent.

By letter agreement dated as of September 14, 2011, American State retained Sandler O’Neill as its independent financial advisor in connection with the proposed transaction.

No interaction of any substance occurred between Prosperity and American State over the next few months except that American State’s board of directors agreed to continue discussions regarding a possible transaction and Mr. Collier and Mr. Zalman had occasional phone conversations regarding a possible transaction.

During a phone call in December 2011, Mr. Collier once again asked that Prosperity reduce its thoughts to writing. Various drafts of a letter of intent were received and reviewed beginning on December 19, 2011. On January 4, 2012, Prosperity delivered a revised letter of intent to American State. That version of the letter of intent was similar to the version sent by Prosperity on July 27, 2011, except that the merger consideration had been increased.

Negotiations continued between the parties, specifically relating to the amount to be paid for American State and the proposed restrictions on American State’s dividends. On January 12, 2012, Prosperity delivered a revised letter of intent (but still dated January 4, 2012) to American State that provided for merger consideration of 8,525,000 shares of Prosperity common stock and $178.5 million in cash. The revised version also permitted American State to pay a special dividend of up to $5.0 million before closing, in addition to its current regular quarterly dividends. The American State board met the same day and authorized Mr. Collier to execute the letter. Later that day, American State signed and delivered this letter of intent to Prosperity. The letter of intent was subject to, among other things, the satisfactory completion of Prosperity’s due diligence.

On February 1, 2012, Prosperity presented American State with an initial draft of the reorganization agreement. Prosperity conducted on-site due diligence of American State in early February 2012, and in mid-February 2012, representatives of American State and Sandler O’Neill conducted reverse due diligence on Prosperity.

American State and its legal counsel presented comments to the initial draft of the reorganization agreement to Prosperity and its counsel on February 17, 2012. From February 17, 2012 to February 26, 2012, management of both American State and Prosperity, and their respective legal counsel, negotiated the reorganization agreement and related documents.

On February 23, 2012, management of American State discussed in detail with American State’s directors the then-current draft of the reorganization agreement. On February 24, 2012, management of American State scheduled a special meeting of American State’s board of directors to be held on February 26, 2012, to review and consider the proposed transaction. On the morning of February 25, 2012, management of American State circulated to American State’s directors the then-current draft of the reorganization agreement.

On February 26, 2012, American State’s board of directors held a meeting to consider the merger with Prosperity. At that meeting, Sandler O’Neill made a presentation concerning the merger consideration to American State’s board. At the conclusion of this discussion and after responding to questions from the directors, Sandler O’Neill rendered to American State’s board its oral opinion that, subject to the assumptions, limitations and qualifications set forth in their written opinion, that the total aggregate consideration to be received from Prosperity, which consisted of $178.5 million in cash and 8,525,000 shares of common stock, was fair to holders of American State’s common stock from a financial point of view. Sandler O’Neill’s oral opinion was subsequently confirmed by delivery of its written opinion, dated as of February 26, 2012, to American State’s board of directors. Thereafter, legal counsel reviewed the terms and conditions of the proposed reorganization agreement and ancillary legal documents with American State’s board of directors, discussing in detail the business points, contingencies, timing issues and fiduciary concerns. Outside legal counsel also described the terms and conditions of the voting agreement that Prosperity asked to be signed by the directors of American State and ASB.

Based upon American State’s board of directors review and discussion of the reorganization agreement, the opinion of Sandler O’Neill and other relevant factors (described below in “Recommendation of American State’s Board and Its Reasons for the Merger”), the board, by unanimous vote of all directors, authorized and approved the execution of the merger agreement with Prosperity, and authorized Mr. Collier or Mr. Epps to execute the reorganization agreement on behalf of American State.

That evening, signature pages to the reorganization agreement, the voting agreement and related documents were exchanged by the parties. The companies issued a joint press release announcing the signing of the reorganization agreement before the opening of the stock markets on the morning of February 27, 2012.

Recommendation of American State’s Board and Its Reasons for the Merger

American State’s board of directors has unanimously approved the reorganization agreement and unanimously recommends that the American State shareholders vote FOR approval of the reorganization agreement.

American State’s board of directors has determined that the merger is fair to, and in the best interests of, American State’s shareholders. In approving the reorganization agreement, American State’s board of directors consulted with Sandler O’Neill with respect to the financial aspects and fairness of the merger consideration, from a financial point of view, to the holders of shares of American State common stock and with its outside legal counsel as to its legal duties and the terms of the reorganization agreement. In arriving at its determination, American State’s board also considered a number of factors, including the following:

•

American State’s board of directors’ familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of American State;

•	the current and prospective environment in which American State operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•

the financial presentation of Sandler O’Neill and the opinion of Sandler O’Neill dated as of February 26, 2012, that, as of February 26, 2012 (the date on which American State’s board of directors approved the reorganization agreement), and subject to the assumptions, limitations and qualifications set forth in the opinion, the total aggregate consideration to be received from Prosperity, which consisted of no more than $178.5 million in cash and 8,525,000 shares of Prosperity common stock, is fair, from a financial point of view, to the holders of American State common stock (see “—Opinion of American State’s Financial Advisor,” beginning on page 52);

•

that shareholders of American State will receive part of the merger consideration in shares of Prosperity common stock, which are publicly traded on the New York Stock Exchange, contrasted with the absence of a public market for American State common stock;

•	the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code with respect to the American State common stock exchanged for Prosperity common stock;

•

the results that American State could expect to obtain if it continued to operate independently, and the likely benefits to shareholders of that course of action, as compared with the value of the merger consideration offered by Prosperity;

•	the ability of Prosperity to pay the aggregate merger consideration without a financing contingency and without the need to obtain financing to close the transaction;

•	the ability of Prosperity to receive the requisite regulatory approvals in a timely manner;

•

the terms and conditions of the reorganization agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, including a provision that permits American State’s board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, a third party that has submitted an unsolicited proposal to acquire American State;

•	merger with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;

•	the agreement of Prosperity to continue to provide indemnification for American State’s directors and officers, and to honor certain existing employee benefits;

•

that some of American State’s directors and executive officers have other financial interests in the merger in addition to their interests as American State shareholders, including financial interests that are the result of compensation arrangements with American State, the manner in which such interests would be affected by the merger, as well as the new employment agreements that certain of these persons entered into with Prosperity in connection with the merger;

•	that the cash portion of the merger consideration will be taxable to American State’s shareholders upon completion of the merger;

•

the requirement that American State conduct its business in the ordinary course and the other restrictions on the conduct of the American State’s business before completion of the merger, which may delay or prevent American State from undertaking business opportunities that may arise before completion of the merger; and

•	that under the agreement American State could not solicit competing proposals for the acquisition of American State.

The reasons set out above for the merger are not intended to be exhaustive but do include all material factors considered by American State’s board of directors in approving the merger. In reaching its determination, the

American State board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the board believed that the merger was in the best interest of American State’s shareholders, and therefore the board of directors of American State unanimously approved the reorganization agreement and the merger. In addition, all members of American State’s board of directors have agreed to vote the shares of common stock of American State over which they have voting authority in favor of the reorganization agreement and the merger.

AMERICAN STATE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE REORGANIZATION AGREEMENT AND THE MERGER.

Prosperity’s Reasons for the Merger

As a part of Prosperity’s growth strategy, Prosperity routinely evaluates opportunities to acquire financial institutions. The acquisition of American State is consistent with Prosperity’s expansion strategy. Prosperity’s board of directors, senior management and certain lenders reviewed the business, financial condition, results of operation and prospects for American State, the market condition of the market area in which American State conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Prosperity believes that the merger will expand Prosperity’s presence in Lubbock and the West Texas area, provide opportunities for future growth and provide the potential to realize cost savings. Prosperity’s board of directors also considered the financial condition and valuation for both American State and Prosperity as well as the financial and other effects the merger would have on Prosperity’s shareholders.

While management of Prosperity believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Prosperity has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the merger, the Prosperity board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Prosperity board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Prosperity’s management.

Opinion of American State’s Financial Advisor

The fairness opinion of American State’s financial advisor, Sandler O’Neill + Partners, L.P., is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of American State. You should not rely on any of these statements as having been made or adopted by American State or Prosperity. You should review the copy of the Fairness Opinion, which is attached as Appendix B.

By letter dated September 14, 2011¸ American State retained Sandler O’Neill to act as its financial advisor in connection with a sale of American State. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to American State in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the Agreement. At the February 26, 2012 meeting at which American State’s board considered and approved the reorganization agreement, subject to satisfactory resolution of certain outstanding issues, Sandler O’Neill delivered to the board its oral and written opinion, that, as of such date, the merger consideration was fair to the holders of American State’s common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. American State’s shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to American State’s board and is directed only to the fairness of the merger consideration to American State’s shareholders from a financial point of view. It does not address the underlying business decision of American State to engage in the merger or any other aspect of the merger and is not a recommendation to any American State shareholder as to how such shareholder should vote at the meeting with respect to the merger or any other matter.

In connection with rendering its February 26, 2012 opinion, Sandler O’Neill reviewed and considered, among other things:

•	the reorganization agreement;

•	certain financial statements and other historical financial information of American State that it deemed relevant;

•	certain financial statements and other historical financial information of Prosperity that it deemed relevant;

•	internal financial projections for American State for the years ending December 31, 2012 through December 31, 2015, as discussed with senior management of American State;

•	internal financial projections for Prosperity for the years ending December 31, 2012 through December 31, 2015, as discussed with senior management of Prosperity;

•

the pro forma financial impact of the merger on Prosperity based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Prosperity;

•

a comparison of certain financial and other information for American State and Prosperity with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

•	the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector;

•	the current market environment generally and in the commercial banking sector in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

Sandler O’Neill also discussed with certain members of senior management of American State the business, financial condition, results of operations and prospects of American State and held similar discussions with the senior management of Prosperity regarding the business, financial condition, results of operations and prospects of Prosperity.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by American State and Prosperity or that was otherwise reviewed by it and have assumed such accuracy and completeness for purposes of preparing this letter. Sandler O’Neill further relied on the assurances of the management of American State and Prosperity that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of American State or Prosperity or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of American State, Prosperity or the combined entity after the Merger and did not review any individual credit files relating to American State or Prosperity. Sandler O’Neill assumed, with the consent of American State, that the respective allowances for loan losses for both American State and Prosperity are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

Sandler O’Neill assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of American State and Prosperity since the date of the most recent financial data made available to it. Sandler O’Neill also assumed in all respects material to its analysis that American State and Prosperity would remain as a going concern for all periods relevant to its analyses. Sandler O’Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.

Sandler O’Neill’s analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to it as of, the date hereof. Events occurring after the date hereof could materially affect its views. Sandler O’Neill did not undertake to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.

Sandler O’Neill’s opinion is directed to the board of directors of American State in connection with its evaluation of the merger consideration and does not constitute a recommendation to any shareholder of American State as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to holders of American State’s common stock and does not address the underlying business decision of American State to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for American State or the effect of any other transaction in which American State might engage. The opinion cannot be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent. The opinion has been approved by Sandler O’Neill’s fairness opinion committee. Sandler O’Neill expressed no opinion as to the fairness of the amount or nature of the compensation to be received in the merger by American State’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the merger by any other shareholders of American State.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Using $178.5 million in cash consideration to be received by American State shareholders and 8,525,000 shares of Prosperity common stock to be received by American State shareholders, Sandler O’Neill calculated an aggregate transaction value of $529.2 million. Based upon financial information as or for the twelve month period ended December 31, 2011, Sandler O’Neill calculated the following transaction ratios:

Transaction Ratios

Price / Last Twelve Months Earnings	12.6x
Price / Book Value	189%
Price / Tangible Book Value	206%
Core Deposit Premium(1)	13.5%

(1)	Core deposits excludes time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits

Comparable Company Analysis. Sandler O’Neill used publicly available information to perform a comparison of selected financial and market trading information for American State and Prosperity.

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for American State and a group of financial institutions selected by Sandler O’Neill. American State’s peer group consisted of selected publically traded regional banks in Colorado, Oklahoma and Texas with assets between $1.5 billion and $20 billion:

American State Comparable Companies

International Bancshares Corporation	ViewPoint Financial Group Inc.
Prosperity Bancshares, Inc.	CoBiz Financial Inc.
Texas Capital Bancshares Inc.	Southwest Bancorp Inc.
BancFirst Corp.	F & M Bancorp, Inc.
First Financial Bankshares, Inc.	Encore Bancshares, Inc.
Southside Bancshares, Inc.

The analysis compared publicly available financial information for American State and the mean and median financial and market trading data for American State’s peer group as of and for the period ended December 31, 2011, or the most recent period available. The table below sets forth the data for American State and the median data for American State’s peer group as of and for the period ended December 31, 2011, or the most recent period available, with pricing data as of February 24, 2012, for the peer group.

American State Comparable Company Analysis

	American State	Comparable Group Median Result
Total Assets (in millions)	$3,082	$3,308
Return on Average Assets (LTM)	1.48%	1.11%
Return on Average Tangible Common Equity (LTM)	16.9	11.7
Net Interest Margin (LTM)	3.61	3.66
Efficiency Ratio	52.8	57.5
Tangible Common Equity / Tangible Assets	8.4	7.4
Total Risk Based Capital Ratio	16.3	17.1
Loan Loss Reserve / Gross Loans	2.02	1.53
Non-performing Assets / Assets	0.30	0.83
Price / Tangible Book Value	—	151
Price / Last Twelve Months Earnings per Share	—	13.8x
Market Capitalization (in millions)	—	$498

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for Prosperity and a group of financial institutions selected by Sandler O’Neill. Prosperity’s peer group consisted of selected publicly-traded Texas banks with assets between $1.5 billion and $30 billion:

Prosperity Bancshares, Inc. Comparable Companies

Cullen/Frost Bankers Inc.	Southside Bancshares, Inc.
International Bancshares Corporation	ViewPoint Financial Group Inc.
Texas Capital Bancshares, Inc.	Encore Bancshares, Inc.
First Financial Bankshares, Inc.

The analysis compared publicly available financial information for Prosperity and the mean and median financial and market trading data for Prosperity’s peer group as of and for the period ended December 31, 2011, or the most recent period available. The table below sets forth the data for Prosperity and the median data for Prosperity’s peer group as of and for the period ended December 31, 2011, or the most recent period available, with pricing data as of February 24, 2012, for the peer group.

Prosperity Bancshares, Inc. Comparable Company Analysis

	Prosperity	Comparable Group Median Result
Total Assets (in millions)	$9,823	$4,121
Return on Average Assets (LTM)	1.47%	1.11%
Return on Average Tangible Common Equity (LTM)	26.0	11.7
Net Interest Margin (LTM)	3.94	3.61
Efficiency Ratio	41.7	57.5
Tangible Common Equity / Tangible Assets	7.0	8.8
Total Risk Based Capital Ratio	17.1	18.7
Loan Loss Reserve / Gross Loans	1.37	1.53
Non-performing Assets / Assets	0.15	0.71
Price / Tangible Book Value	310	168
Price / Last Twelve Months Earnings per Share	13.7x	16.0x
Market Capitalization (in millions)	$1,943	$1,076

Stock Trading History. Sandler O’Neill compared the relationship between the movements in the prices of Prosperity’s common stock to movements in the prices of the NASDAQ Bank Index, the S&P Bank Index, the S&P 500 and Prosperity’s peer group listed under “Prosperity Bancshares, Inc. Comparable Companies” above.

During the one-year period ended February 24, 2012, Prosperity’s common stock performed comparably to all of the various indices to which it was compared.

Prosperity Bancshares, Inc. One-Year Stock Performance

	Beginning Index Value February 24, 2011	Ending Index Value February 24, 2012
Prosperity Bancshares, Inc.	100.0%	2.5%
Comparable Companies	100.0	5.9
S&P Bank	100.0	(4.9)
NASDAQ Bank	100.0	(4.1)
S&P 500	100.0	4.7

During the three-year period ended February 24, 2012, Prosperity’s common stock performed comparably to all of the various indices to which it was compared.

Prosperity Bancshares, Inc. Three-Year Stock Performance

	Beginning Index Value February 24, 2009	Ending Index Value February 24, 2012
Prosperity Bancshares, Inc.	100.0%	58.5%
Comparable Companies	100.0	54.0
S&P Bank	100.0	109.4
NASDAQ Bank	100.0	23.4
S&P 500	100.0	76.7

During the five-year period ended February 24, 2012, Prosperity’s common stock outperformed all of the various indices to which it was compared.

Prosperity Bancshares, Inc. Five-Year Stock Performance

	Beginning Index Value February 24, 2007	Ending Index Value February 24, 2012
Prosperity Bancshares, Inc.	100.0%	15.2%
Comparable Companies	100.0	(0.1)
S&P Bank	100.0	(65.1)
NASDAQ Bank	100.0	(48.9)
S&P 500	100.0	(5.9)

During the three-year period ended February 24, 2012, Prosperity’s price/tangible book multiple was above all of the various indices to which it was compared.

Prosperity Bancshares, Inc. Three-Year Price/TBV Performance

	Beginning Index Value February 24, 2009	Ending P/TBV Value February 24, 2012
Prosperity Bancshares, Inc.	349%	310%
Comparable Companies	191	183
SNL U.S. Bank	139	139

American State Net Present Value Analysis. Sandler O’Neill performed an analysis that estimated the aggregate present value of American State through December 31, 2015, assuming that American State performed in accordance with the financial projections for 2012 through 2015 as discussed with management. To approximate the terminal value of American State’s common stock at December 31, 2015, Sandler O’Neill applied price to last twelve months earnings multiples of 12.0x to 16.0x and multiples of tangible book value ranging from 125.0% to 225.0%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0% chosen to reflect different assumptions regarding required rates of return of holders of American State’s common stock. In addition, the terminal value of American State’s common stock at December 31, 2015, was calculated using the same range of price to last twelve months earnings multiples (12.0x – 16.0x) applied to a range of discounts and premiums to management’s budget projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 12.05% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of aggregate values for American State’s common stock of $334,501,412 to $484,201,650 when applying the price/earnings multiples to the matched budget, $282,322,931 to $550,182,601 when applying the price/earnings multiples to the - 25% / +25% budget range and $333,177,763 to $628,271,185 when applying price/tangible book value 125.0% to 225.0% budget range to the matched budget.

Earnings Per Share Multiples / Variable Discount Rates ($000s)

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x
10.0%	$379,331.6	$405,549.1	$431,766.6	$457,984.1	$484,201.7
11.0	367,374.3	392,659.7	417,945.1	443,230.5	468,516.0
12.0	355,934.5	380,328.9	404,723.2	429,117.6	453,512.0
13.0	344,985.3	368,527.5	392,069.8	415,612.1	439,154.3
14.0	334,501.4	357,228.4	379,955.5	402,682.5	425,409.5

Earnings Per Share Multiples / Variable Budgets ($000s)

Budget Variance	12.0x	13.0x	14.0x	15.0x	16.0x
(25.0%)	$282,322.9	$300,586.1	$318,849.2	$337,112.4	$355,375.6
(20.0)	296,933.5	316,414.2	335,894.9	355,375.6	374,856.3
(15.0)	311,544.0	332,242.2	352,940.5	373,638.7	394,337.0
(10.0)	326,154.5	348,070.3	369,986.1	391,901.9	413,817.7
(5.0)	340,765.0	363,898.4	387,031.7	410,165.0	433,298.4
0.0	355,375.6	379,726.4	404,077.3	428,428.2	452,779.1
5.0	369,986.1	395,554.5	421,122.9	446,691.4	472,259.8
10.0	384,596.6	411,382.6	438,168.6	464,954.5	491,740.5
15.0	399,207.2	427,210.7	455,214.2	483,217.7	511,221.2
20.0	413,817.7	443,038.7	472,259.8	501,480.8	530,701.9
25.0	428,428.2	458,866.8	489,305.4	519,744.0	550,182.6

Tangible Book Value Multiples / Variable Discount Rates ($000s)

Discount Rate	125%	150%	175%	200%	225%
10.0%	$377,804.7	$440,421.3	$503,037.9	$565,654.6	$628,271.2
11.0	365,901.6	426,292.1	486,682.6	547,073.1	607,463.5
12.0	354,513.7	412,776.1	471,038.5	529,300.9	587,563.3
13.0	343,614.1	399,841.4	456,068.6	512,295.8	568,523.0
14.0	333,177.8	387,457.9	441,738.0	496,018.2	550,298.3

In connection with its analyses, Sandler O’Neill considered and discussed with American State’s board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Prosperity Net Present Value Analysis. Sandler O’Neill also performed an analysis that estimated the present value per share of common stock of Prosperity through December 31, 2015, assuming that Prosperity performed in accordance with the financial projections for 2012 through 2015. To approximate the terminal value of Prosperity’s common stock at December 31, 2015, Sandler O’Neill applied price to last twelve months earnings multiples of 14.0x to 18.0x and multiples of tangible book value ranging from 275.0% to 375.0%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 6.75% to 10.75% chosen to reflect different assumptions regarding required rates of return of holders of Prosperity common stock. In addition, the terminal value of Prosperity’s common stock at December 31, 2015, was calculated using the same range of price to last twelve months earnings multiples (14.0x – 18.0x) applied to a range of discounts and premiums to management’s budget projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 8.75% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Prosperity’s common stock of $34.84 to $51.66 when applying the price/earnings multiples to the matched budget, $29.04 to $58.77 when applying the price/earnings multiples to the -25% / +25% budget range and $43.71 to $68.87 when applying price/tangible book value 275.0% to 375.0% budget range to the matched budget.

Earnings Per Share Multiples / Variable Discount Rates

Discount Rate	14.0x	15.0x	16.0x	17.0x	18.0x
6.75%	$40.89	$43.58	$46.28	$48.97	$51.66
7.75	39.26	41.84	44.43	47.01	49.59
8.75	37.71	40.19	42.67	45.14	47.62
9.75	36.24	38.62	40.99	43.37	45.75
10.75	34.84	37.12	39.40	41.68	43.97

Earnings Per Share Multiples / Variable Budgets

Budget Variance	14.0x	15.0x	16.0x	17.0x	18.0x
(25.0%)	$29.04	$30.90	$32.75	$34.61	$36.47
(20.0)	30.77	32.75	34.74	36.72	38.70
(15.0)	32.51	34.61	36.72	38.82	40.93
(10.0)	34.24	36.47	38.70	40.93	43.16
(5.0)	35.98	38.33	40.68	43.04	45.39
0.0	37.71	40.19	42.67	45.14	47.62
5.0	39.44	42.05	44.65	47.25	49.85
10.0	41.18	43.90	46.63	49.35	52.08
15.0	42.91	45.76	48.61	51.46	54.31
20.0	44.65	47.62	50.59	53.57	56.54
25.0	46.38	49.48	52.58	55.67	58.77

Tangible Book Value Multiples / Variable Discount Rates

Discount Rate	275%	300%	325%	350%	375%
6.75%	$51.36	$55.74	$60.11	$64.49	$68.87
7.75	49.30	53.50	57.69	61.89	66.09
8.75	47.34	51.37	55.40	59.42	63.45
9.75	45.48	49.34	53.21	57.07	60.94
10.75	43.71	47.42	51.13	54.84	58.55

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed two separate sets of merger transactions. One set of transactions included Alabama, Arkansas, Colorado, Louisiana, Mississippi, New Mexico, Oklahoma, Tennessee and Texas bank acquisitions with announced deal values greater than $50 million announced since January 1, 2009. The other set of transactions included nationwide bank acquisitions with announced deal value between $100 million and $1.5 billion announced since January 1, 2009 with Target Non Performing Assets / Total Assets less than 4.0%. Sandler O’Neill reviewed the following multiples: transaction price at announcement to last twelve months’ earnings per share, transaction price to stated book value, transaction price to stated tangible book value and transaction price to core deposit premium. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of comparable transactions.

Comparable Transaction Multiples

	PB /American State	Regional Commercial Bank Transactions since 2009	Nationwide Bank Transactions with Target NPA / Assets < 4%
Transaction price / LTM EPS	12.6x	14.6x	23.3x
Transaction price / Book Value	189%	136%	133%
Transaction price / Tangible Book Value	206%	169%	157%
Tangible Book Premium / Core Deposits	13.5%	9.7%	6.0%

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes on September 30, 2012; (2) the deal value based on $178.5 million in cash consideration to be received by American State shareholders and 8,525,000 shares of Prosperity common stock to be received by American State shareholders; (3) 20% cost savings of American State’s projected operating expense which is fully phased in by 2013; (4) approximately $22.5 million in pre-tax transaction costs and expenses; 60% expensed at close; (5) a core deposit intangible of 2.0% based on all non-CD deposits (8 year, sum-of-year’s amortization method); (6) a 2.0% opportunity cost of cash; (7) American State’s performance was calculated in accordance with management’s budget and guidance; and (8) Prosperity’s performance was calculated in accordance with management’s budget and guidance. The analyses indicated that for the year ending December 31, 2012, the merger would be accretive to Prosperity’s projected earnings per share and, at September 30, 2012, the merger would be slightly dilutive to Prosperity’s tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous. Sandler O’Neill is acting as financial advisor to American State in connection with the proposed merger and will receive fees for its services, a substantial portion of which is due upon closing of the merger. Pursuant to the terms of the engagement letter with American State, Sandler O’Neill will receive (a) upon the merger’s closing, an amount equal to 1.0% of the aggregate merger consideration, plus consideration paid regarding outstanding or cashed out options, warrants or rights to purchase shares as of the date of the reorganization agreement, plus the amount of debt assumed or repaid, plus the net present value of the maximum contingent payments to be received, including payments to executive personnel, plus any extraordinary dividends or distributions paid on or prior to the merger’s closing and (b), on the date of the opinion, a $200,000 fee for providing the fairness opinion, which will be credited against the total consideration paid to Sandler O’Neill. In addition, American State has agreed to indemnify Sandler O’Neill against certain liabilities and expenses arising out of or incurred in connection with its engagement. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to American State and Prosperity and their affiliates. Sandler O’Neill may also actively trade the debt securities of American State and Prosperity or their affiliates for its own account and for the accounts of its customers.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Sandler O’Neill determined that the total merger consideration is fair from a financial point of view to American State’s shareholders. Each shareholder is encouraged to read Sandler O’Neill’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix B to this proxy statement/prospectus.

Exchange of American State Stock Certificates

If you are a shareholder of American State, as soon as practicable after the effective time of the merger, Prosperity’s transfer and exchange agent, Computershare Investor Services, will mail a letter of transmittal and instructions to you for use in surrendering your American State stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, Computershare will promptly cancel the surrendered stock certificates and deliver to you the number of shares of Prosperity common stock and cash to which you are entitled under the reorganization agreement.

You should not send in your certificates until you receive the letter of transmittal and instructions.

At the effective time of the merger, and until surrendered as described above, each outstanding American State stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration to be paid pursuant to the reorganization agreement. With respect to any American State stock certificate that has been lost, stolen or destroyed, Prosperity will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with Prosperity’s standard policy, and evidence reasonably satisfactory to Prosperity of ownership of the shares in question. After the effective time of the merger, American State’s transfer books will be closed and no transfer of the shares of American State stock outstanding immediately prior to the effective time will be made on Prosperity’s stock transfer books.

To the extent permitted by law, you will be entitled to vote after the effective time of the merger at any meeting of Prosperity’s shareholders the number of whole shares of Prosperity common stock into which your shares of American State are converted, regardless of whether you have exchanged your American State stock certificates for Prosperity stock certificates. Whenever Prosperity declares a dividend or other distribution on the Prosperity common stock which has a record date after the effective time, the declaration will include dividends or other distributions on all shares of Prosperity common stock issuable pursuant to the reorganization agreement. However, no dividend or other distribution payable to the holders of record of Prosperity common stock will be delivered to you until you surrender your American State stock certificates for exchange as described above. Upon surrender of your American State stock certificates, the certificate representing the Prosperity common stock into which your shares of American State common stock have been converted, together with your share of the cash portion of the merger consideration, any cash in lieu of any fractional share of Prosperity common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be issued by the Secretary of State of Texas. If the shareholders of American State approve the merger at the annual meeting, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the third quarter of 2012, although delays could occur.

We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Treatment of American State Options

Not later than ten (10) days after the annual meeting, the board of directors of American State will accelerate the exercise date for all outstanding options to acquire American State common stock for a limited period of time to expire on a date chosen by the American State board of directors. On or before such specified date, each American State option may be exercised for cash by the holder of such option. After such date, all unexercised options will terminate. In certain circumstances, American State will provide financing for the exercise price. If all outstanding options are exercised by the holders thereof, American State would be obligated to issue 29,200 shares of American State common stock.

Conduct of Business Pending Effective Time

From the date of the reorganization agreement to and including the closing date, American State has agreed to, and has agreed to cause ASB to:

•

conduct its affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

•

use its best efforts to preserve intact its present business organization, keep available the services of its present officers, directors, key employees and agents, and preserve its relationships and goodwill with customers and advantageous business relationships;

•

promptly give written notice to Prosperity of (a) any material changes in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating the same may be contemplated) of any regulatory authority, (c) the institution or threat of any material litigation against American State or ASB or (d) any event or condition that would reasonably be expected to cause a breach of any covenant, condition or agreement contained in the reorganization agreement, any of the representations or warranties of American State in the reorganization agreement to be materially untrue or a material adverse effect on American State; and

•

except as required by law or regulation or expressly permitted by the reorganization agreement, take no action which would adversely affect or delay the ability of American State or Prosperity to obtain any regulatory or other approvals required for the completion of the merger or to perform its obligations and agreements under the reorganization agreement.

From the date of the reorganization agreement to and including the effective time of the merger, unless otherwise required by law or regulation or permitted by the reorganization agreement, and unless Prosperity otherwise consents in writing, which consent will not be unreasonably withheld, American State has agreed not to, and has agreed not to permit ASB to:

•	adjust, split, combine or reclassify any of the common stock or other capital stock of American State;

•

make, acquire, modify or renew or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit to any borrower that (1) would be a material violation of policies and procedures in effect as of the date of the reorganization agreement, (2) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (3) would be in excess of $500,000 (except pursuant to commitments made before the date of the reorganization agreement and not covered by items (1) or (2), or loans fully secured by a certificate of deposit at ASB);

•

issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock, except with respect to outstanding options and other securities subject to American State’s incentive stock plan;

•	grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

•

open, close or relocate any branch office, except for the opening of the branch located in Granbury, Texas which is currently under construction, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;

•

enter into, amend or terminate certain agreements specified in the reorganization agreement or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

•

grant any severance or termination pay to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of American State or one of its subsidiaries, either individually or as part of a class of similarly situated persons;

•

increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies in effect as of the date of the reorganization agreement, or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

•	amend any American State employee plan, other than as required to maintain the tax qualified status of such plan or otherwise as required by applicable law;

•

(1) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of American State common stock, other than (a) the payment of dividends from ASB to American State, (b) the payment of quarterly dividends at a rate consistent with those paid by American State during 2011, and (c) a one-time special dividend to the shareholders of American State of up to $5.0 million, or (2) directly or indirectly, purchase, redeem or otherwise acquire any shares of American State common stock;

•	make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

•

sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including other real estate owned) or interest therein, other than the other real estate owned properties under contract for sale as of the date of the reorganization agreement or those properties or assets valued on the books of American State at $500,000 or less;

•	foreclose upon or otherwise acquire any commercial real property having an appraised value of greater than $500,000 before receipt and approval by Prosperity of a Phase I environmental review thereof;

•	increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with American State’s past practices and safe and sound banking practices;

•	charge-off any loan or other extension of credit of $100,000 or more before review and approval by Prosperity of the amount of such charge-off;

•	establish any new subsidiary or affiliate or enter into any new line of business;

•

materially deviate from policies and procedures existing as of the date of the reorganization agreement with respect to (1) classification of assets, (2) the allowance for loan losses and (3) accrual of interest on assets, except as otherwise required by the provisions of the reorganization agreement, applicable law or regulation or any governmental authority;

•	amend or change any provision of the articles of incorporation or bylaws or the governing documents of American State or ASB;

•	make any capital expenditure which would exceed an aggregate of $100,000, except pursuant to commitments made before the date of the reorganization agreement and reflected in a disclosure schedule;

•	excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

•	prepay any indebtedness or other similar arrangements so as to cause American State to incur any prepayment penalty thereunder;

•

except pursuant to contracts or agreements in force at the date of or permitted by the reorganization agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

•	voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

•

settle any claim, action or proceedings involving payment by it of money damages in excess of $100,000 in the aggregate or impose any material restriction on the operations of American State or any of its subsidiaries;

•

make any changes to its investment securities portfolio from that as of December 31, 2011, or the manner in which the portfolio is classified or reported, except that American State and ASB may sell investment securities and purchase U.S. governmental agency securities, mortgage-backed securities and municipal securities having a maturity date no greater than one (1) year; or

•	agree to do any of the foregoing.

For a complete description of such restrictions on the conduct of the business of American State, we refer you to the reorganization agreement, which is attached as Appendix A to this proxy statement/prospectus.

No Solicitation

American State agreed that neither it, any of its subsidiaries, nor any of their respective directors, officers, agents or representatives will directly or indirectly take any action to:

•

solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal;

•	enter into any acquisition agreement relating to any acquisition proposal; or

•	propose or agree to do any of the foregoing.

If American State or any of its representatives receives an unsolicited bona fide acquisition proposal before the annual meeting that the American State’s board of directors has:

•

determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal;

•	determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and

•	obtained from such person or entity an executed confidentiality agreement,

then American State or its representatives may furnish information to and enter into discussions and negotiations with such other party.

American State agreed to notify Prosperity orally immediately, and in writing within 24 hours, after receipt of any unsolicited inquiries or acquisition proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such acquisition proposal, request or inquiry.

Conditions to Completion of the Merger

The reorganization agreement contains a number of conditions to the obligations of Prosperity and American State to complete the merger which must be satisfied as of the closing date, including, but not limited to, the following:

•	approval of the reorganization agreement by the holders of at least two-thirds of the outstanding shares of American State common stock;

•

receipt of all required regulatory approvals of transactions contemplated by the reorganization agreement, including the merger of ASB with and into Prosperity Bank, in a manner that does not impose any restrictions on the operations of Prosperity which are reasonably unacceptable to Prosperity;

•

the registration statement of which this proxy statement/prospectus forms a part has become effective and no stop order suspending its effectiveness is in effect and no proceedings for that purpose have been initiated and continuing or threatened by the SEC, and all necessary approvals under state securities laws relating to the issuance or trading of the Prosperity common stock to be issued have been received;

•	the shares of Prosperity common stock to be issued to American State shareholders being authorized for listing on the New York Stock Exchange;

•

the other party’s representations and warranties contained in the reorganization agreement being true and correct as of the date of the reorganization agreement and being true and correct in all material respects as of the date of the closing and receipt of a certificate signed by an appropriate representative of the other party to that effect;

•

the absence of a material adverse change in the assets, properties, business or financial condition of either party or any event that could reasonably be expected to cause or result in a material adverse effect on either party;

•

the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with before the closing of the merger and receipt of a certificate signed by an appropriate representative of the other party to that effect; and

•	receipt by each party of an opinion of such party’s counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

In addition to the conditions listed above, Prosperity’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•

each of the directors and officers (with a title of Executive Vice President or above) of American State and ASB must have executed a release agreement, releasing American State and ASB and their respective successors from any and all claims of such directors and officers, subject to certain limited exceptions, which will not become effective until the effective time of the merger;

•

the change in control agreements between ASB and W.R. Collier, Michael Epps and Tony Whitehead must have been terminated, American State must have paid any amount due under such agreements and each of Messrs. Collier, Epps and Whitehead must have executed a termination and release agreement with respect to the termination of such change in control agreements;

•

each of W.R. Collier, Michael Epps and Tony Whitehead having entered into a three-year employment and non-competition agreement with Prosperity Bank, which have been executed but will not become effective until the effective time of the merger;

•	each of the non-employee directors of American State and ASB having entered into a non-competition agreement with Prosperity, which will not become effective until the effective time of the merger;

•

each of the directors of American State and ASB must have executed a voting agreement and irrevocable proxy, which has been executed by all of the directors of American State and certain of the directors of ASB;

•	holders of no more than 8% of the outstanding American State common stock have demanded or are entitled to demand payment of the appraised fair value of their shares as dissenting shareholders;

•

all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which American State or ASB is a party or by which any of their respective properties is bound in order to prevent the completion of the transactions contemplated by the reorganization agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of American State or ASB having been obtained, and American State having received evidence thereof in form and substance satisfactory to it;

•	American State’s allowance for loan losses as of the closing date must be at a level equal to at least 1.57% of its total loans;

•

the completion of the merger or liquidation of certain American State subsidiaries with and into American State, with American State surviving, and the liquidation and dissolution of a subsidiary of ASB, which have been completed; and

•

confirmation that Prosperity and/or Prosperity Bank will become a member in good standing under each membership, network or similar agreement related to American State or ASB’s sponsorship of an independent sales organization or provision of electronic transfer services upon completion of the merger and/or the bank merger.

Any condition to the completion of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition.

Additional Agreements

In addition to the agreements described above, each party agreed in the reorganization agreement to take certain other actions, including but not limited to:

•

each party agreed to take all reasonable actions to aid and assist in the completion of the merger and use best efforts to take or cause to be taken all other actions necessary, proper or advisable to complete the transactions contemplated by the reorganization agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the reorganization agreement;

•

American State agreed, to the extent permitted by law, to provide Prosperity all information concerning American State required for inclusion in this proxy statement/prospectus, or any other application, filing, statement or document to be made or filed in connection with the merger and the other transactions contemplated by the reorganization agreement;

•

each party agreed to give the other party access to all of its properties, books and records and to provide additional financial and operating data and other information about its business and properties;

•

each party agreed that it will not, and will cause its respective representatives not to, directly or indirectly, before or after the completion of the merger or termination of the reorganization agreement, disclose any confidential information for any reason other than in connection with the regulatory notice and application process, or after termination of the reorganization agreement, use such confidential information for its own purposes or for another’s benefit;

•

each party agreed to hold in confidence documents and information concerning the other, the reorganization agreement and the transactions contemplated thereby, unless required to pursuant to order, request or demand of a governmental authority or by judicial or administrative process or by law;

•

each party agreed that it will not issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the reorganization agreement without the consent of the other party except as required by applicable law or securities exchange rules or in connection with the regulatory approval process;

•	American State agreed to deliver or make available to Prosperity all unaudited quarterly financial statements and all call reports filed by ASB;

•

American State agreed that it will provide, for a period of at least four years after the effective time of the merger, past acts insurance for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors’ and officers’ insurance policy (or comparable coverage), (2) employment practices liability insurance and (3) financial institutions bond (or comparable coverage) for each director and officer of American State or one its subsidiaries currently covered under comparable policies held by American State or any of its subsidiaries;

•

American State agreed to execute and deliver such instruments and take such actions as Prosperity reasonably requests to cause the amendment or termination of any of American State’s employee benefit plans and Prosperity agreed that the employees of American State and its subsidiaries who continue their employment after the closing of the merger will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, such employees will be entitled to credit for prior service with American State, and Prosperity will take all necessary acts to facilitate such coverage, including, without limitation, waiving any eligibility waiting periods and pre-existing condition exclusions, to the extent allowed by Prosperity’s plans and applicable law and subject to the provisions set forth in the reorganization agreement;

•

American State agreed to allow Prosperity to designate two representatives who will be invited to attend the board of directors and the loan and discount and asset and liability management committee meetings of American State and ASB held prior to completion of the merger, but such representatives will have no voting rights and may be excluded from certain sessions;

•

American State agreed to make such accounting entries consistent with GAAP as Prosperity may reasonably request in order to conform the accounting records of American State to the accounting policies and practices of Prosperity, but such adjustments will not affect the calculation of American State’s equity capital;

•

American State agreed to use its best efforts to maintain its allowance for loan losses at a level equal to at least 1.57% of total loans and, if the allowance for loan losses is less than 1.57% of total loans on the business day immediately before the closing date, American State will take all action necessary to increase the allowance for loan losses to an amount equal to 1.57% of total loans on that date;

•

American State agreed to use its best efforts to ensure that its current data processing contracts and contracts related to the provision of other electronic banking services will be terminated on a mutually agreeable date after the merger is completed;

•	American State agreed to use its reasonable best efforts to obtain all consents, approvals, authorizations or waivers as described on a disclosure schedule;

•

American State agreed to cause ASB to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings and other steps necessary to cause the completion of the combination of ASB with Prosperity Bank, with Prosperity Bank surviving, through merger, purchase and assumption or otherwise after the effective time of the merger;

•

American State agreed to take all steps necessary to cause the mergers of ASFC Investment Corporation and Farmers and Stockmen Regional Credit Corporation with and into American State, with American State surviving, which steps have been completed;

•

American State agreed to take all steps necessary, and agreed to cause ASB to take all steps necessary, to cause the liquidation and dissolution of Brownfield Investment Corporation, which has been completed;

•	American State agreed to use its best efforts to terminate the shareholders’ agreement as soon as practicable, but in no event later than ten (10) days prior to closing;

•

Prosperity agreed, at its expense, to file all notices and applications for all regulatory approvals required to be obtained by Prosperity or Prosperity Bank in connection with the reorganization agreement and the transactions contemplated thereby and to provide American State copies of such filings for which confidential treatment has not been requested;

•

Prosperity agreed to file all documents required to be filed to have the shares of the Prosperity common stock to be issued pursuant to the reorganization agreement included for listing on the New York Stock Exchange and use its reasonable best efforts to effect said listing;

•

Prosperity agreed to prepare and file a registration statement with the SEC with respect to the shares of Prosperity common stock to be issued pursuant to the reorganization agreement, and use its reasonable best efforts to cause the registration statement to become effective;

•

Prosperity agreed to use its reasonable best efforts for a two-year period after the date of the merger to comply with its filing requirements pursuant to Sections 13 and 15(d) of the Exchange Act of 1934, as amended (other than current reports on Form 8-K) and submit electronically and post on its corporate website, every interactive data file required to be submitted and posted pursuant to Rule 405 of Regulation S-T;

•

Prosperity agreed to take all actions necessary to (1) cause W.R. Collier to be elected or appointed as a director of Prosperity, (2) increase the number of positions on the Prosperity Bank board of directors by four and (3) cause each of Mark Kirkpatrick, Van May, Don Pickering and Scott Collier to be elected and appointed as directors of Prosperity Bank, all as of the effective time of the merger;

•

Prosperity agreed not to enter into any agreement with an unaffiliated third party before the effective time of the merger concerning any purchase or acquisition of Prosperity or Prosperity Bank or substantially all of the assets of such entities, by any unaffiliated third party, unless such transaction provides for the acquisition of American State by Prosperity or its successor on the same terms as contained in the reorganization agreement; and if such transaction is completed before the effective time, the shareholders of American State will be entitled to receive consideration in the transaction as if their American State common stock had been converted into Prosperity common stock at the effective time of such transaction;

•

Prosperity agreed to assume and honor or have its applicable subsidiary assume and honor, as of the effective time of the merger, certain deferred compensation and non-compete agreements of American State in effect as of the date of the reorganization agreement and listed on a disclosure schedule, and neither Prosperity nor its subsidiary will amend or terminate such agreements without the consent of the parties thereto; and

•

Prosperity agreed to indemnify the directors and officers of American State or ASB as of the effective time and for four (4) years thereafter, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of American State or ASB to the fullest extent that the indemnified party would be entitled under the articles of incorporation of American State or the articles of association of ASB, as applicable, as in effect on the date of the reorganization agreement and to the extent permitted by applicable law.

Representations and Warranties of American State and Prosperity

In the reorganization agreement, American State has made representations and warranties to Prosperity, and Prosperity has made representations and warranties to American State. The more significant of these relate to (among other things):

•	corporate organization and existence;

•	authority and power to execute the reorganization agreement and to complete the transactions contemplated by the reorganization agreement;

•	the absence of conflicts between the execution of the reorganization agreement and completion of the transactions contemplated by the reorganization agreement and certain other agreements;

•	capitalization;

•	the accuracy of their financial statements and reports;

•	pending or threatened litigation and other proceedings;

•	compliance with tax laws, payment of taxes and filing of tax returns;

•	actions taken by regulatory authorities and its ability to receive required regulatory approval;

•	compliance with applicable laws and regulatory filings;

•	the absence of certain changes and events;

•	compensation and benefits plans; and

•	compliance with the Community Reinvestment Act.

American State also has made additional representations and warranties to Prosperity with respect to (among other things):

•	its investments;

•	its loan portfolio and reserve for loan losses;

•	the existence of certain loan agreements and related matters;

•	its trust business;

•	its provision of independent sales organization and electronic funds transfer services;

•	its real property and leases;

•	its personal property;

•	the existence of certain contracts and commitments;

•	its fidelity bonds and insurance coverage;

•	its compliance with environmental laws;

•	employment relations;

•	its deferred compensation arrangements;

•	its brokers’, finders’ and financial advisors’ fees;

•	its accounting controls;

•	the absence of derivative contracts;

•	its deposit accounts;

•	its intellectual property rights;

•	its compliance with the Bank Secrecy Act and USA PATRIOT Act;

•	its shareholders list;

•	its status concerning SEC filings and registration of shares;

•	dissenting shareholders;

•	anti-takeover laws;

•	its receipt of a fairness opinion; and

•	ASB’s performance of its fiduciary responsibilities.

Prosperity has also made additional representations and warranties to American State with respect to (among other things) its compliance with its SEC reporting obligations and the accuracy of such reports.

Financial Interests of Directors and Officers of American State in the Merger

In considering the recommendation of the board of directors of American State to vote for the proposal to approve the reorganization agreement, you should be aware that certain directors and officers of American State have interests in the merger that are in addition to, or different from, their interests as shareholders of American State. The board of American State was aware of these interests and considered them in approving the reorganization agreement. These interests include:

•

Termination of Existing Change in Control Agreements. Immediately prior to the completion of the merger, American State intends to terminate the change in control agreements ASB entered into in 2007 with each of W.R. Collier, Michael Epps and Tony Whitehead. As required by the existing change in control agreements, upon the termination of those agreements, American State has agreed to pay Messrs. Collier, Epps and Whitehead an amount equal to two times their average annual compensation over the past three years (which amounts are approximately $2.5 million, $932,000, and $942,000, respectively).

•

Completion Payments. Messrs. Collier, Epps and Whitehead will receive completion payments in the amounts of $900,000, $345,000 and $450,000, respectively, from American State upon closing of the merger.

•

Employment Agreements with Prosperity Bank. Prosperity’s obligation to consummate the merger is subject to three of American State’s executive officers entering into employment and non-competition agreements with Prosperity Bank prior to the completion of the merger. On February 26, 2012, Prosperity Bank entered into employment agreements with W. R. Collier, Michael Epps and Tony Whitehead, each of which is for an initial term of three years. Each agreement entitles the named individual to receive a base annual salary, an annual bonus for three years and eligibility for bonuses thereafter, non-compete payments, use of a car and social club membership allowance, plus reimbursement of certain business expenses and participation in certain employee benefit and deferred compensation plans and stock based compensation programs. In addition, Messrs. Collier and Epps will each receive a one-time performance bonus upon completion of the operational integration of ASB with Prosperity Bank, and Messrs. Epps and Whitehead will each receive a grant of 15,000 shares of restricted Prosperity common stock. The agreements also contain non-competition and non-solicitation obligations for five years from the effective date.

The agreements with Messrs. Collier, Epps and Whitehead entitle each, after termination of his employment by Prosperity Bank for any reason other than for cause, death or disability (each as defined in the employment agreement), to receive payment of his base salary and bonus for the remainder of the initial term of the agreement and non-compete payments from Prosperity Bank. For the entire three-year term, the aggregate value of the employment agreements (excluding any stock awards and perquisites) for Messrs. Collier, Epps and Whitehead is $3.90 million, $1.57 million and $1.05 million, respectively.

•

Insurance. American State agreed that it will use its best efforts to provide for a period of not less than four years after completion of the merger past acts insurance coverage for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors and officers insurance policy coverage (or comparable coverage), (2) employment practices liability insurance and (3) current financial institutions bond (or comparable coverage) for each director and officer of American State or one of its subsidiaries currently covered under the comparable policies maintained by American State or one of its subsidiaries.

•

Director Arrangements. Prosperity agreed to take all actions necessary at or prior to the completion of the merger to cause W.R. Collier to be elected or appointed as a director of Prosperity at the completion of the merger, if he is willing and eligible to serve as a director of Prosperity. In addition, Prosperity agreed to take all actions necessary to increase the number of positions on the Prosperity Bank board of directors by four and cause each of Mark Kirkpatrick, Van May, Don Pickering and Scott Collier to be elected and appointed as directors of Prosperity Bank, as of the effective time of the merger.

•

Directors’ Fees. Each director of American State who is not also an employee of American State or ASB will receive an amount equal to one year’s directors fees, or $26,400, from American State upon closing of the merger, and each director of ASB who is not also an employee of ASB will receive an amount equal to one year’s directors fees, or $19,200 (and an additional $6,000 if they serve on ASB’s directors’ loan committee) from ASB upon closing of the merger.

•

Indemnification. Prosperity agreed to indemnify the directors and officers of American State or ASB as of the effective time and for four (4) years thereafter, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of American State or ASB to the fullest extent that the indemnified party would be entitled under the articles of incorporation of American State or the articles of association of ASB, as applicable, as in effect on the date of the reorganization agreement and to the extent permitted by applicable law.

•

Accelerated Vesting of Options. Not later than ten (10) days after the annual meeting, the board of directors of American State will accelerate the exercise date for all outstanding options, including those held by directors and officers, to acquire American State common stock for a limited period of time to expire on a date chosen by the American State board of directors. On or prior to such date, each American State option may be exercised for cash by the holder of such option. After such date, all unexercised options will terminate. In certain circumstances, American State will provide financing for the exercise price.

•

Deferred Compensation Arrangements. Prosperity agreed to assume, or cause one of its subsidiaries to assume, as of the effective time of the merger, certain deferred compensation agreements of ASB pursuant to which certain employees, including the officers of American State, will continue to be eligible to receive such deferred compensation payments.

Amendment or Waiver of the Reorganization Agreement

No termination, cancellation, modification, amendment, deletion, addition or other change in the reorganization agreement, or any provision thereof, or waiver of any right or remedy therein provided, is effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion is not deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Termination of the Reorganization Agreement

Prosperity and American State can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Prosperity or American State may decide, without the consent of the other, to terminate the reorganization agreement if:

•	any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued, and such order, decree, ruling or other action is final and non-appealable;

•

the merger has not been completed by August 24, 2012 (unless one or more of the regulatory approvals has not been received on or before August 9, 2012, in which case this deadline will be extended to September 23, 2012) or such later date approved in writing by the boards of directors of Prosperity and American State, unless the failure to complete the merger by that time is due to a violation of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•	any of the transactions contemplated by the reorganization agreement are not approved by the appropriate regulatory authorities;

•

the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party; or

•	American State shareholders fail to approve the reorganization agreement.

American State may terminate the reorganization agreement, without the consent of Prosperity, if the board of directors of American State receives an unsolicited, bona fide alternative acquisition proposal (as defined in the reorganization agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; but, Prosperity has the right to adjust the terms and conditions of the reorganization agreement so that the superior proposal no longer constitutes a superior proposal.

In addition, Prosperity may terminate the reorganization agreement, without the consent of American State, if:

•

any required regulatory approval is obtained subject to restrictions or conditions on the operations of American State, ASB, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity;

•	American State breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity;

•	American State’s board of directors agrees to accept another acquisition proposal (as defined in the reorganization agreement); or

•

American State’s board of directors withdraws or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger or recommends to American State shareholders acceptance or approval of any alternative acquisition proposal.

Prosperity also has the right to terminate the reorganization agreement on or prior to May 26, 2012, if the results of any environmental inspections or surveys of American State properties identify certain potential or current violations of environmental laws or environmental law requires certain remedial or clean up action that could have a material adverse effect on American State.

Termination Fee

If the reorganization agreement is terminated by:

•	Prosperity because American State’s board of directors agrees to accept another acquisition proposal;

•

Prosperity because American State’s board of directors withdraws or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger or recommends to American State’s shareholders acceptance or approval of any alternative acquisition proposal;

•	Prosperity because American State breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity;

•

American State because American State’s board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement taking into account any adjustments made by Prosperity to the merger consideration; or

•

Prosperity or American State because American State’s shareholders fail to approve the reorganization agreement by August 24, 2012 (or September 23, 2012, if regulatory approval has not been obtained by August 9, 2012) and, within twelve (12) months of termination of the reorganization agreement, American State enters into an acquisition agreement with a third party, then American State will be required to pay Prosperity a termination fee of $20.0 million, plus up to $750,000 for its expenses related to the proposed transaction.

If either Prosperity or American State terminates the reorganization agreement (1) after August 24, 2012 (or September 23, 2012, if regulatory approval has not been obtained by August 9, 2012) and, at the time of termination, the registration statement has been declared effective at least 25 business days prior to such date and American State has failed to call, give notice of, convene and hold the shareholder meeting in accordance with reorganization agreement, or (2) because American State’s shareholders do not approve the reorganization agreement and an acquisition proposal exists at the time of termination, American State will be required to pay Prosperity up to $750,000 for its expenses related to the proposed transaction.

Except with respect to termination fees and expenses, as discussed above, in the event of the termination of the reorganization agreement without breach by any party, the reorganization agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the reorganization agreement.

Expenses

Except with respect to the expenses related to termination discussed above, American State and Prosperity will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the reorganization agreement, whether or not the transactions provided for in the reorganization agreement are completed, including, but not limited to, fees and expenses of their own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each of American State and Prosperity agreed to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the merger other than one based on communications between the party and the claimant seeking indemnification.

New York Stock Exchange Listing

Prosperity has agreed to file all documents required to be filed to have the shares of Prosperity common stock to be issued pursuant to the reorganization agreement approved for listing on the New York Stock Exchange and to use its reasonable best efforts to effect such listing. The obligations of the parties to complete the merger are subject to such shares having been authorized for listing on the New York Stock Exchange.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of American State common stock that exchange their shares of American State common stock for shares of Prosperity common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders of American State common stock that hold their shares of American State common stock as a “capital asset” within the meaning of Section 1221 of the Code. Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances or to a holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a holder that is:

•	a financial institution;

•	a tax-exempt organization;

•	a regulated investment company;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a controlled foreign corporation or passive foreign investment company;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects to use the mark-to-market method of accounting;

•	a holder of American State common stock subject to the alternative minimum tax provisions of the Code;

•

a holder of American State common stock that received American State common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of American State common stock that has a functional currency other than the U.S. dollar;

•	a holder of American State common stock that holds American State common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a person that is not a U.S. holder; or

•	a U.S. expatriate or certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of American State common stock that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds American State common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds American State common stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to a U.S. holder may be complex and will depend in part on the U.S. holder’s specific situation. Each U.S. holder should consult its own tax advisor as to the tax consequences of the merger in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Bracewell & Giuliani LLP has rendered its tax opinion to Prosperity and Hunton & Williams LLP has rendered its tax opinion to American State addressing the U.S. federal income tax consequences of the merger as described below. In rendering their tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of Prosperity and American State, reasonably satisfactory in form and substance to each such counsel. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. We have not requested nor do we intend to request a ruling from the Internal Revenue Service as to the tax consequences of the merger, and as a result there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions herein. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4.

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Prosperity and American State of updated opinions from Bracewell & Giuliani LLP and Hunton & Williams LLP, respectively, each dated the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of the updated opinions may be waived by both Prosperity and American State. Neither Prosperity nor American State currently intends to waive the conditions related to the receipt of the updated opinions. However, if these conditions were waived, American State would re-solicit the approval of its shareholders prior to completing the merger. In addition, the obligation of each of Bracewell & Giuliani LLP and Hunton & Williams LLP to deliver such updated opinions is conditioned on the merger’s satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if Prosperity common stock constitutes at least 40% of the value of the merger consideration. The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the closing date of the merger.

U.S. Holders that Receive a Combination of Prosperity Common Stock and Cash

If a U.S. holder’s adjusted tax basis in the American State common stock surrendered is less than the sum of the fair market value of the shares of Prosperity common stock and the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) received by the U.S. holder, then the U.S. holder will recognize gain in an amount equal to the lesser of (a) the sum of the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received, minus the adjusted tax basis of the American State shares surrendered in exchange therefor, and (b) the amount of cash received by the U.S. holder. However, if a U.S. holder’s adjusted tax basis in the American State shares surrendered is greater than the sum of the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received, the U.S. holder’s loss will not be currently allowed or recognized for U.S. federal income tax purposes. If a U.S. holder of American State shares acquired different blocks of American State shares at different times or different prices, the U.S. holder should consult the U.S. holder’s tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the American State shares surrendered exceeds one year. In some cases, if the U.S. holder actually or constructively owns Prosperity common stock other than Prosperity common stock received in the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests described in Section 302 of the Code, in which case such gain would be treated as dividend income. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code. The aggregate tax basis of the Prosperity common stock received by a U.S. holder that exchanges its American State shares for a combination of Prosperity common stock and cash as a result of the merger (excluding any fractional share interests deemed received and redeemed for cash) will be the same as the aggregate tax basis of the American State shares surrendered in exchange therefor, reduced by the amount of cash received on the exchange plus the amount of any gain recognized upon the exchange. The holding period of the Prosperity common stock received (including any fractional share deemed received and redeemed) will include the holding period of the American State shares surrendered. A U.S. holder receiving a combination of Prosperity common stock and cash should consult its own tax advisor regarding the manner in which cash and Prosperity common stock should be allocated among the U.S. holder’s American State shares and the manner in which the above rules would apply in the holder’s particular circumstance.

U.S. Holders that Receive Solely Cash due to Exercise of Dissenters’ Rights

Upon the proper exercise of dissenters’ rights, the exchange of American State shares solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the American State shares surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the American State shares surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if a U.S. holder actually or constructively owns Prosperity common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash received. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Cash Instead of a Fractional Share

If a U.S. holder receives cash in lieu of a fractional share of Prosperity common stock, the U.S. holder will be treated as having received a fractional share of Prosperity common stock pursuant to the merger and then as having exchanged the fractional share of Prosperity common stock for cash in a redemption by Prosperity. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s basis in the fractional share of Prosperity common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of the American State common stock surrendered therefor) exceeds one year.

Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of American State common stock will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of Prosperity common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and the amount of any cash received by such U.S. holder pursuant to the merger and (b) its adjusted tax basis in the shares of American State common stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of American State common stock exchanged in the merger.

Backup Withholding

If a U.S. holder is a non-corporate holder of American State common stock, the U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on any cash payments that the U.S. holder receives. A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

•

furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Certain Reporting Requirements

If a U.S. holder that receives Prosperity common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the American State common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any American State shareholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of American State or (z) owned American State securities with a tax basis of $1 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of American State common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, American State’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for American State and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, “Business Combinations,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Prosperity in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of Prosperity issued after the merger will reflect the results attributable to the acquired operations of American State beginning on the date of completion of the merger.

Restrictions on Resales of Prosperity Common Stock Received in the Merger

The shares of Prosperity common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares of Prosperity common stock issued to any American State shareholder who may be deemed to be an “affiliate” of Prosperity after completion of the merger. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with Prosperity at or after the effective time of the merger and generally include executive officers, directors and beneficial owners of 10% or more of the common stock of Prosperity. Former American State shareholders who are not affiliates of Prosperity after the completion of the merger may sell their shares of Prosperity common stock received in the merger at any time.

To the knowledge of American State, the only person who will be deemed to be an affiliate of Prosperity upon completion of the merger is W.R. Collier, as a result of his service as a director of Prosperity upon completion of the merger. Former American State shareholders who become affiliates of Prosperity after completion of the merger will be subject to the volume and sale limitations of Rule 144 under the Securities Act of 1933, as amended, until they are no longer affiliates of Prosperity. This proxy statement/prospectus does not cover resales of Prosperity common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Regulatory Approvals Required for the Merger

The merger must be approved by the Federal Reserve, unless such approval is waived by the Federal Reserve. Prosperity intends to file any required documentation with the Federal Reserve Bank of Dallas to request a waiver of its approval after the regulatory applications required for the bank merger (as described below) are accepted.

The merger of ASB with and into Prosperity Bank requires the approval of the FDIC and TDB. On March 16, 2012, Prosperity Bank and ASB filed applications with the FDIC and TDB to obtain approval of the bank merger. The U.S. Department of Justice will have between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. While American State and Prosperity do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The mergers cannot proceed in the absence of these required regulatory approvals. The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

Prosperity and American State are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

Dissenters’ Rights of American State Shareholders

General. If you hold one or more shares of American State common stock not subject to the shareholders’ agreement, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the merger and have the appraised fair value of your shares of American State common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Prosperity common stock and cash being paid in the merger. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the Texas Business Organizations Code, which are attached to this proxy statement/prospectus as Appendix C, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:

•

you must, prior to the American State annual meeting, provide American State with a written objection to the merger that states that you intend to exercise your right to dissent if the reorganization agreement is approved and the merger is completed and that provides an address to which Prosperity may send a notice if the merger is completed;

•	you must vote your shares of American State common stock against approval of the reorganization agreement at the annual meeting in person or by proxy; and

•

you must, not later than the 20th day after Prosperity sends you notice that the merger was completed, provide Prosperity with (1) a written demand for payment that states the number and class of shares of American State capital stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent and (2) your certificates representing American State common stock.

If you intend to dissent from the merger, you should send the notice to:

American State Financial Corporation

1401 Avenue Q

Lubbock, Texas 79408

Attention: President and Secretary

If you fail to vote your shares of American State common stock at the annual meeting against the approval of the reorganization agreement, you will lose your right to dissent from the merger. Furthermore, if your shares are subject to the shareholders’ agreement and you vote your shares at the voting meeting against approval of the reorganization agreement, but the requisite number of shares subject to the shareholders’ agreement are voted in favor of approval of the reorganization agreement such that the voting representatives vote such shares to approve the reorganization agreement at the annual meeting, you will be considered to have voted in favor of the reorganization agreement and you will lose your right to dissent from the merger. In either of these cases, you will instead receive shares of Prosperity common stock and cash as described in the reorganization agreement. If you comply with the first two items above and the merger is completed, Prosperity will send you a written notice advising you that the merger has been completed. Prosperity must deliver this notice to you within ten days after the merger is completed.

Your Demand for Payment. If you wish to receive the fair value of your shares of American State common stock in cash, you must, within 20 days of the date the notice was delivered or mailed to you by Prosperity, send a written demand to Prosperity for payment of the fair value of your shares of American State common stock. The fair value of your shares of American State common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to Prosperity must be sent to:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: President and Secretary

Your written demand must state how many shares of American State common stock you own and your estimate of the fair value of your shares of American State common stock. If you fail to send this written demand to Prosperity within 20 days of Prosperity’s delivery or mailing of your notice, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of American State common stock. Instead, you will receive shares of Prosperity common stock and cash as described in the reorganization agreement.

Prosperity’s Actions Upon Receipt of Your Demand for Payment. Within 20 days after Prosperity receives your demand for payment and your estimate of the fair value of your shares of American State common stock, Prosperity must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If Prosperity accepts your estimate, Prosperity will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. Prosperity will make this payment to you only if you have surrendered the share certificates representing your shares of American State common stock, duly endorsed for transfer, to Prosperity.

If Prosperity does not accept your estimate, Prosperity will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 120 days of the merger being completed, which you may accept within 90 days or decline.

Payment of the Fair Value of Your Shares of American State Common Stock Upon Agreement of an Estimate. If you and Prosperity have reached an agreement on the fair value of your shares of American State common stock within 90 days after the merger is completed, Prosperity must pay you the agreed amount within 120 days after the merger is completed, if you have surrendered the share certificates representing your shares of American State common stock, duly endorsed for transfer, to Prosperity.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and Prosperity have not reached an agreement as to the fair market value of your shares of American State common stock within 90 days after the merger is completed, you or Prosperity may, within 60 days after the expiration of the 90 day period, commence proceedings in Harris County, Texas, asking the court to determine the fair value of your shares of American State common stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of American State common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and Prosperity may address the court about the report. The court will determine the fair value of your shares and direct Prosperity to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed.

Rights as a Shareholder. If you have made a written demand on Prosperity for payment of the fair value of your shares of American State common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of Demand. If you have made a written demand on Prosperity for payment of the fair value of your American State common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

Income Tax Consequences. See “Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger” on page 74 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

ELECTION OF DIRECTORS

Nominees for the Board of Directors

Under the bylaws of American State, the board of directors of American State is to have a minimum of three directors. The board of directors of American State currently consists of five directors.

The five persons named below have been nominated to serve as directors until the merger is completed or until American State’s 2013 annual meeting of shareholders and until their respective successors are elected and qualified. Each of the nominees currently serves as a director with a term of office expiring at the 2012 annual meeting and until the election and qualification of their respective successors. The board of directors of American State believes that each of these nominees will be available and able to serve as a director, but if any of these persons should not be available or able to serve, the proxy holders may exercise discretionary authority to vote for a substitute proposed by the board of directors of American State.

The following table sets forth the name, age and positions with American State for each nominee for election to the American State’s board of directors:

Name	Age	Positions with American State
W.R. Collier	73	Chairman of the Board, Chief Executive Officer and Director
Michael F. Epps	60	Vice Chairman of the Board, President and Director
Donald Ray Hufstedler	78	Vice President and Director
Harold E. Humphries	98	Director
Tony Whitehead	54	Director

Set forth below is certain information about the nominees for election to the board of directors of American State, including the experiences, qualifications, attributes or skills that caused the board of directors to determine that the individual should serve as a director.

Mr. W.R. Collier, age 73, has served on American State’s board of directors since 1977 (since 1972 for ASB). Mr. Collier began his career with ASB in 1959. Mr. Collier was promoted in 1963 to Assistant Cashier, in 1967 to Assistant Vice President, in 1968 to Vice President, in 1974 to President and Chief Executive Officer, and then in 1988 to Chairman of the board of directors. In January 2011, Mr. Collier became Chairman of the Board and Chief Executive Officer.

Mr. Michael F. Epps, age 60, has served on American State’s board of directors since 2008 (since 1998 for ASB). Mr. Epps began his career with ASB in 1992 as the Chief Financial Officer and Senior Vice President. Mr. Epps was promoted to Executive Vice President in January 1998, and then to President and Vice Chairman in January 2011.

Mr. Donald Ray Hufstedler, age 78, has served on American State’s board of directors since November 1977 (since 1976 for ASB). Mr. Hufstedler is retired. Prior to his retirement, Mr. Hufstedler spent his career with E.K. Hufstedler & Son, an agricultural equipment dealership.

Mr. Harold E. Humphries, age 98, has served on American State’s board of directors since 1977 (since 1948 for ASB). Mr. Humphries serves on various other civic boards and organizations. Mr. Humphries is retired. Prior to his retirement, Mr. Humphries operated grocery stores in and around Lubbock, Texas.

Mr. Tony Whitehead, age 54, has served on American State’s board of directors since 2003 (since 1990 for ASB). Mr. Whitehead began his career with ASB in 1984. Mr. Whitehead was promoted to Vice President in May 1985, in January 1989 to Senior Vice President, in February 1991 to Executive Vice President for Lending, in 1992 to Supervisor of Lending, in February 1993 to Head of Lending, and then in August 2009 to President of ASB Lubbock Division & Chief Lending Officer.

Director Qualifications

The board of directors believes that directors should have a range of talents, skills and expertise sufficient to provide prudent guidance with respect to American State’s operations and interests. Each director also is expected to:

•	exhibit high standards of integrity, commitment and independence of thought and judgment;

•	use his skills and experiences to provide independent oversight to American State’s business;

•	participate in a constructive and collegial manner;

•	be willing to devote sufficient time to carrying out his duties and responsibilities effectively;

•	devote the time and effort necessary to learn American State’s business; and

•	represent the long-term interests of all shareholders.

In addition, the American State board of directors has determined that the board as a whole must have the right diversity of background, perspective and experience, and mix of characteristics and skills for the optimal functioning of the board in its oversight responsibilities. Specifically, the board believes it should be comprised of persons with skills in areas such as:

•	strategic planning—knowledge of American State’s business model, the formulation of corporate strategies and knowledge of American State’s key competitors and regional markets;

•	banking—significant experience in the banking industry in American State’s current and target markets;

•	leadership and executive development—skills in training senior executives and the ability to assist the Chief Executive Officer in his development;

•	relationships—understanding how to interact with regulatory agencies, investors, financial analysts and the communities in which American State operates; and

•	finance and audit—understanding of finance matters, financial statements and auditing procedures, and other technical expertise.

Vote Required to Elect Nominees

Assuming the presence of a quorum, the five director nominees who receive the most votes from the holders of the of American State common stock will be elected as directors. In other words, the affirmative vote of the holders of a plurality of the shares of American State common stock present at the annual meeting is required for the election of the director nominees.

AMERICAN STATE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.

ADJOURNMENT OF THE ANNUAL MEETING OR THE VOTING MEETING

If there are not sufficient votes to approve the reorganization agreement at the time of the voting meeting or the annual meeting, the voting meeting or annual meeting will be adjourned or postponed to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received at the time of the meeting to be voted for an adjournment, if necessary, the voting representatives and board of directors of American State are submitting the question of adjournment/postponement to the American State shareholders as a separate matter for their consideration. The voting representatives and the board of directors of American State recommend that its shareholders vote FOR the adjournment/postponement proposal. If it is necessary to adjourn or postpone the voting meeting or the annual meeting, no notice of such adjourned or postponed meeting is required to be given to American State’s shareholders.

AMERICAN STATE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THIS PROPOSAL.

TERMINATION OF THE SHAREHOLDERS’ AGREEMENT

American State shareholders subject to the shareholders’ agreement are also being asked to vote at the voting meeting in favor of a proposal to terminate the shareholders’ agreement by means of voting FOR Item 4 on the blue proxy card. We urge you to read the shareholders’ agreement, which is attached as Appendix D and incorporated by reference into this document, carefully and in its entirety. The affirmative vote of American State shareholders representing at least a majority of the shares of American State common stock subject to the shareholders’ agreement (or 984,924 shares) is required to terminate the shareholders’ agreement.

COMPARISON OF RIGHTS OF SHAREHOLDERS

OF AMERICAN STATE AND PROSPERITY

The rights of shareholders of American State under the articles of incorporation and bylaws of American State will differ in some respects from the rights that shareholders of American State will have as shareholders of Prosperity under the articles of incorporation and bylaws of Prosperity. Copies of Prosperity’s articles of incorporation and bylaws have been previously filed by Prosperity with the SEC. Copies of American State’s articles of incorporation and bylaws are available upon written request from American State.

Certain differences between the provisions contained in the articles of incorporation and bylaws of American State, and the articles of incorporation and bylaws of Prosperity, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law and the articles of incorporation and bylaws of American State and the articles of incorporation and bylaws of Prosperity.

In addition, American State shareholders who are parties to the shareholders’ agreement currently are able to pool their shares in determining how those shares will be voted with respect to corporate actions. If the proposal to terminate the shareholders’ agreement is approved at the voting meeting and the merger is completed, the shareholders’ agreement will terminate and the shareholders of American State who were parties to that agreement will not be able to pool their shares of Prosperity common stock in determining how those shares will be voted.

Summary of Material Differences Between Current Rights of

Shareholders of American State and Rights Those Persons

Will Have as Shareholders of Prosperity Following the Merger

	American State	Prosperity

Capitalization:	The articles of incorporation of American State authorize the issuance of up to 10,000,000 shares of common stock, par value $10.00 per share.	The articles of incorporation of Prosperity authorize the issuance of up to 200,000,000 shares of common stock, par value $1.00 per share, and up to 20,000,000 shares of preferred stock, par value $1.00 per share.

Corporate Governance:	The rights of American State shareholders are currently governed by Texas law and the articles of incorporation and bylaws of American State. Following the completion of the merger, the rights of American State shareholders who become Prosperity shareholders will be governed by Texas law and the articles of incorporation and bylaws of Prosperity.	The rights of Prosperity shareholders are governed by Texas law and the articles of incorporation and bylaws of Prosperity.

Convertibility of Stock:	American State common stock is not convertible into any other securities of American State.	Prosperity common stock is not convertible into any other securities of Prosperity.

Preemptive Rights:	The articles of incorporation and bylaws of American State do not provide for preemptive rights.	The articles of incorporation and bylaws of Prosperity do not provide for preemptive rights.

	American State	Prosperity

Election of Directors:

Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the articles of incorporation or the bylaws of a corporation.

Shareholders of American State are not permitted to cumulate their votes in the election of directors. Each shareholder of American State common stock has the right to vote the number of voting shares owned by him.

Directors of American State are elected at each annual meeting and hold office until their successor is elected and qualified. This means that the entire board is elected at each annual meeting of shareholders.

Directors of Prosperity are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. Prosperity shareholders are not permitted to cumulate their votes in the election of directors. Each share of Prosperity stock has one vote for each nominee for director.

Prosperity’s board is divided into three classes, as nearly equal in number as possible, with each class serving a staggered three-year term. This means that only one-third of the board is elected at each annual meeting of shareholders. The classification makes it more difficult to change the composition of Prosperity’s board of directors because at least two annual meetings of shareholders are required to change control of the board.

Removal of Directors and Board Vacancies:	Texas law allows and American State’s bylaws provide that at any meeting of American State’s shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.	Prosperity’s bylaws provide that any director or the entire board of directors may be removed, but only for cause, by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors.

	Any vacancies existing in the board of directors of American State may be filled by the vote of the shareholders at a special or annual meeting or by the vote of a majority of the remaining directors, but vacancies that reduce the number of directors to fewer than three must be filled within 60 days of the vacancies’ occurrence. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor in office.	Any vacancies occurring on the Prosperity board of directors may also be filled by the remaining Prosperity directors; and any directors so chosen will hold office until the next annual meeting held for the election of directors and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

	American State	Prosperity

Vote Required for Certain Shareholder Actions:

Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to the matter, will be the act of the shareholders, unless the vote of a greater number is required by law, the articles of incorporation or the bylaws. Under Texas law, a corporation’s articles of incorporation or bylaws may provide that the affirmative vote of the holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of shares required under Texas law.

Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction.

American State’s bylaws provide that the vote of the holders of a majority of shares entitled to vote and thus represented at a meeting at which a quorum is present will be the act of the shareholders’ meeting, unless the vote of a greater or lesser number is required by express provision of the applicable statute, the articles of incorporation or the bylaws.

Prosperity’s articles of incorporation provide that the vote or concurrence of the holders of a majority of the shares of Prosperity stock entitled to vote at a meeting at which a quorum is present shall be the act of the shareholders. With respect to any matter for which the affirmative vote of a portion of the Prosperity stock entitled to vote greater than a majority of such shares is required by the Texas Business Organizations Code, the affirmative vote of the holders of a majority of the Prosperity stock entitled to vote on the matter shall be the act of the shareholders.

Amendment of Articles of Incorporation and Bylaws:	Under Texas law, a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s articles of incorporation.

Prosperity’s articles of incorporation may be amended upon the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon.

Prosperity’s bylaws provide that the bylaws may be amended only by Prosperity’s board of directors and Prosperity’s shareholders do not have power to adopt, amend or repeal the bylaws.

	American State	Prosperity

American State’s articles of incorporation do not provide for a different number of outstanding shares required to amend the articles of incorporation.

Under Texas law, unless a corporation’s articles of incorporation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws regardless of whether they may also be amended by the board of directors.

American State’s bylaws provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of the board of directors, subject to repeal or change by the affirmative vote of a majority of the shareholders.

Shareholder Actions Without a Meeting:

Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s articles of incorporation allow less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting).

The articles of incorporation of American State do not provide for less than unanimous written consent when shareholder action is taken without a meeting and, therefore, no action may be taken by written consent unless all American State shareholders agree to such action.

Prosperity’s articles of incorporation do not provide for less than unanimous consent when shareholder action is taken without a meeting and, therefore, no action may be taken by written consent unless all shareholders agree.

	American State	Prosperity

Special Meetings of Shareholders:

Under Texas law, special meetings of the shareholders of a corporation may be called by the President, by the board of directors or by any other person authorized to call special meetings by the articles of incorporation or bylaws of the corporation. A special meeting may also be called by the percentage of shares specified in the articles of incorporation, not to exceed 50% of the shares entitled to vote, or if no percentage is specified, at least 10% of all of the shares of the corporation entitled to vote at the proposed special meeting.

American State’s bylaws provide that special meetings of the shareholders may be called by the President, the board of directors or by the holders of not less than 30% of all shares entitled to vote at the special meeting.

Prosperity’s articles of incorporation and bylaws provide that special meetings of the shareholders may be called only by the Chairman of the Board, by the Chief Executive Officer, by the President, by a majority of the board of directors or by the holders of not less than 50% of the outstanding shares entitled to vote at the proposed special meeting.

Nomination of Directors:	Neither American State’s articles of incorporation nor its bylaws contain express provisions regarding the nomination of directors.	Nominations for election to the Prosperity board of directors may be made by the board of directors or by any shareholder entitled to vote in the election of directors, provided the shareholder gives timely written notice of such intention. To be timely, notice given in the context of an annual meeting of shareholders must be received by Prosperity not less than 120 days in advance of the date of the Prosperity proxy statement released to shareholders in connection with the previous year’s annual meeting. Notice given in the context of a special meeting must be received by Prosperity’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the special meeting. Prosperity’s chairman of the board will determine whether a nomination is made in accordance with these procedures.

	American State	Prosperity

Shareholder Proposal of Business:	Neither American State’s articles of incorporation nor its bylaws contain express provisions regarding shareholder proposals of business.	Proposals for business to be brought before any shareholder meeting may be made by the board of directors or by any shareholder entitled to vote in such meeting. If a proposal is made by a shareholder, the shareholder must give timely written notice. To be timely, notice given in the context of an annual meeting must be received by Prosperity not less than 120 days in advance of the date of the Prosperity proxy statement released to shareholders in connection with the previous year’s annual meeting. Notice given in the context of a special meeting must be received by Prosperity’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the special meeting. The chairman of any meeting of shareholders will determine whether the business was properly brought before the meeting.

Indemnification; Limitation of Director Liability:	Under Texas law, a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

Prosperity’s articles of incorporation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who were serving at the request of Prosperity as a director, officer, partner or trustee of another entity.

Prosperity’s articles of incorporation and bylaws provide that no director of Prosperity will be liable to Prosperity or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the foregoing exemption from liability is not permitted under Texas law. Prosperity’s articles of incorporation and bylaws provide that the corporation shall have the power to purchase and maintain insurance on behalf of the directors against any liability incurred by directors in such a capacity or arising out of such person’s status.

American State	Prosperity

American State’s bylaws and articles of incorporation provide that the corporation must indemnify any current or former director, officer, agent or employee serving at another entity against various liabilities and expenses actually and reasonably incurred by or imposed on him in connection with any pending, threatened or ongoing proceeding or action related to his corporate service to the maximum extent allowed by law. American State must pay expenses of the indemnified person in advance of the final disposition of a proceeding to the maximum extent allowed by law.

American State may purchase and maintain insurance on behalf of indemnified persons against any liability asserted against and incurred by him in such capacity or arising out of such status, whether or not the corporation would have the power to indemnify him against such liability under the bylaws or Texas law.

The American State articles of incorporation provide for the limitation of director liability to the fullest extent permitted by Texas law.

TEXAS ANTI-TAKEOVER STATUTES

Prosperity and American State are subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the Texas Business Organizations Code (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The affiliated business combinations provisions of the Texas Business Organizations Code are not applicable to:

•	the business combination of a corporation:

(a)	where the corporation’s original articles of incorporation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organizations Code;

(b)	that adopted an amendment to its articles of incorporation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organizations Code; or

(c)	that adopts an amendment to its articles of incorporation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organizations Code;

•	a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder:

(a)	as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and

(b)	would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•

a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•

a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

•

a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither Prosperity’s nor American State’s articles of incorporation nor their bylaws contain any provision expressly providing that Prosperity or American State, respectively, will not be subject to the affiliated business combinations provisions of the Texas Business Organizations Code. The affiliated business combinations provisions of the Texas Business Organizations Code may have the effect of inhibiting a non-negotiated merger or other business combination involving Prosperity or American State, even if such event(s) would be beneficial to their shareholders.

BUSINESS OF AMERICAN STATE

General

American State was incorporated as a Texas corporation in 1977 to serve as a bank holding company for ASB. American State does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for ASB. Its primary activities are to provide assistance in the management and coordination of ASB’s financial resources. American State has no significant assets other than all of the outstanding common stock of ASB. American State derives its revenues primarily from the operations of ASB in the form of dividends received from ASB.

ASB was chartered in 1948. Since their inception, American State and ASB have generally grown organically except for three significant acquisitions. In February 1998, American State acquired Security Shares, Inc., an Abilene, Texas, holding company that owned Security State Bank. At the time of the acquisition, Security State Bank had nine locations, total loans of $149 million and total deposits of $241 million. In November 2000, ASB completed the acquisition of the Odessa, Texas, branch of Chase Manhattan Bank. At the time of its acquisition, ASB acquired $21 million in loans and $125 million in deposits. In October 2005, American State acquired the holding company for the First National Bank in Cisco, which had had one location, $41 million in loans and $37 million in deposits.

As a bank holding company, American State is subject to supervision and regulation by the Federal Reserve in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.

As of December 31, 2011, American State had, on a consolidated basis, total assets of $3.1 billion, total deposits of $2.5 billion, total loans (net of unearned discount and allowance for loan losses) of $1.2 billion and total shareholders’ equity of $279.7 million. American State does not file reports with the SEC. American State does, however, voluntarily provide annual reports, including audited financial statements, to its shareholders in connection with its annual meeting.

Products and Services

ASB is a traditional commercial bank offering a wide variety of services to satisfy the needs of the consumer and commercial customers in its primary market areas. ASB offers most types of loans for any legitimate purpose, including loans to small- and medium-sized businesses for the purpose of purchasing equipment, inventory, facilities or for working capital. Consumer loans offered include loans for the purpose of purchasing automobiles, recreational vehicles, personal residences and household goods, and for home improvements or educational needs. ASB also offers depository services and various checking account services. Travelers checks, money orders and wire transfer services are also available. ASB’s business is not seasonal in any material respect.

Market Area

ASB currently has 37 banking locations in 18 counties in Texas. ASB’s main office is in Lubbock, at 1401 Avenue Q, Lubbock, Texas. ASB operates seven additional locations in Lubbock, five in Abilene, two in Midland, four in Odessa, and one in Big Spring, Brownfield, Brownwood, Cisco, Comanche, Early, Floydada, Glen Rose, Gorman, Granbury, Levelland, Littlefield, Merkel, Plainview, San Angelo, Slaton, Snyder and Weatherford, Texas. ASB’s business is not dependent on one or a few major customers.

Competition

The table below lists ASB’s deposit market share for certain significant market areas (including Metropolitan Statistical Areas, or MSAs) in which ASB provides services.

Market Area	Market Rank(1)	Branch Count	Deposits In Market (in millions)	Market Share (%)	Population 2010(2) (Actual)
Lubbock MSA	3	8	$737.5	12.2	276,354
Abilene MSA	2	6	316.5	13.9	161,179
Odessa MSA	2	4	282.2	12.6	134,891
Midland MSA	8	2	228.3	4.9	133,025
Plainview	2	1	125.0	23.5	35,071
Levelland	3	1	87.4	17.4	22,344
Snyder	4	1	86.5	22.1	16,060
Big Spring	5	1	40.2	8.0	33,702
Brownwood	5	2	29.0	5.5	38,784

(1)	Deposit information used to determine market rank was provided by the FDIC’s Summary of Deposits.
(2)	Demographic information was provided by ERSI, which is based primarily on data from the U.S. Census Bureau.

Each activity in which American State is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, American State competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. American State also competes with suppliers of equipment in furnishing equipment financing. Banks and other financial institutions with which American State competes may have capital resources and legal loan limits substantially higher than those maintained by American State.

Employees

As of December 31, 2011, American State had 584 full-time equivalent employees, none of whom is covered by a collective bargaining agreement.

Legal Proceedings

There are no threatened or pending legal proceedings against American State which, if determined adversely, would, in the opinion of management, have a material adverse effect on the business of American State’s financial condition, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF AMERICAN STATE

This section presents an analysis of the financial condition and results of operations of American State as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009. The following discussion and analysis are intended to review the significant factors affecting the financial condition and results of operations of American State for such periods, and should be read in conjunction with the consolidated financial statements, notes to financial statements and financial data presented elsewhere in this proxy statement/prospectus.

Results of Operations

Net income for the years ended December 31, 2011, 2010 and 2009 was $42.1 million, $36.0 million and $29.1 million, respectively. Net income per share (basic) for such periods was $17.04, $14.58 and $11.75, respectively. The increase in net income from 2009 to 2010 and from 2010 to 2011 was due primarily to both an increase in net interest income and improved credit quality in the loan portfolio. Net income for each of the three years as a percent of average assets and average equity was:

Return on average assets December 31,			Return on average equity December 31,
2011	2010	2009	2011	2010	2009
1.48%	1.43%	1.27%	15.52%	14.40%	12.66%

American State paid aggregate dividends of $22.2 million, $19.8 million and $13.6 million for the years ended December 31, 2011, 2010 and 2009, respectively. The dividend payout ratio was 53%, 55% and 47% for the years ended December 31, 2011, 2010 and 2009, respectively.

The following is an analysis of the primary components of net income for the years ended December 31, 2011, 2010 and 2009.

Net Interest Income

Net interest income is the principal source of American State’s net income and represents the difference between interest income (interest and fees earned on earning assets, primarily loans and investment securities) and interest expense (interest paid on deposits and borrowed funds). Net interest income is affected by the interest rate earned and paid and by volume changes, principally in loans, investment securities, deposits and borrowed funds. The following schedules provide a summary concerning net interest income, average balances and the related interest earned and paid on each major type of asset and liability accounts for the years ended December 31, 2011, 2010 and 2009. The average yield on all earning assets and the average cost of all interest-bearing liabilities during each such period are also summarized.

Nonaccruing loans are included in interest-earning assets; however, interest income on such loans is recorded when actually received. Interest-earning assets include tax-exempt investments, and the related income is presented on an actual income basis and not on a tax equivalent basis. American State held $341.5 million, $297.4 million and $229.9 million in tax-exempt securities and loans as of December 31, 2011, 2010 and 2009, respectively.

	For the Year Ended December 31, 2011
	Average Balance	Interest Income/Expense	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$1,155,955	$63,243	5.47%
Taxable investment securities	1,051,349	34,289	3.26
Non-taxable investment securities	297,090	9,907	3.33
Federal funds sold	133,787	272	0.20
Other	2,546	174	6.83

Total interest-earning assets	2,640,727	107,885	4.09%

Noninterest-earning assets:
Cash and due from banks	92,865
Premises and equipment	27,436
Other assets	102,022
Allowance for loan losses	(19,203)

Total assets	$2,843,847

Interest-bearing liabilities:
Savings deposits	$562,034	3,475	0.62%
Other time deposits	684,617	7,279	1.06
Repurchase agreements	290,013	1,997	0.69
Interest-bearing demand deposits	519,695	1,352	0.26

Total interest-bearing deposits	2,056,359	14,203	0.69%
Noninterest-bearing liabilities:
Demand deposits	485,298
Other liabilities	30,806

Total liabilities	2,572,463
Shareholders’ equity	271,384

Total liabilities and shareholders’ equity	$12,843,847

Net interest income		$93,782

Net interest margin			3.55%

	For the Year Ended December 31, 2010
	Average Balance	Interest Income/Expense	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$1,075,452	$59,600	5.54%
Taxable investment securities	915,123	37,161	4.06
Non-taxable investment securities	250,134	8,969	3.59
Federal funds sold	73,040	185	0.25
Other	1,823	179	9.82

Total interest-earning assets	2,315,572	106,094	4.58%

Noninterest-earning assets:
Cash and due from banks	80,078
Premises and equipment	23,616
Other assets	101,654
Allowance for loan losses	(16,706)

Total assets	$2,504,214

Interest-bearing liabilities:
Savings deposits	$494,702	4,497	0.91%
Other time deposits	663,151	10,084	1.52
Repurchase agreements	246,071	2,719	0.10
Interest-bearing demand deposits	427,308	1,459	0.34

Total interest-bearing deposits	1,831,232	18,759	1.02%
Noninterest-bearing liabilities:
Demand deposits	396,140
Other liabilities	26,652

Total liabilities	2,254,024
Shareholders’ equity	250,190

Total liabilities and shareholders’ equity	$2,504,214

Net interest income		$87,335

Net interest margin			3.77%

	For Year Ended December 31, 2009
	Average Balance	Interest Income/Expense	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$1,022,575	$56,195	5.50%
Taxable investment securities	854,991	38,978	4.56
Non-taxable investment securities	198,488	7,579	3.82
Federal funds sold	54,924	191	0.35
Other	1,422	63	4.43

Total interest-earning assets	2,132,400	103,006	4.83%

Noninterest-earning assets:
Cash and due from banks	55,411
Premises and equipment	21,152
Other assets	96,493
Allowance for loan losses	(16,075)

Total assets	$2,289,381

Interest-bearing liabilities:
Savings deposits	$485,231	5,553	1.14%
Other time deposits	576,336	11,990	2.08
Repurchase agreements	219,246	3,021	1.38
Interest-bearing demand deposits	383,815	1,641	0.43

Total interest-bearing deposits	1,664,628	22,205	1.33%
Noninterest-bearing liabilities:
Demand deposits	375,490
Other liabilities	19,100

Total liabilities	2,059,218
Shareholders’ equity	230,163

Total liabilities and shareholders’ equity	$2,289,381

Net interest income		$80,801

Net interest margin			3.79%

Interest income on earning assets increased $3.1 million from 2009 to 2010 and $1.8 million from 2010 to 2011 despite the decline in the average yield on earning assets during those periods of 25 and 49 basis points, respectively. The increases in interest income were primarily due to the increased volume in earning assets over those time periods and due to the increase in the loan portfolio from 2009 to 2011. Interest expense on deposits and repurchase agreements decreased $3.4 million from 2009 to 2010 and decreased $4.7 million from 2010 to 2011, which represented a decrease of 31 and 33 basis points, respectively, in the cost of funds. These decreases resulted from declines in rates on all classifications of deposits due to the falling interest rate environment during these time periods. The net interest margin decreased from 3.79% in 2009 to 3.77% in 2010, and decreased from 3.77% in 2010 to 3.55% in 2011. These decreases were due to the declining interest rate environment on deposit rates and its related impact on the interest income from investment securities.

Average earning assets increased from $2.132 billion at December 31, 2009 to $2.316 billion at December 31, 2010. During the same period, average interest-bearing liabilities increased from $1.665 billion at December 31, 2009 to $1.831 billion at December 31, 2010. Those changes resulted in an increase in interest income but a decrease occurred in interest expense due to the declining interest rate environment. Average earning assets increased from 2010 to 2011. Such assets totaled $2.316 billion at December 31, 2010 and increased to $2.641 billion at December 31, 2011. During the same period, average interest-bearing liabilities increased from $1.831 billion at December 31, 2010 to $2.056 billion at December 31, 2011. Those changes resulted in an increase in the interest income but a decrease in interest expense due to the continued declining interest rate environment.

Net interest income is affected by the volume and rate of both interest-earning assets and interest-bearing liabilities. The following table depicts the dollar effect and rate change for the different categories of interest-earning assets and interest-bearing liabilities and the resultant change in interest income and interest expense. Nonperforming loans are included with loans in such table.

	2011 Compared to 2010 Increase (Decrease) Due to			2010 Compared to 2009 Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Interest earned on:
Loans	$4,433	$(790)	$3,643	$2.918	$487	$3,405
Taxable investment securities	4,987	(7,859)	(2,872)	2,592	(4,409)	(1,817)
Non-taxable investment securities	1,625	(687)	938	1,912	(522)	1,390
Federal funds sold	139	(52)	87	54	(60)	(6)
Other	60	(65)	(5)	29	87	116

Total increase (decrease) in interest-earning assets	11,244	(9,453)	1,791	7,505	(4,417)	3,088
Interest paid on:
Savings deposits	514	(1,536)	(1,022)	97	(1,153)	(1,056)
Other time deposits	277	(3,082)	(2,805)	1,563	(3,469)	(1,906)
Repurchase agreements	394	(1,116)	(722)	333	(635)	(302)
Interest-bearing demand deposits	278	(385)	(107)	167	(349)	(182)

Total increase (decrease) in interest-bearing liabilities	1,463	(6,119)	(4,656)	2,160	(5,606)	(3,446)

Increase (decrease) in net interest income	$9,781	$(3,334)	$6,447	$5,345	$1,189	$6,534

Provision for Loan Losses

Provisions for loan losses are incurred as management adjusts the allowance for loan losses based on its estimate of credit risk in the loan portfolio. From 2009 to 2010, the provision expense decreased $6.2 million or 57.38% due to improved credit quality in the loan portfolio during that time period. Provision expense decreased further by $506,314 or 11.01% from 2010 to 2011 due to significant credit loss recoveries in 2011.

Noninterest Income

Income other than from interest-earning assets is derived primarily from services provided to customers for which fees are charged. These services are chiefly deposit services such as account service charges, overdraft and non-sufficient funds privileges, account analysis, issuance of cashiers’ checks and letters of credit, credit life commission income, income for other real estate transactions, income from securities transactions and income from fiduciary duties.

Deposit and service charge income increased $597,249 or 3.32% from 2009 to 2010, due primarily to an increase in overall deposits. Deposit and service charge income increased from 2010 to 2011 by $1.6 million or 8.73%, due mainly to an increase in overall deposits at American State and changes in the charges for certain services.

Other Expenses

Expenses other than those incurred in connection with interest-bearing liabilities include, among other things, those associated with personnel, facilities, equipment and supplies, advertising and professional services. Noninterest expenses, which American State incurs in the course of day-to-day operations, include salaries and other types of expenses such as occupancy, professional fees, ad valorem taxes and supplies.

Compensation and benefits increased from 2009 to 2010 by $4.5 million or 12.92% during this period due primarily to anticipated rising health insurance costs and the related accruals to the self insurance fund coupled with pay raises for existing employees. Compensation and benefits decreased from 2010 to 2011 by $143,482 or 0.36% due primarily to natural attrition.

Repairs and maintenance and equipment rental expenses increased $900,365 or 17.32% from 2009 to 2010. These same expense increased $2.1 million or 35.18% from 2010 to 2011. The increase in both periods was due primarily to the maintenance and upgrade of several existing facilities as well as the information technology supporting those facilities.

Other operating expenses decreased $412,186 or 5.69% from 2009 to 2010. Other operating expenses increased $797,018 or 11.67% from 2010 to 2011. In both of these time periods the changes were due to normal fluctuations in business operations with no individually significant items or transactions.

FDIC insurance expense decreased $830,276 or 24.43% from 2009 to 2010 due to a required special assessment payment made in 2009 that was not required in 2010. The same expense decreased $731,538 or 28.49% from 2010 to 2011 as result of the adjusted assessment calculation prescribed by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Income Taxes

The components of the income tax expense for American State are as follows:

	December 31,
	2011	2010	2009
	(Dollars in thousands)
Federal and state income taxes at statutory rate	$18,733	$15,461	$13,618
Deferred expense	(1,963)	(189)	(1,604)

Total provision for income taxes	$16,770	$15,272	$12,014

Financial Condition

Investment Portfolio

American State’s ownership of investment securities serves as a source of liquidity to meet depositor and borrower funding requirements, in addition to being a significant element of total interest income. American State has adopted ASC Topic 320, “Investments—Debt and Equity Securities.” Under Topic 320, each security is classified as either trading, available for sale or held to maturity. American State has no securities held in a trading account. Securities available for sale are recorded at their fair value. The after-tax difference between amortized cost and fair value of securities available for sale is recorded as an unrealized gain or loss on securities and either increases (in the case of an unrealized gain) or decreases (in the case of an unrealized loss) total shareholders’ equity. The tax impact of such adjustment is recorded as an adjustment to the amount of the deferred tax liability. Investments held to maturity are recorded at amortized cost.

The following tables present the composition of investment securities and the change in each category for the periods presented:

Held to Maturity

Amortized Cost	December 31,			2011 – 2010 Change		2010 – 2009 Change
	2011	2010	2009	Amount	Percent	Amount	Percent
	(Dollars in thousands)
U.S. government agencies	$368,815	$340,752	$370,727	$28,063	8.24%	$(29,975)	(8.09)%
Mortgage-backed securities	600,211	339,771	363,278	260,440	76.65	(23,507)	(6.47)
State and political subdivisions	290,563	258,824	206,301	31,739	12.26	52,523	25.46

Total securities held to maturity	$1,259,589	$939,347	$940,306	$320,242	34.09%	$(959)	(0.10)%

Fair Value	December 31,			2011 – 2010 Change		2010 – 2009 Change
	2011	2010	2009	Amount	Percent	Amount	Percent
	(Dollars in thousands)
U.S. government agencies	$392,481	$359,372	$386,090	$33,109	9.21%	$(26,718)	(6.92)%
Mortgage-backed securities	617,246	351,506	374,663	265,740	75.60	(23,157)	(6.18)
State and political subdivisions	306,106	262,679	212,994	43,427	16.53	49,685	23.33

Total securities held to maturity	$1,315,833	$973,557	$973,747	$342,276	35.16%	$(190)	(0.02)%

Available for Sale

Amortized Cost	December 31,			2011 – 2010 Change		2010 – 2009 Change
	2011	2010	2009	Amount	Percent	Amount	Percent
	(Dollars in thousands)
U.S. Treasury securities	$—	$24,853	$—	$(24,853)	(100.00)%	$24,853	100.00%
U.S. government agencies	229,394	201,053	166,981	28,341	14.10	34,072	20.40
Mortgage-backed securities	49,630	29,639	28,886	19,991	67.45	753	2.61
State and political subdivisions	31,167	27,042	11,764	4,125	15.26	15,278	129.87

Total securities available for sale	$310,191	$282,587	$207,631	$27,604	9.77%	$74,956	36.10%

Fair Value	December 31,			2011 – 2010 Change		2010 – 2009 Change
	2011	2010	2009	Amount	Percent	Amount	Percent
	(Dollars in thousands)
U.S. Treasury securities	$—	$23,652	$—	$(23,652)	(100.00)%	$23,652	100.00%
U.S. government agencies	245,916	206,177	167,391	39,739	19.27	38,786	23.17
Mortgage-backed securities	49,816	29,376	29,912	20,440	69.58	(536)	(1.79)
State and political subdivisions	32,488	26,543	11,932	5,945	22.40	14,611	122.45

Total securities available for sale	$328,220	$285,748	$209,235	$42,472	14.86%	$76,513	36.57%

The maturities and yields of held to maturity and available for sale securities are as follows:

	Maturing
Held to Maturity	One Year of Less		After One Year Through Five Years		After Five Years Through Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
U.S. government agencies	$49,935	4.73%	$211,349	3.55%	$96,057	3.66%	$11,474	4.73%	$368,815	3.78%
Mortgage-backed securities	2,139	5.13	3,125	5.09	210,114	3.14	384,833	5.13	600,211	4.43
State and political subdivisions	9,822	2.19	84,458	2.41	117,599	3.14	78,684	3.82	290,563	3.08

Total	$61,896	4.34%	$298,932	3.24%	$423,770	3.26%	$474,991	4.90%	$1,259,589	3.93%

	Maturing
Available for Sale	One Year of Less		After One Year Through Five Years		After Five Years Through Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
U.S. government agencies	$—	0.00%	$68,793	2.59%	$151,902	3.44%	$25,221	2.19%	$245,916	3.07%
Mortgage-backed securities	—	0.00	—	0.00	12,345	2.21	37,471	2.31	49,816	2.29
State and political subdivisions	206	2.77	10,463	1.58	8,085	2.59	13,734	3.47	32,488	2.64

Total	$206	2.77%	$79,256	2.46%	$172,332	2.60%	$76,426	2.91%	$328,220	2.91%

Loan Portfolio

The loan portfolio constitutes a major earning asset of American State and typically offers the best alternative for obtaining the maximum interest spread above the cost of funds. The overall economic strength of American State generally parallels the quality and yield of its loan portfolio. Loans as of December 31 are summarized as follows:

	2011	2010	2009	2008	2007
	(Dollars in thousands)
Real Estate:
Residential	$179,635	$167,778	$146,357	$140,449	$124,844
Agriculture	51,715	40,704	40,620	40,294	25,080
Construction	87,575	170,279	169,028	144,624	67,742
Other	485,336	359,205	353,978	309,857	297,931
Agriculture	42,466	47,126	51,764	55,083	50,412
Commercial	298,219	247,037	219,839	241,130	224,492
Consumer:
Credit cards	7,787	7,695	7,586	7,419	7,803
Other	59,157	60,203	71,408	58,795	74,752

Total loans	1,211,890	1,100,027	1,060,580	997,651	873,056
Less:
Allowance for loan losses	24,500	18,450	15,500	14,000	11,500

Net loans	$1,187,390	$1,081,577	$1,045,080	$983,651	$861,556

A summary of the maturity of loans as of December 31, 2011, is as follows:

	Within One Year	One to Five Years	After Five Years	Total
	(Dollars in thousands)
Real Estate:
Residential	$29,919	$86,870	$62,846	$179,635
Agriculture	3,674	24,016	24,025	51,715
Construction	35,403	35,696	16,476	87,575
Other	51,848	284,264	149,224	485,336
Agriculture	26,292	15,334	840	42,466
Commercial	91,824	159,030	47,365	298,219
Consumer:
Credit cards	7,787	–	–	7,787
Other	19,456	34,672	5,029	59,157

Total loans	$266,203	$639,882	$305,805	$1,211,890

Less:
Allowance for loan losses				24,500

Net loans				$1,187,390

Maturity After One Year
(Dollars in thousands)
Loans with fixed interest rates	$432,998
Loans with floating or adjustable interest rates	512,689

$945,687

American State is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. American State’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by American State until the instrument is exercised.

Financial instruments with contractual or notional amounts that represent credit risk at December 31, 2011, were as follows:

Amount
(Dollars in thousands)
Commitments to extend credit	$345,545
Standby letters of credit	11,637

Total commitments	$357,182

Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. American State uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments. The amount and nature of collateral obtained, if deemed necessary by American State upon extension of credit, is based on management’s credit evaluation of the potential borrower.

Standby letters of credit are conditional commitments issued by American State to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private short-term borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. American State holds collateral supporting those commitments for which collateral is deemed necessary.

Risk Elements in the Loan Portfolio

Typical risk elements in a loan portfolio include:

•	loans accounted for on a nonaccrual basis (“nonaccrual loans”);

•	accruing loans that are contractually past due 90 days or more as to interest or principal payments;

•	loans that are “troubled debt restructurings” as defined in ASC Topic 310-40, “Receivables, Troubled Debt Restructurings by Creditors”;

(the above three types of loans are collectively referred to as “nonperforming loans”);

•	other real estate and foreclosed assets (together with nonperforming loans, collectively referred to as “nonperforming assets”);

•	loans where there are serious doubts as to the ability of the borrower to comply with the present loan repayment terms; and

•	significant industry concentrations (such as real estate, energy or agricultural loans).

Nonperforming assets do not necessarily represent future losses to American State since underlying collateral can be sold or the financial condition of the borrower may improve. The following table sets forth in detail the categories of nonperforming assets:

	2011	2010	2009	2008	2007
	(Dollars in thousands)
Nonaccrual loans	$8,896	$10,403	$10,404	$14,963	$941
Loans 90 days or more past due and still accruing interest	37	26	4,617	—	11
Troubled debt restructurings still accruing interest	—	302	12,877	520	—
Other real estate and foreclosed assets	292	849	2,014	1,221	525

Total nonperforming assets	$9,225	$11,580	$29,912	$16,704	$1,477

The amount of troubled debt restructurings included in nonaccrual loans as of December 31, 2011, 2010, 2009, 2008 and 2007 was $5.1 million, $2.2 million, $4.0 million, $3.0 million and $0, respectively.

The accrual of interest on real estate, agricultural and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Personal loans are typically charged-off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses provides a reserve against which loan losses are charged as those losses become evident. Management evaluates the appropriate level of the allowance for loan losses on a monthly basis. The analysis takes into consideration the results of an ongoing loan review process, the purpose of which is to determine the level of credit risk within the portfolio and to ensure proper adherence to underwriting and documentation standards. Additional allowances are provided to those loans which appear to represent a greater than normal exposure to risk. In addition, estimates are made for potential losses on loans not specifically reviewed based on historical loan loss experience and other factors and trends.

The following table summarizes the activity in the allowance for loan losses for the years ended December 31:

	2011	2010	2009	2008	2007
	(Dollars in thousands)
Balance at beginning of period	$18,450	$15,500	$14,000	$11,500	$11,500
Loans charged off:
Real estate	508	1,514	6,497	781	271
Agriculture	307	66	1,720	74	420
Commercial	540	752	984	1,718	578
Consumer	120	197	469	558	367

	1,475	2,529	9,670	3,131	1,636
Recoveries:
Real estate	3,103	339	20	90	4
Agriculture	53	131	115	61	119
Commercial	174	337	198	76	88
Consumer	103	74	48	54	107

	3,433	881	381	281	318
Net loans charged off (recoveries)	(1,958)	1,648	9,289	2,850	1,318
Provision for loan losses	4,092	4,598	10,789	5,350	1,318

Balance at end of period	$24,500	$18,450	$15,500	$14,000	$11,500

Ratio of net charge-offs (recoveries) during the period to average loans outstanding during the period	(0.17)%	0.15%	0.91%	0.30%	0.16%

Allocation of the Allowance for Loan Losses

	For the year ended December 31, 2011
	Amount	Percent of loans in each category to total loans
	(Dollars in thousands)
Balance at end of period applicable to:
Real estate	$8,534	66.37%
Agriculture	408	3.50
Commercial	5,497	24.61
Consumer	403	5.52
Unallocated	9,658	N/A

	$24,500	100.00%

	For the year ended December 31, 2010
	Amount	Percent of loans in each category to total loans
	(Dollars in thousands)
Balance at end of period applicable to:
Real estate	$6,621	67.09%
Agriculture	685	4.28
Commercial	5,276	22.46
Consumer	348	6.17
Unallocated	5,520	N/A

	$18,450	100.00%

	For the year ended December 31, 2009
	Amount	Percent of loans in each category to total loans
	(Dollars in thousands)
Balance at end of period applicable to:
Real estate	$3,660	66.94%
Agriculture	1,075	4.88
Commercial	3,989	20.63
Consumer	312	7.55
Unallocated	6,464	N/A

	$15,500	100.00%

	For the year ended December 31, 2008
	Amount	Percent of loans in each category to total loans
	(Dollars in thousands)
Balance at end of period applicable to:
Real estate	$7,064	63.67%
Agriculture	1,918	5.52
Commercial	4,393	24.11
Consumer	625	6.70

	$14,000	100.00%

	For the year ended December 31, 2007
	Amount	Percent of loans in each category to total loans
	(Dollars in thousands)
Balance at end of period applicable to:
Real estate	$6,459	59.06%
Agriculture	1,907	5.77
Commercial	2,952	25.68
Consumer	182	9.49

	$11,500	100.00%

Deposits

Deposits represent American State’s primary and most vital source of funds. The fundamental use of funds available to American State is to build earning assets, principally in the form of loans and investment securities. American State’s total deposits were $2.460 billion at December 31, 2011, $2.157 billion at December 31, 2010 and $1.932 billion at December 31, 2009. This represents an overall increase during these periods of 27.32%. Management believes that demand, savings, money market accounts and certificates of deposit less than $100,000 represent a core base of deposits while certificates of deposit of $100,000 or more and public funds are more subject to interest rate variations and, thus, are not included in the core deposit base. The levels of core deposits were $1.729 billion at December 31, 2011, $1.525 billion at December 31, 2010, and $1.411 billion at December 31, 2009. This represents an increase in core deposits during those periods of 22.52%.

The following tables indicate the mix and levels of deposits at December 31, 2011, 2010 and 2009:

	As of December 31, 2011
	Amount	Average rate paid	Percent of total
	(Dollars in thousands)
Noninterest-bearing demand deposits	$561,065	0.00%	22.81%
Interest-bearing demand deposits	618,625	0.26	25.15
Savings deposits	598,213	0.62	24.32
Time deposits less than $100,000	249,553	1.05	10.15
Time deposits of $100,000 or more	432,073	1.07	17.57

Total deposits	$2,459,529	0.54%	100.00%

	As of December 31, 2010
	Amount	Average rate paid	Percent of total
	(Dollars in thousands)
Noninterest-bearing demand deposits	$466,080	0.00%	21.61%
Interest-bearing demand deposits	485,408	0.34	22.50
Savings deposits	527,291	0.91	24.44
Time deposits less than $100,000	262,100	1.44	12.15
Time deposits of $100,000 or more	416,217	1.57	19.30

Total deposits	$2,157,096	0.81%	100.00%

	As of December 31, 2009
	Amount	Average rate paid	Percent of total
	(Dollars in thousands)
Noninterest-bearing demand deposits	$403,481	0.00%	20.89%
Interest-bearing demand deposits	421,377	0.43	21.81
Savings deposits	471,592	1.14	24.41
Time deposits less than $100,000	264,160	2.02	13.67
Time deposits of $100,000 or more	371,219	2.13	19.22

Total deposits	$1,931,829	1.05%	100.00%

Time deposits issued in amounts of $100,000 or more represent the type of deposit most likely to affect American State’s future earnings because of interest rate sensitivity. The effective cost of these funds is generally higher than other time deposits because the funds are usually obtained at premium rates of interest. Management believes, however, that American State’s time deposits of $100,000 or more exhibit core deposit characteristics. Further, these time deposits do not include any brokered deposits. The following table sets forth the amount and maturities of time deposits of $100,000 or more at December 31, 2011:

Amount
(Dollars in thousands)
Three months or less	$152,291
Over three through six months	233,301
Over six through twelve months	40,997
Over twelve months	5,484

Total time deposits of $100,000 or more	$432,073

Securities Sold Under Repurchase Agreements

Securities sold under agreements to repurchase consist of obligations of American State to other parties. The obligations are secured by U.S. agency and other securities and such collateral is held by a third-party safekeeping agent. Repurchase agreements have increased during the period from December 31, 2009 to December 31, 2011. American State’s total repurchase agreements were $323.1 million at December 31, 2011, $265.1 million at December 31, 2010 and $226.4 million at December 31, 2009. This represents an overall increase during these periods of 42.67%. The agreements at December 31,2011 mature within one day to 29 months.

Liquidity and Rate Sensitivity

Liquidity is the measure of American State’s ability to meet its customers’ present and future deposit withdrawals or increased loan demand without penalizing earnings. Interest rate sensitivity involves the relationships between rate- sensitive assets and liabilities and is an indication of the probable effects of interest rate fluctuations on American State’s net interest income. Management uses no off-balance-sheet derivatives to manage this interest rate risk.

Liquidity is provided for American State by projecting credit demand and other financial needs and then maintaining sufficient cash and assets readily convertible into cash to meet these projected requirements. American State provides for its liquidity needs through core deposits, maturing loans, scheduled maturities of securities and excess deposits with the Federal Reserve and federal funds sold. Cash, excess deposits with the Federal Reserve and federal funds sold were $170.1 million at December 31, 2011, $248.1 million at December 31, 2010, and $81.9 million at December 31, 2009. These levels represent an increase of 203% from 2009 to 2010 and a decrease of 31% from 2010 to 2011 and are considered by American State to be adequate in view of projected liquidity needs.

Interest rate-sensitive assets and liabilities are those with yields or rates subject to change within a future time period due to maturity or changes in market rates. An ongoing objective of the use of American State’s asset/liability model is to monitor gaps between rate-adjustable assets and liabilities and to make sure these gaps fall within the board approved ranges given the current interest rate market. The model is also used to project future net interest income under a set of possible interest rate movements during a 12 month period.

As of December 31, 2011, using an assumption that interest rates remain unchanged over the next 12 months, the model projected a 14 basis point decline in the net interest margin. Model simulations also projected that instantaneous and sustained 100 and 200 basis point increases in interest rates would result in decreases in the net interest margin of 17 and 42 basis points, respectively, compared to the unchanged rates scenario over the next 12 months. An instantaneous and sustained decrease in interest rates of 100 basis points would result in a negative variance in the net interest margin of 24 basis points as compared to the unchanged interest rate scenario over the next 12 months. The likelihood of a decrease in interest rates beyond 100 basis points as of December 31, 2011 is considered remote given current interest rate levels.

The Asset and Liability Committee of ASB reviews this information to determine if the projected future net interest income levels would be acceptable. American State attempts to stay within acceptable gap levels and net interest income levels by matching as close as possible rate-adjustable assets and liabilities with similar maturity horizons. Management realizes, however, that there are limits to these efforts because of lower loan volume compared to the high level of deposits and the need to invest in loans and securities that will maximize yield rather than match shorter-term interest-sensitive liabilities.

Capital

The strength of its capital position determines the ability of a financial institution to take advantage of growth opportunities and handle unforeseen financial difficulties. American State’s shareholders’ equity was $279.7 million at December 31, 2011, $250.8 million at December 31, 2010, and $231.8 million at December 31, 2009. This represents an increase of $19.0 million or 8.20% from 2009 to 2010 and an increase of $28.9 million or 11.51% from 2010 to 2011.

American State’s average equity to average assets ratio was 9.54%, 9.99% and 10.05%, respectively, as of December 31, 2011, 2010 and 2009.

American State is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on American State’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, American State must meet specific capital guidelines that involve quantitative measures of American State’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. American State’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

As of December 31, 2011, the most recent notification from the FDIC categorized ASB as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized, ASB must maintain certain levels of Total and Tier 1 Capital to risk-weighted assets and Tier 1 Capital to quarterly average asset ratios. There are no conditions or events since that notification that management believes have changed ASB’s category.

Quantitative measures established by regulation to ensure capital adequacy require American State to maintain minimum amounts and ratios of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average quarterly assets (as defined). Capital amounts and ratios are summarized as follows:

	American State		Well Capitalized Requirement		Minimum Capital Requirement
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2011
Total Capital (to Risk Weighted Assets)
American State Financial Corporation	$265,098	16.3%	N/A	N/A	$130,220	8.0%
American State Bank	$261,407	16.1%	$162,509	10.0%	$130,007	8.0%
Tier I Capital (to Risk Weighted Assets)
American State Financial Corporation	$244,700	15.0%	N/A	N/A	$65,110	4.0%
American State Bank	$241,042	14.8%	$97,506	6.0%	$65,003	4.0%
Tier I Capital (to Risk Weighted Assets)
American State Financial Corporation	$244,700	8.2%	N/A	N/A	$120,136	4.0%
American State Bank	$241,042	8.0%	$150,014	5.0%	$120,011	4.0%

As of December 31, 2010
Total Capital (to Risk Weighted Assets)
American State Financial Corporation	$242,688	17.6%	N/A	N/A	$110,206	8.0%
American State Bank	$236,073	17.2%	$137,376	10.0%	$109,901	8.0%
Tier I Capital (to Risk Weighted Assets)
American State Financial Corporation	$225,453	16.4%	N/A	N/A	$55,103	4.0%
American State Bank	$218,885	15.9%	$82,426	6.0%	$54,950	4.0%
Tier I Capital (to Risk Weighted Assets)
American State Financial Corporation	$225,453	8.8%	N/A	N/A	$102,287	4.0%
American State Bank	$218,885	8.6%	$127,651	5.0%	$102,121	4.0%

As of December 31, 2009
Total Capital (to Risk Weighted Assets)
American State Financial Corporation	$222,915	16.4%	N/A	N/A	$108,438	8.0%
American State Bank	$217,613	16.1%	$135,298	10.0%	$108,238	8.0%
Tier I Capital (to Risk Weighted Assets)
American State Financial Corporation	$207,415	15.3%	N/A	N/A	$54,219	4.0%
American State Bank	$202,113	14.9%	$81,179	6.0%	$54,119	4.0%
Tier I Capital (to Risk Weighted Assets)
American State Financial Corporation	$207,415	8.8%	N/A	N/A	$94,363	4.0%
American State Bank	$202,113	8.6%	$117,817	5.0%	$94,254	4.0%

BENEFICIAL OWNERSHIP OF AMERICAN STATE COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF AMERICAN STATE

The following table sets forth certain information regarding the beneficial ownership of American State common stock as of the record date by (1) each director and each executive officer of American State, (2) each person who is known by American State to own beneficially 5% or more of its common stock outstanding and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of American State believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of American State.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Shareholders
Estate of Margaret Talkington	482,536	(2)	19.54%

Directors and Executive Officers
W.R. Collier	148,908	(3)	6.03
Michael F. Epps	32,163	(4)	1.30
Donald Ray Hufstedler	142,757	(5)	5.78
Harold E. Humphries	19,578	(6)	*
Tony Whitehead	35,934	(7)	1.45
Directors and Executive Officers as a group (5 persons)	379,340	(8)	15.34%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 2,470,083 shares of American State common stock outstanding as of the record date. The percentage beneficially owned assumes the exercise of all vested options for the purchase of American State common stock. The percentage does not include any unvested stock options. These options are expected to be accelerated and exercised following the annual meeting and prior to completion of the merger.
(2)	The executors of Mrs. Talkington’s estate are Charlotte Park and Norton Baker. The address for the estate is 5010 University Avenue, Suite 433, Lubbock, Texas 79413.
(3)	Includes 140,889 shares held by Mr. Collier individually, 5,702 shares held by The Collier Foundation, for which Mr. Collier serves as President, 360 shares held by Mr. Collier as Trustee of the Separate Trust for R. G. Collier as Established by the Robert F. Collier Asset Trust Agreement, 138 shares held by Caprock Acres, Inc., for which Mr. Collier serves as President, 571 shares held by Mary Linda Collier, Mr. Collier’s wife, and 238 shares held by an individual retirement account for Mrs. Collier. Also includes options for 1,010 shares held by Mr. Collier, and his percentage of beneficial ownership is based on 2,471,093 shares outstanding. Does not include options for 950 shares that will vest on July 17, 2012, unless sooner accelerated.
(4)	Includes 31,163 shares held by Mr. Epps individually. Also includes options for 1,000 shares held by Mr. Epps, and his percentage of beneficial ownership is based on 2,471,083 shares outstanding. Does not include options for 950 shares that will vest on July 17, 2012, unless sooner accelerated.
(5)	Includes 5,954 shares held jointly by Mr. Hufstedler and Lynnita Hufstedler, Mr. Hufstedler’s wife. Also includes 136,803 shares held by D&E Partners L.P., for which Hufstedler Management, Inc. serves as General Partner, and for which Mr. Hufstedler serves as President.
(6)	Includes 6,809 shares held by Mr. Humphries individually and 12,769 shares held by Mr. Humphries as Trustee of the Janet Humphries Family Trust.
(7)	Includes 34,934 shares held by Mr. Whitehead or Cindy Whitehead, Mr. Whitehead’s wife. Also includes options for 1,000 shares held by Mr. Whitehead, and his percentage of beneficial ownership is based on 2,471,083 shares outstanding. Does not include options for 950 shares that will vest on July 17, 2012, unless sooner accelerated.
(8)	See notes (1) and (3) through (7). Percentage of beneficial ownership is based on 2,473,093 shares outstanding.

BENEFICIAL OWNERSHIP OF PROSPERITY COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF PROSPERITY

The following table sets forth certain information regarding the beneficial ownership of Prosperity common stock as of March 31, 2012, by (1) directors and named executive officers of Prosperity, (2) each person who is known by Prosperity to own beneficially 5% or more of the Prosperity common stock and (3) all directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Prosperity believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of Prosperity.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Shareholders
BlackRock, Inc.	3,340,528	(2)	7.37%
The Vanguard Group, Inc.	2,467,850	(3)	5.26
State Street Corporation	2,617,675	(4)	5.6

Directors and Executive Officers
James A. Bouligny	320,412	(5)	*
William H. Fagan, M.D.	912,422	(6)	1.93
Peter Fisher	17,306	(7)	*
Leah Henderson	17,007	(8)	*
David Hollaway	134,713	(9)	*
Ned S. Holmes	420,408	(10)	*
Perry Mueller, Jr., D.D.S.	312,236	(11)	*
James D. Rollins III	180,779	(12)	*
Harrison Stafford II	295,506	(13)	*
Robert Steelhammer	257,220	(14)	*
H. E. Timanus, Jr.	324,117	(15)	*
David Zalman	673,106	(16)	1.42
Ervan E. Zouzalik	88,137		*
Directors and Executive Officers as a Group (13 persons)	3,953,369	(17)	8.35%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 47,296,861 shares of Prosperity common stock outstanding as of March 31, 2012. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Prosperity common stock held by such shareholder or group and exercisable within 60 days.
(2)	The address for the shareholder is 40 East 52nd Street, New York, NY 10022. The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with SEC on February 10, 2012 by BlackRock, Inc. Includes shares held by each of BlackRock Asset Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited and BlackRock International Limited. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Prosperity common stock. No one person’s interest in the Prosperity common stock is more than 5% of the shares of Prosperity’s total outstanding common stock.
(3)	The address for the shareholder is 100 Vanguard Blvd., Malvern, PA 19355. The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with SEC on February 10, 2012 by The Vanguard Group, Inc. Includes shares beneficially owned by Vanguard Fiduciary Trust Company.

(4)	The address for the shareholder is State Street Financial Center, One Lincoln Street, Boston, MA 02111. The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with SEC on February 9, 2012 by State Street Corporation. Includes shares held by each of State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors LTD, State Street Global Advisors, Australia Limited and State Street Global Advisors, Asia Limited.
(5)	Of the shares beneficially owned by Mr. Bouligny, 28,600 shares are pledged as collateral.
(6)	Includes 81,957 shares held of record by Dr. Fagan’s spouse and 7,951 shares held by a limited partnership with which Dr. Fagan is associated.
(7)	Includes 9,214 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Fisher, 2,972 shares held of record by an IRA account and 4,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(8)	Includes 10,038 shares held of record in the Leah Boomer Huffmeister Henderson Trust, over which Ms. Henderson has voting power, and 5,369 shares held by the Kellie Huffmeister Trust, of which Ms. Henderson is the trustee.
(9)	Includes 2,089 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Hollaway’s spouse, 3,473 shares of stock held of record by Mr. Hollaway’s spouse, 10,000 shares which may be acquired within 60 days pursuant to the exercise of stock options and 5,000 shares which may be acquired within 60 days pursuant to the exercise of stock options by Mr. Hollaway’s spouse.
(10)	Includes 70,070 shares held of record by HF Properties, Ltd. of which Mr. Holmes is managing partner, 103,053 shares held of record by the Ned S. Holmes Profit Sharing Plan, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee, 48,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee and 8,820 shares held of record by the Downie 1998 Children’s Trust, of which Mr. Holmes is trustee.
(11)	Includes 233,646 shares held of record by an IRA account, 61,563 shares held of record in a special trust, of which Dr. Mueller is the trustee, and 3,212 shares held of record by Dr. Mueller’s wife. Dr. Mueller expressly disclaims beneficial ownership of the 3,212 shares held of record by his spouse.
(12)	Includes 31,066 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Rollins, 30,000 shares held of record by an IRA account, 4,000 shares held of record by his spouse’s IRA account and 45,928 shares held of record by a limited partnership, of which Mr. Rollins is the manager. Of the shares beneficially owned by Mr. Rollins, 85,928 shares are pledged as collateral.
(13)	Includes 180,400 shares held of record by the Harrison Stafford Investment Partnership, of which Mr. Stafford is general partner, and 3,200 shares held of record by Mr. Stafford’s wife. Of the shares beneficially owned by Mr. Stafford, 56,800 shares are pledged as collateral.
(14)	Includes 820 shares held of record by the Steelhammer & Miller, P.C. 401(k) plan for the benefit of Mr. Steelhammer. Of the shares beneficially owned by Mr. Steelhammer, 85,000 shares are pledged as collateral.
(15)	Includes 249,760 shares held of record by Dooley Investments, Ltd., of which Mr. Timanus and his wife are the general partners.
(16)	Includes 15,364 shares held of record by Mr. Zalman as custodian for his minor children and 56,000 shares which may be acquired within 60 days pursuant to the exercise of stock options. Of the shares beneficially owned by Mr. Zalman, 30,050 shares are pledged as collateral.
(17)	Includes 75,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA

Prosperity

Prosperity common stock is listed on the New York Stock Exchange under the symbol “PB.” Quotations of the sales volume and the closing sales prices of the common stock of Prosperity are listed daily in the New York Stock Exchange’s listings.

The following table sets forth, for the periods indicated, the high and low intra-day sales prices for the Prosperity common stock as reported by the NASDAQ Global Select Market (through December 27, 2011) and by the New York Stock Exchange (beginning December 28, 2011) and the cash dividends declared per share:

		High	Low	Cash Dividends Per Share
2010	First Quarter	$42.55	$37.93	$0.1550
	Second Quarter	43.66	34.31	0.1550
	Third Quarter	36.05	28.27	0.1550
	Fourth Quarter	39.96	30.37	0.1750

2011	First Quarter	$42.92	$38.23	$0.1750
	Second Quarter	46.75	40.83	0.1750
	Third Quarter	46.87	30.91	0.1750
	Fourth Quarter	41.74	31.31	0.1950

2012	First Quarter	$47.66	$39.66	$0.1950
	Second Quarter (through April 24, 2012)	46.32	43.22	—

American State shareholders are advised to obtain the current stock quotation for Prosperity common stock. The market price of Prosperity common stock will fluctuate from the date of this proxy statement/prospectus to the date of completion of the merger. Because the number of shares of Prosperity common stock to be issued in the merger is fixed, the value of the total merger consideration you will receive will fluctuate based on the market price of the Prosperity common stock. Further, the cash portion of the merger consideration is subject to decrease based on the equity capital of American State. Accordingly, you will not know the exact amount of cash or the value of the stock portion of the merger consideration you will receive in connection with the merger when you vote on the reorganization agreement.

After the merger, Prosperity currently expects to pay (when, as and if declared by Prosperity’s board of directors out of funds legally available for that purpose) regular quarterly cash dividends. While Prosperity currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on Prosperity common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Prosperity.

As a holding company, Prosperity is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to Prosperity Bank limit the payment of dividends and other distributions by Prosperity Bank to Prosperity, and may therefore limit Prosperity’s ability to pay dividends on its common stock. If required payments on Prosperity’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or are suspended, Prosperity will be prohibited from paying dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Prosperity Bank to pay dividends to Prosperity if such limits were deemed appropriate to preserve certain capital adequacy requirements.

American State

There is no established public trading market for the common stock of American State, and no market for American State’s common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in American State’s common stock, and American State’s common stock is not listed or quoted on any stock exchange or automated quotation system. American State acts as the transfer agent and registrar for its own shares. As of the record date, there were approximately 389 holders of American State’s common stock.

American State becomes aware of trades of shares as transfer agent of its common stock and sometimes the prices at which these trades are made. The following table sets forth the high and low sales prices (to the extent known to management of American State) for trades of its common stock for the periods shown:

		High	Low	Number of Trades	Number of Shares Traded
2010	First Quarter	$113.00	$113.00	8	1,717
	Second Quarter	115.00	113.00	9	16,618
	Third Quarter	125.00	117.00	4	2,640
	Fourth Quarter	117.00	117.00	6	1,867

2011	First Quarter	$150.00	$121.00	8	9,229
	Second Quarter	123.00	123.00	2	500
	Third Quarter	—	—	—	—
	Fourth Quarter	—	—	—	—

2012	First Quarter	$—	$—	—	—
	Second Quarter (through April 24, 2012)	—	—	—	—

The most recent trade of American State’s common stock occurred on May 26, 2011, when 350 shares were traded at a price of $123.00 per share. There have been other limited transfers of American State’s common stock that are not reflected in the table above which were excluded as they were transferred between related parties (as gifts or to trusts or estates). Because of limited trading, the prices described above may not be representative of the actual or fair value of American State’s common stock.

American State is not obligated to register its common stock or, upon any registration, to create a market for its stock.

For the years ended December 31, 2010, and December 31, 2011, American State paid a quarterly dividend of $0.25 per share, for a total of $1.00 per share for each year. American State also paid special dividends in 2010 and 2011. In 2010, a special dividend of $7.00 per share was paid and in 2011, a special dividend of $8.00 per share was paid, for total dividends of $8.00 per share in 2010 and $9.00 per share in 2011.

American State’s shareholders are entitled to receive dividends out of legally available funds as and when declared by American State’s board of directors, in its sole discretion. As a Texas corporation, American State is subject to certain restrictions on dividends under the Texas Business Organizations Code. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the corporation is insolvent or the payment of the dividend would render the corporation insolvent.

As a bank holding company with consolidated assets of over $500 million, American State must maintain certain minimum capital standards in accordance with guidelines adopted by the Federal Reserve. The Federal Reserve’s guidelines are intended to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under these capital guidelines, the Federal Reserve assigns a risk weight factor of 0% to 100% to each category of assets based generally on the perceived credit risk of the asset class. The risk weights are then multiplied by the corresponding asset balances to determine a “risk weighted” asset base. At least half of a bank’s risk-based capital must consist of core (Tier 1) capital, which is comprised of (1) common shareholders’ equity (includes common stock and any related surplus, undivided profits, disclosed capital reserves that represent a segregation of undivided profits, and foreign currency translation adjustments; less net unrealized losses on marketable equity securities); (2) certain noncumulative perpetual preferred stock and related surplus; and (3) minority interests in the equity capital accounts of consolidated subsidiaries, and excludes goodwill and intangible assets. The remainder, supplementary (Tier 2) capital, may consist of (1) allowance for loan and lease losses, up to a maximum of 1.25% of risk weighted assets; (2) certain perpetual preferred stock and related surplus; (3) hybrid capital instruments; (4) perpetual debt; (5) mandatory convertible debt securities; (6) term subordinated debt; (7) intermediate term preferred stock; and (8) certain unrealized holding gains on equity securities. “Total risk based capital” is determined by combining core capital and supplementary capital.

Under the Federal Reserve’s regulatory capital guidelines, American State must maintain a Tier 1 capital to adjusted total assets ratio of at least 4.0%, a Tier 1 capital to risk weighted assets ratio of at least 4.0%, and a total risk based capital to risk weighted assets ratio of at least 8.0%. As of December 31, 2011, American State had a ratio of Tier 1 capital to adjusted total assets of 8.15%, a ratio of Tier 1 capital to risk-weighted assets of 15.03%, and a ratio of total risk based capital to risk-weighted assets of 16.29%. As of that date, American State could have paid a dividend of $114 million and still met these minimum capital requirements.

Further, consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of dividends to shareholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

American State does not engage in separate business activities of a material nature. As a result, American State’s ability to pay dividends depends upon the dividends received from ASB. As a Texas-chartered banking association, ASB’s ability to pay dividends is restricted by certain laws and regulations. Under the Texas Finance Code, ASB generally may not pay a dividend that would reduce its capital or surplus without the prior approval of the Texas Banking Commissioner. All dividends must be paid out of net profits then on hand, after deducting expenses, including losses and provisions for loan losses.

In addition to Texas law restrictions on ASB’s ability to pay dividends, under the Federal Deposit Insurance Corporation Improvement Act, ASB may not pay any dividend if the payment of the dividend would cause ASB to become undercapitalized or if ASB is “undercapitalized.” The FDIC may further restrict the payment of dividends by requiring that ASB maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. Moreover, if, in the opinion of the FDIC, ASB is engaged in an unsound practice (which could include the payment of dividends), the FDIC may require, generally after notice and hearing, that ASB cease such practice. The FDIC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. Moreover, the FDIC has also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings. Under regulatory capital guidelines, ASB must maintain a Tier 1 capital to adjusted total assets ratio of at least 4.0%, a Tier 1 capital to risk weighted assets ratio of at least 4.0%, and a total risk based capital to risk weighted assets ratio of at least 8.0%. As of December 31, 2011, ASB had a ratio of Tier 1 capital to adjusted total assets of 8.03%, a ratio of Tier 1 capital to risk-weighted assets of 14.83%, and a ratio of total risk based capital to risk-weighted assets of 16.09%. As of that date, ASB could have paid a dividend of $111 million and still met these minimum capital requirements.

DESCRIPTION OF PROSPERITY CAPITAL STOCK

General

Prosperity has authorized two classes of stock: (a) 200,000,000 authorized shares of Prosperity common stock, par value $1.00 per share, 47,456,041 shares of which were outstanding as of April 24, 2012; and (b) 20,000,000 authorized shares of preferred stock, par value $1.00 per share, none of which have been issued. The following summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Prosperity.

Prosperity Common Stock

The holders of Prosperity common stock are entitled to one vote for each share of Prosperity common stock owned. Except as expressly provided by law and except for any voting rights that may be conferred on any shares of preferred stock issued by the Prosperity board, all voting power is in Prosperity common stock. Holders of Prosperity common stock may not cumulate their votes for the election of directors. Holders of Prosperity common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of Prosperity, or securities of Prosperity convertible into or carrying a right to subscribe to or acquire shares of Prosperity.

Holders of Prosperity common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Prosperity board. However, the Prosperity board may not declare or pay cash dividends on Prosperity common stock, and no Prosperity common stock may be purchased by Prosperity, unless full dividends on outstanding preferred stock for all past dividend periods and for the current dividend period, if any, have been declared and paid.

On liquidation of Prosperity, the holders of Prosperity common stock are entitled to share pro rata in any distribution of the assets of Prosperity, after the holders of shares of preferred stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends, whether or not earned or declared, if any, and after all other indebtedness of Prosperity has been retired.

Prosperity Preferred Stock

The Prosperity preferred stock is available for issuance from time to time for various purposes as determined by the Prosperity board, including making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Prosperity articles, the preferred stock may be issued on such terms and conditions, and at such times and in such situations, as the Prosperity board in its sole discretion determines to be appropriate, without any further approval or action by the shareholders, unless otherwise required by laws, rules, regulations or agreements applicable to Prosperity.

Moreover, except as otherwise limited by the Prosperity articles or applicable laws, rules or regulations, the Prosperity board has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. The Prosperity articles require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock:

•	dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

•	redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

•	sinking fund provisions, if any, for the redemption or purchase of shares;

•	the amount payable upon shares in the event of voluntary or involuntary liquidation;

•	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

•	voting rights.

The Prosperity board does not intend to seek shareholder approval prior to any issuance of preferred stock or any series thereof, unless otherwise required by law or the rules of any applicable securities exchange. Under Texas law, shareholder approval prior to the issuance of shares of Prosperity common stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Prosperity board that the delay necessary for shareholder approval of a specific issuance could be to the detriment of Prosperity and its shareholders.

The preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with Prosperity’s management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Prosperity’s securities or the removal of incumbent management.

The effects of the issuance of the preferred stock on the holders of Prosperity common stock could include:

•	reduction of the amount otherwise available for payments of dividends on Prosperity common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on Prosperity common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of Prosperity common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of Prosperity common stock if the series of preferred stock is convertible, and is converted, into Prosperity common stock; and

•

restrictions on the rights of holders of Prosperity common stock to share in Prosperity’s assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Prosperity’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of American State and its subsidiaries as of December 31, 2011 and 2010 and for the three years ended December 31, 2011, included in this proxy statement/prospectus, and the effectiveness of American State’s internal control over financial reporting as of December 31, 2011, have been audited by BKD, LLP, independent accountants, as stated in their reports, which are included in this proxy statement/prospectus. Such consolidated financial statements have been included in this proxy statement/prospectus in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Prosperity common stock to be issued by Prosperity in connection with the merger will be passed upon by Bracewell & Giuliani LLP, Houston, Texas. Certain legal matters with respect to the merger will be passed upon for American State by Hunton & Williams LLP, Dallas, Texas.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the board of directors of American State knows of no matters that will be presented for consideration at the annual meeting of shareholders other than as described in this proxy statement/prospectus. However, if any other matters are properly brought before the annual meeting or any adjournment or postponement thereof, it is intended that the proxies will act in accordance with their best judgment unless otherwise indicated in the appropriate box on the proxy.

WHERE YOU CAN FIND MORE INFORMATION

Prosperity files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like Prosperity, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows Prosperity to “incorporate by reference” information in this proxy statement/prospectus. This means that Prosperity can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Prosperity incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Prosperity files with the SEC will automatically update and supersede the information Prosperity included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Prosperity has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

Prosperity SEC Filings (File Numbers: 001-35388 and 000-25051)

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Proxy Statement for Annual Meeting filed on March 16, 2012;

•	Current Reports on Form 8-K filed on January 3, January 20 (second filing only), February 24, February 27, March 7, March 14, March 28, April 2, and April 23, 2012; and

•

The description of Prosperity’s common stock, par value $1.00 per share, contained in Prosperity’s Registration Statements on Form 8-A dated November 10, 1998 and December 22, 2011, including any amendment or report filed with the SEC for the purpose of updating such description.

Prosperity also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from Prosperity without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Prosperity at the following address:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: James D. Rollins III

Telephone: (713) 693-9300

To obtain timely delivery, you must make a written or oral request for a copy of such information by May 29, 2012.

Prosperity has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the Prosperity common stock to be issued to shareholders of American State in the merger. This proxy statement/prospectus constitutes the prospectus of Prosperity filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

You should rely only on the information contained in this proxy statement/prospectus. Neither Prosperity nor American State has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. American State has supplied all of the information about American State and ASB contained in this proxy statement/prospectus and Prosperity has supplied all of the information contained in this proxy statement/prospectus about Prosperity and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

American State Financial Corporation

Accountants’ Report and Consolidated Financial Statements

December 31, 2011, 2010 and 2009

Independent Accountants’ Report

Board of Directors

American State Financial Corporation

Lubbock, Texas

We have audited the accompanying consolidated balance sheets of American State Financial Corporation (Corporation) as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American State Financial Corporation as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We also have examined, in accordance with attestation standards established by the American Institute of Certified Public Accountants, American State Financial Corporation’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 7, 2012, expressed an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting.

February 7, 2012

San Antonio, Texas

Independent Accountants’ Report

Audit Committee and Board of Directors

American State Financial Corporation

Lubbock, Texas

We have examined American State Financial Corporation’s (Corporation’s) internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assertion of the effectiveness of internal control over financial reporting included in the accompanying management’s report on internal control over financial reporting. Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our examination.

We conducted our examination in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our examination included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our examination also included performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

An entity’s internal control over financial reporting is a process, effected by those charged with governance, management and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America. Because management’s assessment and our examination were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), our examination of the Corporation’s internal control over financial reporting included controls over the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America and with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9-C). An entity’s internal control over financial reporting includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention or timely detection and correction of unauthorized acquisition, use or disposition of the entity’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect and correct misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, American State Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated financial statements of the Corporation as of and for the year ended December 31, 2011, and our report dated February 7, 2012, expressed an unqualified opinion thereon.

February 7, 2012

San Antonio, Texas

(THIS PAGE INTENTIONALLY LEFT BLANK)

American State Financial Corporation

Consolidated Balance Sheets

December 31, 2011 and 2010

	2011	2010
Assets
Cash and due from banks	$108,821,430	$85,947,710
Excess deposits with Federal Reserve and federal funds sold	61,250,000	162,170,000

Cash and cash equivalents	170,071,430	248,117,710

Available-for-sale securities	328,220,398	285,747,808
Held-to-maturity securities	1,259,589,114	939,347,059

Total securities	1,587,809,512	1,225,094,867

Loans	1,211,889,893	1,100,027,166
Less: Allowance for loan losses	(24,500,000)	(18,450,000)

Loans, net	1,187,389,893	1,081,577,166

Bank premises and equipment, net	27,546,451	25,588,193
Accrued interest receivable	17,350,559	15,823,248
Net deferred income taxes	2,416,000	5,657,000
Foreclosed assets held for sale, net	292,004	849,001
Goodwill	23,252,610	23,252,610
Bank owned life insurance	53,315,308	51,462,406
Other assets	12,245,113	13,385,352

Total assets	$3,081,688,880	$2,690,807,553

Liabilities
Deposits
Demand—noninterest bearing	$561,064,540	$466,079,683
Demand—interest bearing	618,625,048	485,407,658
Savings	598,213,359	527,291,036
Time deposits of $100,000 or more	432,073,410	416,216,532
Time deposits of less than $100,000	249,552,325	262,101,461

Total deposits	2,459,528,682	2,157,096,370

Securities sold under repurchase agreements	323,076,357	265,133,404
Accrued interest payable	362,907	603,689
Federal income taxes payable	2,678,389	2,059,513
Other liabilities	16,329,992	15,065,055

Total liabilities	2,801,976,327	2,439,958,031

Stockholders’ Equity
Common stock, $10 par value; authorized 10,000,000 shares; issued and outstanding 4,024,625 shares	40,246,250	40,246,250
Additional paid-in capital	41,695,500	41,665,500
Retained earnings	249,255,177	229,367,664
Accumulated other comprehensive income	11,718,891	2,054,045

	342,915,818	313,333,459
Treasury stock, at cost
Common; 2011 – 1,554,542 shares, 2010 – 1,548,905 shares	(63,203,265)	(62,483,937)

Total stockholders’ equity	279,712,553	250,849,522

Total liabilities and stockholders’ equity	$3,081,688,880	$2,690,807,553

See Notes to Consolidated Financial Statements

American State Financial Corporation

Consolidated Statements of Income

December 31, 2011, 2010 and 2009

	2011	2010	2009
Interest Income
Interest and fees on loans	$63,242,584	$59,600,457	$56,195,462
Interest on investment securities
U.S. government obligations	132,935	102,122	—
Other U.S. government agency obligations	20,358,510	22,298,184	21,007,757
State and political subdivision obligations	10,012,303	9,121,497	7,814,874
Mortgage-backed securities	13,692,095	14,608,290	17,734,175
Other	173,725	178,694	63,176
Interest on excess deposits with Federal Reserve and federal funds sold	272,382	185,067	190,793

Total interest income	107,884,534	106,094,311	103,006,237

Interest Expense
Interest on deposits	12,105,027	16,040,393	19,184,359
Interest on securities sold under repurchase agreements	1,997,203	2,718,721	3,021,366

Total interest expense	14,102,230	18,759,114	22,205,725

Net Interest Income	93,782,304	87,335,197	80,800,512
Provision for Loan Losses	4,092,077	4,598,391	10,788,761

Net Interest Income After Provision for Loan Losses	89,690,227	82,736,806	70,011,751

Noninterest Income
Service charges	20,206,424	18,584,585	17,987,336
Mortgage loan sales	3,367,958	3,807,480	3,491,994
Investment securities gains, net	1,708,931	1,009,374	1,112,181
Income from fiduciary duties	3,543,923	3,535,698	3,226,235
Other	12,784,204	10,995,572	10,255,627

Total noninterest income	41,611,440	37,932,709	36,073,373

See Notes to Consolidated Financial Statements

American State Financial Corporation

Consolidated Statements of Income (continued)

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
Noninterest Expense
Salaries and employee benefits	$39,534,070	$39,677,552	$35,137,389
Occupancy expense	2,576,953	2,571,986	2,622,390
Depreciation	3,584,482	3,418,768	3,127,002
Repairs and maintenance and equipment rental	8,246,506	6,100,270	5,199,905
Advertising and promotions	3,915,761	3,603,552	4,096,644
Federal Deposit Insurance Corporation premiums	1,836,570	2,568,108	3,398,384
Professional fees	2,993,252	2,482,127	2,222,736
Supplies, stationary and printing	1,155,202	1,274,273	1,057,389
Taxes other than on income and salaries	944,700	846,040	838,991
Other	7,625,474	6,828,456	7,240,642

Total noninterest expense	72,412,970	69,371,132	64,941,472

Income Before Income Taxes	58,888,697	51,298,383	41,143,652
Provision for Income Taxes	16,770,000	15,272,000	12,014,000

Net Income	$42,118,697	$36,026,383	$29,129,652

Basic Earnings Per Share	$17.04	$14.58	$11.75

Diluted Earnings Per Share	$16.99	$14.57	$11.75

See Notes to Consolidated Financial Statements

American State Financial Corporation

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2011, 2010 and 2009

			Additional Paid-in Capital	Retained Earnings	Other Comprehensive Income (Loss)	Treasury Stock	Total
	Common Stock
	Shares	Amount
Balance, January 1, 2009	4,024,625	$40,246,250	$40,609,500	$197,584,931	$1,593,719	$(50,496,717)	$229,537,683
Comprehensive income
Net income	—	—	—	29,129,652	—	—	29,129,652
Other comprehensive income, net of tax
Change in unrealized appreciation on available-for-sale securities, net of taxes	—	—	—	—	(551,744)	—	(551,744)

Total comprehensive income							28,577,908

Stock option compensation expense	—	—	340,000	—	—	—	340,000
Dividends on common stock, $5.50 per share	—	—	—	(13,558,811)	—	—	(13,558,811)
Sales of 1,500 shares of treasury stock	—	—	—	—	—	151,500	151,500
Purchases of 89,830 shares of treasury stock	—	—	—	—	—	(13,199,047)	(13,199,047)

Balance, December 31, 2009	4,024,625	40,246,250	40,949,500	213,155,772	1,041,975	(63,544,264)	231,849,233
Comprehensive income
Net income	—	—	—	36,026,383	—	—	36,026,383
Other comprehensive income, net of tax
Change in unrealized appreciation on available-for-sale securities, net of taxes	—	—	—	—	1,012,070	—	1,012,070

Total comprehensive income							37,038,453

Stock option compensation expense	—	—	716,000	—	—	—	716,000
Dividends on common stock, $8.00 per share	—	—	—	(19,814,491)	—	—	(19,814,491)
Sales of 22,148 shares of treasury stock	—	—	—	—	—	2,247,600	2,247,600
Purchases of 10,396 shares of treasury stock	—	—	—	—	—	(1,187,273)	(1,187,273)

Balance, December 31, 2010	4,024,625	40,246,250	41,665,500	229,367,664	2,054,045	(62,483,937)	250,849,522
Comprehensive income
Net income	—	—	—	42,118,697	—	—	42,118,697
Other comprehensive income, net of tax
Change in unrealized appreciation on available-for-sale securities, net of taxes	—	—	—	—	9,664,846	—	9,664,846

Total comprehensive income							51,783,543

Stock option compensation expense	—	—	30,000	—	—	—	30,000
Dividends on common stock, $9.00 per share	—	—	—	(22,231,184)	—	—	(22,231,184)
Purchases of 5,637 shares of treasury stock	—	—	—	—	—	(719,328)	(719,328)

Balance, December 31, 2011	4,024,625	$40,246,250	$41,695,500	$249,255,177	$11,718,891	$(63,203,265)	$279,712,553

See Notes to Consolidated Financial Statements

American State Financial Corporation

Consolidated Statements of Cash Flows

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
Operating Activities
Net income	$42,118,697	$36,026,383	$29,129,652
Items not requiring (providing) cash
Depreciation	3,584,482	3,418,768	3,127,002
Deferred income taxes	(1,963,000)	(189,000)	(1,604,000)
Provision for loan losses	4,092,077	4,598,391	10,788,761
Net gain on sales of investment securities	(1,708,931)	(1,009,374)	(1,112,181)
Gain on sales of foreclosed assets	(111,858)	(342,333)	(12,419)
Write-down on foreclosed assets	202,496	149,999	21,000
Amortization of premium relating to investment securities, net	10,383,002	3,892,869	979,955
Gain on disposal of bank premises and equipment	(35,592)	(20,883)	(12,500)
Stock option compensation expense	30,000	716,000	340,000
Changes in
Accrued interest receivable	(1,527,311)	124,159	(643,886)
Other assets	(712,662)	(3,488,796)	(8,291,958)
Accrued interest payable	(240,782)	(197,739)	(224,947)
Federal income taxes payable	618,876	65,072	1,218,137
Other liabilities	1,263,509	1,299,234	2,104,908

Net cash provided by operating activities	55,993,003	45,042,750	35,807,524

Investing Activities
Proceeds from maturities of held-to-maturity securities	198,502,570	214,356,244	237,154,900
Proceeds from maturities of available-for-sale securities	29,537,951	26,210,782	21,911,596
Proceeds from the sales of available-for-sale securities	409,909,555	19,978,572	22,779,759
Proceeds from the sales of held-to-maturity securities	13,550,371	—	5,404,260
Purchases of held-to-maturity securities	(539,970,321)	(227,108,719)	(309,581,259)
Purchases of available-for-sale securities	(468,049,995)	(110,317,445)	(126,964,264)
Net change in loans	(110,905,805)	(41,880,480)	(73,945,255)
Proceeds from the sale of foreclosed assets	1,467,359	2,142,333	925,173
Expenditures for bank premises and equipment	(5,550,676)	(7,467,726)	(3,171,501)
Proceeds from sales of bank premises and equipment	43,528	20,883	12,500

Net cash used in investing activities	(471,465,463)	(124,065,556)	(225,474,091)

See Notes to Consolidated Financial Statements

American State Financial Corporation

Consolidated Statements of Cash Flows (continued)

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
Financing Activities
Net increase in deposits	$302,432,311	$225,267,036	$165,746,485
Net increase in securities sold under repurchase agreements	57,942,953	38,688,387	32,127,869
Proceeds from sales of treasury stock	—	2,247,600	151,500
Dividends paid	(22,229,756)	(19,811,828)	(13,584,152)
Purchases of treasury stock	(719,328)	(1,187,273)	(13,199,047)

Net cash provided by financing activities	337,426,180	245,203,922	171,242,655

Increase (Decrease) in Cash and Cash Equivalents	(78,046,280)	166,181,116	(18,423,912)
Cash and Cash Equivalents, Beginning of Year	248,117,710	81,936,594	100,360,506

Cash and Cash Equivalents, End of Year	$170,071,430	$248,117,710	$81,936,594

Supplemental Cash Flows Information
Interest paid	$14,343,012	$18,956,853	$22,430,672
Income taxes paid	$18,517,888	$15,783,674	$12,470,863
Real estate acquired in settlement of loans	$1,001,000	$785,000	$1,727,254
Dividends declared, not paid	$617,521	$618,949	$616,288

See Notes to Consolidated Financial Statements

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

American State Financial Corporation (the Corporation) provides a variety of financial services to individuals and corporate customers in the South Plains, West Texas and North Central areas of the State of Texas. The Corporation’s primary deposit products are demand deposits and time and savings accounts. Its primary lending products are real estate, commercial (including oil and gas related) and agriculture loans. The Corporation also provides trust services. The Corporation is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary American State Bank (the Bank). All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

Cash Equivalents

The Corporation considers all liquid investments with original maturities of three months or less to be cash equivalents.

Effective July 21, 2010, the FDIC’s insurance limits were permanently increased to $250,000. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 31, 2010 through December 31, 2012, at all FDIC-insured institutions.

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Trading securities are recorded at fair value with changes in fair value included in earnings. The Corporation had no trading securities at December 31, 2011 and 2010. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

For debt securities with fair value below amortized cost, when the Corporation does not intend to sell a debt security, and it is more likely than not, the Corporation will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

There were no other-than-temporary impairments recorded in the years ended December 31, 2011, 2010 and 2009.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. There were no unrealized losses recognized during the years ended December 31, 2011, 2010 and 2009. Gains and losses on loan sales are recorded in noninterest income.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method.

The accrual of interest on real estate, agricultural and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Personal loans are typically charged-off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired and unimpaired loans that are classified due to performance, financial trends or

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

other factors. For those loans that are classified, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Corporation’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets, which generally range from 15 to 20 years for buildings and 3 to 10 years for remaining assets.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation are included in net income or expense from foreclosed assets.

Goodwill

Goodwill is tested annually for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements. An impairment analysis was performed for the years ending December 31, 2011, 2010 and 2009, and it was determined that there was no impairment loss.

Treasury Stock

Common stock shares repurchased are recorded at cost.

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

Stock Options

At December 31, 2011 and 2010, the Corporation has two share-based employee compensation plans, which are described more fully in Note 13.

Income Taxes

The Corporation accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Corporation determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also included resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to the management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. At December 31, 2011 and 2010, a valuation allowance was not considered necessary.

The Corporation recognizes interest and penalties on income taxes as a component of income tax expense.

The Corporation files consolidated income tax returns with its subsidiary.

Earnings Per Share

Basic earnings per share represent income available to common stockholders divided by the weighted-average number of common shares outstanding during each period. Diluted earnings per share reflect additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. The average market price per share for diluted earnings per share calculations was based upon treasury stock purchases and other offers to purchase the common shares of the Corporation. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options and are determined using the treasury stock method.

Treasury stock shares are not deemed outstanding for earnings per share calculations.

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

The following table illustrates the computation of basic and diluted earnings per share:

	2011		2010		2009
	Amount	Per Share Amount	Amount	Per Share Amount	Amount	Per Share Amount
Net income	$42,118,697		$36,026,383		$29,129,652

Basic:
Weighted average shares outstanding	2,471,096	$17.04	2,471,701	$14.58	2,479,575	$11.75

Diluted:
Weighted average shares outstanding	2,471,096		2,471,701		2,479,575
Effect of dilutive securities—options	8,179		121		—

Total	2,479,275	$16.99	2,471,822	$14.57	2,479,575	$11.75

Options to purchase 21,248 shares and 52,348 shares outstanding at December 31, 2010 and 2009, respectively, were not included in the computation of diluted earnings per share because the effect would be antidilutive.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation—put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Recent Accounting Pronouncements

ASU 2011-04, Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 clarifies how fair values should be measured for instruments classified in stockholders’ equity and under what circumstances premiums and discounts should be applied in fair value measurements. The guidance also permits entities to measure fair value on a net basis for financial instruments that are managed based on net exposure to market risks or counterparty credit risks. Required new disclosures for financial instruments classified as Level 3 fair values include (1) quantitative information about unobservable inputs used in measuring fair values, (2) qualitative discussion of the sensitivity of fair value measurements to changes in unobservable inputs and (3) a description of the valuation processes used. ASU 2011-04 also requires disclosure of fair value levels for financial instruments that are not recorded at fair value but for which fair value is required to be disclosed. ASU 2011-04 will be effective for the Corporation prospectively for annual periods beginning on January 1, 2012. Adoption of ASU 2011-04 is not expected to have a material impact on the Corporation’s financial statements.

ASU 2011-05, Comprehensive Income (Topic 220)—Presentation of Comprehensive Income. ASU 2011-05 amends Topic 220, Comprehensive Income, to require that all non-owner changes in shareholders’ equity be

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. Additionally, ASU 2011-05 requires entities to present, on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where the components of net income and the components of other comprehensive income are presented. The option to present components of other comprehensive income as part of the statement of changes in shareholders’ equity was eliminated. ASU 2011-05 is effective for annual periods beginning after December 15, 2011, and will require that the Corporation change its presentation of comprehensive income.

ASU 2011-08, Intangibles—Goodwill and Other (Topic 350)—Testing Goodwill for Impairment. ASU 2011-08 amends Topic 350, Intangibles—Goodwill and Other, to give entities the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. ASU 2011-08 is effective for annual and interim impairment tests beginning after December 15, 2011, and is not expected to have a significant impact on the Corporation’s financial statements.

ASU 2011-12, Comprehensive Income (Topic 220)—Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. ASU 2011-12 defers changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments to allow the FASB time to redeliberate whether to require presentation of such adjustments on the face of the financial statements to show the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income. ASU 2011-12 allows entities to continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU No. 2011-05. All other requirements in ASU No. 2011-05 are not affected by ASU No. 2011-12. ASU 2011-12 is effective for annual periods beginning after December 15, 2011, and is not expected to have a significant impact on the Corporation’s financial statements.

Reclassifications

Certain reclassifications have been made to the 2010 and 2009 financial statements to conform to the 2011 financial statement presentation. These reclassifications had no effect on net income.

Note 2: Restriction on Cash and Due From Banks

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2011 was $11,082,000.

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

Note 3: Securities

The amortized cost and approximate fair values of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Available-for-sale Securities:
December 31, 2011
U.S. government agencies	$229,393,622	$16,596,992	$(74,055)	$245,916,559
Mortgage-backed securities securities	49,629,891	268,255	(82,272)	49,815,874
State and political subdivisions	31,166,994	1,400,806	(79,835)	32,487,965

	$310,190,507	$18,266,053	$(236,162)	$328,220,398

December 31, 2010
U.S. Treasury securities	$24,852,989	$—	$(1,200,968)	$23,652,021
U.S. government agencies	201,052,786	6,471,774	(1,347,085)	206,177,475
Mortgage-backed securities	29,638,504	11,741	(274,561)	29,375,684
State and political subdivisions	27,042,484	213,538	(713,394)	26,542,628

	$282,586,763	$6,697,053	$(3,536,008)	$285,747,808

Held-to-maturity Securities:
December 31, 2011
U.S. government agencies	$368,815,320	$23,723,424	$(57,582)	$392,481,162
Mortgage-backed securities	600,210,892	17,756,437	(720,939)	617,246,390
State and political subdivisions	290,562,902	15,916,614	(373,206)	306,106,310

	$1,259,589,114	$57,396,475	$(1,151,727)	$1,315,833,862

December 31, 2010
U.S. government agencies	$340,752,143	$18,986,978	$(366,835)	$359,372,286
Mortgage-backed securities	339,770,902	12,537,408	(801,975)	351,506,335
State and political subdivisions	258,824,014	5,961,816	(2,106,854)	262,678,976

	$939,347,059	$37,486,202	$(3,275,664)	$973,557,597

The amortized cost and fair value of available-for-sale securities and held-to-maturity securities at December 31, 2011, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale		Held-to-maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within one year	$205,261	$205,841	$61,895,727	$63,660,088
One to five years	75,400,606	79,256,824	298,932,246	316,484,003
Five to ten years	158,923,839	172,332,185	423,770,164	445,363,274
After ten years	75,660,801	76,425,548	474,990,977	490,326,497

Totals	$310,190,507	$328,220,398	$1,259,589,114	$1,315,833,862

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $961,707,000 at December 31, 2011 and $774,808,000 at December 31, 2010.

Gross gains of $2,409,740, $1,009,374 and $940,749 and gross losses of ($1,268,043), $-0- and ($2,391) resulting from sales of available-for-sale securities were realized for 2011, 2010 and 2009, respectively.

During 2011, the Corporation sold a total of $12,983,137 of held-to-maturity securities for $13,550,371, resulting in a realized gain of $567,234. During 2010, the Corporation did not sell any held-to-maturity securities. During 2009, the Corporation sold a total of $5,230,437 of held-to-maturity securities for $5,404,260, resulting in a realized gain of $173,823. These sales were permissible under investment accounting guidance as the Corporation had collected greater than 85% of the principal outstanding at acquisition.

Certain investments in debt securities have fair values that are less than their historical cost. Total fair value of these investments at December 31, 2011 and 2010, was $213,159,976 and $237,969,197, which is approximately 13% and 19%, respectively, of the Corporation’s available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from recent changes in market interest rates over the yield available at the time the underlying securities were purchased. Management believes the declines in fair value for these securities are temporary.

The following table shows the Corporation’s investments’ gross unrealized losses and fair value of the Corporation’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2011 and 2010:

	December 31, 2011
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale (AFS):
U.S. government agencies	$25,135,749	$(46,455)	$10,091,800	$(27,600)	$35,227,549	$(74,055)
Mortgage-backed securities	26,837,380	(82,272)	—	—	26,837,380	(82,272)
State and political subdivisions	—	—	6,246,118	(79,835)	6,246,118	(79,835)

Total temporarily impaired AFS securities	$51,973,129	$(128,727)	$16,337,918	$(107,435)	$68,311,047	$(236,162)

Held-to-maturity (HTM):
U.S. government agencies	$21,103,829	$(57,582)	$—	$—	$21,103,829	$(57,582)
Mortgage-backed securities	103,466,760	(720,939)	—	—	103,466,760	(720,939)
State and political subdivisions	14,775,799	(135,158)	5,502,541	(238,048)	20,278,340	(373,206)

Total temporarily impaired HTM securities	$139,346,388	$(913,679)	$5,502,541	$(238,048)	$144,848,929	$(1,151,727)

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

	December 31, 2010
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale (AFS):
U.S. Treasury securities	$18,964,200	$(1,200,968)	$—	$—	$18,964,200	$(1,200,968)
U.S. government agencies	29,012,277	(1,347,085)	—	—	29,012,277	(1,347,085)
Mortgage-backed securities	29,119,030	(274,561)	—	—	29,119,030	(274,561)
State and political subdivisions	9,294,633	(713,394)	—	—	9,294,633	(713,394)

Total temporarily impaired AFS securities	$86,390,140	$(3,536,008)	$—	$—	$86,390,140	$(3,536,008)

Held-to-maturity (HTM):
U.S. government agencies	$20,456,206	$(366,835)	$—	$—	$20,456,206	$(366,835)
Mortgage-backed securities	69,543,084	(801,975)	—	—	69,543,084	(801,975)
State and political subdivisions	61,116,789	(2,106,624)	462,978	(230)	61,579,767	(2,106,854)

Total temporarily impaired HTM securities	$151,116,079	$(3,275,434)	$462,978	$(230)	$151,579,057	$(3,275,664)

Note 4: Loans and Allowance for Loan Losses

Categories of loans at December 31 include:

	2011	2010
Real estate:
Residential	$179,635,454	$167,777,960
Agriculture	51,714,678	40,703,938
Construction	87,574,921	170,279,018
Other	485,335,703	359,205,127
Agriculture	42,466,450	47,125,621
Commercial	298,218,919	247,037,242
Consumer:
Credit cards	7,786,800	7,694,794
Other	59,156,968	60,203,466

Total loans	1,211,889,893	1,100,027,166
Less
Allowance for loan losses	24,500,000	18,450,000

Net loans	$1,187,389,893	$1,081,577,166

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

Management believes that the current level of allowance for loan losses is an adequate estimate of probable losses within the loan portfolio at December 31, 2011 and 2010. This determination of adequacy is based upon factors previously mentioned and requires the use of judgments that may change in the future. Any changes in the factors used by management or the availability of new information could cause the allowance for loan losses to be adjusted in future periods.

The following table shows an analysis of the allowance for loan losses by portfolio segment for the years ended December 31, 2011 and 2010:

December 31, 2011

	Real Estate	Agriculture	Commercial	Consumer	Unallocated	Total
Beginning Balance	$6,621,098	$685,022	$5,275,527	$348,321	$5,520,032	$18,450,000
Provision for Loan Losses	(682,969)	(22,612)	587,376	72,101	4,138,181	4,092,077
Charge Offs	(507,628)	(307,302)	(540,210)	(120,376)	—	(1,475,516)
Recoveries	3,102,961	53,305	174,087	103,086	—	3,433,439

Net Loan Losses	2,595,333	(253,997)	(366,123)	(17,290)	—	1,957,923

Ending Balance	$8,533,462	$408,413	$5,496,780	$403,132	$9,658,213	$24,500,000

Portion of Allowance Ending Balance Allocated to:
Individually Evaluated for Impairment	$1,301,602	$6,054	$66,566	$6,000	$—	$1,380,222
Collectively Evaluated for Impairment	7,231,860	402,359	5,430,214	397,132	9,658,213	23,119,778

Ending Balance	$8,533,462	$408,413	$5,496,780	$403,132	$9,658,213	$24,500,000

Portion of Loans Ending Balance Allocated to:
Individually Evaluated for Impairment	$7,031,748	$522,022	$47,439	$16,839	$—	$7,618,048
Collectively Evaluated for Impairment	797,229,008	41,944,428	298,171,480	66,926,929	—	1,204,271,845

Ending Balance	$804,260,756	$42,466,450	$298,218,919	$66,943,768	$—	$1,211,889,893

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

December 31, 2010

	Real Estate	Agriculture	Commercial	Consumer	Unallocated	Total
Beginning Balance	$3,660,294	$1,075,295	$3,988,745	$311,311	$6,464,355	$15,500,000
Provision for Loan Losses	4,136,627	(455,771)	1,702,332	159,526	(944,323)	4,598,391
Loan Losses:
Charge Offs	(1,514,710)	(65,508)	(752,389)	(196,875)	—	(2,529,482)
Recoveries	338,887	131,006	336,839	74,359	—	881,091

Net Loan Losses	(1,175,823)	65,498	(415,550)	(122,516)	—	(1,648,391)

Ending Balance	$6,621,098	$685,022	$5,275,527	$348,321	$5,520,032	$18,450,000

Portion of Allowance Ending Balance Allocated to:
Individually Evaluated for Impairment	$1,033,333	$66,667	$25,000	$—	$—	$1,125,000
Collectively Evaluated for Impairment	5,587,765	618,355	5,250,527	348,321	5,520,032	17,325,000

Ending Balance	$6,621,098	$685,022	$5,275,527	$348,321	$5,520,032	$18,450,000

Portion of Loans Ending Balance Allocated to:
Individually Evaluated for Impairment	$4,726,399	$422,224	$3,369,657	$—	$—	$8,518,280
Collectively Evaluated for Impairment	733,239,872	46,703,397	243,667,355	67,898,262	—	1,091,508,886

Ending Balance	$737,966,271	$47,125,621	$247,037,012	$67,898,262	$—	$1,100,027,166

Activity in the allowance for loan losses for the year ended December 31, 2009 was as follows:

Balance, beginning of year	$14,000,000
Provision charged to expense	10,788,761
Losses charged off, net of recoveries of $381,139	(9,288,761)

$15,500,000

As needed, management may also increase the unallocated portion of the allowance for loan losses based upon economic conditions within one or several sectors of the loan portfolio. Additions of this nature are not allocated to any one loan or category of loans. During the year ended December 31, 2011, management recorded approximately $4,100,000 in such general reserve provisions for probable loan losses. A large portion of these provisions were made due to the unknown impact from the drought that has settled in across the State of Texas and for other prevailing economic conditions within the Corporation’s market area.

The following table shows the balance of all impaired loans December 31, 2011 and 2010:

December 31, 2011

	Unpaid Contractual Principal Balance (1)	Recorded Investment With No Specific Allowance	Recorded Investment With Specific Allowance	Total Recorded Investment (2)	Related Allowance	Average Recorded Investment	Interest Income Recognized
Real Estate	$7,674,042	$668,403	$6,363,345	$7,031,748	$1,301,602	$5,264,512	$118,869
Agriculture	537,959	434,298	87,724	522,022	6,054	460,286	16,781
Commercial	48,680	47,439	—	47,439	66,566	693,095	1,852
Consumer	—	16,839	—	16,839	6,000	3,368	—

Total	$8,260,681	$1,166,979	$6,451,069	$7,618,048	$1,380,222	$6,421,261	$137,502

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

December 31, 2010

	Unpaid Contractual Principal Balance	Recorded Investment With No Specific Allowance	Recorded Investment With Specific Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Real Estate	$13,351,962	$2,223,682	$2,502,717	$4,726,399	$1,033,333	$5,556,574	$115,588
Agriculture	479,857	146,252	275,972	422,224	66,667	646,816	8,873
Commercial	3,423,277	—	3,369,657	3,369,657	25,000	2,898,353	—
Consumer	—	—	—	—	—	—	—

Total	$17,255,096	$2,369,934	$6,148,346	$8,518,280	$1,125,000	$9,101,743	$124,461

1)	This represents the legal balance of the loan to the customer, including principal, accrued interest and charge offs.
2)	This represents the book balance of the loan net of any chargeoffs.

Impaired loans at December 31, 2009, were insignificant and, therefore, average balance and interest income information has not been presented.

The Corporation will place a loan in non-accrual status and cease accruing interest when the principal or interest has been delinquent for 90 days or more unless the asset is both well secured and in the process of collection. An asset may be restored to accrual status when all principal and interest amounts contractually due are current and the Corporation expects full repayment of the remaining contractual principal and interest.

The following table shows the detailed balance of non-accrual loans as of December 31, 2011 and 2010:

	December 31,
	2011	2010
Real estate	$7,966,947	$6,052,677
Agriculture	646,040	790,268
Commercial	253,941	3,529,504
Consumer	29,163	30,393

Total	$8,896,091	$10,402,842

An aging analysis of past due loans, including non-accrual loans at December 31, 2011 and 2010 is as follows:

December 31, 2011

	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Current	Total Loans	Total Loans Accruing >90 Days
Real estate	$856,833	$6,414,843	$1,638,074	$8,909,750	$795,351,005	$804,260,755	$37,138
Agriculture	13,197	—	70,000	83,197	42,383,253	42,466,450	—
Commercial	312,351	81,548	32,323	426,222	297,792,698	298,218,920	—
Consumer	194,626	10,445	4,863	209,934	66,733,834	66,943,768	—

Total	$1,377,007	$6,506,836	$1,745,260	$9,629,103	$1,202,260,790	$1,211,889,893	$37,138

December 31, 2010

	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Current	Total Loans	Total Loans Accruing >90 Days
Real estate	$2,010,828	$1,004,968	$1,808,261	$4,824,057	$733,142,214	$737,966,271	$—
Agriculture	8,189	21,148	592,562	621,899	46,503,722	47,125,621	—
Commercial	517,580	4,339	3,395,990	3,917,909	243,119,103	247,037,012	26,132
Consumer	150,364	30,099	2,739	183,202	67,715,060	67,898,262	—

Total	$2,686,961	$1,060,554	$5,799,552	$9,547,067	$1,090,480,099	$1,100,027,166	$26,132

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

The Corporation maintains a loan review process that is carried out by the Loan Review Department (Department). The department is responsible for the review and classification of the loan portfolio under the internal risk rating system, to assist management in the identification of deterioration within the loan portfolio, and assessing the adequacy of the allowance for loan losses. The Department reports to the Audit and Compliance Committee of the Board of Directors for the Corporation. The Department assesses the adequacy of the allowance on a monthly basis. Management records, as determined, any needed charge offs or provisions on a monthly basis.

The Corporation through the Board of Directors and Management maintains a comprehensive set of loan underwriting standards supported by policies and procedures. Generally, all consumer loans are centrally underwritten. All other real estate, agricultural, and commercial loans are individually underwritten, risk rated, approved, and monitored.

Credit quality and trends in the portfolio are monitored regularly, and detailed reports are prepared and reviewed by management and the Board of Directors on a monthly basis. The Director Loan Committee of the Board of Directors meets generally twice a week with the respective loan officer to review and approve loan relationships greater than or equal to $750,000. Finally, the Loan Review Department provides ongoing independent oversight of the loan portfolio to ensure that policies and procedures over loan origination and monitoring are followed and that loans are risk rated properly.

Risk characteristics applicable to each segment of the loan portfolio are described as follows:

Real Estate—The real estate portfolio consists of residential, agricultural and commercial properties. The loans in this category are repaid primarily from the cash flow of the borrowers’ principal business operation, the sale of the real estate, or income independent of the loan purpose. Credit risk in these loans is driven by the creditworthiness of the borrower, property values, economic conditions in the oil and gas industry, and other economic conditions impacting the borrowers’ business or personal income.

Agriculture—The agriculture portfolio consists of lines of credit and term loans extended for the purpose of working capital and equipment purchases for borrowers engaged in farming operations. The loans in this category are repaid primarily from the cash flow of the farming operation. Credit risk in these loans is driven by commodity prices, weather, and creditworthiness of the borrower.

Commercial—The commercial portfolio includes commercial and industrial, representing loans to commercial customers for use in financing working capital needs, equipment purchases, and expansions. The loans in this category are repaid primarily from the cash flow of the borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of borrowers and the economic conditions that impact the cash flow stability from business operations.

Consumer—The consumer loan portfolio consists of various term and line of credit loans such as home equity, automobile and credit card. Repayment for these types of loans will come from the borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors such as unemployment and creditworthiness of the borrower.

The following describes the internal risk rating categories used in determining the credit quality of the portfolio. The categories are defined as follows:

•

Pass—the Corporation has three levels within this category to provide granularity between loans with exceptional (1); superior (2); and good overall (3) financial strength, stability and liquidity. Most loans in the pass category are at the third level.

•	Pass Watch—loans in this category require more frequent than normal management visibility due to one or more deficiencies that require monitoring.

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

•

Special Mention—loans that have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loans or in the Corporation’s credit position at some future date. Special mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

•

Substandard—loans in this category are inadequately protected by the current sound net worth and paying capacity of the borrower or by the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Substandard loans are characterized by the distinct possibility that the Corporation will sustain some loss if the deficiencies are not corrected.

•

Doubtful—loans in this category, on the basis of existing facts, conditions, and values have critical weaknesses that make collection or liquidation of the full principal balance highly questionable and improbable.

The following table is a breakdown of the loan portfolio by internal risk rating category as of December 31, 2011 and 2010:

December 31, 2011
	Real Estate	Agriculture	Commercial	Consumer	Total
Pass	$721,902,575	$32,838,604	$250,611,920	$57,590,122	$1,062,943,221
Pass-Watch	44,768,518	8,246,505	16,969,866	7,803,815	77,788,704
Special Mention	3,225,579	262,790	12,237,378	—	15,725,747
Substandard	34,364,083	1,118,551	18,399,756	1,549,831	55,432,221
Doubtful	—	—	—	—	—

Total	$804,260,755	$42,466,450	$298,218,920	$66,943,768	$1,211,889,893

December 31, 2010

	Real Estate	Agriculture	Commercial	Consumer	Total
Pass	$652,596,147	$36,455,982	$179,702,508	$67,536,865	$936,291,502
Pass-Watch	59,170,600	7,065,166	28,281,312	290,541	94,807,619
Special Mention	7,106,997	1,388,982	23,616,651	25,079	32,137,709
Substandard	19,092,527	1,956,556	15,436,541	45,777	36,531,401
Doubtful	—	258,935	—	—	258,935

Total	$737,966,271	$47,125,621	$247,037,012	$67,898,262	$1,100,027,166

At December 31, 2011 and 2010, the Corporation had six and three loan relationships, respectively, that qualified as troubled debt restructurings (TDR). The pre-modification recorded investment of the TDRs at December 31, 2011 and 2010 was $4,962,634 and $2,965,000, respectively, and the post modification recorded investment of the TDRs was $5,051,733 and $2,538,810, respectively. As of December 31, 2011 and 2010, there were no subsequent defaults related to these TDRs.

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

Note 5: Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2011	2010
Land	$10,490,322	$8,062,783
Buildings and leasehold improvements	30,889,817	29,231,804
Furniture, fixtures and equipment	33,271,330	31,992,083

	74,651,469	69,286,670
Less accumulated depreciation	(47,105,018)	(43,698,477)

Net premises and equipment	$27,546,451	$25,588,193

Note 6: Interest-bearing Deposits

At December 31, 2011, the scheduled maturities of time deposits are as follows:

2012	$602,000,215
2013	48,885,029
2014	21,681,875
2015	8,593,498
2016	465,092
Thereafter	26

$681,625,735

Note 7: Securities Sold Under Repurchase Agreements

Securities sold under agreements to repurchase consist of obligations of the Corporation to other parties. The obligations are secured by U.S. agency and other securities and such collateral is held by a third-party safekeeping agent. The maximum amount of outstanding agreements at any month end during 2011 and 2010 totaled $335,800,000 and $268,200,000, respectively, and the monthly average of such agreements totaled $292,753,000 and $245,961,000 for 2011 and 2010, respectively. The agreements at December 31, 2011, mature within one day to 29 months.

Note 8: Income Taxes

The Corporation and its subsidiary file income tax returns in the U.S. federal jurisdiction and the state of Texas. The Corporation is not subject to U.S. federal tax examinations by tax authorities for years before 2008 and for state tax examinations for years before 2007.

The provision for income taxes includes these components:

	2011	2010	2009
Taxes currently payable	$18,733,000	$15,461,000	$13,618,000
Deferred income taxes	(1,963,000)	(189,000)	(1,604,000)

Income tax expense	$16,770,000	$15,272,000	$12,014,000

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

A reconciliation of income tax expense at the statutory rate to the Corporation’s actual income tax expense is shown below:

	2011	2010	2009
Computed at the statutory rate 35%	$20,611,000	$17,954,000	$14,400,000
Increase (decrease) resulting from
Tax exempt interest	(3,565,000)	(3,221,000)	(2,671,000)
Increase in cash value of life insurance	(531,000)	(664,000)	(640,000)
Other	255,000	1,203,000	925,000

Actual tax expense	$16,770,000	$15,272,000	$12,014,000

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2011	2010
Deferred tax assets
Allowance for loan losses	$8,575,000	$6,458,000
Bank premises and equipment	367,000	403,000
Deferred compensation	2,774,000	2,647,000
Other	501,000	607,000

	12,217,000	10,115,000

Deferred tax liabilities
Unrealized gains on available-for-sale securities	6,311,000	1,107,000
Discount accretion on securities	1,504,000	1,518,000
Other	1,986,000	1,833,000

	9,801,000	4,458,000

Net deferred tax asset	$2,416,000	$5,657,000

Note 9: Other Comprehensive Income

Other comprehensive income components and related taxes were as follows:

	2011	2010	2009
Unrealized gains on available-for-sale securities	$16,010,543	$2,566,444	$127,614
Less reclassification adjustment for realized gains included in income	(1,141,697)	(1,009,374)	(938,358)

Other comprehensive income (loss) before tax effect	14,868,846	1,557,070	(810,744)
Tax expense (benefit)	5,204,000	545,000	(259,000)

Other comprehensive income (loss)	$9,664,846	$1,012,070	$(551,744)

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

Note 10: Regulatory Matters

The Corporation (on a consolidated basis) and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of the Corporation’s and Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation’s and Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table on the following page) of total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I Capital to average assets (as defined). Management believes, as of December 31, 2011 and 2010, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2011, the most recent notification from the Bank’s regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Corporation’s and Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		Minimum Ratios under Prompt Corrective Action Provisions to be:
			Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011
Total Capital (to Risk Weighted Assets)
American State Financial Corporation	$265,098,000	16.3%	$130,220,000	≥8%	N/A
American State Bank	261,407,000	16.1%	130,007,000	≥8%	$162,509,000	≥10%

Tier I Capital (to Risk Weighted Assets)
American State Financial Corporation	244,700,000	15.0%	65,110,000	≥4%	N/A
American State Bank	241,042,000	14.8%	65,003,000	≥4%	97,506,000	≥6%

Tier I Capital (to Average Assets)
American State Financial Corporation	244,700,000	8.2%	120,136,000	≥4%	N/A
American State Bank	241,042,000	8.0%	120,011,000	≥4%	150,014,000	≥5%

As of December 31, 2010
Total Capital (to Risk Weighted Assets)
American State Financial Corporation	$242,688,000	17.6%	$110,206,000	≥8%	N/A
American State Bank	236,073,000	17.2%	109,901,000	≥8%	$137,376,000	≥10%

Tier I Capital (to Risk Weighted Assets)
American State Financial Corporation	225,453,000	16.4%	55,103,000	≥4%	N/A
American State Bank	218,885,000	15.9%	54,950,000	≥4%	82,426,000	≥6%

Tier I Capital (to Average Assets)
American State Financial Corporation	225,453,000	8.8%	102,287,000	≥4%	N/A
American State Bank	218,885,000	8.6%	102,121,000	≥4%	127,651,000	≥5%

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

There are certain regulatory guidelines on the amount of dividends that can be paid by the Bank to the Corporation and by the Corporation to its stockholders. These guidelines do not currently have a significant effect on the amount of dividends paid by either the Bank or the Corporation.

Note 11: Related Party Transactions

At December 31, 2011 and 2010, the Corporation had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties), in the amount of $592,000 and $929,000, respectively. In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Deposits and securities sold under repurchase agreements from related parties held by the Corporation at December 31, 2011 and 2010, totaled $67,270,104 and $58,674,270, respectively.

Note 12: Employee Benefits

The Corporation has a discretionary noncontributory profit sharing plan covering substantially all employees. Employer contributions charged to expense for 2011, 2010 and 2009 were $2,100,000, $1,875,000 and $1,700,000, respectively.

The Corporation has a management security plan with certain officers whereby the Bank is beneficiary of key man life insurance policies on the officers’ lives. Under the plan, the officers will be provided specific amounts of annual retirement income. Generally, the officer or the designated beneficiary receives benefits for a period between 15 and 20 years to life. The present value of such retirement benefits is being accrued to the individual’s normal retirement date and totaled approximately $7,927,000 and $7,564,000 at December 31, 2011 and 2010, respectively. Such amounts are included in “other liabilities” in the consolidated balance sheets. The amounts charged to expense in 2011, 2010 and 2009 were approximately $744,000, $747,000 and $750,000, respectively.

Note 13: Stock Option Plans

The Corporation’s 1998 Qualified Incentive Stock Option Plan and the 1998 Non-Qualified Stock Option Plan (the Plans), which are approved by the board of directors and stockholders, permit the grant of share options and shares to its employees for up to 80,000 shares of common stock. The Plans provide for granting of options to buy common stock intended either to qualify as “incentive stock options” under the Internal Revenue Code or “non-statutory stock options” not intended to so qualify. Under the Plans, options expire 10 years following the date of grant. The purchase price of the shares under the Plans is equal to or greater than the fair market value of the shares at the time of the grant of the option.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model. The ability of the Corporation to grant options under the Plans has expired.

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

A summary of option activity under the Plans as of December 31, 2011, 2010 and 2009, and changes during the years then ended, is presented below:

		Weighted Average
	Shares	Exercise Price	Remaining Contractual Term (Years)
Outstanding at December 31, 2008	53,848	$102	8.3
Exercised	(1,500)	101
Forfeited or expired	—	—

Outstanding at December 31, 2009	52,348	$102	7.2
Exercised	(22,148)	101
Forfeited or expired	(250)	105
Outstanding at December 31, 2010	29,950	$103	6.4
Exercised	—	—
Forfeited or expired	(500)	105

Outstanding at December 31, 2011	29,450	$103	5.4

Exercisable at December 31, 2011	10,610

The total intrinsic value of options exercised during the years ended December 31, 2010 and 2009, was $283,000 and $53,300. There were no options exercised during the year ended December 31, 2011. As of December 31, 2011, the amount of unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plans was not considered material.

In 2010, the Corporation accelerated the vesting period on 23,748 shares of outstanding non-qualified stock options. Cash received from options exercised under the Plans for the year ended December 31, 2010, was $2,247,600. The actual tax benefit realized for the tax deductions from option exercise of the share-based payment arrangements totaled $283,000 and $62,000 for the years ended December 31, 2010 and 2009. The Corporation issues shares from treasury stock to satisfy share option exercises.

Note 14: Disclosures about Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also specifies a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the inputs and valuation methodologies used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include U.S. government agency debt and mortgage-backed securities and securities issued by state and political subdivisions. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

Third-party vendors compile prices from various sources and may apply such techniques as matrix pricing to determine the value of identical or similar investment securities (Level 2). Matrix pricing is a mathematical technique widely used in the financial institution industry to value investment securities without relying exclusively on quoted prices for specific investment securities, but rather relying on the investment securities’ relationship to other benchmark quoted investment securities. Matrix pricing is utilized in the valuation of the U.S. government agency debt and mortgage-backed securities as well as securities issued by state and political subdivisions.

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2011 and 2010:

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2011
Available-for-sale securities:
U.S. government agencies	$245,916,559	$—	$245,916,559	$—
Mortgage-backed securities	49,815,875	—	49,815,874	—
State and political subdivisions	32,487,965	—	32,487,965	—

	$328,220,399	$—	$328,220,398	$—

December 31, 2010
Available-for-sale securities:
U.S. Treasury securities	$23,652,021	$—	$23,652,021	$—
U.S. government agencies	206,177,475	—	206,177,475	—
Mortgage-backed securities	29,375,684	—	29,375,684	—
State and political subdivisions	26,542,628	—	26,542,628	—

	$285,747,808	$—	$285,747,808	$—

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value.

Cash and Cash Equivalents

The carrying amount approximates fair value.

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

Held-to-maturity Securities

Fair value is based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

Interest Receivable

The carrying amount approximates fair value.

Deposits

Deposits include demand deposits, savings accounts, interest-bearing demand accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Securities Sold Under Repurchase Agreements and Interest Payable

The carrying amount approximates fair value.

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The carrying values and related fair values of commitments to originate loans, letters of credit and lines of credit were not material at December 31, 2011 and 2010.

	December 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$170,071,430	$170,071,430	$248,117,710	$248,117,710
Held-to-maturity securities
U.S. government agencies	368,815,320	392,481,162	340,752,143	359,372,286
Mortgage-backed securities	600,210,892	617,246,390	339,770,902	351,506,335
State and political subdivisions	290,562,902	306,106,310	258,824,014	262,678,976
Loans, net of allowance for loan losses	1,187,389,893	1,191,251,000	1,081,577,166	1,092,672,000
Accrued interest receivable	17,350,559	17,350,559	15,823,248	15,823,248

Financial liabilities
Deposits	(2,459,528,682)	(2,460,389,000)	(2,157,096,370)	(2,158,133,000)
Short-term borrowings
Securities sold under repurchase agreements	(323,076,357)	(323,076,357)	(265,133,404)	(265,133,404)
Accrued interest payable	(362,907)	(362,907)	(603,689)	(603,689)

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

Note 15: Loan Commitments and Credit Risk

The Corporation grants real estate, agribusiness and commercial (including oil and gas related) loans to customers primarily in the South Plains and West Texas areas of the State of Texas. Although the Corporation has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the real estate, agribusiness, oil and gas, healthcare and higher education economic sectors.

Loan Commitments

Commitments to originate loans and lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. The exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount. Management does not anticipate any losses as a result of these transactions.

At December 31, 2011 and 2010, the Corporation had outstanding commitments to originate loans aggregating approximately $345,545,000 and $295,317,000, respectively.

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Corporation be obligated to perform under the standby letters of credit, the Corporation may seek recourse from the customer for reimbursement of amounts paid. Management does not anticipate any losses as a result of these transactions.

The Corporation had total outstanding standby letters of credit amounting to $11,637,000 and $10,606,000, at December 31, 2011 and 2010, respectively, with terms ranging from one to 10 years.

Note 16: Leases and Contingencies

The Corporation has several non-cancellable operating leases, primarily for banking premises and equipment, that expire over the next several years. These leases generally contain renewal options for periods ranging from five to 40 years. Rental expense for these leases was $758,000, $836,000 and $909,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

Future minimum lease payments under operating leases are:

2012	$730,000
2013	658,000
2014	628,000
2015	555,000
2016	115,000
Thereafter	29,000

Total minimum lease payments	$2,715,000

The Corporation is self-insured for employee medical claims up to a predetermined ceiling of $135,000 per employee. Monthly premiums are paid into an account from which claims are paid by the administrator of the plan. Total amounts charged to expense by the Corporation during the years ended December 31, 2011, 2010 and 2009 were approximately $2,497,000, $3,889,000 and $2,038,000, respectively.

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the financial statements.

Note 17: Parent Company Only Financial Statements

Condensed Balance Sheets

	2011	2010
Assets
Cash	$1,650,019	$3,413,153
Loans	2,612,061	3,761,671
Accrued interest receivable	13,428	11,246
Investment in American State Bank	276,054,566	244,282,401

Total assets	$280,330,074	$251,468,471

Liabilities and Stockholders’ Equity
Liabilities—Dividends Payable	$617,521	$618,949

Stockholders’ Equity
Common stock	40,246,250	40,246,250
Additional paid-in capital	41,695,500	41,665,500
Retained earnings	249,255,177	229,367,664
Accumulated other comprehensive income	11,718,891	2,054,045

	342,915,818	313,333,459
Treasury stock, at cost	(63,203,265)	(62,483,937)

Total stockholders’ equity	279,712,553	250,849,522

Total liabilities and stockholders’ equity	$280,330,074	$251,468,471

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

Condensed Statements of Income

	2011	2010	2009
Income
Dividends from American State Bank	$20,000,000	$20,000,000	$25,500,000
Interest income	98,980	104,012	82,649
Other income	577,584	5,175	7,850

Total income	20,676,564	20,109,187	25,590,499

Expenses
Compensation expense	92,181	783,406	392,804
Other expenses	551,005	165,470	178,314

Total expenses	643,186	948,876	571,118

Income Before Income Tax and Equity in Undistributed Net Income of American State Bank	20,033,378	19,160,311	25,019,381
Income Tax Expense (Benefit)	22,000	(143,000)	(71,000)

Income Before Equity in Undistributed Net Income of American State Bank	20,011,378	19,303,311	25,090,381
Equity in Undistributed Net Income of American State Bank	22,107,319	16,723,072	4,039,271

Net Income	$42,118,697	$36,026,383	$29,129,652

Condensed Statements of Cash Flows

	2011	2010	2009
Operating Activities
Net income	$42,118,697	$36,026,383	$29,129,652
Item not providing (requiring) cash:
Equity in undistributed net income of American State Bank	(22,107,319)	(16,723,072)	(4,039,271)
Stock option compensation expense	30,000	716,000	340,000
Changes in:
Accrued interest and other assets	(3,610)	6,689	14,229
Dividends payable and other liabilities	(1,428)	2,661	(25,342)

Net cash provided by operating activities	20,036,340	20,028,661	25,419,268

Financing Activities
Net change in loans	1,149,610	(1,306,396)	419,594
Purchases of treasury stock	(719,328)	(1,187,273)	(13,199,047)
Proceeds from sales of treasury stock	—	2,247,600	151,500
Dividends paid	(22,229,756)	(19,811,828)	(13,584,152)

Net cash used in financing activities	(21,799,474)	(20,057,897)	(26,212,105)

Net Decrease in Cash	(1,763,134)	(29,236)	(792,837)
Cash, Beginning of Year	3,413,153	3,442,389	4,235,226

Cash, End of Year	$1,650,019	$3,413,153	$3,442,389

American State Financial Corporation

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

Note 18: Subsequent Events

Subsequent events have been evaluated through February 7, 2012, which is the date the financial statements were available to be issued.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

by and between

PROSPERITY BANCSHARES, INC.

and

AMERICAN STATE FINANCIAL CORPORATION

Dated as of February 26, 2012

-i-

(continued)

Page

Section 3.17	No Conflict With Other Instruments	A-16

Section 3.18	Compliance with Laws and Regulatory Filings	A-17

Section 3.19	Regulatory Actions and Approvals	A-17

Section 3.20	Absence of Certain Changes	A-17

Section 3.21	Employment Relations	A-17

Section 3.22	Compensation and Benefit Plans	A-18

Section 3.23	Deferred Compensation Arrangements	A-19

Section 3.24	Brokers, Finders and Financial Advisors	A-19

Section 3.25	Accounting Controls	A-19

Section 3.26	Derivative Contracts	A-19

Section 3.27	Deposits	A-19

Section 3.28	Community Reinvestment Act	A-19

Section 3.29	Intellectual Property Rights	A-20

Section 3.30	Fraud; Bank Secrecy Act; USA PATRIOT Act	A-20

Section 3.31	Shareholders’ List	A-20

Section 3.32	SEC Status; Securities Issuances	A-20

Section 3.33	Fiduciary Responsibilities	A-20

Section 3.34	Dissenting Shareholders	A-20

Section 3.35	Takeover Laws	A-21

Section 3.36	Fairness Opinion	A-21

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PROSPERITY		A-21

Section 4.1	Organization	A-21

Section 4.2	Capitalization	A-21

Section 4.3	Approvals; Authority	A-22

Section 4.4	No Conflict With Other Instruments	A-22

Section 4.5	Financial Statements	A-22

Section 4.6	Litigation and Other Proceedings	A-23

Section 4.7	Taxes	A-23

Section 4.8	Compliance with Laws and Regulatory Filings	A-33

Section 4.9	Regulatory Actions and Approvals	A-33

Section 4.10	Absence of Certain Changes	A-24

Section 4.11	Compensation and Benefit Plans	A-24

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Director Non-competition Agreement
Exhibit C	Form of Release by Officers and Directors

SCHEDULES

Schedule 3.1	Subsidiaries
Schedule 3.2(d)	Options and Other Rights
Schedule 3.2(e)	Shareholders’ Agreements
Schedule 3.2(f)	Dividends
Schedule 3.4	Investment Securities
Schedule 3.7(a)	Past Due Loans
Schedule 3.7(b)	Watch List
Schedule 3.10(a)	Real Property
Schedule 3.11	Personal Property
Schedule 3.13	Litigation
Schedule 3.14(d)	Income Tax Returns
Schedule 3.14(f)	Tax Sharing Agreements
Schedule 3.15	Contracts and Commitments
Schedule 3.16	Insurance
Schedule 3.17	Third Party Consents
Schedule 3.19	Regulatory Actions and Approvals
Schedule 3.22	Compensation and Benefit Plans
Schedule 3.23	Deferred Compensation and Salary Continuation Arrangements
Schedule 3.24	Brokers, Finders and Financial Advisors
Schedule 3.29	Intellectual Property Rights
Schedule 3.31	Shareholders’ List
Schedule 5.2(b)(ii)	Loan Commitments
Schedule 5.2(b)(iii)	Issuance of Company Shares
Schedule 5.2(b)(v)	Branch Offices
Schedule 5.2(b)(viii)	Benefits and Perquisites
Schedule 5.2(b)(xix)	Capital Expenditures
Schedule 5.6	Persons to Sign Employment Agreements
Schedule 6.7(a)	Individuals to be Directors of Prosperity
Schedule 6.7(b)	Individuals to be Directors of Prosperity Bank
Schedule 6.9	Agreements to be Assumed and Honored by Prosperity
Schedule 10.5	Termination of Change in Control Agreements

-vi-

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of February 26, 2012 is by and between Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and financial holding company pursuant to the Gramm-Leach Bliley Act (“GLB Act”) and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and American State Financial Corporation (the “Company”), a Texas corporation and bank holding company registered under the BHC Act.

RECITALS

WHEREAS, the Company desires to affiliate with Prosperity, and Prosperity desires to affiliate with the Company in the manner provided in this Agreement; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company believe that the acquisition of the Company by Prosperity in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are desirable and in the best interests of their respective shareholders; and

WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined below) qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into this Agreement, each member of the Board of Directors of the Company (the “Company Board”) has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she agrees to vote the issued and outstanding common shares, par value $10.00 per share, of the Company (“Company Shares”) beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby.

INTRODUCTION

A. This Agreement provides for the merger of the Company with and into Prosperity with Prosperity as the surviving entity (the “Merger”), all pursuant to this Agreement. In connection with the Merger, all of the issued and outstanding Company Shares shall be exchanged for such consideration as set forth in this Agreement.

B. It is contemplated that following the Merger, and pursuant to a separate agreement, Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Prosperity (“Prosperity Bank”), and American State Bank (the “Bank”), a Texas banking association and wholly-owned subsidiary of the Company, shall be combined through merger, purchase and assumption or otherwise, with Prosperity Bank as the surviving entity (the “Bank Merger”).

AGREEMENT

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I.

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 8.2 hereof), the Company shall be merged with and into Prosperity (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to the provisions of, and with the effect provided for in, Chapter 10 and Chapter 21, Subchapter J, of the Texas Business Organizations Code (“TBOC”).

Section 1.2 Articles of Incorporation, Bylaws and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Corporation shall be the Articles of Incorporation of Prosperity as in effect at the Effective Time. Until altered, amended or repealed as provided therein and in the Articles of Incorporation of Continuing Corporation, the Bylaws of Continuing Corporation shall be the Bylaws of Prosperity as in effect at the Effective Time. Unless and until changed by the Board of Directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Prosperity as of the Effective Time. The established offices and facilities of the Company immediately before the Merger shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of the Company and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately before the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to the Company and Prosperity, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law or the Articles of Incorporation or Bylaws of Continuing Corporation, and subject to Section 6.7(a), the members of the Board of Directors of Prosperity (the “Prosperity Board”) at the Effective Time shall be the Board of Directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Corporation, the senior officers of Prosperity immediately before the Effective Time shall be the senior officers of Continuing Corporation.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of the Company and Prosperity shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of the Company and Prosperity. All rights, franchises and interests of the Company and Prosperity, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Section 10.008 of the TBOC.

Section 1.5 Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all liabilities of the Company and Prosperity. All debts, liabilities, obligations and contracts of the Company and of Prosperity, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Prosperity, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Prosperity shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Approvals and Notices. This Agreement shall be submitted to the shareholders of the Company in accordance with the terms of this Agreement, the applicable provisions of law and the Articles of Incorporation and Bylaws of the Company. In accordance with other Sections of this Agreement, the Company and Prosperity shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission (“SEC”), Board of Governors of the Federal Reserve System (“Federal Reserve Board”), the Federal Deposit Insurance Corporation (“FDIC”) and the Texas Department of Banking (“TDB”).

Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

Section 1.8 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Prosperity may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal income tax consequences to the shareholders of the Company as a result of such modification, (ii) the consideration to be paid to holders of Company Shares under this Agreement is not thereby changed in kind or reduced in amount because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II.

CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) Unless otherwise adjusted pursuant to Section 2.2 or 2.3, each Company Share issued and outstanding immediately before the Effective Time, but excluding any Dissenting Shares (as defined in Section 2.5 hereof), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive (i) a number of common shares, $1.00 par value, of Prosperity (“Prosperity Common Shares”) equal to the quotient, rounded to the nearest ten thousandth (the “Exchange Ratio”), obtained by dividing 8,525,000 (the “Stock Consideration”) by the number of Company Shares outstanding immediately before the Effective Time (“Company Closing Shares”), plus cash in lieu of any fractional Prosperity Common Share, and (ii) an amount of cash equal to $178,500,000 (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”), divided by the Company Closing Shares (the “Per Share Cash Consideration”). At the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

(b) Each Company Share held in the treasury of the Company and each Company Share owned by the Bank (other than (i) Company Shares held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) Company Shares held in respect of a debt previously contracted) shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue any certificates or scrip representing fractional Prosperity Common Shares otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Prosperity shall pay to each former holder of Company Shares otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a Prosperity Common Share which such holder would otherwise be entitled to receive pursuant to this Section 2.1. “Average Closing Price” of Prosperity Common Shares shall be the average of the closing price per Prosperity Common Share on The New York Stock Exchange (“NYSE”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) for the ten (10) consecutive trading days ending on and including the fifth trading day preceding the Closing Date.

Section 2.2 Adjustments to Exchange Ratio. The aggregate number of Prosperity Common Shares to be exchanged for each Company Share shall be adjusted appropriately to reflect any change in the number of Prosperity Common Shares by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Prosperity Common Shares, received or to be received by holders of Prosperity Common Shares, when the record date or payment occurs before the Effective Time.

Section 2.3 Adjustment to Merger Consideration for Equity Capital.

(a) If the Equity Capital (as defined below) on the Closing Date is less than $275,000,000, the Cash Consideration will be reduced by an amount equal to the difference between $275,000,000 and the Equity Capital on the Closing Date.

(b) For purposes of this Agreement, “Equity Capital” shall equal the sum of the capital stock, capital surplus and retained earnings of the Company, excluding unrealized securities gains or losses, on a consolidated basis, as determined pursuant to generally accepted accounting principles (“GAAP”). For purposes of calculating Equity Capital, the Company shall include deductions for (i) the after-tax amount of any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement and the transactions contemplated hereby, (ii) the after-tax amount of any legal and accounting fees incurred in connection with the Merger, this Agreement and the transactions contemplated hereby, (iii) the after-tax premium or additional cost incurred to provide for the continuation of certain of the Company’s insurance policies pursuant to Section 5.9, (iv) the estimated after-tax amount of any penalty or liquidated damages associated with the termination of the Company’s contracts with any provider of electronic banking and data processing services, assuming that those contracts are terminated on September 30, 2012, (v) the after-tax amount of any payments to be made by the Company or the Bank pursuant to any existing employment, change in control or other similar agreements or severance, retention or bonus arrangements between the Company or the Bank and any other person, including but not limited to those pursuant to Section 10.5, (vi) the accrual through the Closing Date in accordance with GAAP, and confirmed by a third-party consultant of Prosperity, of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements, (vii) the payment of the dividend contemplated by Section 5.2(x)(A)(3), (viii) any amount required to be added to the Company’s allowance for loan losses pursuant to Section 5.10 hereof and (ix) such other amounts as are agreed upon by the Company and Prosperity. Notwithstanding the foregoing, Equity Capital will not be adjusted for any adjustment required by Prosperity pursuant to Section 5.8.

Section 2.4 Treatment of Company Options. Not later than 10 days after the Meeting (as defined in Section 5.1), the Company Board will accelerate the time at which each option to acquire Company Shares (each a “Company Option”) may be exercised for a limited period of time on or before a date chosen by the Company Board (which date will be before the Effective Time) (the “Specified Date”). After the Specified Date, all unexercised Options will terminate. On or before the Specified Date, each Company Option may be exercised for cash by the holder thereof in accordance with its terms. The Company may provide financing to each holder of Company Options for the exercise price, bearing interest at a rate of 3% per annum, provided that (a) the Company takes a lien against the Company Shares acquired through exercise of the Company Options, (b) the financing documents provide that the borrower must use the Per Share Cash Consideration received from the Company Shares acquired through exercise of the Company Options to reduce the amount of funds borrowed from the Company and (c) after that reduction, the borrower must refinance any remaining indebtedness with a lender other than the Company within thirty (30) days after the Effective Time.

Section 2.5 Dissenting Shares. Each share of Company Shares issued and outstanding immediately before the Effective Time, the holder of which has voted against the approval of the Merger and who has properly perfected his dissenter’s rights of appraisal by following the exact procedure required by Chapter 10, Subchapter H of the TBOC is referred to herein as a “Dissenting Share.” Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the TBOC; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC. If any holder of any Dissenting Shares shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

Section 2.6 Exchange of Shares.

(a) Prosperity shall deposit or cause to be deposited in trust with Computershare Investor Services, Inc., Denver, Colorado (the “Exchange Agent”) (i) certificates representing Prosperity Common Shares and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Cash Consideration, as may be adjusted pursuant to Section 2.3, (B) to holders of Dissenting Shares pursuant to Section 2.5. if any, and (C) holders of a fraction of a share of Prosperity Common Shares pursuant to Section 2.1(c) (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as practicable after the Effective Time, with the intent to be within eight (8) business days after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Date represented Company Shares (the “Certificates”) as of that date a letter of transmittal that will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the Company Shares represented by such Certificate(s) will have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”). The form and substance of the Transmittal Materials are to be acceptable to Prosperity and the Company before they are mailed to the holders of the Certificates. Upon surrender to the Exchange Agent of a Certificate, together with the Transmittal Materials duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of Prosperity Common Shares provided in Section 2.1, as may be adjusted pursuant to Sections 2.2 and 2.3, and such Certificate shall forthwith be cancelled. Prosperity shall provide the Exchange Agent with certificates for Prosperity Common Shares, as requested by the Exchange Agent, for the number of shares provided in Section 2.1, as may be adjusted. No interest will be paid or accrued with respect to the Prosperity Common Shares or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.6, after the Effective Time, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(c) Promptly after receipt of such Transmittal Materials, Prosperity will cause the Exchange Agent to review the Transmittal Materials in order to verify proper completion and execution thereof. As soon as practicable after the Effective Time or within 5 days after surrender of a Certificate to the Exchange Agent, together with properly completed and executed Transmittal Materials, Prosperity will cause the Exchange

Agent to pay to the former shareholder of the Company (“Shareholder”) the Per Share Cash Consideration multiplied by the number of Company Shares represented by such Certificate and issue certificates for Prosperity Common Shares equal to the Exchange Ratio multiplied by the number of Company Shares represented by such Certificate.

(d) No dividends or other distributions declared after the Effective Time with respect to Prosperity Common Shares and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and duly executed Transmittal Materials to the Exchange Agent in accordance with this Section 2.6. After the surrender of a Certificate and duly executed Transmittal Materials in accordance with this Section 2.6, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the Prosperity Common Shares represented by such Certificate.

(e) After the Effective Time, the share transfer ledger of the Company shall be closed and there shall be no transfers on the share transfer books of the Company for the Company Shares which were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates are presented to Prosperity, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.6.

(f) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six months after the Exchange Agent mails the Transmittal Materials pursuant to this Section 2.6 shall be returned to Prosperity upon demand, and any shareholders of the Company who have not theretofore complied with the exchange procedures in this Article II shall look to Prosperity only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(g) If any certificate representing Prosperity Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Prosperity) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing Prosperity Common Shares in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

(h) None of Prosperity, the Company, the Exchange Agent or any other person shall be liable to any former holder of Company Shares for any Prosperity Common Shares (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(i) If any Certificate is lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity or the Exchange Agent, the posting by such person of a bond in such amount (not to exceed the amount of Merger Consideration relating to the relevant missing Certificate) as Prosperity or the Exchange Agent may direct as indemnity against any claim that may be made against Prosperity with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Prosperity as set forth below. On or before the date hereof, the Company has delivered to Prosperity disclosure schedules (“Disclosure Schedules”) referred to in this Article III. The Company agrees that two (2) business days before the Closing it shall provide Prosperity with supplemental

Disclosure Schedules reflecting any changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such Disclosure Schedules to two (2) business days before the date of Closing.

Section 3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. The Company owns all of the outstanding capital stock of the Bank free and clear of any lien, charge, claim or other encumbrance. The Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Each of the Company and the Bank has full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it.

(c) The Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB.

(d) True and complete copies of the Articles of Incorporation or Association and Bylaws or other constituent documents of the Company and each Subsidiary (as defined in Section 13.1(d)), each as amended to date (collectively, the “Company Constituent Documents”), have been delivered or made available to Prosperity.

(e) Other than as set forth in Schedule 3.1, neither the Company nor any of its Subsidiaries (i) has any Subsidiaries (as defined in Section 13.1(d)) or Affiliates (as defined in Section 13.1(a)), (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) Knows (as defined in Section 13.1(b)) of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of the Company.

(f) The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Bank.

Section 3.2 Capitalization.

(a) The authorized capital of the Company consists of 10,000,000 common shares, $10.00 par value, of which 2,470,083 shares are issued and outstanding as of the date of this Agreement. All of the outstanding Company Shares are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

(b) The authorized capital stock of the Bank consists of 10,000,000 shares of common stock, $10.00 par value, of which 1,000,000 shares are issued and outstanding as of the date of this Agreement. The authorized capital stock of ASFC Investment Corporation consists of 1,000,000 common shares, $1.00 par value, of which 1,000 shares are issued and outstanding as of the date of this Agreement. The authorized capital stock of Farmers and Stockmen Regional Credit Corporation consists of 500,000 common shares, $1.00 par value, of which 45,000 shares are issued and outstanding as of the date of this Agreement. The authorized capital stock of Brownfield Investment Corporation consists of 1,000,000 common shares, $1.00 par value, of which 1,000 shares are issued and outstanding as of the date of this Agreement.

(c) The Company owns, either directly or indirectly, all of the issued and outstanding capital stock of its Subsidiaries. The outstanding capital stock of the Company’s Subsidiaries is (i) duly authorized, validly issued, fully paid and nonassessable, and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind. There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any person.

(d) Except as set forth on Schedule 3.2(d), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued Company Shares. If all of the outstanding options listed on Schedule 3.2(d) are exercised by the holder thereof, the Company would be obligated to issue 29,450 Company Shares. As of one (1) business day before the Effective Time, there will be no options, warrants, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued Company Shares.

(e) The Company does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Other than the Voting Agreement attached hereto as Exhibit A and except as set forth on Schedule 3.2(e), there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Company Shares.

(f) Except as set forth on Schedule 3.2(f), and consistent with past practice, the Company has not paid any dividends on the Company Shares after December 31, 2011.

Section 3.3 Approvals; Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and any related documents, including documents to effect the Bank Merger, and each of the Company and the Bank has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Company Board. The Company Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders, and has directed that the Agreement be submitted to the Company’s shareholders for approval and adoption. Except for the approval of the shareholders of the Company, no further actions or corporate proceedings on the part of the Company are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4 Investments. The Company has furnished to Prosperity a complete list, as of December 31, 2011, of all securities, including municipal bonds, owned by the Company (the “Securities Portfolio”). Except as set forth in Schedule 3.4, all such securities are owned by the Company (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of the Company equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5 Financial Statements.

(a) The Company has furnished or made available to Prosperity true, correct and complete copies of its audited consolidated balance sheets as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2011, 2010 and 2009, accompanied by the report thereon of the Company’s independent auditors (the “Annual Financial Statements”). The Company has also furnished to Prosperity a true, correct and complete copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by the Bank as of and for each period during the three years ended December 31, 2011. The Annual Financial Statements and Call Reports are collectively referred to in this Agreement as the “Company Financial Statements.”

(b) The Annual Financial Statements fairly present the financial position of the Company and results of operations at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis. The Call Reports fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

(c) As of the dates of the Company Financial Statements and as of the date of this Agreement, neither the Company nor the Bank had any material liabilities, fixed or contingent, except as fully set forth or provided for in such Company Financial Statements or otherwise disclosed in this Agreement.

Section 3.6 Loan Portfolio and Reserve for Loan Losses.

(a) All evidences of indebtedness and leases of the Bank (together, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. The Bank has not entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. To the Company’s Knowledge, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and the Bank is not aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b) The credit files of the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) Known to the Company that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of the Bank (including loans that will be outstanding if it advances funds it is obligated to advance).

(c) The allowance for loan losses shown on the Company Financial Statements as of December 31, 2011 was, and the allowance for loan losses to be shown on any financial statements of the Company or the Bank or Call Reports of the Bank as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of the Company, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of the Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

Section 3.7 Certain Loans and Related Matters.

(a) Except as set forth in Schedule 3.7(a), the Company is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is 60 days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company, or any 10% or more shareholder of the Company, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to the Company including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over the Company and which violation could have a Material Adverse Effect (as defined in Section 13.1(c)) on the Company.

(b) Schedule 3.7(b) contains the “watch list of loans” of the Bank (“Watch List”) as of December 31, 2011. To the Company’s Knowledge, there is no other loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with the Company’s ordinary course of business and consistent with safe and sound banking principles.

Section 3.8 Trust Business.

(a) Each of the Company and its Subsidiaries, as applicable, (i) has been duly appointed to all fiduciary or representative capacities it holds with respect to the trusts, executorships, administrations, guardianships, conservatorships, and other fiduciary representative capacities administered or otherwise held by it (the underlying documents establishing each such relationship are collectively referred to herein as the “Trust Agreements”) and all such appointments are currently in effect and (b) has obtained all governmental authorizations necessary for the conduct of such trust business. Each of the Company and its Subsidiaries, as applicable, has properly administered all client accounts for which it acts as a fiduciary, including, without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable legal requirements.

(b) All of the Trust Agreements will remain in full force and effect after the consummation of the transactions contemplated by this Agreement. Neither the Company and its Subsidiaries nor, to the Company’s Knowledge, any of their respective directors, officers or employees has committed any breach of the Trust Agreements.

(c) To its Knowledge, each of the Company and its Subsidiaries has performed all obligations required to be performed by it under the Trust Agreements and is not in default thereunder. The fiduciary books and records of the Company and its Subsidiaries related to the trust activities, (i) have been fully, properly and accurately maintained in all material respects, (ii) have been maintained in accordance with applicable fiduciary accounting practices and with no material inaccuracies or discrepancies of any kind contained or reflected therein, and (iii) fairly present the substance of trust events and transactions included therein.

(d) Each of the Company and its Subsidiaries has (i) fulfilled all of its respective escheat obligations; and (ii) not waived, amended or modified any provision of any Trust Agreement except in accordance with the provisions of such Trust Agreement and as shown in the records maintained by the Company and its Subsidiaries.

Section 3.9 Independent Sales Organization Services.

(a) Each of the Company and the Bank, as applicable, is now, and as of the Effective Time will be, a member in good standing under each membership, network or similar agreement related to the Company’s or the Bank’s provision of independent sales organization or electronic funds transfer services. The Company will, or will cause the Bank to, use its best efforts to take all steps necessary to ensure that Prosperity or its Subsidiary will become a member in good standing under such agreements upon consummation of the Merger and/or Bank Merger.

(b) Each of the Company and the Bank, as applicable, has made all payments due under the terms of any membership, network or similar agreement, operating rules, regulations or license agreement related to the Company’s or the Bank’s provision of independent sales organization or electronic funds transfer services as of the date of this Agreement and will have made all such payments due as of the Effective Time.

Section 3.10 Real Property Owned or Leased.

(a) Schedule 3.10(a) contains a true, correct and complete list of all real property owned or leased by the Company or the Bank, including non-residential other real estate (the “Company Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties referred to in Schedule 3.10(a), title insurance policies for the owned real property referred to in Schedule 3.10(a), and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Prosperity.

(b) No lease or deed with respect to any Company Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Company Real Property pertaining to its current primary business purpose. Each of such leases is a legal, valid and binding obligation of the Company or the Bank, as applicable, is enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the Company or, to the Company’s Knowledge, the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) None of the buildings and structures located on any Company Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Company Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Company. No condemnation proceeding is pending or, to the Company’s Knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Company Real Property in the manner in which it is currently being used.

(d) The Company or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Company Real Property, and such interest is free and clear of all liens, including Tax liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e) All buildings and other facilities used in the business of the Company and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.11 Personal Property. Except as set forth in Schedule 3.11, each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Company Personalty”), free and clear of all liens, charges or other encumbrances and except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Company Personalty. Subject to ordinary wear and tear, the Company Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.12 Environmental Laws. The representations and warranties in this Section 3.12 are the sole representations and warranties with respect to environmental, health and safety matters, and no other representations and warranties will be deemed to apply to such matters. The Company and its Subsidiaries and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in material compliance with all Environmental Laws (as defined below) and permits thereunder. Neither the Company nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below), and they are not subject to any claim or lien under any Environmental Laws. No Company Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by the Company or its Subsidiaries or owned, operated or leased by the Company or its Subsidiaries within the 10 years preceding the date of this Agreement, has been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To the Company’s Knowledge, (a) no asbestos was used in the construction of any portion of any Company Real Property, (b) no real property currently owned by it or any Subsidiary is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by the Company or any of its Subsidiaries.

“Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Company and the Bank in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

Section 3.13 Litigation and Other Proceedings. Except as set forth in Schedule 3.13, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the Company’s Knowledge, threatened before any court or administrative body in any manner against the Company or any Subsidiary or any of their respective properties or capital stock. The Company will notify Prosperity promptly in writing of any such proceedings threatened or instigated against the Company or its Subsidiaries, or any officer or director thereof subsequent to the date of this Agreement. The Company has no Knowledge of any basis on which any litigation or proceeding could be brought which could reasonably be expected to result in a Material Adverse Effect on the Company or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated thereby. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.14 Taxes.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the Company or any Subsidiary is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

(b) The Company and its Subsidiaries have filed all Tax Returns that each was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid except those that the Company or any Subsidiary is contesting in good faith through appropriate proceedings that are accrued on the Company Financial Statements in accordance with GAAP. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Bank that arose in connection with any failure (or alleged failure) of the Company or any Subsidiary to pay any Tax.

(c) The Company and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of the Company or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which the Company has Knowledge based upon contact with any agent of such authority. Schedule 3.14(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Prosperity correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither the Company nor any of its Subsidiaries has participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulation Section 1.6011-4. If the Company or any of its Subsidiaries has participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Treasury Regulations. Except as set forth in Schedule 3.14(f), neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which the Company is the common parent) or (iii) has any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(h) Neither the Company, any of its Subsidiaries nor, to the Company’s Knowledge, Prosperity will be required to include any item of income in, nor will the Company, any of its Subsidiaries, or, to the Company’s Knowledge, Prosperity be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or before the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or before the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; or (v) prepaid amount received on or before the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years before the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of December 31, 2011, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Tax Returns.

Section 3.15 Contracts and Commitments.

(a) Except as set forth in Schedule 3.15, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contracts, change-in-control agreements or severance arrangements (including, without limitation, any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option or other employee benefit arrangement, other than any deferred compensation arrangement disclosed in Schedule 3.23 or any profit-sharing, pension or retirement plan or welfare plan disclosed in Schedule 3.22;

(iii) except as set forth in Schedule 3.10(a), any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of the Company or the Bank imposed by any bank regulatory authority having supervisory jurisdiction over the Company or the Bank;

(viii) note, debenture, agreement, contract or indenture related to the borrowing by the Company or any Subsidiary of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of the Company or the Bank or holder of 10% or more of the issued and outstanding Company Shares, or any affiliate of such person;

(xi) agreement with any executive officer or director of the Company or the Bank or holder of 10% or more of the issued and outstanding Company Shares or any affiliate of such person, relating to bank owned life insurance (“BOLI”);

(xii) contracts, other than the foregoing, with payments aggregating $250,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement;

(xiii) any agreement containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

(xiv) any data processing services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less;

(xv) any agreement pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; or

(xvi) any membership, network or similar agreement, operating rules, regulations or license agreement related to the Company’s or any of its Subsidiaries’ provision of independent sales organization or electronic funds transfer services.

(b) Each contract or commitment set forth in Schedule 3.15 is valid and binding on the Company or its Subsidiaries, as the case may be, and to the Company’s Knowledge, the other parties thereto, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. The Company has performed in all material respects all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party is reasonably likely to result in default under, any indenture, mortgage, contract, lease or other agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or under any provision of the Company Constituent Documents. A true and complete copy of each contract or commitment set forth in Schedule 3.15 has been delivered or made available to Prosperity.

Section 3.16 Fidelity Bonds and Insurance.

(a) A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either the Company or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Schedule 3.16.

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which the Company or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by the Company and its Subsidiaries in respect of amounts, types and risks insured (other than the risk of terrorist attacks); (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated to the Company or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time before the Effective Time or generally disclaimed liability thereunder. Neither the Company nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither the Company nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

Section 3.17 No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) conflict with or violate any provision of the Company Constituent Documents, (ii) assuming all required shareholder and regulatory approvals and consents are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) assuming all consents of third parties set forth on Schedule 3.17 are duly obtained, violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause the Company or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, excluding from the foregoing clause (iii) such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on the Company.

Section 3.18 Compliance with Laws and Regulatory Filings.

(a) The Company and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over the Company, the approval of the Company’s shareholders, and the consents of the third parties set forth in Schedule 3.17, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of the Company and its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby.

(b) The Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB, or any other regulatory authority having supervisory jurisdiction over the Company and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no regulatory agency has initiated any proceeding or, to the Company’s Knowledge, investigation into the business or operations of the Company and its Subsidiaries. There is no unresolved violation, criticism or exception by any regulatory agency with respect to any report or statement relating to any examinations of the Bank or the Company.

Section 3.19 Regulatory Actions and Approvals. There are no actions or proceedings pending or, to the Company’s Knowledge, threatened, against the Company or any Subsidiary by or before any regulatory authority having jurisdiction over the Company or any Subsidiary. Except as set forth in Schedule 3.19, neither the Company nor any Subsidiary is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any regulatory authority having jurisdiction over it. The Company has no Knowledge of any fact or circumstance relating to it that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, nor does the Company have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger.

Section 3.20 Absence of Certain Changes. Since December 31, 2011, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.21 Employment Relations. The relations of the Company with its employees is satisfactory. The Company has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. The Company has complied with all laws relating to the employment of labor with respect to its employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no person has asserted to the Company that the Company is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.22 Compensation and Benefit Plans.

(a) Schedule 3.22 lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of the Company or any of its ERISA Affiliates (as defined below) that are sponsored or maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of the Company or any of its ERISA Affiliates or with respect to which the Company or any of its ERISA Affiliates has any liability, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment agreement or collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Company Employee Plan”). There is no pending or, to the Company’s Knowledge, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Company Employee Plan. All of the Company Employee Plans comply and have been administered in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the Company Employee Plans which is likely to result in the imposition of any penalties or taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code. All contributions, premiums or other payments required by law or by any Company Employee Plan have been made by the due date thereof.

(b) Neither the Company nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Company Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and the Company is not aware of any event or circumstance that would disqualify any such Company Employee Plan. The Company has provided or made available copies of the most recent Form 5500 filings for the applicable Company Employee Plans.

(c) Neither the Company nor any ERISA Affiliate (as defined below) has any liability or contingent liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). None of the Company or any of its respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of the Company, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to any employee benefit plan that is subject to Title IV of ERISA, and none of the Company or any of its respective ERISA Affiliates has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.

(d) There does not now exist, nor, to the Company’s Knowledge, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Company or any of its Subsidiaries now or following the Closing. “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (5) under corresponding or similar provisions of foreign laws or regulations.

(e) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by the Company or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, neither the Company nor any of its Subsidiaries has any liability to provide post-retirement health or life benefits to any employee or former employee of the Company or any of its Subsidiaries.

(f) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(g) Except as set forth on Schedule 3.2(d), there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of the Company or any ERISA Affiliate.

Section 3.23 Deferred Compensation Arrangements. Schedule 3.23 contains a list of all non-qualified deferred compensation and salary continuation arrangements of the Company or any of its Subsidiaries, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been accrued for on the Company Financial Statements in accordance with GAAP, and as of the Closing Date, will be, accrued in accordance with GAAP. Each such nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.

Section 3.24 Brokers, Finders and Financial Advisors. Other than as set forth in Schedule 3.24, neither the Company nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.25 Accounting Controls. The Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Company Board or the duly authorized executive officers of the Company; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as the Company or other criteria applicable to such financial statements, and to maintain accountability for items therein; (iii) control of the material properties and assets of the Company is permitted only in accordance with general or specific authorization of the Company Board or the duly authorized executive officers of the Company; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.26 Derivative Contracts. Neither the Company nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Company Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.27 Deposits. No deposit of the Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.28 Community Reinvestment Act. The Bank is in compliance in all material respects with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (“CRA”) and all regulations promulgated thereunder. The Bank has received a rating of “satisfactory” as of its most recent CRA compliance examination and the Company has no Knowledge of any reason why the Bank will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC, the TDB, or any other governmental entity would reasonably be expected to seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.29 Intellectual Property Rights.

(a) Schedule 3.29 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by the Company or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). The Company and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither the Company nor any Subsidiary is, to the Company’s Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor, to the Company’s Knowledge, has the Company or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b) Neither the Company nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of the Company or any Subsidiary or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.30 Fraud; Bank Secrecy Act; USA PATRIOT Act. The Company and the Bank have neither had nor suspected any material incidents of fraud or defalcation during the last two years. Each of the Company and the Bank is in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, each of the Company and the Bank is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, the GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation, Bank Protection Act, all applicable Financial Crimes Enforcement Network requirements and all other related laws.

Section 3.31 Shareholders’ List. Schedule 3.31 contains a true, correct and complete list of the holders of Company Shares as of a date within 10 business days before the date of this Agreement, containing their names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated before Closing.

Section 3.32 SEC Status; Securities Issuances. The Company is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the ”Exchange Act”) nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the Company and any Subsidiary have been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state laws, and all other applicable laws or were exempt from any such registration requirements.

Section 3.33 Fiduciary Responsibilities. The Bank has performed in all of its duties as a trustee, custodian, guardian or an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

Section 3.34 Dissenting Shareholders. The Company has no Knowledge of any plan or intention on the part of any shareholder of the Company to make written demand for payment of the fair value of such holder’s Company Shares in the manner provided in Chapter 10, Subchapter H of the TBOC.

Section 3.35 Takeover Laws. The Company Board has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to the Company, including Sections 21.601—21.610 of the TBOC.

Section 3.36 Fairness Opinion. Before the execution of this Agreement, the Company has received a written opinion from Sandler O’Neill & Partners, LP, dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Prosperity represents and warrants to the Company as set forth below.

Section 4.1 Organization.

(a) Prosperity is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all laws, rules and regulations applicable to financial holding companies. Prosperity owns 100% of the membership interest (“Delaware Interests”) of Prosperity Holdings of Delaware, LLC (“Delaware Company”). Delaware Company, a Delaware limited liability company and a financial holding company registered under the BHC Act and the GLB Act, is duly organized, validly existing and in good standing under the laws of the State of Delaware. Delaware Company owns 100% of the issued and outstanding shares of common stock, $4.00 par value, of Prosperity Bank (“Prosperity Bank Stock”). Prosperity Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Prosperity, Delaware Company and Prosperity Bank have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Prosperity. Each of Prosperity, Delaware Company and Prosperity Bank is in good standing under the laws of its jurisdiction of incorporation.

(c) Prosperity Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act. Prosperity Bank does not conduct trust activities.

Section 4.2 Capitalization.

(a) The authorized capital stock of Prosperity consists of 200,000,000 Prosperity Common Shares, 47,270,519 shares of which are issued and 47,233,431 shares of which are outstanding as of the date of this Agreement, and 20,000,000 preferred shares, $1.00 par value, none of which is issued and outstanding. The Delaware Company has issued and outstanding 1,000 Delaware Interests as of the date of this Agreement. The authorized capital stock of Prosperity Bank consists of 130,000 shares of Prosperity Bank Stock, 130,000 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding Prosperity Common Shares, Delaware Interests and Prosperity Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. There are no voting trusts, voting agreements or other similar arrangements affecting the Delaware Interests or the Prosperity Bank Stock, or to Prosperity’s Knowledge, the Prosperity Common Shares.

(b) At the Effective Time, the Prosperity Common Shares issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws. The Prosperity Common Shares to be issued in exchange for Company Shares in the Merger will be issued pursuant to (i) an effective registration statement under the Securities Act and (ii) effective registrations or exemptions under state securities laws, as applicable.

Section 4.3 Approvals; Authority.

(a) Prosperity has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Prosperity and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Prosperity Board. The Prosperity Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Prosperity and its shareholders. No further actions or corporate proceedings on the part of Prosperity are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Prosperity and is a duly authorized, valid, legally binding agreement of Prosperity enforceable against Prosperity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4 No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Prosperity or similar constituent documents of any of its Subsidiaries or (b) assuming all required shareholder and regulatory consents and approvals, and any requisite consents of third parties, are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Prosperity or any of its Subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Prosperity or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Prosperity or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Prosperity or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on Prosperity.

Section 4.5 Financial Statements.

(a) Prosperity has furnished or made available to the Company true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, which contains Prosperity’s audited consolidated balance sheets as of December 31, 2010 and 2009, and the related statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2010, 2009 and 2008 and (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, June 30 and September 30, 2011, as filed with the SEC, which contains Prosperity’s unaudited consolidated balance sheets and related statements of income, statements of changes in shareholders’ equity and cash flows as of and for the quarters and interim periods ended March 31, June 30 and September 30, 2011 and 2010. The financial statements referred to above included in the Annual Report on Form 10-K and the unaudited financial statements included in the Quarterly Reports on Form 10-Q are collectively referred to herein as the “Prosperity Financial Statements.”

(b) Each of the Prosperity Financial Statements fairly presents in all material respects the financial position and results of operation of Prosperity at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c) As of the dates of the Prosperity Financial Statements referred to above, neither Prosperity nor any Subsidiary had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Prosperity Financial Statements or otherwise disclosed in this Agreement.

(d) There are no outstanding loans made by Prosperity or any Subsidiary to any executive officer or director of Prosperity, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

Section 4.6 Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to Prosperity’s Knowledge, threatened before any court or administrative body in any manner against Prosperity or any of its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on Prosperity or the transactions proposed by this Agreement. To Prosperity’s Knowledge, there is no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on Prosperity or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. To Prosperity’s Knowledge, neither Prosperity nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality that is reasonably likely to have a Material Adverse Effect on Prosperity or the transactions contemplated by this Agreement.

Section 4.7 Taxes. Prosperity and its Subsidiaries have filed with the appropriate governmental authorities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments due and owing (whether or not shown on any Tax Return). At the time of filing, all such Tax Returns were correct and complete in all material respects. To the Knowledge of Prosperity, neither Prosperity nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against Prosperity or any of its Subsidiaries.

Section 4.8 Compliance with Laws and Regulatory Filings. Prosperity and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over Prosperity and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Prosperity and its Subsidiaries in connection with the execution, delivery and performance by Prosperity of this Agreement and the transactions contemplated hereby. Prosperity and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other regulatory authority having supervisory jurisdiction over Prosperity and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to Prosperity’s Knowledge, true and correct in all material respects.

Section 4.9 Regulatory Actions and Approvals. There are no actions or proceedings pending or, to Prosperity’s Knowledge, threatened, against Prosperity or any Subsidiary by or before any regulatory authority having jurisdiction over Prosperity or any Subsidiary. Neither Prosperity nor any Subsidiary is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any regulatory authority having jurisdiction over it. Prosperity has no Knowledge of any fact or circumstance relating to Prosperity or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Merger, nor does Prosperity have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger and the Bank Merger.

Section 4.10 Absence of Certain Changes. Since December 31, 2011, (a) Prosperity and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity.

Section 4.11 Compensation and Benefit Plans. The employee welfare benefit plans that are sponsored, maintained or contributed to by Prosperity and its Subsidiaries have all been operated in all material respects in compliance with ERISA, the Code and any other applicable laws.

Section 4.12 Securities and Exchange Commission Reporting Obligations. Prosperity has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), (a) complied in all material respects as to form with the applicable requirements under the Exchange Act and (b) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.13 Community Reinvestment Act. Prosperity Bank is in compliance in all material respects with the CRA and all regulations promulgated thereunder. Prosperity Bank has received a rating of “satisfactory” as of its most recent CRA compliance examination and Prosperity has no Knowledge of any reason why Prosperity Bank will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the Federal Reserve Board, the FDIC, the TDB, or any other governmental entity would reasonably be expected to seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Prosperity or Prosperity Bank.

ARTICLE V.

COVENANTS OF THE COMPANY

The Company covenants and agrees with Prosperity as follows:

Section 5.1 Approval of Shareholders of the Company.

(a) The Company will, as soon as practicable, take all steps under applicable laws and its Articles of Incorporation and Bylaws necessary to duly call, give notice of, convene and hold a special meeting of the Company’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Company shall, through the Company Board, recommend to the holders of Company Shares the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby. Unless the Company Board determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of outside legal counsel and the Financial Advisor, that it has received a Superior Proposal (as defined in Section 9.3(f)), it shall not withdraw, amend or modify in a manner adverse to Prosperity its recommendation and will use its best efforts to obtain the necessary approvals by the Company’s shareholders of this Agreement and the transactions contemplated hereby.

(b) If this Agreement is approved by such shareholders, the Company will take all reasonable actions to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and Prosperity reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2 Activities of the Company Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, the Company shall, and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Prosperity of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over the Company or any Subsidiary, (C) the institution or threat of any litigation against the Company or any Subsidiary or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of the Company contained in this Agreement to be untrue in any material respect or (3) a Material Adverse Effect on the Company; and

(iv) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of the Company or Prosperity to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Effective Time, except (i) as expressly contemplated or permitted by this Agreement or (ii) as required by law or regulation, the Company shall not, and shall not permit any of its Subsidiaries to, without the written consent of Prosperity, which consent will not be unreasonably withheld:

(i) adjust, split, combine or reclassify any of the Company Shares;

(ii) make, acquire, modify or renew, or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (C) would exceed $500,000 individually or in the aggregate to any Borrower (except (1) pursuant to commitments made before the date of this Agreement that are listed in Schedule 5.2(b)(ii) and not covered by items A or B of this clause or (2) loans fully secured by a certificate of deposit at the Bank; provided, that in the event that the Bank desires to make or renew any such loan which would exceed $500,000 individually or in the aggregate to any borrower, it shall so advise Prosperity via e-mail transmission. Prosperity shall notify the Bank via e-mail transmission within two business days of receipt of such notice whether Prosperity consents to such loan or extension of credit, provided that if Prosperity fails to notify the Bank with such time frame, Prosperity shall be deemed to have consented to such loan or extension of credit. For purposes of this Section 5.2(b), “Borrower” means any person or entity (including any Affiliate, shareholder, member or partner of such person or entity) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any person or entity;

(iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, except as set forth on Schedule 5.2(b)(iii);

(iv) grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

(v) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, except as set forth on Schedule 5.2(b)(v);

(vi) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.15, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(vii) grant any severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of the Company or any Subsidiary, either individually or as part of a class of similarly situated persons;

(viii) increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement, except as set forth on Schedule 5.2(b)(viii);

(ix) amend any Company Employee Plan, other than as required to maintain the tax qualified status of such plan or otherwise as required under applicable law;

(x) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Company Shares, other than (1) the payment of dividends from the Bank to the Company, (2) the payment of quarterly dividends at a rate consistent with those paid by the Company during 2011, and (3) a one-time special dividend to the shareholders of the Company of up to $5,000,000 or (B) directly or indirectly, purchase, redeem or otherwise acquire any Company Shares;

(xi) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(xii) sell, transfer, convey, mortgage, encumber or otherwise dispose of any properties or assets (including “other real estate owned”) or interest therein, other than other real estate owned properties under contract for sale as of the date of this Agreement or those properties or assets valued on the books of the Company at $500,000 or less;

(xiii) foreclose upon or otherwise acquire any commercial real property having an appraised value of greater than $500,000 before receipt and approval by Prosperity of a Phase I environmental review thereof;

(xiv) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company’s past practices and safe and sound banking practices;

(xv) charge-off any loan or other extension of credit of $100,000 or more before review and approval by Prosperity of the amount of such charge-off;

(xvi) establish any new Subsidiary or Affiliate or enter into any new line of business;

(xvii) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xviii) amend or change any provision of the Articles of Incorporation, Bylaws or other governing documents of the Company or any Subsidiary;

(xix) make any capital expenditure which would exceed an aggregate of $100,000, except pursuant to commitments made before the date of this Agreement and set forth in Schedule 5.2(b)(xix);

(xx) excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

(xxi) prepay any indebtedness or other similar arrangements so as to cause the Company to incur any prepayment penalty thereunder;

(xxii) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xxiii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, or other stock-based compensation;

(xxiv) settle any claim, action or proceeding involving payment by it of money damages in excess of $100,000 in the aggregate or impose any material restriction on the operations of the Company or any Subsidiary;

(xxv) make any changes to its investment securities portfolio from that as of December 31, 2011, or the manner in which the portfolio is classified or reported; provided, however, that the Company and the Bank may sell investment securities and purchase U.S. governmental agency securities, mortgage-backed securities and municipal securities having a maturity date no greater than one (1) year; or

(xxvi) agree to do any of the foregoing.

Section 5.3 Access to Properties and Records.

(a) To the extent permitted by applicable law, the Company shall and shall cause each of its Subsidiaries, upon reasonable notice from Prosperity to the Company to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Prosperity full access to the properties, books and records of the Company and its Subsidiaries during normal business hours in order that Prosperity may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and its Subsidiaries, and (ii) furnish Prosperity with such additional financial and operating data and other information as to the business and properties of the Company as Prosperity shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, the Company will deliver or make available to Prosperity all unaudited quarterly financial statements prepared for the internal use of management of the Company and all Call Reports filed by the Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Prosperity will return to the Company all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement.

Section 5.4 Information for Regulatory Applications and SEC Filings.

(a) To the extent permitted by law, the Company will furnish Prosperity with all information concerning the Company required for inclusion in any application, filing, statement or document to be made or filed by Prosperity with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and any filings with the SEC and any applicable state securities authorities. The Company will fully cooperate with Prosperity in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. The Company agrees at any time, upon the request of Prosperity, to furnish to Prosperity a written letter or statement confirming the accuracy of the information with respect to the Company contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Company and the Bank contained in such document or draft was furnished by the Company expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Company expressly for use therein.

(b) None of the information relating to the Company and its Subsidiaries that is provided by the Company for inclusion in (i) the Proxy Statement (as defined in Section 6.2 hereof) to be prepared in accordance with the Company’s Articles of Incorporation, Bylaws and applicable law and mailed to the Company’s shareholders in connection with the solicitation of proxies by the Company Board for use at the Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Company Shareholders Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined in Section 6.2) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5 Standstill Provision.

(a) Neither the Company, nor its Subsidiaries nor any of their respective directors, officers, agents or representatives shall directly or indirectly take any action to (i) solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an Acquisition Proposal (as defined in Section 9.3(d)); (ii) approve, endorse or recommend any Acquisition Proposal; (iii) enter into any Acquisition Agreement (as defined in Section 9.3(c)) relating to any Acquisition Proposal; or (iv) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 5.5(a), if the Company or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the Meeting that the Company Board has (i) determined in its good faith judgment (after consultation with the Company’s financial advisors set forth on Schedule 3.24 or a nationally recognized investment firm (the “Financial Advisor”), and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in Section 9.3(f)); (ii) determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and (iii) obtained from such person or entity an executed confidentiality agreement, then the Company or its representatives may furnish information to and enter into discussions and negotiations with such other party.

(c) The Company agrees to notify Prosperity orally immediately, and in writing within twenty-four (24) hours, after receipt of any unsolicited inquiries or Acquisition Proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such Acquisition Proposal, request or inquiry. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any proposals for any of the foregoing transactions. The Company will, and will cause the Bank to, take the necessary steps to inform the appropriate individuals or entities referred to in this Section 5.5 of the obligations undertaken in this Section 5.5.

Section 5.6 Additional Agreements.

(a) The Company will deliver to Prosperity, contemporaneously with the execution of this Agreement, a Voting Agreement in substantially the form attached hereto as Exhibit A executed as of the date hereof by each director of the Company. In addition, the Company will use its best efforts to deliver to Prosperity, contemporaneously with the execution of this Agreement, a Voting Agreement executed as of the date hereof by each director of the Bank.

(b) The Company will deliver to Prosperity, contemporaneously with the execution of this Agreement, employment agreements executed by each of the persons listed on Schedule 5.6.

(c) The Company will use its best efforts to deliver to Prosperity, contemporaneously with the execution of this Agreement, non-competition agreements, in substantially the form attached hereto as Exhibit B, executed by each non-employee director of the Company and the Bank.

Section 5.7 Termination of Data Processing Contracts. The Company will use its best efforts, including but not limited to notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts and contracts related to the provision of any other electronic banking services will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by Prosperity and the Company. Such notice and actions by the Company will be in accordance with the terms of such contracts.

Section 5.8 Conforming Accounting Adjustments. The Company shall, if requested by Prosperity, consistent with GAAP, immediately before Closing, make such accounting entries as Prosperity may reasonably request in order to conform the accounting records of the Company to the accounting policies and practices of Prosperity. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company (a) of any adverse circumstances for purposes of determining whether the conditions to Prosperity’s obligations under this Agreement have been satisfied, (b) that such adjustment is required for purposes of determining satisfaction of the condition to Prosperity’s obligations under this Agreement set forth in Section 10.3 hereof or (c) that such adjustment has any bearing on the Merger Consideration. No adjustment required by Prosperity shall (y) require any prior filing with any governmental agency or regulatory authority or (z) violate any law, rule or regulation applicable to Company.

Section 5.9 Directors’ and Officers’ Liability Insurance. The Company shall purchase for a period of not less than four (4) years after the Effective Time, past acts insurance coverage for no less than the four-year period immediately preceding the Effective Time under its (a) current directors and officers insurance policy (or comparable coverage), (b) employment practices liability insurance and (c) current financial institutions bond (or comparable coverage) for each of the directors and officers of the Company and its Subsidiaries currently covered under comparable policies held by the Company or its Subsidiaries.

Section 5.10 Allowance for Loan Losses. The Company shall use its best efforts to maintain its allowance for loan losses at a level equal to at least 1.57% of total loans (the “Minimum Allowance Amount”); provided, however, that if the allowance for loan losses is less than the Minimum Allowance Amount on the business day immediately before the Closing Date, the Company shall take all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the Closing Date.

Section 5.11 Third Party Consents. The Company will use its reasonable best efforts, and Prosperity shall reasonably cooperate with the Company at the Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Schedule 3.17.

Section 5.12 Attendance at Certain Company and Bank Meetings. In order to facilitate the continuing interaction of Prosperity with the Company and the Bank, and in order to keep Prosperity fully advised of all ongoing activities of the Company and the Bank, subject to the limitation in this Section 5.12, the Company and the Bank agree to allow Prosperity to designate two (2) representatives (who shall be officers of Prosperity or Prosperity Bank), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and loan and discount and asset and liability management committees of the Company and the Bank. The Company and the Bank shall promptly give Prosperity prior notice by telephone of all called meetings. Such representatives shall be bound by Prosperity’s confidentiality obligations under this Agreement and shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (i) matters involving this Agreement, (ii) information or material which the Company or the Bank is required or obligated to maintain as confidential under applicable laws or regulations or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to the Company or the Bank, as the case may be, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by a representative of Prosperity at the Company’s or the Bank’s board or committee meetings under this Section 5.12 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties in this Agreement made by the Company. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated before the Effective Time, then Prosperity’s designees will no longer be entitled to notice of and permission to attend such meetings.

Section 5.13 Releases. The Company will use its best efforts to cause each director and officer (with a title of Executive Vice President or above) of the Company and the Bank to deliver to Prosperity, on or before the Effective Time, a release in substantially the form of Exhibit C attached hereto (“Director/Officer Release”).

Section 5.14 Environmental Investigation; Rights to Terminate Agreement.

(a) Prosperity and its consultants, agents and representatives shall have the right to the same extent that the Company or the Bank has such right (at Prosperity’s cost and expense), but not the obligation or responsibility, to inspect any Company or Bank property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or before thirty (30) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“secondary investigation”) including, without limitation, test borings, soil, water, asbestos or other sampling, is deemed desirable by Prosperity, Prosperity shall (i) notify the Company of any property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, (ii) submit a work plan to the Company for such secondary investigation, for which Prosperity agrees to afford the Company the ability to comment on and Prosperity agrees to reasonably consider all such comments (and negotiate in good faith any such comments), and (iii) conclude such secondary investigation, on or before sixty (60) days after the date of this Agreement. Prosperity shall give reasonable notice to the Company of such secondary investigations, and the Company may place reasonable restrictions on the time and place at which such secondary investigations may be carried out.

(b) The Company agrees to indemnify and hold harmless Prosperity for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Prosperity or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of the Company or its agents, representatives or contractors. Prosperity agrees to indemnify and hold harmless the Company for any claims for damage to property, or injury or death to persons, to the extent attributable to the gross negligence or willful misconduct of Prosperity or its agents, representatives or contractors in performing any Environmental Inspection or secondary investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. Prosperity shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by the Company in the exercise of its sole discretion and not by Prosperity. Prosperity shall make no such report before Closing unless required to do so by law, and in such case will give the Company reasonable prior notice of Prosperity’s intentions so as to enable the Company to review and comment on such proposed report.

(c) Prosperity shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Prosperity because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws that could have a Material Adverse Effect on the Company; (ii) any past or present events, conditions or circumstances that would require further investigation, remedial or cleanup action under Environmental Laws involving an expenditure in excess of $250,000 or that could have a Material Adverse Effect on the Company; (iii) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Company Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been cleaned up in accordance with applicable Environmental Law, the effect of which could have a Material Adverse Effect on the Company; or (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Company Real Property, the removal or abatement of which could have a Material Adverse Effect on the Company. In the event Prosperity terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.14(c), Prosperity promptly shall deliver to the Company copies of any environmental report, engineering report, or property condition report prepared by Prosperity or any third party with respect to any Company Real Property. Any results or findings of any Environmental Inspections will not be disclosed by Prosperity to any third party not affiliated with Prosperity, unless Prosperity is required by law to disclose such information.

(d) The Company agrees to make available upon request to Prosperity and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any Company Real Property including, without limitation, the results of other environmental inspections and surveys to the extent such documents are in the actual possession of the Company (collectively, the “Environmental Reports”). The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Prosperity and, at Prosperity’s cost and expense, shall be entitled to certify the same in favor of Prosperity and its consultants, agents and representatives and make all other data available to Prosperity and its consultants, agents and representatives.

Section 5.15 Bank Merger. Before the Effective Time, the Company shall cause the Bank to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the completion of the Bank Merger after the Effective Time.

Section 5.16 Merger or Liquidation of Company and Bank Subsidiaries. The Company will take all steps necessary to cause the mergers of ASFC Investment Corporation and Farmers and Stockmen Regional Credit Corporation with and into the Company, with the Company surviving in each case, to be effective before the Effective Time. The Company will, and will cause the Bank to, take all steps necessary to cause the liquidation and dissolution of Brownfield Investment Corporation to be completed before the Effective Time.

Section 5.17 Termination of Shareholders’ Agreement. The Company agrees to use its best efforts to obtain from each shareholder who is a party to the Shareholders’ Agreement (Amended and Restated as of March 8, 2005) (“Shareholder Agreement”) with respect to Company Shares, and deliver to Prosperity as soon as practicable, but in no event later than ten (10) days prior to the Closing, an executed counterpart to a termination agreement that provides for the termination of the Shareholder Agreement. Such termination agreement shall be in form and substance satisfactory to Prosperity and shall provide that if this Agreement is terminated prior to the Effective Time, the Shareholder Agreement will again be in effect.

ARTICLE VI.

COVENANTS OF PROSPERITY

Prosperity covenants and agrees with the Company as follows:

Section 6.1 Best Efforts. Within thirty (30) days following the date of this Agreement, Prosperity will prepare and file, or cause to be prepared and filed, all necessary applications or other documentation with the FDIC, the TDB and any other appropriate regulatory authorities having jurisdiction over the transactions contemplated by this Agreement, including the Bank Merger, other than the Federal Reserve Board. Prosperity will prepare and file all necessary applications or other documentation with the Federal Reserve Board within fifteen (15) days after the TDB and the FDIC have accepted the applications with respect to the Bank Merger for filing. Prosperity will take all reasonable action to aid and assist in the consummation of the Merger, and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement and the Merger. Prosperity will provide the Company with copies of all such regulatory filings and all correspondence with regulatory authorities in connection with the Merger for which confidential treatment has not been requested. Prosperity will pay, or will cause to be paid, any applicable fees and expenses in connection with the preparation and filing of such regulatory filings.

Section 6.2 Registration Statement.

(a) As soon as practicable after the execution of this Agreement, Prosperity will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”), relating to the Prosperity Common Shares to be delivered to the shareholders of the Company pursuant to this Agreement, and will use its reasonable best efforts to cause the Registration Statement to become effective. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to the Company and the meeting of the Company’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(b) None of the information relating to Prosperity and its Subsidiaries that is provided by Prosperity for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Company Shareholders Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will not, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3 NYSE Listing. Prosperity shall file all documents required to be filed to have the Prosperity Common Shares to be issued pursuant to the Agreement included for listing on the NYSE and use its reasonable best efforts to effect said listing.

Section 6.4 Issuance of Prosperity Common Shares. The Prosperity Common Shares to be issued by Prosperity to the shareholders of the Company pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

The Prosperity Common Shares to be issued to the shareholders of the Company pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Prosperity or any other person, firm or entity. The Prosperity Common Shares to be issued to the shareholders of the Company pursuant to this Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for Prosperity Common Shares issued to any shareholder of the Company who may be deemed to be an “affiliate” (under the Exchange Act) of Prosperity after completion of the Merger.

Section 6.5 Access to Properties and Records. To the extent permitted by applicable law, Prosperity shall and shall cause each of its Subsidiaries, upon reasonable notice from the Company to Prosperity to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of the Company full access to the properties, books and records of Prosperity and its Subsidiaries during normal business hours in order that the Company may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Prosperity and its Subsidiaries, and (b) furnish the Company with such additional financial and operating data and other information as to the business and properties of Prosperity as the Company shall, from time to time, reasonably request.

Section 6.6 Rule 144 Compliance. For a period of not less than 2 years after the date hereof (or such shorter period of time as may be applicable for “affiliates” of the Company to sell Prosperity Common Shares in accordance with Rule 145 of the Securities Act), Prosperity will use its reasonable best efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act (other than Current Reports on Form 8-K) and submit electronically and post on its corporate website, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T.

Section 6.7 Appointment of Directors. At or before the Effective Time, Prosperity will:

(a) take all actions necessary to cause the individual listed on Schedule 6.7(a) to be elected or appointed as a director of Prosperity as of the Effective Time, if he is willing and eligible to serve as a director of Prosperity; and

(b) take, or cause to be taken, all actions necessary to (i) increase by four (4) the number of positions on the Prosperity Bank Board of Directors and (ii) cause the individuals listed on Schedule 6.7(b) to be elected or appointed as directors of Prosperity Bank as of the Effective Time, if each of them, respectively, is willing and eligible to serve as a director of Prosperity Bank.

Section 6.8 Participation in Subsequent Transactions. Before the Effective Time, Prosperity will not enter into any agreement with any unaffiliated third party concerning any purchase or acquisition of Prosperity or Prosperity Bank or substantially all of their respective assets by any unaffiliated third party through any type of corporate reorganization, stock acquisition or exchange, asset purchase or other similar transaction (a “Prosperity Transaction”), unless such Prosperity Transaction expressly provides (a) for the acquisition of the Company by Prosperity or a successor entity on the same terms and conditions as provided for in this Agreement and (b) that if the Prosperity Transaction is completed before the Effective Time, the shareholders of the Company will be entitled to receive consideration in such transaction as if their Company Shares had been converted into Prosperity Common Shares at the effective time of such transaction.

Section 6.9 Assumption of Certain Agreements. Prosperity will, or will cause the applicable Subsidiary of Prosperity to, assume and honor, as of the Effective Time, the agreements listed on Schedule 6.9, as in effect on the date hereof. Prosperity will not, and will cause the applicable Subsidiary of Prosperity not to, amend or terminate each such agreement without the consent of each party thereto.

Section 6.10 Indemnification.

(a) For a four (4) year period after the Effective Time, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Articles of

Incorporation of the Company or the Articles of Association of the Bank, Prosperity will indemnify and hold harmless each present director and officer of the Company or the Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of the Company or the Bank to the fullest extent that the Indemnified Party would be entitled under the Articles of Incorporation of the Company or the Articles of Association of the Bank, as applicable, in each case as in effect on the date hereof and to the extent permitted by applicable law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify Prosperity, but the failure to so notify will not relieve Prosperity of any liability it may have to the Indemnified Party to the extent such failure does not prejudice Prosperity. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Prosperity will have the right to assume the defense thereof and Prosperity will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if Prosperity elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Prosperity and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to Prosperity, and Prosperity will pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) Prosperity will not be liable for any settlement effected without its prior written consent and (iv) Prosperity will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

ARTICLE VII.

MUTUAL COVENANTS OF PROSPERITY

AND THE COMPANY

Section 7.1 Notification; Updated Disclosure Schedules. The Company shall give prompt notice to Prosperity, and Prosperity shall give prompt notice to the Company, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.3 with respect to the Company and in Section 11.3 with respect to Prosperity, incapable of being satisfied.

Section 7.2 Confidentiality.

(a) Prosperity and the Company will not disclose, and will cause their respective representatives to not disclose, directly or indirectly, before or after the consummation or termination of this Agreement, any confidential information, whether written or oral (“Subject Information”) acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term “Subject

Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

(b) After the Effective Time, the Company and its affiliates, officers, directors, employees and representatives shall hold in confidence all documents and information concerning Prosperity, this Agreement and the transactions contemplated hereby, unless required to disclose such information pursuant to order, request or demand of a governmental authority or by judicial or administrative process or by law.

Section 7.3 Publicity. Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither Prosperity nor the Company shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4 Employee Benefit Plans.

(a) To the extent requested by Prosperity, the Company or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any Company Employee Plan on terms satisfactory to Prosperity and in accordance with applicable law and effective no later than the Closing Date, except that the winding up of any such plan may be completed following the Closing Date. Prosperity agrees that the employees of the Company and its Subsidiaries who continue their employment after the Closing Date (the “Company Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, in accordance with the respective terms of such plans and programs, and Prosperity shall take all actions necessary or appropriate to facilitate coverage of the Company Employees in such plans and programs from and after the Closing Date, subject to paragraphs (b) and (c) of this Section 7.4.

(b) Each Company Employee will be entitled to credit for prior service with the Company for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under stock incentive plans and plans described in paragraph (c) of this Section 7.4), sponsored by Prosperity or Prosperity Bank to the extent permitted by such Prosperity plans and applicable law. To the extent permitted by such Prosperity plans and applicable law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Company Employee and their eligible dependents. To the extent permitted by the applicable Prosperity plans and applicable law, Prosperity further agrees to credit each Company Employee and his eligible dependents for the year during which coverage under Prosperity’s group health plan begins, with any deductibles co-payments, or out-of-pocket payments already incurred by such Company Employee during such year under the Company’s group health plan. To the extent necessary, Prosperity shall use commercially reasonable efforts to cause its health insurance carrier to similarly credit such amounts. For purposes of determining Company Employee’s benefits for the calendar year in which the Merger occurs under Prosperity’s vacation program, any vacation taken by a Company Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Prosperity vacation benefit available to such Company Employee for such calendar year.

(c) Each Company Employee shall be entitled to credit for past service with the Company for the purpose of satisfying any eligibility or vesting periods applicable to Prosperity’ employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Prosperity’s 401(k) Profit Sharing Plan) to the extent permitted by such Prosperity plans and applicable law.

ARTICLE VIII.

CLOSING

Section 8.1 Closing. Subject to the other provisions of this Article VIII, a meeting (“Closing”) will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under Articles X, XI and XII hereof and any other documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement on a mutually acceptable date (“Closing Date”) as soon as practicable, within a 30 day period commencing with the later of the following dates:

(a) the receipt of shareholder approval and the last Regulatory Approval (as defined in Section 12.1) and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; and

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Prosperity or the Company, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Prosperity and the Company, to the consummation of the transactions contemplated herein, or such prior date as each of Prosperity and the Company shall elect whether or not such proceeding has been brought to a conclusion.

The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of the Company and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas (“Effective Time”).

ARTICLE IX.

TERMINATION

Section 9.1 Termination.

(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the Board of Directors of Prosperity or the Company at any time before the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

(iii) the Effective Time has not occurred on or before the 180th day after the date of this Agreement, unless one or more of the Regulatory Approvals has not been received on or before the 165th day after the date of this Agreement, in which instance the Effective Time has not occurred on or before the 210th day after the date of this Agreement, or such later date as has been approved in writing by the Boards of Directors of Prosperity and the Company; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such applicable date; or

(iv) the approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Meeting at which they consider the Agreement.

(b) This Agreement may be terminated at any time before the Effective Time by action of the Company Board if Prosperity fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Prosperity contained herein shall be inaccurate in any material respect. If the Company Board desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the Company Board must notify Prosperity in writing of its intent to terminate stating the reason therefor. Prosperity will have 15 days from the receipt of such notice to cure the alleged breach or inaccuracy.

(c) This Agreement may be terminated at any time before the Effective Time by action of the Prosperity Board if (i) the Company fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein shall be inaccurate in any material respect, (ii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of the Company, the Bank, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity or (iii) any of the conditions set forth in Section 5.14(c) occur. If the Prosperity Board desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in Section 9.1(c)(i), the Prosperity Board must notify the Company in writing of its intent to terminate stating the cause therefor. The Company will have 15 days from the receipt of such notice to cure the alleged breach or inaccuracy.

(d) This Agreement may be terminated at any time before the Closing upon the mutual written consent of Prosperity and the Company and the approval of such action by their respective Boards of Directors.

(e) This Agreement may be terminated at any time before the Closing by the Company Board if before the Effective Time, the Company receives an unsolicited, bona fide Acquisition Proposal (as defined in Section 9.3(d)) and the Company Board determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of outside legal counsel and the Financial Advisor, that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee and Prosperity Expenses (each as defined in Section 9.3(a)(i)) is a Superior Proposal (as defined in Section 9.3(f)) and (ii) the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that the Company may not terminate this Agreement under this Section 9.1(e) unless:

(i) the Company has provided prior written notice to Prosperity at least five (5) business days in advance (the “Notice Period”) of taking such action, which notice advises Prosperity that the Company Board has received a Superior Proposal, specifies the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii) during the Notice Period, the Company negotiates, and causes the Financial Advisor and outside counsel to negotiate, with Prosperity in good faith (to the extent Prosperity desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the Company Board considers such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concludes in good faith based upon consultations with the Financial Advisor and the advice of outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by Prosperity.

If during the Notice Period any revisions are made to the Superior Proposal and the Company Board in its good faith judgment determines such revisions are material, the Company shall deliver a new written notice to Prosperity and shall comply with the requirements of this Section 9.1(e) with respect to such new written notice, except that the new Notice Period shall be three (3) business days. Termination under this clause (e) shall not be deemed effective until payment of the Termination Fee and/or Prosperity Expenses as required by Section 9.3.

(f) This Agreement may be terminated at any time before the Closing by the Prosperity Board if (i) the Company has materially breached the covenant contained in Section 5.5 in a manner adverse to Prosperity;

(ii) the Company Board resolves to accept an Acquisition Proposal; or (iii) the Company Board withdraws or modifies, in any manner that is adverse to Prosperity, its recommendation or approval of this Agreement or the Merger or recommended to the Company shareholders acceptance or approval of any alternative Acquisition Proposal, or resolves to do any of the foregoing.

Section 9.2 Effect of Termination. Except as provided in Section 9.3, if this Agreement is terminated by either Prosperity or the Company as provided in Section 9.1, this Agreement (other than Section 7.2) will become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Sections 5.14, 7.2, 9.2 and 13.4 will survive termination of this Agreement. Nothing contained in this Section 9.2 will relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3 Termination Fee and Expenses. To compensate Prosperity for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Prosperity, the Company and Prosperity agree as follows:

(a) Provided that Prosperity is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i) the Company under the provisions of Section 9.1(e), then the Company shall pay to Prosperity the sum of $20,000,000 (the “Termination Fee”) plus all expenses incurred by Prosperity in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $750,000 (“Prosperity Expenses”);

(ii) Prosperity under the provisions of Section 9.1(f), then the Company shall pay to Prosperity the Termination Fee plus the Prosperity Expenses;

(iii) either Prosperity or the Company under the provisions of (A) Section 9.1(a)(iii), if at the time of termination, the Registration Statement has been declared effective at least 25 business days prior to such date and the Company shall have failed to call, give notice of, convene and hold the Meeting in accordance with Section 5.1, or (B) Section 9.1(a)(iv), if, at the time of termination, there exists an Acquisition Proposal with respect to the Company, then the Company shall pay to Prosperity the Prosperity Expenses; or

(iv) either Prosperity or the Company under the provisions of (A) Section 9.1(a)(iii), if at such time the shareholders of the Company have not approved and adopted the Agreement and the Merger, or (B) Section 9.1(a)(iv), if, at the time of termination, there exists an Acquisition Proposal with respect to the Company and, with respect to either clause (A) or (B), within twelve (12) months of the termination of this Agreement, the Company enters into an Acquisition Agreement with any third party with respect to any Acquisition Proposal, then the Company shall pay to Prosperity the Termination Fee, which shall be in addition to the Prosperity Expenses to be paid pursuant to Section 9.3(a)(iii).

The payment of the Termination Fee and/or Prosperity Expenses shall be Prosperity’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(a). For the avoidance of doubt, in no event shall the Termination Fee described in this Section 9.3 be payable on more than one occasion.

(b) Any payment required by Section 9.3(a) shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.3(a)(iv), then such payment shall become payable on or before the date of execution by the Company of an Acquisition Agreement.

(c) For purposes of this Agreement, an “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

(d) For purposes of this Agreement, “Acquisition Proposal” means any proposal (whether communicated to the Company or publicly announced to the Company’s shareholders) by any person (other than Prosperity or any of its Affiliates) for an Acquisition Transaction involving the Company, any Subsidiary or any future Subsidiary, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, 20% or more of the consolidated assets of the Company as reflected on the Company’s most recent consolidated statement of condition prepared in accordance with GAAP.

(e) For purposes of this Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company by any person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Prosperity or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Prosperity or any of its Affiliates) beneficially owning 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 20% or more of the assets of the Company; or (iii) any liquidation or dissolution of the Company.

(f) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Company Board reasonably determines, in its good faith judgment based on, among other things, the advice of outside counsel and the Financial Advisor, (i) to be more favorable from a financial point of view to the Company’s shareholders than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%.”

ARTICLE X.

CONDITIONS TO OBLIGATIONS OF PROSPERITY

The obligation of Prosperity under this Agreement to consummate the Merger is subject to the satisfaction, at or before the Closing Date of the following conditions, which may be waived by Prosperity in its sole discretion:

Section 10.1 Compliance with Representations and Warranties. The representations and warranties made by the Company in this Agreement (a) must have been true and correct as of the date of this Agreement and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all materiality qualifiers contained therein shall be disregarded. Prosperity shall have been furnished with a certificate, executed by an appropriate representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.2 Performance of Obligations. The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with before or at the Closing. Prosperity shall have received a certificate signed by an appropriate representative of the Company to that effect.

Section 10.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of the Company or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Company or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on the Company.

Section 10.4 Releases. Each director and officer (with a title of Executive Vice President or above) of the Company and the Bank shall have delivered to Prosperity a Director/Officer Release.

Section 10.5 Termination of Employment and Change in Control Agreements. Each of the employment and change in control agreements between the Company or the Bank and an officer thereof as set forth in Schedule 10.5 shall be terminated, the Company shall pay to each such person the amount set forth in Schedule 10.5 and each such person shall have executed a termination and release agreement with respect to the termination of their respective employment or change in control agreement.

Section 10.6 Employment Agreements; Non-Competition Agreements.

(a) Each of the persons set forth in Schedule 5.6 shall have entered into an employment agreement with Prosperity or Prosperity Bank.

(b) Each of the non-employee directors of the Company and the Bank shall have entered into a Director Non-competition Agreement.

Section 10.7 Shareholder Vote; Dissenters’ Rights. Each of the directors of the Company and the Bank shall have executed and delivered a Voting Agreement, and such agreement shall be in full force and effect on and as of the Closing Date. The holders of Company Shares shall have approved this Agreement and the transactions contemplated hereby as contemplated by Section 5.1 and no action purporting or attempting to rescind that vote shall have been taken by the Company or its shareholders. Holders of shares representing no more than 8% of the issued and outstanding Company Shares have demanded or are entitled to receive payment of the fair value of their shares as dissenting shareholders.

Section 10.8 Consents and Approvals. All consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of the Company or any of its Subsidiaries shall have been obtained, and the Company shall have received evidence thereof in form and substance satisfactory to it.

Section 10.9 Allowance for Loan Losses. As of the Closing Date, the Company’s allowance for loan losses shall be equal to at least the Minimum Allowance Amount.

Section 10.10 Merger or Liquidation of Company and Bank Subsidiaries. The mergers of ASFC Investment Corporation and Farmers and Stockmen Regional Credit Corporation with and into the Company, with the Company surviving in each case, will be completed. Brownfield Investment Corporation will be liquidated and dissolved.

Section 10.11 ISO and EFT Memberships. Prosperity and/or Prosperity Bank will become a member in good standing under each membership, network or similar agreement related to the Company’s or the Bank’s provision of independent sales organization or electronic funds transfer services upon consummation of the Merger and/or Bank Merger.

ARTICLE XI.

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company under this Agreement to consummate the Merger is subject to the satisfaction, at or before the Closing Date, of the following conditions, which may be waived by the Company in its sole discretion:

Section 11.1 Compliance with Representations and Warranties. The representations and warranties made by Prosperity in this Agreement (a) must have been true and correct as of the date of this Agreement and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all materiality qualifiers contained therein shall be disregarded. The Company shall be furnished with a certificate, executed by an appropriate representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.2 Performance of Obligations. Prosperity shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with before or at the Closing. The Company shall have received a certificate signed by an appropriate representative of Prosperity to that effect.

Section 11.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Prosperity or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on Prosperity.

ARTICLE XII.

CONDITIONS TO RESPECTIVE OBLIGATIONS OF PROSPERITY

AND THE COMPANY

The respective obligations of Prosperity and the Company under this Agreement are subject to the satisfaction of the following conditions which may be waived by Prosperity and the Company, respectively, in their sole discretion:

Section 12.1 Government Approvals. Prosperity shall (a) have received the approval, or waiver of approval, of the transactions contemplated by this Agreement, including the Bank Merger, from all necessary governmental agencies and authorities, including the Federal Reserve Board, the FDIC, the TDB, and any other regulatory agency whose approval (or waiver thereof) must be received in order to consummate the Merger and the Bank Merger (the “Regulatory Approvals”), which approvals shall not impose any restrictions on the operations of Prosperity or the Continuing Corporation which are reasonably unacceptable to Prosperity and (b) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Prosperity or the Company may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

Section 12.2 Shareholder Approval. The shareholders of the Company shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 12.3 Tax Opinion. The Company shall have received an opinion of Hunton & Williams, LLP, and Prosperity shall have received an opinion of Bracewell & Giuliani LLP, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and opinions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers or directors of the Company, Prosperity and others.

Section 12.4 Registration of Prosperity Common Shares. The Registration Statement covering the Prosperity Common Shares to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the Prosperity Common Shares to be issued in the Merger shall have been received.

Section 12.5 Listing of Prosperity Common Shares. The Prosperity Common Shares to be delivered to the shareholders of the Company pursuant to this Agreement shall have been authorized for listing on the NYSE.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1 Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Affiliate” means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

(b) A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or an officer with the title of Vice President or above, is actually aware of or, after reasonable inquiry, had reason to know such fact or other matter.

(c) “Material Adverse Effect” with respect to any party means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, deposits, results of operations, earnings, business or cash flows of that party, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States and the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement.

(d) “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% or more of the outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest; but the term does not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

Section 13.2 Nonsurvival of Representations and Warranties. The representations, warranties, covenants and agreements of Prosperity and the Company contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time (including Sections 6.6, 6.9, 6.10, 7.2, 7.4, 9.2, 13.2, 13.4 and 13.6), which shall survive the Closing.

Section 13.3 Amendments. This Agreement may be amended only by a writing signed by Prosperity and the Company at any time before the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 13.4 Expenses. Except as otherwise provided in Section 9.3, whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Prosperity:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Fax No.: (713) 693-9309

Attention: Mr. David Zalman and Mr. James D. Rollins III

With a copy to:

Prosperity Bancshares, Inc.

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Fax No.: (281) 269-7222

Attention: General Counsel

and

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Fax No.: (713) 221-1212

Attention: Mr. William T. Luedke IV

If to the Company:

American State Financial Corporation

1401 Avenue Q

Lubbock, Texas 79408

Fax No.: (806) 472-3555

Attention: Mr. W.R. Collier and Mr. Mike Epps

With a copy to:

Hunton & Williams LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Fax No.: (214) 740-7144

Attention: Mr. Charles E. Greef and Mr. Brian R. Marek

All notices sent by mail as provided above shall be deemed delivered 3 days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing.

Section 13.6 Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

Section 13.7 Articles, Sections, Exhibits, Schedules and Headings. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 13.8 Extension; Waiver. At any time before the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.9 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10 Entire Agreement. This Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 13.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.12 Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.13 Gender; Plurals. Any pronoun used herein shall refer to any gender, whether masculine, feminine or neuter, as the context requires. Defined terms may be used in either the singular or plural form as indicated by the applicable syntax, but the meaning of which shall not be affected thereby.

Section 13.14 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 13.15 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto; provided that the relevance of such disclosure is cross-referenced to such other representations or warranties and is reasonably apparent from the terms of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROSPERITY BANCSHARES, INC.

By:	/s/ David Zalman
David Zalman Chairman of the Board and Chief Executive Officer

AMERICAN STATE FINANCIAL CORPORATION

By:	/s/ W.R. Collier
W.R. Collier Chairman of the Board and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT A

FORM OF VOTING AGREEMENT

AND IRREVOCABLE PROXY

This Voting Agreement and Irrevocable Proxy (the “Voting Agreement”), dated as of February 26, 2012, is executed by and among Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”), American State Financial Corporation, a Texas corporation (the “Company”), and the other persons who are signatories hereto (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).

WHEREAS, concurrently herewith, Prosperity and the Company are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Agreement”), pursuant to which the Company will merge with and into Prosperity, with Prosperity as the surviving entity (the “Merger”); and

WHEREAS, the Agreement provides that all of the issued and outstanding common shares, par value $10.00 per share, of the Company (“Company Shares”) (other than any Dissenting Shares, as defined in the Agreement) will be exchanged for such consideration as set forth in the Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into the Agreement, each of the directors and certain officers of the Company and American State Bank, a Texas banking association and wholly-owned subsidiary of the Company (the “Bank”), have agreed to vote his or her Company Shares in favor of approval of the Agreement and the transactions contemplated thereby; and

WHEREAS, the Company and Prosperity are relying on this Voting Agreement and the irrevocable proxies in incurring expenses in reviewing the Company’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger;

NOW, THEREFORE, in consideration of the substantial expenses that Prosperity will incur in connection with the transactions contemplated by the Agreement and to induce Prosperity to execute the Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby, severally and not jointly, agree as follows:

1. Each of the Shareholders hereby severally represents and warrants to Prosperity and the Company that such Shareholder is the registered owner or beneficial owner of or has full voting power to be exercised at a meeting of the Company’s shareholders, or if such Company Shares are subject to the Shareholders’ Agreement (Amended and Restated as of March 8, 2005) by and among the Company and certain shareholders of the Company (the “Shareholders’ Agreement”), at a pre-meeting called and held pursuant to the Shareholders’ Agreement, with respect to the number of Company Shares set forth below its name on the signature page of this Voting Agreement (the “Shares”). While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date of the Company’s special meeting of shareholders referred to in Section 5.1 of the Agreement (the “Meeting”) any or all of his or her Shares or (b) deposit any Company Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Company Shares or grant any proxy with respect thereto (except as already provided by the Shareholders’ Agreement, if applicable), other than to other members of the Board of Directors of the Company for the purpose of voting to approve the Agreement and the transactions contemplated thereby.

2. Each Shareholder hereby agrees during the term of this Voting Agreement to vote the Shares, and any additional Company Shares acquired by such Shareholder after the date hereof, (a) in favor of the approval and adoption of the Agreement and the transactions contemplated thereby at the Meeting or the pre-meeting to be called pursuant to the Shareholders’ Agreement, if applicable, and (b) against approval of any Acquisition Proposal (as defined in the Agreement) made in opposition to or competition with such proposals presented at the Meeting, any pre-meeting to be called pursuant to the Shareholders’ Agreement or any other meeting of shareholders held prior or subsequent to the Meeting; provided, however, that this Section 2 shall be inapplicable if there has been a modification or amendment to the Agreement which reduces the Merger Consideration (as defined in the Agreement), other than any adjustment to the Merger Consideration provided for in the Agreement.

3. Each Shareholder shall not invite or seek any Acquisition Proposal, support (or suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the Company’s Board to consider, support or seek any Acquisition Proposal or otherwise take any action designed to make any Acquisition Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any person that makes or is considering making an Acquisition Proposal or any representative of such person after becoming aware that the person has made or is considering making an Acquisition Proposal. Each Shareholder shall promptly advise the Company of each contact the Shareholder or any of the Shareholder’s representatives may receive from any person relating to any Acquisition Proposal or otherwise indicating that any person may wish to precipitate or engage in any transaction arising out of any Acquisition Proposal and will provide the Company with all information Prosperity requests that is available to the Shareholder regarding any Acquisition Proposal or possible Acquisition Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the Company’s Board is required to consider, endorse or support any Acquisition Proposal or to invite or seek any Acquisition Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair Prosperity’s ability to exercise any of the rights granted by the Agreement. Notwithstanding the foregoing, the Company Board may comply with the provisions of Section 5.5(b), Section 5.5(c) and Article IX of the Agreement that relate to an Acquisition Proposal (as well as a Superior Proposal, as defined therein) and the provisions of this Section 3 shall not apply to such actions or inactions by the Board of Directors, as applicable.

4. In order to better effect the provisions of Section 2 hereof, each Shareholder individually and the Shareholders collectively hereby revoke any previously executed proxies and hereby constitute and appoint David Zalman and James D. Rollins III (individually, a “Proxy Holder”), and each of them, with or without the other, with full power of substitution, his, her and their true and lawful proxy and attorney-in-fact to vote at the Meeting all of the Shares in favor of the approval and adoption of the Agreement and the transactions contemplated thereby with such modifications to the Agreement and the transactions contemplated thereby as the parties thereto may make; provided, however, that this Section 4 shall be inapplicable if there has been a modification or amendment to the Agreement which reduces the Merger Consideration, other than any adjustment to the Merger Consideration provided for in the Agreement.

5. This proxy shall be limited strictly and solely to the power to vote the Shares in the manner and for the purpose set forth in Section 2 hereof and shall not extend to any other matters.

6. Each Shareholder acknowledges that Prosperity and the Company are relying on this Voting Agreement and the irrevocable proxies in incurring expenses in reviewing the Company’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Section 21.369 of the Texas Business Organizations Code (“TBOC”). Each Shareholder and the Company acknowledge that the performance of this Voting Agreement is intended to benefit Prosperity.

7. This Voting Agreement and the irrevocable proxies granted pursuant hereto shall continue in effect until the earlier to occur of (a) the termination of the Agreement in accordance with its terms or (b) the consummation of the Merger.

8. Subject to the limitations set forth herein, the vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Shareholders of the Shares, and the Company agrees to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the authorization and approval of the Agreement as set forth in Section 2 hereof.

9. Nothing in this Voting Agreement shall be deemed to restrict any of the Shareholders from taking any action in the capacity of a director or officer (if applicable) of the Company that such Shareholder shall believe is necessary to fulfill the Shareholder’s duties and obligations as a director or officer (if applicable). Each Shareholder is executing this Voting Agreement solely in the Shareholder’s capacity as a shareholder of the Company.

10. Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights. If the Shareholder is married and the Shareholder’s Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such person in accordance with its terms.

11. Each Shareholder hereby (a) confirms his knowledge of the availability of the rights of dissenting shareholders under the TBOC with respect to the Merger and (b) confirms receipt of a copy of the provisions of the TBOC related to the rights of dissenting shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of the Company that the Shareholder shall hold of record at the time that Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the TBOC or otherwise.

12. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by the Company, Prosperity and the Shareholder.

13. This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14. This Voting Agreement, together with the Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

15. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

16. Each Shareholder recognizes and acknowledges that a breach by the Shareholder of any covenants or agreements contained in this Voting Agreement will cause Prosperity to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Prosperity shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which it may be entitled, at law or in equity.

17. From time to time, at Prosperity’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by Prosperity as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.

18. This Voting Agreement and the relations among the parties hereto arising from this Voting Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

PROSPERITY:

PROSPERITY BANCSHARES, INC.

By:
Name:	David Zalman
Title:	Chairman of the Board and Chief Executive Officer

Address:

Prosperity Bank Plaza 4295 San Felipe Houston, Texas 77027 Attention: David Zalman

COMPANY:

AMERICAN STATE FINANCIAL CORPORATION

By:
Name:	W.R. Collier
Title:	Chairman of the Board and Chief Executive Officer

Address:

1401 Avenue Q Lubbock, Texas 79408 Attention: W.R. Collier and Mike Epps

[Signature Page to Voting Agreement]

SHAREHOLDERS:

Address for Shareholders:

1401 Avenue Q

Lubbock, Texas 79408

W.R. Collier Number of Shares: 140,889

THE COLLIER FOUNDATION

By:
Name:	W.R. Collier
Title:	President
Number of Shares: 5,702

SEPARATE TRUST FOR R.G. COLLIER AS ESTABLISHED BY THE ROBERT F COLLIER ASSET TRUST AGREEMENT

By:
Name:	W.R. Collier
Title:	Trustee
Number of Shares: 360

CAPROCK ACRES, INC.

By:
Name:	W.R. Collier
Title:	President
Number of Shares: 138

Michael F. Epps Number of Shares: 31,163

[Shareholder Signature Page to Voting Agreement]

Donald Ray Hufstedler
Number of Shares: 5,954

D. & E. PARTNERS, L.P.

By: Hufstedler Management, Inc., General Partner

By:
Name:	Don Hufstedler
Title:	President
Number of Shares: 136,803

Harold E. Humphries
Number of Shares: 6,809

JANET HUMPHRIES FAMILY TRUST

By:
Name:	Harold E. Humphries
Title:	Trustee
Number of Shares: 12,769

Tony Whitehead
Number of Shares: 34,934

[Shareholder Signature Page to Voting Agreement]

Scott Collier, individually and as beneficiary of the Timothy S. Collier IRA
Number of Shares: 16,349

COLLIER EDUCATIONAL TRUST

By:
Name:	Scott Collier
Title:	Trustee
Number of Shares: 2,181

COLLIER FAMILY PARTNERSHIP, LTD.

By:
Name:	Scott Collier
Title:	General Partner
Number of Shares: 23,171

SCOTT COLLIER CHILDRENS TRUST

By:
Name:	Scott Collier
Title:	Trustee
Number of Shares: 2,108

SEPARATE TRUST FOR T.S. COLLIER

By:
Name:	Scott Collier
Title:	Trustee
Number of Shares: 484

[Shareholder Signature Page to Voting Agreement]

Gary R. Galbraith
Number of Shares: 6,180

Greg C. Jones
Number of Shares: 20,375

Mark Kirkpatrick
Number of Shares: 1,500

K-7 FAMILY, LTD.

By:
Name:	Mark Kirkpatrick
Title:	General Partner
Number of Shares: 9,405

Clay Leaverton
Number of Shares: 3,805

Michael Marshall
Number of Shares: 2,460

Van May
Number of Shares: 42,057

Susie Moore
Number of Shares: 3,471

Don Pickering
Number of Shares: 2,003

C. Richard Sivalls
Number of Shares: 1,000

Harry Zimmerman
Number of Shares: 5,838

[Shareholder Signature Page to Voting Agreement]

Appendix B

February 26, 2012

Board of Directors

American State Financial Corporation

1401 Avenue Q

Lubbock, TX 79401-3819

Ladies and Gentlemen:

American State Financial Corporation (“ASFC”) and Prosperity Bancshares, Inc. (“Prosperity”) have entered into an agreement and plan of reorganization dated as of February 26, 2012 (the “Agreement”) pursuant to which ASFC will merge with and into Prosperity (the “Merger”). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of ASFC common stock issued and outstanding immediately before the Effective Time, except certain shares specified in the Agreement, will be converted into and represent the right to receive (i) a number of common shares of Prosperity common stock equal to the quotient (the “Exchange Ratio”), obtained by dividing 8,525,000 (the “Stock Consideration”) by the number of Company Shares outstanding immediately before the Effective Time and (ii) an amount of cash equal to $178,500,000 (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”), divided by the Company Closing Shares (the “Per Share Merger Consideration”) and subject to certain adjustments as specified in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Per Share Merger Consideration to the holders of ASFC common stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain financial statements and other historical financial information of ASFC that we deemed relevant; (iii) certain financial statements and other historical financial information of Prosperity that we deemed relevant; (iv) internal financial projections for ASFC for the years ending December 31, 2012 through December 31, 2015 as discussed with senior management of ASFC; (v) internal financial projections for Prosperity for the years ending December 31, 2012 through December 31, 2015 as discussed with senior management of Prosperity; (vi) the pro forma financial impact of the Merger on Prosperity based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Prosperity; (vii) a comparison of certain financial and other information for ASFC and Prosperity with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector; (ix) the current market environment generally and in the commercial banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of ASFC the business, financial condition, results of operations and prospects of ASFC and held similar discussions with the senior management of Prosperity regarding the business, financial condition, results of operations and prospects of Prosperity.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by ASFC and Prosperity or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the management of ASFC and Prosperity that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of ASFC or Prosperity or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of ASFC, Prosperity or the combined entity after the Merger and we have we not reviewed any individual credit files relating to ASFC or Prosperity. We have assumed, with your consent, that the respective allowances for loan losses for both ASFC and Prosperity are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of ASFC and Prosperity since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that ASFC and Prosperity would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.

We have acted as ASFC’s financial advisor in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee from ASFC for providing this opinion. ASFC has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to ASFC and Prosperity and their affiliates. We may also actively trade the debt securities of ASFC and Prosperity or their affiliates for our own account and for the accounts of our customers.

This letter is directed to the Board of Directors of ASFC in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of ASFC as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Per Share Merger Consideration to holders of ASFC common stock and does not address the underlying business decision of ASFC to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for ASFC or the effect of any other transaction in which ASFC might engage. This opinion shall not be reproduced or used for used for any other purposes, without Sandler O’Neill’s prior written consent. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by ASFC’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of ASFC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair to the holders of ASFC common stock from a financial point of view.

Very truly yours,

Appendix C

TEXAS BUSINESS ORGANIZATIONS CODE

CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS,

AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

Sec. 10.351. APPLICABILITY OF SUBCHAPTER

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Sec. 10.352. DEFINITIONS. In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

Sec. 10.353. FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

Sec. 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c) A notice required to be provided under Subsection (a) or (b) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or (3) may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1) each owner who consents in writing to the action before the owner delivers the written consent; and

(2) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

Sec. 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; or

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

Sec. 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

Sec. 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Sec. 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364. OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

Sec. 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Sec. 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Sec. 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored , as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Sec. 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

Appendix D

Shareholders’ Agreement

(Amended and Restated as of March 8, 2005)

This Shareholders’ Agreement (the “Agreement”) is by and between American State Financial Corporation (the “Corporation” and “ASFC”) and certain shareholders of the Corporation (collectively the “Shareholders” and individually a “Shareholder”) and amends, replaces, and restates in full as of March 8, 2005 (the “Effective Date”) the Shareholders’ Agreement as originally adopted December 7, 1994 and as previously amended and restated February 1, 1995, amended December 19, 1995 by First Amendment to Shareholders’ Agreement and amended March 12, 1996 by Second Amendment to Shareholders’ Agreement, and previously amended and restated as of March 13, 2001.

R E C I T A L S

ASFC is a Texas Bank Holding Company duly organized and existing under the laws of the State of Texas. ASFC has 2,550,632 shares of common stock, par value $10.00 per share (the “Common Stock”) issued and outstanding as of March 8, 2005.

Exhibit A sets forth the Shareholders and the Shares of Common Stock which are subject to the Agreement as of the Effective Date. Section 7.04 herein provides for a registrar to keep track of Shareholders and Shares that may, at any particular time, be subject to this Agreement. The Shareholders collectively own at least fifty percent (50%) plus one share of the Common Stock of ASFC.

The purpose of this Agreement and the consideration for the mutual agreements and undertakings of the parties is to provide stock restrictions to help limit the number of stockholders and to provide safe, competent, and continuous management and ownership of ASFC in the best interests of ASFC and the Shareholders of ASFC.

NOW, THEREFORE, for and in consideration of the mutual agreements set forth below, the Corporation and the Shareholders agree as follows:

Section I

Shares and Shareholders Subject to Agreement

1.01 Shares. The terms of this Agreement shall apply to those shares of Common Stock of ASFC set forth opposite the names of the Shareholders on Exhibit A hereof and any shares of Common Stock hereafter issued by ASFC as a result of any stock split, stock dividend or other division or reclassification of shares, already subject to this Agreement (the “Shares”). Additional shares of Common Stock not then subject to this Agreement may become subject to this Agreement with the consent of the holders of a majority interest of the Voting Shares. Such consent may be evidenced by a vote at a meeting of the Shareholders (see Section 2.03) or by written agreement executed by Shareholders holding the requisite number of Voting Shares. This Agreement shall not apply to any shares of Common Stock now or hereafter owned by ASFC as treasury shares, nor to ASFC’s sale or transfer or other disposition of such treasury shares for any purpose. The purchase of Shares by ASFC shall automatically terminate the application of this Agreement as to the Shares purchased.

1.02 Shareholders. The persons and entities who are deemed to be Shareholders as that term is used herein and who are subject to the duties and obligations and enjoy the rights and benefits of a Shareholder are those persons and entities who are holders of Shares and who are either (i) listed on Exhibit A (being all of the owners of Shares as of the Effective Date) or (ii) hereinafter added as a Shareholder by satisfying all of the following conditions:

(a)	is a holder of Shares;

(b)	either acquired the Shares pursuant to a Permitted Transfer as described in Section 3.01 or has been approved to be a Shareholder by the consent of Shareholders then owning a majority of the Voting Shares (see Section 7.04); and

(c)	has executed a written counterpart of this Agreement and delivered same to the Corporation.

1.03 Proposed Shareholders. A person or entity (a “Proposed Shareholder”) that desires to be added as a Shareholder with respect to Shares that the Proposed Shareholder has not yet acquired, may obtain in advance (the “Advance Consent”) the consent of the Shareholders for the Proposed Shareholder to become a Shareholder.

1.04 Excluded Shares. The Shares held by a Family Foundation (as defined in Section 6.06) and the Shares held by a person or Entity that has not satisfied all of the requirements to be a Shareholder are referred to as “Excluded Shares”. For a Voting Meeting the status of Shares as Excluded Shares shall be determined as of the record date for the upcoming ASFC stockholders meeting. For all other meetings of Shareholders, the status of shares as Excluded Shares shall be determined as of the date the notice of such meeting is sent to the Shareholders.

1.05 Voting Shares. “Voting Shares” means the Shares which are then entitled to be voted at a meeting of Shareholders and specifically excludes all Shares which at that time are Excluded Shares.

Section II

Meeting of Shareholders; Voting of Shares

2.01 Voting Meetings. The Shareholders shall hold a meeting (the “Voting Meeting”) prior to every annual or special meeting of the stockholders of ASFC (hereinafter referred to as an “ASFC Meeting”). The Voting Representatives (as hereinafter defined) shall give notice of such Voting Meeting (the “Notice of Voting Meeting”) to the Shareholders as promptly as possible after they receive notice of the ASFC Meeting. Such Voting Meeting shall be held one (1) hour before the ASFC Meeting at the same place as such ASFC Meeting, or at such other time and place as may be specified in the Notice of Voting Meeting. The Shareholders who hold Voting Shares and are present in person or by proxy at the Voting Meeting shall consider and vote upon every matter to be considered at the ASFC Meeting.

2.02 Other Meetings. Any Voting Representative or Shareholders holding at least ten percent (10%) of the Voting Shares then subject to this Agreement may call a meeting of the Shareholders for any purpose, including, without limitation, voting on the sale of all the Shares pursuant to Section 3.03, amendment of this Agreement pursuant to Section 7.01 or approval of new Shareholders pursuant to Section 7.04; provided, however, that the Voting Representatives or the Shareholders holding at least ten percent (10%) of the Voting Shares shall give at least seven (7) calendar days prior notice to the other Shareholders of the time, place and purpose of such meeting.

2.03 Quorum; Number of Votes; Required Vote; Excluded Shares. A quorum, which shall consist of the presence, in person or by proxy, of Shareholders owning at least sixty-six and two-thirds percent (66 2/3%) of the Voting Shares, if the merger or sale of all or substantially all the assets of ASFC or the sale of 100% of the Shares (see Section 3.03) is to be considered, or more than fifty percent (50%) of the Voting Shares for all other matters to be considered, shall be required for any action to be taken at a meeting of the Shareholders.

Each Shareholder may be present at a meeting of the Shareholders in person or may appoint any other Shareholder to serve as his proxy.

For every Voting Meeting, each Shareholder may cast the number of votes equal to the number of Voting Shares which are owned by such Shareholder as of the record date for the ASFC Meeting. For all other meetings of the Shareholders, each Shareholder may cast the number of votes equal to the number of Voting Shares owned by such Shareholder as of the date the notice of such meeting is sent to the Shareholders.

If the matter to be considered at the meeting is the merger of ASFC or the sale of all or substantially all the assets of ASFC, or the sale of all (100%) of the Shares, the decision of the Shareholders shall be by vote of at least sixty-six and two-thirds percent (66 2/3%) of the Voting Shares; otherwise, the decision at a meeting shall be by vote of a majority of the Voting Shares.

Excluded Shares shall not be entitled to be voted at meetings of Shareholders and shall not be counted when determining a quorum, but shall be voted by the Voting Representatives, or any of them, at the ASFC Meeting in accordance with the decisions reached at the meeting of Shareholders.

The voting rights of Shares held jointly may be exercised by one of such persons as determined in their sole discretion (and in accordance with any agreements underlying their relationship).

2.04 Voting of Shares at Meeting of the Stockholders of ASFC. The Voting Representatives, or any of them, shall vote the Shares at the ASFC Meeting in accordance with the decisions reached at the Voting Meeting (or other meeting of Shareholders), and the Shareholders shall give such proxies in such form as may be required by ASFC to enable the Voting Representatives to vote such Shares in accordance with this Agreement. If a particular matter is considered and if a decision is not made at a Voting Meeting or other meeting of Shareholders with respect to how the Voting Representatives shall vote on the matter, each Shareholder may vote his Shares on such matter as he desires at the ASFC Meeting. If a matter comes before the ASFC Meeting that was not considered and voted upon at the Voting Meeting or other meeting of Shareholders, the Voting Representatives shall determine the manner in which the Shares will be voted; provided, however, that a Shareholder present at the ASFC Meeting who desires to vote his Voting Shares otherwise with regard to a matter not considered at the Voting Meeting or other meeting of Shareholders, may vote his Voting Shares as he chooses.

2.05 Voting Representatives. There shall be three (3) Voting Representatives elected at the initial meeting of the Shareholders, to serve until replaced by new Voting Representatives by vote of the Shareholders at a duly called meeting. The Shareholders may elect new Voting Representatives at any meeting of the Shareholders. The Voting Representatives shall have the duties specified in this Agreement including, without limitation, giving notice of the Voting Meeting and any other Shareholder meeting and voting the Shares at the ASFC Meeting.

2.06 Liability of Voting Representatives. The Voting Representatives assume no responsibility for any action taken by them, and no Voting Representative, whether or not acting under advice of counsel, shall incur or be under any responsibility or liability, as stockholder, trustee, or fiduciary or otherwise, by reason of any error of law or of any matter or thing done or suffered or omitted to be done under this Agreement, except for his own willful malfeasance.

Section III

Restrictions on Transfer

3.01 Restrictions Against Transfer. During the term of this Agreement, no Shares shall be Transferred except in accordance with the terms of this Agreement. The right of first refusal set forth in Section IV shall not apply to the following Transfers of Shares (each a “Permitted Transfer”), to-wit:

(a)	a Transfer pursuant to any merger, consolidation, or other reorganization of ASFC;

(b)	a Transfer by intestacy or by testamentary transfer under a will or to the administrator, executor or legal representative of the estate of a deceased Shareholder;

(c)	the purchase by ASFC of Shares;

(d)	a Transfer by a Shareholder to a Family Member of the Shareholder or to an Affiliate of the Shareholder;

(e)	a Transfer to a Charity Assignee or to the trustee of a Family Trust;

(f)	a distribution of Shares from a Family Trust to (i) the Shareholder who funded the trust with such Shares, (ii) a Family Member of such Shareholder, or (iii) any other transferee who would qualify as a Permitted Transferee if the Shares were being acquired directly from such Shareholder;

(g)	the purchase of Shares by the trustee of the American State Bank, Lubbock, Texas Employee Profit Sharing Plan or any other employee benefit plan of ASFC or any of its subsidiaries;

(h)	a sale to any other Shareholder(s) and/or Proposed Shareholder(s) in accordance with Advance Consent under Section 1.03, so long as the total of (i) the number of Shares being sold and (ii) the total aggregate number of Shares previously sold by the same seller (excluding all dispositions permitted by subsection (a) through (g) above) during the calendar year immediately preceding the date of the sale does not exceed 10,000 Shares; or

(i)	the creation of an Encumbrance. A Transfer in connection with foreclosure or in lieu of a foreclosure of an Encumbrance is not, however, a Permitted Transfer unless the transferee otherwise qualifies as a Permitted Transferee under the above provisions of this Section 3.01.

“Affiliate” means and includes any corporation, limited liability company, voluntary association, partnership, limited partnership, joint venture, unincorporated organization, or any other form of entity Controlled by, Controlling or under common Control with such Shareholder. An Entity Controlled by Family Members of a Shareholder is an Affiliate of such Shareholder.

“Approved Encumbrance” means a consensual security interest in the Shares granted by a Shareholder pursuant to Chapter 9 of the Uniform Commercial Code where (i) the Shareholder retains (to the exclusion of the secured party) all of the voting rights attributable to the Shares, including the right to vote the Shares at meetings of Shareholders, (ii) the Share certificates bear the legend required by Section 7.02, and (iii) the security interest is otherwise subject to this Agreement. The secured party shall not have the right to vote the Encumbered Shares at a meeting of the Shareholders, nor at an ASFC Meeting. A voting proxy in favor of a secured creditor (or a nominee of a secured creditor) and all other attempts by creditors and bankruptcy trustees to acquire or exercise control over the voting rights of Encumbered Shares shall be null and void and shall be considered as an Unauthorized Transaction which triggers the ASFC Call Right held by ASFC to purchase such Shares pursuant to the provisions of Section 3.02 herein.

“Change in Control” with respect to a Shareholder that is an Entity means that such Shareholder has ceased to be Controlled, directly or indirectly by the person or Entities who Controlled it when it became a Shareholder.

“Control or Controlled” means the possession, directly or indirectly through one or more intermediaries, of the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of an Entity whether through voting securities, by contract or otherwise.

“Encumber or Encumbrance” means and includes (i) the lien of any levy upon Shares by virtue of the execution of a judgment, (ii) any levy attachment, repossession or other seizure of Shares pursuant to any judicial or administrative order, (iii) a consensual security interest in Shares given by a Shareholder which is governed by Chapter 9 of the Uniform Commercial Code, and (iv) any other mortgage, pledge, lien, security interest or other encumbrance of Shares whether voluntary, involuntary or by operation of law.

“Entity” means any general partnership, limited partnership, limited liability company, corporation, joint ventures, cooperative, association or other organization which has a legal existence under the law of its formation which is separate and apart from its owner or owners.

“Family Member” means and includes the Shareholder, the spouse of the Shareholder, the parents and grandparents of the Shareholder, all descendants and siblings of the Shareholder and all descendants of the siblings of the Shareholder, together with all of their respective spouses.

“Family Trust” means a trust created primarily for the benefit of the Shareholder who Transferred the Shares to the trust, the Family Members of such Shareholder or Charity Assignees, or any combination of them as beneficiaries entitled to or permitted to receive distributions from the trust whether during its continuation or upon its termination.

“Permitted Transferee” means a person or Entity who acquires an interest in Shares pursuant to a Permitted Transfer.

“Transfer” means a sale, assignment, transfer, conveyance, gift, exchange, or other disposition of Shares whether such disposition be voluntary, involuntary or by operation of law, including the following: (a) in the case of Shares owned by an Entity, (i) a merger or consolidation of such Entity, (ii) a conversion of such Entity into another type of Entity, (iii) a Change in Control of the Entity, or (iv) a distribution of Shares in connection with the dissolution, liquidation, winding up or termination of such Entity; and (b) a transfer in connection with, or in lieu of, a foreclosure of a mortgage, pledge, security interest or other Encumbrance.

3.02 Involuntary Transfer Call Right.

(a)	Definitions.

•

“Involuntary Transfer” means and includes the Transfer of Shares or an interest in Shares in connection with or caused by (i) a levy, execution of a judgment, seizure or foreclosure of an Encumbrance, judicial or non-judicial as well as all Transfers in lieu of foreclosure (including the foreclosure or transfer in lieu of foreclosure of an Approved Encumbrance), or (ii) a bankruptcy or other insolvency proceeding instituted on behalf of a Shareholder.

•	“Book Value” for each Share means the total stockholders’ equity in the Corporation divided by the number of shares outstanding as of the applicable date.

•

“Treasury Price” means the price per shares of ASFC stock as established from time to time by the Board of Directors of ASFC for the purchase price that is offered on a uniform non-discriminatory basis by ASFC to its stockholders to redeem shares of stock as treasury stock.

(b)

Involuntary Transfer Call Right. Each occurrence of an Involuntary Transfer shall trigger a Call Right whereby ASFC whereby ASFC has a continuing right and option to purchase from time to time all or any part of the Shares which were the subject of the Involuntary Transfer (the “ASFC Call Right”) at a purchase price equal to the greater of their Book Value as of the date of the fiscal year-end of the Corporation last preceding the date of the Call Demand or the Treasury Price as of the date of the

Involuntary Transfer, whichever is greater, and upon the other terms and provisions as set forth in this Section 3.02. In the event of a disagreement as to the Book Value, the Book Value as derived from an audited financial statement of ASFC shall be final and binding upon all parties.

(c)	ASFC Call Demand. To exercise the ASFC Call Right, the Corporation shall give written notice (the “ASFC Call Demand”) to the Shareholder who owns the Shares which are the subject of the Involuntary Transfer (the “Defaulting Shareholder”) of its exercise of the ASFC Call Right. The ASFC Call Demand shall set forth the relevant information with respect to the exercise of the call right, including:

(i)	The Shares which the Cor`poration has elected to purchase pursuant to the ASFC Call Right;

(ii)	The purchase price to be paid by the Corporation for such Shares;

(iii)	The appropriate form of consideration (see Exhibit C) selected by the Corporation for payment of the purchase price; and

(iv)	The time and place for closing, which shall be not more then 60 days or less than 30 days from the date of the ASFC Call Demand.

(d)	Closing. At the closing, the Corporation shall (i) pay the purchase price to the seller in the appropriate form of consideration (see Exhibit C) as selected by the Corporation and (ii) execute and deliver such security agreements and other documents as required to attach and perfect the security interest in the collateral, if any; and the seller shall deliver free and clear of all liens, claims, and Encumbrances with full warranty of title to the Corporation, the certificate(s) representing the Shares being purchased, duly endorsed in the proper form for transfer.

(e)	Expiration of ASFC Call Right. The ASFC Call Right commences upon the occurrence of the Involuntary Transfer and continues and is available for exercise (by giving the “ASFC Call Demand”) on the Shares which were the subject of the Involuntary Transfer for 6 months following the date the Shares are actually transferred on the ASFC books pursuant to the Involuntary Transfer.

The failure by ASFC to exercise its right to purchase Shares under the right of first refusal hereinafter set forth shall not extinguish the ASFC Call Rights on such Shares and the transferee of such Shares, if any, shall acquire such Shares subject to any unexpired ASFC Call Rights.

3.03 Sale of All Shares. If an offer is made to purchase all (100%) of the Shares on the same terms and conditions and Shareholders owning at least sixty-six and two-thirds percent (66 2/3%) of the Voting Shares agree to sell their Voting Shares to the offeror (the “Offeror”), then all of the Shareholders agree to sell all of their Shares to the Offeror. A sale of all (100%) of the Shares pursuant to this Section 3.03 shall not be subject to the right of first refusal described in Section IV of this Agreement.

Section IV

Right of First Refusal

4.01 Notice of Intention to Transfer. Except for Permitted Transfers (see Section 3.01), any person or entity who desires to Transfer such Shares (the “Selling Shareholder”), shall give written notice thereof (the “Notice of Transfer”) to the Corporation. Such Notice of Transfer shall set forth all relevant information regarding the proposed Transfer, including:

(a)	A statement that the Selling Shareholder has received a bona fide written offer to purchase his Shares or that the Selling Shareholder intends to make a gift of Shares;

(b)	The number of Shares to be Transferred (the “Offered Shares”);

(c)	The purchase price at which the Offered Shares are to be sold or the opinion of the Selling Shareholder as to the amount which should be paid to the Selling Shareholder to purchase the Shares which are the subject of a gift (the “Purchase Price”);

(d)	The terms and conditions of the proposed Transfer and a copy of the written offer to purchase, if any;

(e)	The name and address of the proposed transferee;

(f)	Evidence reasonably satisfactory to the Corporation of the ability, from a financial and regulatory viewpoint, of the proposed transferee to consummate the proposed purchase;

(g)	The date on which such Notice of Transfer is being sent to the Corporation (the “Notice Date”); and

(h)	A statement that the Selling Shareholder offers to sell and transfer the Offered Shares pursuant to the provisions of this Section IV.

4.02 Failure To Provide Notice of Transfer. Should a Selling Shareholder fail to initiate the right of first refusal by failing to timely provide the Notice of Transfer as required by Section 4.01, (even after an attempted Transfer has occurred in violation of this Agreement), or otherwise fail to comply with this Section IV, the Selling Shareholder is deemed to be in violation of this Agreement and the Transfer or attempted Transfer of the Offered Shares shall be considered as an Unauthorized Transaction which subjects the Offered Shares to the Default Call Rights of the Corporation as set forth in Section V.

4.03 Grant of Option to Purchase. Upon receipt of such Notice of Transfer, the Corporation first and then the Option Shareholders shall have the exclusive and irrevocable right, but not the obligation, to purchase all, but not less than all, of the Offered Shares in accordance with the terms and conditions of this Section IV; provided however, on a Transfer (sale or gift) of Offered Shares of 10,000 Shares or less, only the Corporation shall have the exclusive and irrevocable right to purchase all, but not less than all of the Offered Shares.

4.04 Notice of Election by Corporation.

(a)	Generally: The Corporation shall have seven (7) Business Days (a “Business Day” is any day other than a Saturday, Sunday or holiday on which a state chartered bank in Texas is not open for business) following the Notice Date to give written notice (the “Notice of Election”) to the Selling Shareholder that the Corporation has elected to purchase the Offered Shares. The Notice of Election shall also include the opinion of the Corporation as to the amount which should be paid to the Selling Shareholder for the gift Shares it proposes to purchase. The Corporation shall be deemed to have elected to not purchase the Offered Shares if it fails to timely give the Notice of Election.

(b)	Appraisal Procedure: If within thirty (30) days following the date of the Notice of Election, the Selling Shareholder and the Corporation cannot agree upon the Fair Market Value as of the date of the Notice of Transfer, the dispute shall be resolved under the Appraisal Procedures provided in Exhibit B. Closing will be postponed until the Fair Market Value is determined.

4.05 Notice to Option Shareholders. If the Corporation has elected or been deemed to have elected, not to purchase the Offered Shares, then in such event:

(a)	10,000 Shares or Less. if the number of Offered Shares to be Transferred does not exceed 10,000 Shares, the Selling Shareholder may proceed with the Closing of the Transfer with the proposed transferee as set forth in Section 4.08; or

(b)	More Than 10,000 Shares. if the number of Offered Shares to be Transferred exceeds 10,000 Shares, the Corporation shall within ten (10) Business Days following the Notice Date give written notice (“Corporate Notice”) to each Option Shareholder. The Corporate Notice shall include: (i) a copy of the Notice of Transfer, (ii) a copy of this Section IV of this Agreement, (iii) a disclosure of the number of Shares owned by the Option Shareholder as of the Notice Date, (iv) a disclosure of the total number of Shares owned by all of the Option Shareholders as of the Notice Date, (v) a disclosure that the written notice is being given pursuant to this Section 4.05 to all Option Shareholders, and (vi) the date of the Corporate Notice.

4.06 Shareholder’s Response.

(a)	Each Option Shareholder shall have seven (7) Business Days from the date of the Corporate Notice to deliver written notice to the Corporation that the Option Shareholder has elected to offer to purchase his proportionate share (the number of Shares owned by the Option Shareholder on the Notice Date divided by the number of Shares owned by all Option Shareholders on the Notice Date) of the Offered Shares for his proportionate share of the Purchase Price and on the same material terms and conditions as set forth in the Notice of Transfer. An Option Shareholder who fails to timely deliver such written notice shall be deemed to have elected to not purchase any Offered Shares.

(b)	If fewer than all the Option Shareholders elect to purchase their proportionate share of the Offered Shares, the Corporation shall immediately notify each of the Option Shareholders who did elect to purchase their proportionate share of the Offered Shares of same, and such Option Shareholders shall have until the twelfth (12th) Business Day following the date of the Corporate Notice to elect to purchase any amount of the remaining Offered Shares by delivery of written notice of such election to the Corporation.

(c)	If the elections to purchase the remaining Offered Shares in the aggregate exceed the number of remaining Offered Shares, each Option Shareholder shall be allocated and be entitled to purchase the number of remaining Offered Shares each Option Shareholder has elected to purchase, not to exceed the product of the number of Shares owned by such Option Shareholder divided by the number of Shares owned by all Option Shareholders who elected to purchase some or all of the remaining Offered Shares, multiplied by the number of the remaining Offered Shares. Remaining Offered Shares shall continue to be allocated among the Option Shareholders whose elections to purchase have not been satisfied, until all of the remaining Offered Shares are allocated pro rata based on the number of Shares owned by the remaining Option Shareholders.

(d)	On or before the fifteenth (15th) Business Day following the date of the Corporate Notice, the Corporation shall give the following written notice:

(i)	If the Option Shareholders have elected to purchase all of the Offered Shares, a written notice to the Selling Shareholder and to each such Option Shareholder of the date, time, and place of Closing and the number of the Offered Shares which each Option Shareholder has elected to purchase; provided however, if the Corporation and the Selling Shareholder have not agreed upon the Fair Market Value of the Offered Shares, the dispute shall be resolved under the Appraisal Procedures provided in Exhibit B, and Closing will be postponed until the Fair Market Value has been determined.

(ii)	If the Option Shareholders have failed to elect to purchase all of the Offered Shares, a written notice of same to the Selling Shareholders and to each Option Shareholder.

4.07 Closing. The closing (the “Closing”) of the purchase of the Offered Shares shall occur at the offices of ASFC on the later of (a) the date specified in the bona fide offer, if any, received by the Selling Shareholder, (b) two o’clock p.m. on the fourteenth (14th) Business Day after the date of the Notice of Election, if the Corporation is the purchaser (unless delayed to determine the Fair Market Value of Offered Shares which are the subject of a gift, in which event the Closing shall be 2 p.m. on the 10th Business Day following the date the Fair Market Value was finally determined), (c) two o’clock on the twenty-first (21st) Business Day following the date of the Corporate Notice if the Option Shareholders are the purchasers (unless delayed to determine the Fair Market Value of Offered Shares which are the subject of a gift, in which event the Closing shall be 2 p.m. on the 10th Business Day following the date the Fair Market Value was finally determined), (d) if the purchase of the Offered Shares requires the prior approval of any banking regulatory authority, the twentieth (20th) Business Day following receipt of such approval or receipt of notice from such regulatory authority that it does not intend to disapprove the purchase of the Offered Shares and the expiration of any mandatory waiting period thereafter, or (e) at such other time and place as is mutually agreeable to the Selling Shareholder and the Corporation. At the Closing, the Selling Shareholder shall deliver free and clear of all liens and encumbrances with full warranty of title to the Corporation and/or the Option Shareholders, as applicable, certificates representing the Shares being transferred, duly endorsed in blank or accompanied by a separate stock power in the proper form for transfer. At the Closing, the Corporation and/or the Option Shareholders, as applicable, shall deliver to the Selling Shareholder the purchase price of the Offered Shares. If the Offered Shares are being purchased at a price based upon their Fair Market Value, ASFC may pay for the Offered Shares using the appropriate form of consideration (see Exhibit C) as ASFC may select.

4.08 Purchase of the Offered Shares Not Purchased by the Option Shareholders or the Corporation. If the Option Shareholders and/or the Corporation do not elect to purchase the Offered Shares, the Selling Shareholder may Transfer the Offered Shares to the transferee named in the Notice of Transfer for the Purchase Price and upon the terms and conditions set forth in the Notice of Transfer. The Transfer of such Offered Shares must be consummated within a period of ninety (90) calendar days following the date of the Notice of Transfer. Not later than concurrently with the consummation of such transaction, however, the transferee of the Offered Shares must execute and deliver to the Shareholders an Addendum to this Agreement to the effect that such transferee consents to and agrees to be bound by this Agreement, and the Offered Shares will continue to be subject to this Agreement as fully as if such Shares were still held by the Selling Shareholder. The transferee will not be allowed to vote the Shares nor exercise any of the other rights of a Shareholder hereunder until such time as the conditions for becoming a Shareholder as set forth in Section 1.02 have been satisfied. Any Transfer after the expiration of such ninety-day period and any Transfer to a different transferee or for a different consideration or upon terms and conditions different from those set forth in the Notice of Transfer shall be null and void.

Section V

Unauthorized Transactions/Default Call Rights

5.01 Unauthorized Transaction. A purported or attempted Transfer of Shares in violation of this Agreement is null and void ab initio and is herein referred to as an “Unauthorized Transaction” and includes the failure by a Selling Shareholder to initiate any required right of first refusal by failing to give a timely Notice of Transfer as described in Section 4.02 or failing to comply in any manner with the provisions of Section IV.

5.02 Default Call Right. An Unauthorized Transaction shall trigger a call right whereby ASFC has a continuing right and option to purchase from time to time all or any part of the Shares which were the subject of the Unauthorized Transaction (the “Default Call Right”) at a purchase price equal to their Book Value as of the date of the fiscal year-end of the Corporation last preceding the date of the Call Demand, and upon the other terms and provisions as set forth in this Section V. In the event of a disagreement as to the Book Value, the Book Value as derived from an audited financial statement of ASFC shall be final and binding upon all parties.

5.03 Call Demand. To exercise the Default Call Right, the Corporation shall give written notice (the “Call Demand”) to the Shareholder who has purported or attempted to Transfer Shares pursuant to the Unauthorized Transaction (the “Defaulting Shareholder”) of its exercise of the Default Call Right. The Call Demand shall set forth the relevant information with respect to the exercise of the call right, including:

(a)	The Shares which the Corporation has elected to purchase pursuant to the Default Call Right;

(b)	The purchase price to be paid by the Corporation for such Shares, being the Book Value of such Shares as of the date of the fiscal year-end of the Corporation last preceding the date of the Call Demand;

(c)	The appropriate form of consideration (see Exhibit C) selected by the Corporation for payment of the purchase price; and

(d)	The time and place for closing, which shall be not more then 60 days or less than 30 days from the date of the Call Demand.

5.04 Closing. At the closing, the Corporation shall (i) pay the purchase price to the seller in the appropriate form of consideration (see Exhibit C) as selected by the Corporation and (ii) execute and deliver such security agreements and other documents as required to attach and perfect the security interest in the collateral, if any;

and the seller shall deliver free and clear of all liens, claims, and Encumbrances with full warranty of title to the Corporation, the certificate(s) representing the Shares being purchased, duly endorsed in the proper form for transfer.

5.05 Expiration of Default Call Right. The Default Call Right continues and is available for exercise (by giving the Call Demand) on the Shares which were the subject of an Unauthorized Transaction for 2 years following the date such Shares were presented to ASFC for transfer on its books in violation of this Agreement or the date the Shares were actually transferred on the ASFC books pursuant to the Unauthorized Transaction, whichever is later. The Default Call Right shall expire and may not thereafter be exercised after the expiration of such 2 years.

5.06 Recording on Corporate Books/Waiver. If any person or entity attempts to Transfer any Shares in violation of the terms of this Agreement, then upon presentation of such Shares for transfer on the books of ASFC, ASFC may refuse to transfer such Shares until the parties have fully complied with the provisions of this Agreement. ASFC, its officers and directors, may consult with legal counsel to determine whether any attempted Transfer is in violation of the provisions of this Agreement and shall be entitled to rely upon the advice of such counsel in transferring or refusing to transfer any Shares. An Unauthorized Transaction is not validated by the recording of the transfer of the Shares on the books of ASFC; and the transfer will be set aside upon the exercise of a Default Call Right, or upon written notice given within the 2 years during which a Default Call Right could be exercised to the transferor and transferee involved in the Unauthorized Transaction.

5.07 Right to Specific Performance and Attorneys’ Fees. The Corporation and each Option Shareholder shall have the right to require specific performance by the violating person or entity in accordance with Section 7.06 of this Agreement and shall be entitled to attorneys’ fees under Section 7.13 of this Agreement in enforcing this right of specific performance.

Section VI

Call on Charity Assignee

6.01 Call Right. Except as provided in Section 6.05, ASFC has the right and option at any time and from time to time to purchase all or any part of the Shares held by a Charity Assignee at a price equal to the Fair Market Value (the parties agree that the Fair Market Value shall be determined as of the date of the Call Notice) of the Shares being purchased (the “Call Right”).

6.02 Call Notice. To exercise this Call Right, ASFC shall give written notice to the Charity Assignee (the “Call Notice”) of its exercise of the Call Right. The Call Notice shall set forth all relevant information with respect to the exercise of the Call Right, including:

(a)	The number of Shares to be purchased by ASFC;

(b)	The opinion of ASFC as to the Fair Market Value of the Shares to be purchased by ASFC;

(c)	The appropriate form of condition (see Exhibit C) selected by ASFC for payment of the purchase price;

(d)	The time and place for Closing, which shall be not more than sixty (60) days or less than thirty (30) days from the date of the Call Notice.

6.03 Fair Market Value. If within thirty (30) days following the Call Notice, the Charity Assignee and ASFC are unable to mutually agree upon the Fair Market Value of the Shares, the dispute shall be resolved under the Appraisal Procedures as provided in Exhibit B, and the time limits for closing shall be suspended until the Fair Market Value has been determined.

6.04 Closing. At the closing, ASFC shall (i) pay the purchase price to the Charity Assignee in the appropriate form of consideration (see Exhibit C) as selected by ASFC and (ii) execute and deliver such security agreements and other documents as required to attach and perfect a security interest in the collateral, if any; and the Charity Assignee shall deliver free and clear of all liens and encumbrances with full warranty of title to ASFC, the certificate(s) representing the Shares being purchased, duly endorsed in the proper form for transfer.

6.05 Family Foundations.

(a)	Call Rights Waived: The Call Rights of ASFC as set forth in Sections 6.01 through 6.04 above do not apply to Shares during the time the Shares are held by a Family Foundation. The Call Rights are, however, applicable to Shares after they have been Transferred by the Family Foundation to another Charity Assignee.

(b)	Voting Rights Waived: During the time Shares are held by a Family Foundation, the Shares are considered to be Excluded Shares and all of the provisions and procedures regarding voting, non-voting and quorums as set forth in Section II for Excluded Shares shall apply to the Shares during the time the Shares are held by the Family Foundation; all other rights and obligations of a Shareholder including the right to dividends and to stock splits shall be retained by the Family Foundation. Except as otherwise provided by this Agreement, the voting rights shall be restored on Shares as they are Transferred by the Family Foundation to another person or Entity.

(c)	Amendment of Shareholder’s Agreement: An amendment to this Shareholder’s Agreement which imposes additional limitations or restrictions on the Transfer of Shares shall not be binding upon Shares which were precluded from voting on the amendment by reason of being held by a Family Foundation under Section 6.05(b) above, unless:

(i)	The Shares are held by a Family Foundation which has approved the amendment in writing; or

(ii)	The restrictions or limitations on the Transfer of Shares which are imposed by the amendment on the Shares held by the Family Foundation are not more restrictive or onerous than the restrictions and limitations imposed on the Shares otherwise held by the other Shareholders.

In any event, the Shares shall become subject to the amendment when they are Transferred by the Family Foundation to another person or Entity.

6.06 Definitions.

(a)	“Charity Assignee” means any charity (including a Family Foundation) to which a gift of Shares would qualify for a charitable deduction under §2522 of the Internal Revenue Code (the “Code”).

(b)	“Fair Market Value” means the cash price at which designated Shares would change hands between a hypothetical willing buyer and a hypothetical willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of all relevant facts without any discount or reduction being applied by reason of the provisions of this Section VI.

(c)	“Family Foundation” means a Private Foundation as defined in §509 of the Code which is funded with Shares by a Shareholder.

(d)	“Private Foundation” means a Charity Assignee which is also a domestic organization as defined in §509 of the Code.

(e)	References to designated sections of the Code shall be deemed to include any corresponding provisions of the federal tax laws at any time and from time to time in force and effect during the continuation of this Agreement.

Section VII

Miscellaneous

7.01 Amendment and Termination.

(a)	Termination

(i)	How to Terminate. The Shareholders may terminate this Agreement:

(1)	By a written agreement executed by Shareholders owning more than fifty percent (50%) of the Voting Shares; or

(2)	By a vote of Shareholders owning more than fifty percent (50%) of the Voting Shares at a meeting of the Shareholders duly called and noticed for the purpose of consideration of termination of this Agreement (see Sections 2.02 and 2.03).

(ii)	Notice of Termination. In the event this Agreement is terminated, notice of termination (in accordance with Section 7.03) shall be given to all Shareholders and to the President of ASFC.

(b)	Amendments. This Agreement may be amended by the written agreement of Shareholders owning more than fifty percent (50%) of the Voting Shares. This Agreement may also be amended by the vote of more than 50% of the Voting Shares at a meeting of the Shareholders (see Section 2.03), duly called and noticed for the purpose of consideration of amendment of this Agreement.

(c)	ASFC Consent. ASFC has been included as a party to this Agreement for the limited purpose of evidencing its consent to the provisions herein which are applicable to it. Accordingly, the Shareholders may amend or terminate this Agreement as above provided without the consent of ASFC; provided that (i) the written consent of ASFC is required to adopt an amendment which imposes any new duties, obligations, restrictions, liabilities, or other burdens on ASFC and (ii) ASFC has the right to withdraw at any time from this Agreement for any reason or no reason.

7.02. Legend on Stock Certificates. From and after December 7, 1994, each certificate that represents Shares shall bear the following legend:

On the front side:

“VOTING OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE PROVISIONS OF AN AGREEMENT BETWEEN AND AMONG CERTAIN SHAREHOLDERS. TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED—SEE REVERSE SIDE.”

On the reverse side:

“VOTING OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE PROVISIONS OF AN AGREEMENT BETWEEN AND AMONG CERTAIN SHAREHOLDERS DATED AS OF DECEMBER 7, 1994 (THE “AGREEMENT”), A COUNTERPART OF WHICH HAS BEEN DEPOSITED WITH THE ISSUER AT ITS PRINCIPAL OFFICE. IN ADDITION, TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED PURSUANT TO THE AGREEMENT. THE ISSUER WILL FURNISH A COPY OF THE AGREEMENT WITH OUT CHARGE TO THE RECORD HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST TO AMERICAN STATE FINANCIAL CORPORATION, LUBBOCK, TEXAS, AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.”

7.03 Notices. Any and all payments, notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by telex or facsimile transmission, at the respective addresses or transmission set forth below and shall be effective (a) in the case of personal delivery, telex or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. A carbon copy of all notices, requests, instructions and other communications required or permitted to be given under this Agreement shall be delivered to the President of ASFC in the manner described in this Section 7.03 if the President of ASFC is not otherwise required under this Agreement to be given a notice in accordance with this Section 7.03, a request, instructions or other communication. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 7.03. All communications must be in writing and addressed as follows:

To the Shareholders:

To each Shareholder at his address as maintained in

the stockholder records of ASFC.

To the Corporation:

American State Financial Corporation

1401 Avenue Q

Lubbock, Texas 79401

ATTN: (Name of President or CEO of ASFC)

To the Voting Representatives:

To each Voting Representative at his address as

maintained in the Stockholder records of ASFC.

Any party to this Agreement may, by giving five (5) calendar days’ written notice in accordance with this Section 7.03 to the other parties of this Agreement, designate another address in substitution of the foregoing address to which notices shall be given.

7.04 New Shareholders and Exhibit A. Persons and entities who are not Shareholders and who hereinafter acquire Shares may be added as Shareholders only by satisfying the conditions for being a Shareholder as set forth in Section 1.02. The consent to add a new Shareholder may be obtained by a vote at a meeting of the Shareholders (see Section 2.03) or may be in writing by Shareholders then owning a majority of the Voting Shares.

Exhibit A reflects the Shareholders and the Shares which were subject to this Agreement as of the Effective Date. The Corporation is responsible for securing and maintaining the required signatures of all parties to this Agreement and for keeping track of transfers and therefor the Shareholders and the Shares which are from time to time subject to this Agreement. It is not required that a new revised Exhibit A be prepared each time there is a change in Stockholders or in Shares. Individuals may be designated from time to time to maintain such register or other records as may be deemed advisable to carry out these responsibilities.

7.05 Antidilution. With respect to any purchase of any Shares subject to this Agreement.

(a)	If a cash dividend is declared after the Notice of Transfer, and is paid to the Selling Shareholder before the Closing, the amount of the cash dividend shall be deducted from the purchase price of the Shares.

(b)	If a stock dividend or a stock split is declared after the Notice of Transfer, but before the Closing, any shares received by the Selling Shareholder in respect of his Shares because of such stock split or stock dividend shall be treated as part of the Shares being transferred.

(c)	If a reclassification, reorganization, merger, or consolidation occurs after the Notice of Transfer, but before the Closing, any consideration received by the Selling Shareholder in respect of his Shares as result of such occurrence shall be treated as the Shares being transferred.

7.06 Specific Performance. The parties to this Agreement declare that is impossible to measure in money the damages that will accrue to a party to this Agreement or his heirs, executors, administrators, or other legal representatives by reason of a failure to perform any of the provisions of this Agreement. Therefore, if a party to this Agreement or his heirs, executors, administrators, or other legal representatives institute any action or proceeding to enforce the provisions of this Agreement, any person against whom such action or proceeding is brought hereby agrees that specific performance may be sought and obtained for any breach of this Agreement, without the necessity of proving actual damages.

7.07 Spouses. By executing this Agreement (and by executing Shareholder’s Agreement as amended and restated as of March 13, 2001), the spouse of each Shareholder consents and agrees that any interest he may have or hereinafter acquire in any Shares of his Shareholder spouse shall be subject to the terms and conditions of this Agreement and further consents to be bound by all of the terms and conditions of this Agreement as it now exists or may hereinafter be amended.

7.08 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, other legal representatives, successors, and assigns and is specifically binding upon all persons and entities who now own or may heretofore acquire an ownership interest in (or become a holder of) Shares.

7.09 Implementation of Transfer of Shares. Any transferor of Shares pursuant to this Agreement will, at any time and from time to time after such Transfer, upon request of the transferee, do, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably required to transfer and vest in the transferee the full right to, title to, interest in, and enjoyment of such Shares.

7.10 Severability. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

7.11 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement.

7.12 Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by written instrument signed by the party charged with such waiver or estoppel.

7.13 Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party or parties, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

7.14 Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense.

7.15 Articles, Sections and Exhibits. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits referred to herein are exhibits attached to this Agreement. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are and shall be incorporated herein by reference hereto as though fully set forth herein verbatim.

7.16 Arbitration and Mediation.

(a)	Arbitration: To the fullest extent allowed by law, all claims, disputes and other matters in controversy asserted by a Shareholder against any other Shareholders, the Corporation or any of its officers, directors, employees, agents or the Voting Representatives, arising out of or related to this Shareholders’ Agreement or any related documents, or the performance or breach thereof (a “Shareholder Claim”), shall be decided by binding arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association. The location of any arbitration proceedings shall be Lubbock, Lubbock County, Texas.

(b)	Mediation: To the extent any Shareholder Claim is, for any reason whatsoever, not fully resolved or subject to being fully resolved by binding arbitration, then and in that event, the complaining Shareholder shall not pursue any judicial legal action against any other or all remaining Shareholders the Corporation or any of its officers, directors, employees, agents or Voting Representatives until the party desiring to resolve the dispute shall have first requested and mediated the dispute. The requested mediation shall take place within thirty (30) days after written notification is received by the other party in the City of Lubbock, Texas. The mediator shall be selected in accordance with the rules then obtaining at the Lubbock Alternative Dispute Resolution Center or by mutual agreement, a person who is considered by the parties involved to be an expert in corporate matters. Each participant shall pay a proportionate share of the fees associated with the mediation, including the cost of the mediator. Unless settlement is mutually agreed to in writing, the participants shall not be bound by the discussions or outcome of the mediation.

(c)	Other Remedies: These provisions for arbitration and mediation are not to be construed (i) to limit interim relief from a court as necessary to prevent serious and irreparable injury to that party or others or (ii) to prevent judicial action to enforce the provisions of this Section or to enforce or collect any awards or agreements as a result of mediation or arbitration.

7.17 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

7.18 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS AGREEMENT SHALL LIE IN LUBBOCK, LUBBOCK COUNTY, TEXAS.

7.19 Allocation of Costs. The cost incurred in preparing, securing approval of, administering, and facilitating this Agreement shall be paid by the Corporation.

7.20 Certification by Secretary. The undersigned acted as Secretary of the meeting of the Shareholders held on March 8, 2005 and does hereby certify that the meeting was duly called and noticed for the purposes of approving and adopting by and on behalf of the Shareholders this Shareholders’ Agreement (Restated as of

March 8, 2005 ); that there are 1,976,978 Shares which are subject to this Agreement; at the meeting 1,886,697 Shares were present in person or by proxy and that this Shareholders’ Agreement (restated as of March 8, 2005) was duly adopted by the affirmative vote of 1,886,697 Shares of Common Stock, which exceeds the required vote of 50% of the Shares (as specified in Section 2.03 of the Shareholders’ Agreement as it existed immediately prior to the adoption of this Shareholders’ Agreement (amended and restated as of March 8, 2005).

/s/ Shirley Dodson
Acting Secretary

AGREED TO:

American State Financial Corporation

By:	/s/ W.R. Collier
W.R. Collier, President

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers of Prosperity

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Prosperity Bancshares, Inc. (the “Registrant”) require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Texas law. Generally, Chapter 8 of the Texas Business Organizations Code (“TBOC”) permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

The Registrant’s Amended and Restated Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of the director is expressly provided by statute.

The Registrant’s Amended and Restated Articles of Incorporation permit the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or who is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not the Registrant would have the power to indemnify such person against that liability.

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Registrant were previously filed with the Securities and Exchange Commission and are incorporated by reference into the registration statement.

Item 21.	Exhibits and Financial Statement Schedules.

(a) List of Exhibits

Exhibit(1)	Description
2.1	Agreement and Plan of Reorganization, dated as of February 26, 2012, by and between the Registrant and American State Financial Corporation (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)

Exhibit(1)	Description
3.3	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2007)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1*	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1*	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2*	Opinion of Hunton & Williams, L.L.P. as to certain tax matters

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2	Consent of BKD, LLP, independent registered public accounting firm of American State Financial Corporation

23.3*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.4*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.5*	Consent of Hunton & Williams, L.L.P., included as part of the opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1*	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Sandler O’Neill + Partners, L.P.

99.2*	Forms of Proxy for Annual Meeting for shareholders of American State Financial Corporation and the Voting Meeting for shareholders of American State subject to the shareholders’ agreement

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.
*	Previously filed.

(b) Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c) Opinion of Financial Advisor

Furnished as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas on April 26, 2012.

PROSPERITY BANCSHARES, INC.
(Registrant)

By:	/s/ DAVID ZALMAN
David Zalman
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID ZALMAN David Zalman	Chairman of the Board and Chief Executive Officer (principal executive officer)	April 26, 2012

/s/ DAVID HOLLAWAY, CPA David Hollaway, CPA	Chief Financial Officer (principal financial officer and principal accounting officer)	April 26, 2012

* James A. Bouligny	Director	April 26, 2012

* William H. Fagan, M.D.	Director	April 26, 2012

* Leah Henderson	Director	April 26, 2012

* Ned S. Holmes	Director	April 26, 2012

Signature	Title	Date

* Perry Mueller, Jr., D.D.S.	Director	April 26, 2012

* James D. Rollins III	Director	April 26, 2012

* Harrison Stafford II	Director	April 26, 2012

* Robert H. Steelhammer	Director	April 26, 2012

* H. E. Timanus, Jr.	Director	April 26, 2012

* Ervan E. Zouzalik	Director	April 26, 2012

*	By David Zalman pursuant to the Power of Attorney executed by the directors above, which Power of Attorney has previously been filed with the Securities and Exchange Commission.

By:	/s/ DAVID ZALMAN
David Zalman
Attorney-in-fact

EXHIBIT LIST

Exhibit(1)	Description
2.1	Agreement and Plan of Reorganization, dated as of February 26, 2012, by and between the Registrant and American State Financial Corporation (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)

3.3	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2007)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1*	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1*	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2*	Opinion of Hunton & Williams, L.L.P. as to certain tax matters

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2	Consent of BKD, LLP, independent registered public accounting firm of American State

23.3*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.4*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.5*	Consent of Hunton & Williams, L.L.P., included as part of the opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1*	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Sandler O’Neill + Partners, L.P.

99.2*	Forms of Proxy for Annual Meeting for shareholders of American State Financial Corporation and the Voting Meeting for shareholders of American State subject to the shareholders’ agreement

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.
*	Previously filed.